Filed pursuant to Rule 424(b)(7)
Registration No. 333-251657
The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, dated June 28, 2021
Prospectus Supplement
(To Prospectus dated May 27, 2021)
9,000,000 Shares
Luminar Technologies, Inc.
Class A Common Stock
The selling securityholder identified in this prospectus supplement, who is our President, Chief Executive Officer and Chairman of our board of directors (the “Selling Securityholder”), is offering 9,000,000 shares of our Class A common stock, par value $0.0001 per share (“Class A Stock”), pursuant to this prospectus supplement and the accompanying prospectus. We will not receive any of the proceeds from such sales of the shares of Class A Stock. We will bear the costs associated with this registration. However, the Selling Securityholder will bear all commissions and discounts attributable to the sale of his shares of Class A Stock.
The 9,000,000 shares of Class A Stock being offered by the Selling Securityholder hereby represent approximately 2.6% of Luminar’s outstanding capital stock, and a single digit percentage of the Selling Securityholder’s pre-offering ownership of the Company. The Selling Securityholder will retain 96,118,203 shares of our Class B common stock, par value $0.0001 per share (“Class B Stock”), or 91.4% of his pre-offering stake in Luminar’s capital stock, after giving effect to this offering (or 90.2% if the underwriter’s option to purchase additional shares as described below is exercised in full). This transaction is personal in nature for the Selling Securityholder’s overall estate and financial planning purposes, but also serves as an opportunity for the Company to bring new institutional investors into the Company. See the section titled “Selling Securityholder” for more information about the Selling Securityholder’s post-offering beneficial ownership. The purchasers of the shares of Class A Stock in this offering may also include certain directors and officers of the Company.
We have two classes of authorized common stock, our Class A Stock and Class B Stock. Holders of the Class A Stock and Class B Stock have identical rights, except that holders of the Class A Stock are entitled to one vote per share and holders of the Class B Stock are entitled to ten votes per share. Shares of Class B Stock can be converted to shares of Class A Stock at any time at the option of the holder and automatically convert upon sale or transfer, except for certain permitted transfers specified in our amended and restated certificate of incorporation.
Our Class A Stock is listed on the Nasdaq Global Select Market under the symbol “LAZR”. On June 25, 2021, the last reported sale price of our Class A Stock was $24.27 per share.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.
Investing in our securities involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement and on page 7 of the accompanying prospectus, to read about factors you should consider before buying our securities.
The underwriter has agreed to purchase the shares of our common stock from the Selling Securityholder at a price of $    per share, which will result in approximately $     million of aggregate proceeds to the Selling Securityholder, before expenses (assuming no exercise of the underwriter’s option to purchase additional shares). The shares may be offered by the underwriter from time to time to purchasers directly or through agents, or through brokers in brokerage transactions on the Nasdaq Global Select Market, or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See “Underwriting.”
The Selling Securityholder has granted to the underwriter the option for a period of 30 days to purchase up to an additional 1,350,000 shares of Class A Stock on the same terms as set forth above.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We expect that delivery of the shares of Class A Stock will be made to investors in book-entry form through The Depository Trust Company on or about June           , 2021.

Morgan Stanley
Prospectus Supplement dated June          , 2021

Prospectus Supplement
Prospectus
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You should rely only on the information provided in this prospectus supplement and the accompanying prospectus. We, the Selling Securityholder and the underwriter have not authorized anyone to provide you with different information. We, the Selling Securityholder and the underwriter are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we may provide you in connection with this offering is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates.
ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of Class A Stock and also adds to and updates information contained in the accompanying prospectus. The second part, the accompanying prospectus, is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”
On December 2, 2020 (the “Closing Date”), Gores Metropoulos, Inc., our predecessor company (“Gores”), consummated the previously announced mergers contemplated by the Agreement and Plan of Merger, dated as of August 24, 2020 (the “Merger Agreement”), by and among Gores, Dawn Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Gores (“First Merger Sub”), Dawn Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Gores (“Second Merger Sub”), and Luminar Technologies, Inc., a Delaware corporation (“Legacy Luminar”). Pursuant to the terms of the Merger Agreement, First Merger Sub merged with and into Legacy Luminar (the “First Merger”), with Legacy Luminar being the surviving corporation of the First Merger, immediately followed by the surviving corporation merging with and into Second Merger Sub (the “Second Merger” and, collectively with the First Merger and the other transactions contemplated by the Merger Agreement, the “Business Combination”), with Second Merger Sub continuing as the surviving entity as a wholly owned subsidiary of Gores, under the name Luminar Holdco, LLC. On the Closing Date, and in connection with the closing of the Business Combination (the “Closing”), we changed our name from Gores Metropoulos, Inc. to Luminar Technologies, Inc.
Unless the context indicates otherwise, references in this prospectus to the “Company,” “Luminar,” “we,” “us,” “our” and similar terms refer to Luminar Technologies, Inc. (f/k/a Gores Metropoulos, Inc.) and its consolidated subsidiaries. References to “Gores” refer to our predecessor company prior to the consummation of the Business Combination.
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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are forward-looking and as such are not historical facts. These forward-looking statements include, without limitation, statements regarding future financial performance, business strategies, expansion plans, future results of operations, estimated revenues, sales estimates/Order Book numbers, losses, projected costs, prospects, plans and objectives of management. These forward-looking statements are based on our management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus supplement and the accompanying prospectus, words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The following factors among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:
•general economic uncertainty and the effect of general economic conditions on the Company’s industry in particular, including the level of demand and financial performance of the autonomous vehicle industry and market adoption of lidar;
•the Company’s history of losses and whether it will continue to incur significant expenses and continuing losses for the foreseeable future; the effect of continued pricing pressures, automotive original equipment manufacturers (“OEMs”) cost reduction initiatives and the ability of automotive OEMs to re-source or cancel vehicle or technology programs which may result in lower than anticipated margins, or losses, which may adversely affect the Company’s business;
•the ability of the Company to protect and enforce its intellectual property rights;
•whether the Company’s lidar products are selected for inclusion in autonomous driving or ADAS systems by automotive OEMs or their suppliers;
•the Company’s inability to reduce and control the cost of the inputs on which Luminar relies, which could negatively impact the adoption of its products and its profitability;
•changes in personnel and availability of qualified personnel;
•the effects of the ongoing coronavirus (COVID-19) pandemic or other infectious diseases, health epidemics, pandemics and natural disasters on Luminar’s business;
•the Company’s ability to remediate the material weakness in its internal controls over financial reporting;
•the Company’s ability to transition to an outsourced manufacturing business model;
•the Company’s anticipated investments in and results from sales and marketing and research and development (“R&D”);
•the success of the Company’s customers in developing and commercializing products using the Company’s solutions;
•the Company’s estimated total addressable market;
•the amount and timing of future sales;
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•whether the complexity of the Company’s products results in undetected defects and reliability issues which could reduce market adoption of its new products, damage its reputation and expose the Company to product liability and other claims;
•strict government regulation that is subject to amendment, repeal or new interpretation and the Company’s ability to comply with modified or new laws and regulations applying to its business;
•the Company’s ability to recognize the anticipated benefits of the recently consummated Business Combination, which may be affected by, among other things, competition, and the ability of the Company to manage its growth and expand its business operations effectively;
•whether the concentration of the Company’s stock ownership and voting power limits the stockholders of the Company’s ability to influence corporate matters;
•the increasingly competitive environment in which the Company operates;
•the Company’s ability to recognize the anticipated benefits of its customer partnerships and the volume of sales to such partners; and
•any changes in strategy by the Selling Securityholder and the Company’s ability to execute on management’s strategies for its future .
The forward-looking statements contained in this prospectus supplement and the accompanying prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the sections entitled “Risk Factors” in this prospectus supplement and the accompanying prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the effect of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.
The forward-looking statements made by us in this prospectus supplement and the accompanying prospectus speak only as of the date of this prospectus supplement and the accompanying prospectus, respectively. Except to the extent required under the federal securities laws and rules and regulations of the SEC, we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you are cautioned not to place undue reliance on these forward-looking statements.
S-iv

PROSPECTUS SUPPLEMENT SUMMARY
The following summary highlights selected information about us, this offering and selected information contained elsewhere in this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our Class A Stock. For a more complete understanding of our company and this offering, you should read and consider carefully the more detailed information included in this prospectus supplement and the accompanying prospectus, including the factors described under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus.
Overview
Our vision is to make autonomous transportation safe and ubiquitous. As a global leader in lidar autonomous driving technology, we are enabling the world’s first autonomous solutions for automotive series production in passenger cars and commercial trucks.
Founded in 2012 by President and Chief Executive Officer Austin Russell, Luminar built a new type of lidar from the chip-level up, with technological breakthroughs across all core components. As a result, we have created what we believe is the only lidar sensor that meets the demanding performance, safety, and cost requirements for Level 3 through Level 5 autonomous vehicles in production, bypassing the traditional limitations of legacy lidar technology, while also enabling Level 0 through Level 2 (Advanced Driving Assistance Systems (“ADAS”) and/or Luminar Proactive Safety) with our Proactive Safety solution. Integrating this advanced hardware with our custom developed software stack enables a turn-key autonomous solution to accelerate widespread adoption across automakers at series production scale.
Our lidar hardware and software products help set the standard for safety in the industry, and are designed to enable accurate and reliable detections of some of the most challenging “edge cases” autonomous vehicles can encounter on a regular basis. This is achieved by advancing existing lidar range and resolution to new levels, ensuring hard-to-see objects like a tire on the road ahead or a child that runs into the street are more likely to be detected, as well as by developing our software to interpret the data needed to inform autonomous and assisted driving decisions.
Our full-stack hardware and software autonomy solution for cars and trucks as well as our standalone lidar technology offerings have made us one of the leading partners for the world’s top OEMs. We are currently partnering with eight of the top-ten global automakers, by sales, and have the goal of being the first lidar company to produce highway self-driving and next-generation Proactive Safety systems for series production. With approximately 400 employees across eight global locations, we have scaled to over 50 partners in the last two years, including the first industry-wide automotive series production award in the autonomous space, awarded by Volvo Cars in May 2020, with series production expected to commence in 2022. We subsequently entered into a strategic partnership with Daimler Truck AG in October 2020 and with Mobileye Vision Technologies Ltd (“Mobileye”) in November 2020. In March 2021, we announced a partnership with Zenseact to deliver autonomous software for series production vehicles and entered into a relationship with SAIC Motor Corporation, the largest automaker in China. We recently announced two new major customers, Airbus UpNext and Pony.ai.
Recent Developments
On June 24, 2021, we entered into an amendment to our existing agreement with Volvo Cars significantly increasing the scope of our partnership. Under this amended agreement, we expect Volvo to make our technology standard on the fully electric vehicle that will succeed their existing XC90 model, expected to be unveiled in 2022. Under the prior agreement, our technology was expected to be an optional feature for consumers on this vehicle. This amended agreement significantly increases the targeted volume of our Iris units expected to be sold to Volvo. The remaining terms and conditions of our framework agreement with Volvo, as well as the targeted production timeline, were not modified as part of this amendment.
The technology to be included as a standard feature on each such Volvo vehicle sold is expected to include our high-performance lidar hardware with Luminar’s Iris and perception from its Sentinel software suite, in addition to an autonomous driving computer.

Corporate Information
We were incorporated in the State of Delaware in August 2018 as a special purpose acquisition company under the name Gores Metropoulos, Inc. On February 5, 2019, we completed our initial public offering. On December 2, 2020, we consummated the Business Combination with Legacy Luminar pursuant to the Merger Agreement. In connection with the Business Combination, we changed our name from Gores Metropoulos, Inc. to Luminar Technologies, Inc.
Our principal executive offices are located at 2603 Discovery Drive, Suite 100, Orlando, Florida 32826. Our telephone number is (407) 900-5259. Our website address is www.luminartech.com.
Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.
Luminar, the Luminar logo and our other registered or common law trademarks, service marks or trade names appearing in this prospectus are the property of Luminar. Solely for convenience, our trademarks, tradenames and service marks referred to in this prospectus appear without the ®, TM and SM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames. Other trademarks, service marks and trade names used in this prospectus are the property of their respective owners.

THE OFFERING

Shares of Class A Stock offered by the Selling Securityholder	9,000,000 shares

Option to purchase additional shares of Class A Stock offered by the Selling Securityholder	1,350,000 shares

Class A Stock to be outstanding after this offering	243,575,992 shares

Class B Stock to be outstanding after this offering	96,118,203 shares

Total Class A Stock and Class B Stock to be outstanding after this offering[1]	339,694,195 shares

Voting Rights	We have two classes of authorized common stock, our Class A Stock and our Class B Stock. Holders of the Class A Stock and Class B Stock have identical rights, except with respect to voting and conversion. The holders of the Class A Stock are entitled to one vote per share and holders of the Class B Stock are entitled to ten votes per share. The holders of our Class A Stock and Class B Stock will vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our amended and restated certificate of incorporation. Shares of Class B Stock can be converted to shares of Class A Stock at any time at the option of the holder and automatically convert upon sale or transfer, except for certain permitted transfers specified in our amended and restated certificate of incorporation. See the section in the accompanying prospectus entitled “Description of Securities.”

Use of proceeds	We will not receive any proceeds from the sale of shares of Class A Stock by the Selling Securityholder. We will bear the costs associated with this registration. However, the Selling Securityholder will bear all structuring costs paid to the underwriter in connection with his sale of shares of Class A Stock. See “Use of Proceeds.”

Risk factors	See “Risk Factors” and other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider before investing in our securities.

Nasdaq Stock Market Symbol	“LAZR”.
The number of shares of the Class A Stock and Class B Stock to be outstanding after this offering as shown above represents the shares outstanding as of March 31, 2021 and excludes:
•up to 25,818,744 “Earn-Out Shares” (as defined in the accompanying prospectus under the caption “Certain Defined Terms”) issuable pursuant to the earn-out provisions of the Merger Agreement;
(1)1The shares of the Class B Stock outstanding after this offering will represent approximately 28.3% of the total number of shares of the Class A Stock and Class B Stock outstanding after this offering on an aggregate basis and 79.8% of the combined voting power of the Class A Stock and Class B Stock outstanding after this offering.

•15,776,371 shares of Class A Stock issuable upon the exercise of stock options outstanding as of March 31, 2021 with a weighted average exercise price of $1.71 per share;
•798,203 shares of Class A Stock issuable upon vesting of restricted stock units outstanding as of March 31, 2021;
•35,790,075 shares of Class A Stock available for issuance under the 2020 Equity Incentive Plan;
•7,317,655 shares of Class A Stock available for issuance under the 2020 Employee Stock Purchase Plan;
•25,818,749 shares of Class A Stock available for issuance under the Management Longer Term Equity Incentive Plan; and
•3,077,021 shares of common stock issuable upon the exercise of Private Warrants that were outstanding as of March 31, 2021, at an exercise price of $11.50 per share.
Unless otherwise indicated, all information in this prospectus supplement, including the number of shares that will be outstanding after this offering, assumes:
•the conversion by the Selling Securityholder of 9,000,000 shares of our Class B Stock into a like number of shares of our Class A Stock immediately prior to the completion of this offering;
•no issuance or exercise or settlement of outstanding options, restricted stock units or warrants after March 31, 2021; and
•no exercise by the underwriter of its option to purchase up to 1,350,000 additional shares of Class A Stock from the Selling Securityholder.

RISK FACTORS
Investing in our Class A Stock involves a high degree of risk. Before deciding whether to purchase any of our Class A Stock, you should consider carefully the risks described in this prospectus supplement and the accompanying prospectus in their entirety, together with all of the other information in this prospectus supplement and the accompanying prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes included in the accompanying prospectus. The risks described in these documents are not the only ones we face, but those that we consider to be material. Our business, results of operations, financial condition, and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occur, our business, results of operations, financial condition, and prospects could be materially and adversely affected. This could cause the trading price of our Class A Stock to decline, resulting in a loss of all or part of your investment. Please also carefully read the section above entitled “Cautionary Note Regarding Forward-Looking Statements.”
As disclosed in the accompanying prospectus, our business and results of operations may be negatively affected by the COVID-19 pandemic. In addition, to the extent the ongoing COVID-19 pandemic adversely affects our business and results of operations, it may also have the effect of heightening many of the other risks and uncertainties described in the “Risk Factors” section in the accompanying prospectus, which may materially and adversely affect our business and results of operations.

USE OF PROCEEDS
All shares of Class A Stock offered by this prospectus supplement will be sold by the Selling Securityholder. We will not receive any of the proceeds from the sale of Class A Stock offered by the Selling Securityholder. We will bear the costs associated with this registration. However, the Selling Securityholder will bear all structuring costs paid to the underwriter in connection with his sale of shares of Class A Stock.

SELLING SECURITYHOLDER
The Selling Securityholder is a holder of shares of our Class B Stock originally acquired in connection with the Business Combination, with each share of such Class B Stock convertible at the option of the Selling Securityholder at any time or automatically convertible, without further action by the Company or the holder thereof, upon the transfer of such shares (other than certain permitted transfers), into one fully paid and nonassessable share of Class A Stock. The Selling Securityholder will convert 9,000,000 shares of our Class B Stock into a like number of shares of our Class A Stock immediately prior to the completion of this offering (or 10,350,000 shares of our Class B Stock if the underwriter exercises its option to purchase additional shares). Once converted into Class A Stock, the Class B Stock will not be reissued. For additional information regarding the conversion of shares from Class A Stock to Class B Stock, see the section in the accompanying prospectus entitled “Description of Securities – Authorized and Outstanding Stock – Common Stock – Conversion.”
We are party to a registration rights agreement with the Selling Securityholder named in this prospectus supplement, which provides the Selling Securityholder and the other holders of our common stock party thereto with certain rights with respect to the registration of shares of Class A Stock held by the registration rights holders (or issuable upon the conversion of any Class B Stock held by the registration rights holders). Additional information regarding such registration rights is contained in the accompanying prospectus under the heading “Certain Relationships and Related Person Transactions - Amended and Restated Registration Rights Agreement.”
The table below, including the footnotes, sets forth the Selling Securityholder and other information regarding the beneficial ownership of the shares of Class A Stock and Class B Stock held by the Selling Securityholder based on information provided to us by the Selling Securityholder. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The percent of shares beneficially owned prior to and after the offering is based on 234,714,116 shares of Class A Stock issued and outstanding and 105,118,203 shares of Class B Stock issued and outstanding, in each case as of May 7, 2021 (without giving effect to the conversion of certain shares of Class B Stock into Class A Stock on a one-to-one basis in connection with this offering as more fully described in the section titled “Description of Securities” in the accompanying prospectus).

Name of Selling Securityholder	Shares Beneficially Owned Prior to Offering				Number of Shares of Class A Stock to be Sold	Shares Beneficially Owned After Offering(2)
	Class A Stock		Class B Stock			Class A Stock		Class B Stock
	Shares	%	Shares	%		Shares	%	Shares	%
Austin Russell (1)	—	—%	105,118,203	100.0%	9,000,000	—	—%	96,118,203	100%
______________
(1)Reflects ownership of 30.9% of our outstanding capital stock and 81.7% of the voting power of our outstanding capital stock prior to the offering and 28.3% of our outstanding capital stock and 79.8% of the voting power of our outstanding capital stock after giving effect to the offering. Does not include 10,455,134 shares of Class B Stock issuable to Mr. Russell as Earn-Out Shares upon the satisfaction of certain criteria pursuant to the earn-out provisions of the Merger Agreement. 9,000,000 shares of Class B Stock beneficially owned by Mr. Russell will be converted into Class A Stock on a one-to-one basis in connection with this offering (or 10,350,000 shares of Mr. Russell’s Class B Stock if the underwriter exercises its option to purchase additional shares). Mr. Russell is our President, Chief Executive Officer and Chairman of the Board. The address for Mr. Russell is c/o Luminar Technologies, Inc., 2603 Discovery Drive, Suite 100, Orlando, FL 32826.
(2)If the underwriter exercises its option to purchase additional shares, after giving effect to the offering, Mr. Russell will beneficially own 94,768,203 shares of Class B Stock, representing 100% of the outstanding Class B Stock, and no shares of Class A Stock, and will beneficially own approximately 27.9% of our outstanding capital stock and approximately 79.5% of our outstanding voting power.

UNDERWRITING
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriter named below has agreed to purchase, and the Selling Securityholder has agreed to sell to it, the number of shares indicated below at a price of $      per share, which will result in approximately $         million of aggregate net proceeds to the Selling Securityholder, before expenses (assuming no exercise of the underwriter’s option to purchase additional shares):

Name	Number of Shares
Morgan Stanley & Co. LLC	9,000,000
The underwriter is offering the shares of Class A Stock subject to its acceptance of the shares from the Selling Securityholder and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriter is not required to take or pay for the shares covered by the underwriter’s option to purchase additional shares described below.
The underwriter proposes to offer the shares offered hereby from time to time for sale in one or more transactions on the Nasdaq Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. The underwriter may effect such transactions by selling the shares to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares for whom they may act as agents or to whom they may sell as principal. The underwriter may receive from purchasers of the shares nominal brokerage commissions in amounts agreed with the purchasers. The difference between the price at which the underwriter purchases shares and the price at which the underwriter resells such shares may be deemed underwriting compensation. Sales of common stock made outside of the United States may be made by affiliates of the underwriter. The purchasers of the shares of Class A Stock in this offering may also include certain directors and officers of the Company.
The Selling Securityholder has granted to the underwriter an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,350,000 additional shares of Class A Stock at a price of $         per share. If the underwriter’s option to purchase additional shares is exercised in full, it would result in approximately $     million of aggregate net proceeds to the Selling Securityholder, before expenses.
The estimated offering expenses payable by us are approximately $      . We have agreed to reimburse the underwriters for expense relating to clearance of this offering with the Financial Industry Regulatory Authority up to $30,000.
Our Class A Stock is listed on the Nasdaq Global Select Market under the symbol “LAZR”.
We and the Selling Securityholder have entered into lock-up agreements with the underwriter under which we and the Selling Securityholder have agreed that, without the prior written consent of the underwriter, we and the Selling Securityholder will not, during the period ending (and including) 60 days (the “restricted period”) after the date of this prospectus supplement:
•offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of the common stock of the Company or any other securities convertible into or exercisable or exchangeable for shares of the common stock of the Company
•enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of the common stock of the Company or any such other securities;

•with respect to the Selling Securityholder, make any demand for, or exercise any right with respect to, the registration of shares of the common stock of the Company or any security convertible into or exercisable or exchangeable for such shares;
•with respect to the Company, file any registration statement with the SEC relating to the offering of any shares of the common stock of the Company or any security convertible into or exercisable or exchangeable for such shares; or
•publicly disclose the intention to do any of the foregoing;
whether any such transaction above is to be settled by delivery of our common stock or other securities, in cash or otherwise. Such agreements preclude the Selling Securityholder from engaging in any hedging or other transactions designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition of any shares of the common stock of the Company, or any securities convertible into or exercisable or exchangeable for such shares, even if any such sale or disposition transaction or transactions would be made or executed by or on behalf of someone other than the Selling Securityholder.
The lock-up agreements with the Selling Securityholder are subject to certain exceptions, including for:
(i)transactions relating to shares of the common stock of the Company or other securities acquired in open market transactions after the completion of this offering;
(ii)transfers of shares of shares of the common stock of the Company or any security convertible into such shares as a bona fide gift;
(iii)distributions of shares of the common stock of the Company or any security convertible into such shares to the Selling Securityholder’s limited partners or stockholders;
(iv)sales to the underwriter in this offering;
(v)the conversion of any shares of any class of the Company’s common stock into shares of Class A Stock, provided that any such shares of Class A Stock received upon such conversion shall be subject the lock-up agreement; or
(vi)the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act.
The lock-up agreement with us is also subject to certain exceptions, including, among other things, for the issuance of shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock upon the exercise of an outstanding option or warrant or the conversion of an outstanding security, the issuance of any Earn-Out Shares in accordance with the Merger Agreement, grants of securities pursuant to the Company’s equity incentive and employee stock plans, the entry into an agreement providing for the issuance of, and the related issuance of, any such securities in connection with an acquisition of the securities, business, property or other assets of another person or certain other commercial or strategic transactions; provided, that, the aggregate number of such securities that the Company may sell or issue or agree to sell or issue pursuant to such transaction shall not exceed ten percent (10%) of the total number of shares of common stock and securities convertible into or exercisable or exchangeable for shares of common stock issued and outstanding immediately following the completion of this offering, and facilitating the establishment of a trading plan on behalf of a shareholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act.
The exceptions described above with respect to both the Selling Securityholder and us are subject to customary limitations.
The underwriter, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.
In order to facilitate the offering of the Class A Stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A Stock. Specifically, the underwriter may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriter under the option to purchase additional shares. The underwriter can close out a short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriter will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriter may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A Stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriter may bid for, and purchase, shares of the Class A Stock in the open market to stabilize the price of the Class A Stock. These activities may raise or maintain the market price of the Class A Stock above independent market levels or prevent or retard a decline in the market price of the Class A Stock. The underwriter is not required to engage in these activities and may end any of these activities at any time.
We, the Selling Securityholder and the underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus supplement in electronic format may be made available on websites maintained by the underwriter, or selling group members, if any, participating in this offering. The underwriter may agree to allocate a number of shares of common stock for sale to their online brokerage account holders.
Other Relationships
The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates may have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
In addition, in the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriter and its affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Selling Restrictions
Notice to Prospective Investors in Canada
The Class A Stock offered by this prospectus may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Class A Stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area and the United Kingdom (each, a “Relevant State”), an offer to the public of any shares of Class A Stock may not be made in that Relevant State, except that an offer to the public in that Relevant State of any such shares may be made at any time under the following exemptions under the Prospectus Regulation:
(a)to any legal entity which is a qualified investor as defined under the Prospectus Regulation;
(b)to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the Prospectus Regulation), subject to obtaining the prior consent of underwriter for any such offer; or
(c)in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares of common stock shall result in a requirement for the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, warranted and agreed to and with any underwriter participating in such offering and the Company that it is a qualified investor within the meaning of Article 2(e) of the Prospectus Regulation.
In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 1(4) of the Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the shares of common stock acquired by it in the this offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of common stock to the public, other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of any underwriter participating in this offering has been obtained to each such proposed offer or resale.
The Company, the underwriter and its affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified any underwriter participating in this offering of such fact in writing may, with the prior consent of such underwriter, be permitted to acquire shares of Class A Stock in this offering.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of the Class A Stock offered hereby in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A Stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A Stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Notice to Prospective Investors in the United Kingdom
An offer to the public of any shares of Class A Stock may not be made in the United Kingdom, except that an offer to the public in the United Kingdom of any shares of Class A Stock may be made at any time under the following exemptions under the UK Prospectus Regulation:
(a)to any legal entity which is a “qualified investor” as defined under the UK Prospectus Regulation;
(b)to fewer than 150 natural or legal persons (other than “qualified investors” as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or
(c)in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, “FSMA”),

provided that no such offer of shares of Class A Stock shall result in a requirement for us or the underwriter to publish a prospectus pursuant to section 85 of the FSMA or a supplemental prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any shares of Class A Stock or to whom any offer is made will be deemed to have represented, warranted and agreed to and with the underwriter and us that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.
In the case of any shares of Class A Stock being offered to a financial intermediary as that term is used in Article 1(4) of the UK Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the shares of Class A Stock acquired by it in this offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of Class A Stock to the public, other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.
The Company, the underwriter and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements. Notwithstanding the above, a person who is not a “qualified investor” and who has notified the underwriter of such fact in writing may, with the prior consent of the underwriter, be permitted to acquire shares of Class A Stock in this offering.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares of Class A Stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A Stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A Stock, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
In the United Kingdom, this prospectus is being distributed only to, and is directed only at, persons who are “qualified investors” (as defined in the UK Prospectus Regulation) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute it, all such persons together being referred to as “Relevant Persons”. In the United Kingdom, the shares of Class A Stock offered hereby are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, Relevant Persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus or its contents.
Notice to Prospective Investors in Switzerland
We have not and will not register with the Swiss Financial Market Supervisory Authority (the “FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (CISA) and accordingly the securities being offered pursuant to this prospectus have not and will not be approved, and may not be licensable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (the “CISO”) such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and will in particular not be copied or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.
Notice to Prospective Investors in Japan
No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the FIEL, has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of Class A Stock.
Accordingly, the shares of Class A Stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.
For Qualified Institutional Investors (“QII”)
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A Stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A Stock. The shares of Class A Stock may only be transferred to QIIs.
For Non-QII Investors
Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A Stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A Stock. The shares of Class A Stock may only be transferred en bloc without subdivision to a single investor.
Notice to Prospective Investors in Hong Kong.
The Class A Stock offered by this prospectus has not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to the Class A Stock may be issued or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Notice to Prospective Investors in China
This prospectus does not constitute a public offer of shares, whether by sale or subscription, in the People’s Republic of China (the “PRC”). The shares of Class A Stock are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.
Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the shares of Class A Stock offered by this prospectus or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.
Notice to Prospective Investors in Korea.
The shares of Class A Stock offered by this prospectus have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the Class A Stock offered hereby has been and will be offered in Korea as a private placement under the FSCMA. None of the shares of common stock offered hereby may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). Furthermore, the purchaser of the common stock offered hereby shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the Class A Stock. By the purchase of the common stock offered by the prospectus, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the common stock pursuant to the applicable laws and regulations of Korea.
Notice to Prospective Investors in the United Arab Emirates
The Class A Stock offered by this prospectus has not been, and is not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Orrick, Herrington & Sutcliffe LLP. Certain attorneys with Orrick, Herrington & Sutcliffe LLP and certain funds affiliated with the firm own and/or have an indirect interest in shares of Class A Stock, which represent less than 1% of our Class A Stock. Simpson Thacher & Bartlett LLP, Palo Alto, California, is representing the underwriter in connection with this offering. Whalen LLP, Newport Beach, California, is representing the Selling Securityholder in connection with this offering.
EXPERTS
The financial statements of Luminar Technologies, Inc. as of and for the years ended December 31, 2020 and 2019 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus supplement is part of a registration statement on Form S-1 we filed with the SEC under the Securities Act. This prospectus supplement and the accompanying prospectus, which constitutes part of the registration statement, do not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities we are offering under this prospectus, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.
We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at www.luminartech.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-251657
PROSPECTUS
Luminar Technologies, Inc.
Up to 181,247,830 Shares of Class A Common Stock
Up to 19,999,975 Shares of Class A Common Stock Issuable Upon Exercise of Warrants and Up to 6,666,666 Warrants

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to (A) 181,247,830 shares of our Class A common stock, par value $0.0001 per share (“Class A Stock”), which consists of (i) 10,000,000 shares of Class A Stock (the “Founder Shares”) originally issued in a private placement to Gores Metropoulos Sponsor LLC (the “Sponsor”) in connection with the initial public offering (the “IPO”) of Gores Metropoulos, Inc. (“Gores”), and subsequently distributed to certain equityholders of the Sponsor, (ii) 42,064,871 shares of Class A Stock issued pursuant to the Merger Agreement (as defined below), (iii) 6,666,666 shares of Class A Stock issuable upon the exercise of 6,666,666 warrants (the “Private Warrants”) originally issued in a private placement to the Sponsor in connection with the IPO at an exercise price of $11.50 per share of Class A Stock and subsequently distributed to certain equityholders of the Sponsor, (iv) 105,118,203 Executive Shares (as defined below), (v) up to 3,944,151 Earn-Out Shares (as defined below) that may be issued in the form of Class A Stock pursuant to the earn-out provisions in the Merger Agreement, (vi) up to 10,455,134 shares of Class A Stock that may be issued or issuable upon the conversion of any Earn-Out Shares that may be issued in the form of our Class B common stock, par value $0.0001 per share (“Class B Stock”) pursuant to the earn-out provisions in the Merger Agreement, and (vii) up to 2,998,805 shares of Class A Stock issuable upon the exercise of outstanding Rollover Options (as defined below) to purchase shares of Class A Stock, and (B) up to 6,666,666 Private Warrants.
In addition, this prospectus relates to the offer and sale of up to 13,333,309 shares of Class A Stock that are issuable by us upon the exercise of 13,333,309 warrants originally issued in connection with the IPO at an exercise price of $11.50 per share of Class A Stock (the “Public Warrants” and, together with the Private Warrants, the “Warrants”). On February 3, 2021, we announced the redemption of the Public Warrants. As a result of the ensuing exercises of the Public Warrants and the redemption of the remaining Public Warrants, the Company had no Public Warrants outstanding as of April 14, 2021.
The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of Class A Stock or Warrants, except with respect to amounts received by us upon the exercise of the Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Class A Stock or Warrants. See “Plan of Distribution” beginning on page 139 of this prospectus.
Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders, will issue, offer or sell, any of the securities. All of the Founder Shares (as defined above) and nearly all of the shares issued to the stockholders of Legacy Luminar (as defined below), including shares issued in respect of the Series X Preferred Stock, are subject to lock-up agreements prohibiting the sale of such shares for a period of 180 days after the Closing (as defined below). For more details, please see page 119 of this prospectus under the caption “Certain Relationships and Related Transactions—Lock-Up Agreements.”
Our Class A Stock is listed on the Nasdaq Global Select Market under the symbol “LAZR”. On May 20, 2021, the last reported sales price of our Class A Stock was $23.16 per share.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.

Investing in our securities involves risks. See “Risk Factors” beginning on page 7 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 27, 2021.

Prospectus
You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A Stock issuable upon the exercise of any Warrants. We will receive proceeds from any exercise of the Warrants for cash.
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”
On December 2, 2020 (the “Closing Date”), Gores Metropoulos, Inc., our predecessor company (“Gores”), consummated the previously announced mergers contemplated by the Agreement and Plan of Merger, dated as of August 24, 2020 (the “Merger Agreement”), by and among Gores, Dawn Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Gores (“First Merger Sub”), Dawn Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Gores (“Second Merger Sub”), and Luminar Technologies, Inc., a Delaware corporation (“Legacy Luminar”). Pursuant to the terms of the Merger Agreement, First Merger Sub merged with and into Legacy Luminar (the “First Merger”), with Legacy Luminar being the surviving corporation of the First Merger, immediately followed by the surviving corporation merging with and into Second Merger Sub (the “Second Merger” and, collectively with the First Merger and the other transactions contemplated by the Merger Agreement, the “Business Combination”), with Second Merger Sub continuing as the surviving entity as a wholly owned subsidiary of Gores, under the name Luminar Holdco, LLC. On the Closing Date, and in connection with the closing of the Business Combination (the “Closing”), we changed our name from Gores Metropoulos, Inc. to Luminar Technologies, Inc.
Unless the context indicates otherwise, references in this prospectus to the “Company,” “Luminar,” “we,” “us,” “our” and similar terms refer to Luminar Technologies, Inc. (f/k/a Gores Metropoulos, Inc.) and its consolidated subsidiaries. References to “Gores” refer to our predecessor company prior to the consummation of the Business Combination.
i

CERTAIN DEFINED TERMS
Unless the context indicates otherwise, the following terms have the following meanings when used in this prospectus:
“Assumed Warrants” means the resulting warrants from the automatic conversion at the effective time of the First Merger of each Legacy Luminar warrant outstanding and unexercised at the effective time of the First Merger into a warrant to acquire an adjusted number of shares of Class A Stock at an adjusted exercise price per share, subject to the terms and conditions as were applicable to such Legacy Luminar warrant immediately prior to the effective time of the First Merger, including applicable vesting conditions.
“Board” or “Board of Directors” means our board of directors.
“Business Combination” means the transactions set forth in the Merger Agreement.
“Class A Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Company.
“Class B Stock” means the shares of Class B common stock, par value $0.0001 per share, of the Company.
“Earn-Out Shares” means additional shares of Class A or Class B Stock, as applicable, that may be issued as additional consideration in the Business Combination to the stockholders of Legacy Luminar as of the Closing, in an aggregate amount of up to 7.5% of the sum of (x) the total outstanding capital stock of the Company and (y) the total shares subject to outstanding Rollover Options and Assumed Warrants, in each case, as of the Closing.
“Executive Shares” means 105,118,203 shares of Class A Stock underlying 105,118,203 shares of Class B Stock held by Austin Russell.
“Legacy Luminar” means Luminar Technologies, Inc., a Delaware corporation, prior to the Business Combination.
“Legacy Luminar Class A Stock” means the shares of Class A common stock, par value $0.00001 per share, of Legacy Luminar.
“Legacy Luminar Class B Stock” means the shares of Class B common stock, par value $0.00001 per share, of Legacy Luminar.
“Legacy Luminar Stock Options” means the options to purchase Legacy Luminar Class A Stock granted pursuant to the Legacy Luminar Stock Plan.
“Merger Agreement” means that certain Agreement and Plan of Merger by and among the Company, Dawn Merger Sub I, Inc., a Delaware corporation (“Dawn Merger Sub I”), and Dawn Merger Sub II, LLC (“Dawn Merger Sub II”), a Delaware limited liability company and Legacy Luminar, dated as of August 24, 2020.
“Legacy Luminar Stock Plan” means Legacy Luminar’s Amended and Restated 2015 Stock Plan.
“Per Share Company Stock Consideration” means approximately 13.6309 (as calculated pursuant to the Merger Agreement).
“Private Warrants” refers to those certain warrants to purchase up to 6,666,666 shares of Class A Stock originally issued in a private placement to the Sponsor in connection with the initial public offering of Luminar Technologies, Inc. (f/k/a Gores Metropoulos, Inc.) at an exercise price of $11.50 per share of Class A Stock and subsequently distributed to certain equityholders of the Sponsor.
“Public Warrants” refers to those certain warrants to purchase up to 13,333,309 shares of Class A Stock originally issued in connection with the initial public offering of Luminar Technologies, Inc. (f/k/a Gores Metropoulos, Inc.) at an exercise price of $11.50 per share of Class A Stock.

“Rollover Options” means the options to acquire Class A Stock resulting from the automatic conversion at the effective time of the First Merger of each Legacy Luminar Stock Option that is outstanding and unexercised as of immediately prior to the effective time of the First Merger into an option to acquire an adjusted number of shares of Class A Stock at an adjusted exercise price per share, subject to the terms and conditions as were applicable to the corresponding Legacy Luminar Stock Option immediately prior to the effective time of the First Merger, including applicable vesting conditions, except to the extent such terms or conditions are rendered inoperative by the Business Combination.
“Selling Securityholders” means the persons listed in the table in the “Selling Securityholders” section of this prospectus, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in Class A Stock or Private Warrants in accordance with the terms of the Amended and Restated Registration Rights Agreement other than through a public sale.
“Sponsor” means Gores Metropoulos Sponsor, LLC, a Delaware limited liability company.
“Trust Account” means the trust account of the Company that holds the proceeds from the IPO.
“Warrant Agreement” means that certain Warrant Agreement, by and between Luminar Technologies, Inc. (f/k/a Gores Metropoulos, Inc.) and Continental Stock Transfer & Trust Company, as warrant agent, dated as of January 31, 2019.

GLOSSARY OF CERTAIN TECHNICAL TERMS
The following is a glossary of technical terms used in this prospectus:
ADAS—Advanced driver-assistance systems.
Autonomous driving—There are five levels of autonomous driving systems (in addition to no automation):
•Level 1 (Driver Assistance): Vehicle is controlled by the driver, but some driving assistance features may be included.
•Level 2 (Partial Automation): Vehicle has combined automated functions like acceleration and steering, but the driver must remain fully engaged and monitor the driving environment at all times.
•Level 3 (Conditional Automation): Driver is necessary, but is not required to monitor the environment. The driver must be ready to take control of the vehicle at all times with notice.
•Level 4 (High Automation): The vehicle is capable of performing all driving functions under certain conditions. The driver may have the option to control the vehicle.
•Level 5 (Full Automation): The vehicle is capable of performing all driving functions under all conditions. The driver may have the option to control the vehicle.
Emitter or Transmitter—A laser emits pulses of light through optics which transmit those pulses into the field for range measurements.
Field-of-view—The angular size of the scene captured by a sensor, including lidar. Abbreviated as FoV or FOV and measured in vertical and horizontal angular extent, but often simplified to horizontal angular extent for driving applications.
Frame rate—The number of scene captures (frames) a sensor can capture in one second. It also conveys how much time passes between subsequent frames.
Interference—The false detection of information in a sensor due to external signal sources. For camera and lidar, these are external signal sources of light, for example sunlight, headlights, and other lidar sensors.
Lidar—LiDAR or lidar is an acronym for “Light Detection And Ranging.” It is a remote sensing method that uses light to measure the distance, or range of objects from the lidar sensor. Lidar for automotive can be one-dimensional (single point), two-dimensional (horizontal cross-section) or three-dimensional (full three-dimensional maps of the scene including the full shape of objects and their surface characteristics). Luminar’s lidar is 3D and uses 1550nm wavelength (“color”) light to measure the time it takes for pulses to reach objects and bounce back in order to determine each pixel’s range. A scanner moves this range-finder throughout the scene to assemble a 3D scene called a point-cloud.
Point-cloud—The lidar equivalent to a camera’s image. Point-clouds are, in the case of 3D lidar, three dimensional pixelated maps that can be viewed like a camera image from the sensor’s perspective or from any other perspective because depth information is built into each pixel. Point-clouds can have other pixel attributes, like cameras have multiple color channels, for example target reflectance which allows for a grey-scale, 3D pixel map.
Processor—Interpret digital signals from the receiver, transmitter, and scanner to create point-clouds and ultimately interpret what and where the detected objects are in the scene. Commonly used terms for processing hardware components are the System on Chip (SoC) and the Application Specific Integrated Circuit (ASIC).
Passenger vehicle—Any vehicle occupied by a human, most commonly consumer-owned vehicles like cars, trucks, vans, and SUVs.
Range—The distance from the sensor at which the sensor can detect an object. Usually a range retirement is defined as a dark test target to ensure level comparison.

Range performance—The quantified ability of a sensor to detect the distance of targets. For lidar, the distance to an object and the reflectivity of that object are critical to assessing the sensors performance as they both directly impact how much light energy is not capturable by the sensor for detection.
Receiver—Turns light energy into electrical signals interpretable by processors.
Resolution—The angular point density a sensor can capture which helps determine how well a sensor can detect and differentiate objects. Luminar commonly uses points per square degree as a single metric.
Robo-taxi—A passenger vehicle which operates commercially as a taxi or ride-hailing service vehicle, and that requires no driver to operate in its defined set of locations.
Scanner—Moves the range-finding system’s light-beams throughout the scene in order to create a 3D point-cloud.
Semantic segmentation—A machine learning application that attributes each point in the point cloud with a class label (e.g., pedestrian, vehicle, road) and is the first step in processing the data in perception.
State estimation—The understanding of the “self” vehicle, often referred to as “ego” in reference to the psychological self. It is the location, position, orientation, and speed of the ego-vehicle.
Trucking and commercial vehicle—Vehicles, like tractor-trailers (trucks) and delivery vans, intended for commercial use, not consumer.
v

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and any accompanying prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are forward-looking and as such are not historical facts. These forward-looking statements include, without limitation, statements regarding future financial performance, business strategies, expansion plans, future results of operations, estimated revenues, sales estimates/Order Book numbers, losses, projected costs, prospects, plans and objectives of management. These forward-looking statements are based on our management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus and any accompanying prospectus supplement, words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The following factors among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:
•general economic uncertainty and the effect of general economic conditions on the Company’s industry in particular, including the level of demand and financial performance of the autonomous vehicle industry and market adoption of lidar;
•the Company’s history of losses and whether it will continue to incur significant expenses and continuing losses for the foreseeable future; the effect of continued pricing pressures, automotive original equipment manufacturers (“OEMs”) cost reduction initiatives and the ability of automotive OEMs to re-source or cancel vehicle or technology programs which may result in lower than anticipated margins, or losses, which may adversely affect the Company’s business;
•the ability of the Company to protect and enforce its intellectual property rights;
•whether the Company’s lidar products are selected for inclusion in autonomous driving or ADAS systems by automotive OEMs or their suppliers;
•the Company’s inability to reduce and control the cost of the inputs on which Luminar relies, which could negatively impact the adoption of its products and its profitability;
•changes in personnel and availability of qualified personnel;
•the effects of the ongoing coronavirus (COVID-19) pandemic or other infectious diseases, health epidemics, pandemics and natural disasters on Luminar’s business;
•the Company’s ability to remediate the material weakness in its internal controls over financial reporting;
•the Company’s ability to transition to an outsourced manufacturing business model;
•the Company’s anticipated investments in and results from sales and marketing and research and development (“R&D”);
•the success of the Company’s customers in developing and commercializing products using the Company’s solutions;
•the Company’s estimated total addressable market;
•the amount and timing of future sales;

•whether the complexity of the Company’s products results in undetected defects and reliability issues which could reduce market adoption of its new products, damage its reputation and expose the Company to product liability and other claims;
•strict government regulation that is subject to amendment, repeal or new interpretation and the Company’s ability to comply with modified or new laws and regulations applying to its business;
•the Company’s ability to recognize the anticipated benefits of the recently consummated Business Combination, which may be affected by, among other things, competition, and the ability of the Company to manage its growth and expand its business operations effectively;
•whether the concentration of the Company’s stock ownership and voting power limits the stockholders of the Company’s ability to influence corporate matters; and
•the increasingly competitive environment in which the Company operates.
The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the effect of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.
The forward-looking statements made by us in this prospectus and any accompanying prospectus supplement speak only as of the date of this prospectus and the accompanying prospectus supplement. Except to the extent required under the federal securities laws and rules and regulations of the SEC, we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you are cautioned not to place undue reliance on these forward-looking statements.

PROSPECTUS SUMMARY
The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The Company
Our vision is to make autonomous transportation safe and ubiquitous. As a global leader in lidar autonomous driving technology, we are enabling the world’s first autonomous solutions for automotive series production in passenger cars and commercial trucks.
Founded in 2012 by President and Chief Executive Officer Austin Russell, Luminar built a new type of lidar from the chip-level up, with technological breakthroughs across all core components. As a result, we have created what we believe is the only lidar sensor that meets the demanding performance, safety, and cost requirements for Level 3 through Level 5 autonomous vehicles in production, bypassing the traditional limitations of legacy lidar technology, while also enabling Level 0 through Level 2 (Advanced Driving Assistance Systems (“ADAS”) and/or Luminar Proactive Safety) with our Proactive Safety solution. Integrating this advanced hardware with our custom developed software stack enables a turn-key autonomous solution to accelerate widespread adoption across automakers at series production scale.
Our lidar hardware and software products help set the standard for safety in the industry, and are designed to enable accurate and reliable detections of some of the most challenging “edge cases” autonomous vehicles can encounter on a regular basis. This is achieved by advancing existing lidar range and resolution to new levels, ensuring hard-to-see objects like a tire on the road ahead or a child that runs into the street are more likely to be detected, as well as by developing our software to interpret the data needed to inform autonomous and assisted driving decisions.
Our full-stack hardware and software autonomy solution for cars and trucks as well as our standalone lidar technology offerings have made us one of the leading partners for the world’s top OEMs. We are currently partnering with eight of the top-ten global automakers, by sales, and have the goal of being the first lidar company to produce highway self-driving and next-generation Proactive Safety systems for series production. With approximately 400 employees across eight global locations, we have scaled to over 50 partners in the last two years, including the first industry-wide automotive series production award in the autonomous space, awarded by Volvo Cars in May 2020, with series production expected to commence in 2022. We subsequently entered into a strategic partnership with Daimler Truck AG in October 2020 and with Mobileye Vision Technologies Ltd (“Mobileye”) in November 2020. In March 2021, we announced a partnership with Zenseact to deliver autonomous software for series production vehicles and entered into a relationship with SAIC Motor Corporation, the largest automaker in China. We recently announced two new major customers, Airbus UpNext and Pony.ai.
Corporate Information
We were incorporated in the State of Delaware in August 2018 as a special purpose acquisition company under the name Gores Metropoulos, Inc. On February 5, 2019, we completed our initial public offering. On December 2, 2020, we consummated the Business Combination with Legacy Luminar pursuant to the Merger Agreement. In connection with the Business Combination, we changed our name from Gores Metropoulos, Inc. to Luminar Technologies, Inc.
Our principal executive offices are located at 2603 Discovery Drive, Suite 100, Orlando, Florida 32826. Our telephone number is (407) 900-5259. Our website address is www.luminartech.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Luminar, the Luminar logo and our other registered or common law trademarks, service marks or trade names appearing in this prospectus are the property of Luminar. Solely for convenience, our trademarks, tradenames and service marks referred to in this prospectus appear without the ®, TM and SM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames. Other trademarks, service marks and trade names used in this prospectus are the property of their respective owners.

The Offering

Issuer	Luminar Technologies, Inc. (f/k/a Gores Metropoulos, Inc.).

Issuance of Class A Stock

Shares of Class A Stock offered by us	19,999,975 shares of Class A Stock issuable upon exercise of the Warrants, consisting of (i) 6,666,666 shares of Class A Stock that are issuable upon the exercise of 6,666,666 Private Warrants and (ii) 13,333,309 shares of Class A Stock that are issuable upon the exercise of 13,333,309 Public Warrants.

Shares of Class A Stock outstanding	234,573,372 shares of Class A Stock (as of March 23, 2021). This does not include 105,118,203 shares of Class B Stock outstanding as of March 23, 2021.

Exercise Price of Private Warrants and Public Warrants	$11.50 per share, subject to adjustments as described herein.

Use of proceeds
We will receive up to an aggregate of approximately $230 million from the exercise of the Private and Public Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See “Use of Proceeds.” As of March 16, 2021, 3,589,645 Private Warrants and 13,128,671 Public Warrants were exercised, and the Company received $153.9 million in cash proceeds from the exercise of these warrants.

Resale of Class A Stock and Warrants

Securities offered by the Selling Securityholders

181,247,830 shares of Class A Stock (including (i) 10,000,000 Founder Shares, (ii) 42,064,871 shares of Class A Stock issued pursuant to the Merger Agreement, (iii) 6,666,666 shares of Class A Stock issuable upon the exercise of the Private Warrants, (iv) 105,118,203 Executive Shares, (v) up to 3,944,151 Earn-Out Shares that may be issued in the form of Class A Stock pursuant to the earn-out provisions in the Merger Agreement, (vi) up to 10,455,134 shares of Class A Stock that may be issued or issuable upon the conversion of any Earn-Out Shares that may be issued in the form of Class B Stock pursuant to the earn-out provisions in the Merger Agreement, and (vii) up to 2,998,805 shares of Class A Stock issuable upon the exercise of outstanding Rollover Options (as defined above) to purchase shares of Class A Stock).

Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the shares of Class A Stock and Warrants registered under this prospectus for resale.

Use of proceeds	We will not receive any proceeds from the sale of shares of Class A Stock or Private Warrants (assuming the cashless exercise provision is used) by the Selling Securityholders.

Lock-Up Restrictions	Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Certain Relationships and Related Transactions—Lock-Up Agreements” for further discussion.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

Nasdaq Stock Market Symbol	Our Class A Stock is listed on the Nasdaq Global Select Market under the symbol “LAZR”.

Summary Risk Factors
Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances may have an adverse effect on our business, financial condition, results of operations, and prospects. Such risks include, but are not limited to:
•We are an early stage company with a history of losses, and we expect to incur significant expenses and continuing losses for the foreseeable future.
•Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.
•We continue to implement strategic initiatives designed to grow our business. These initiatives may prove more costly than we currently anticipate and we may not succeed in increasing our revenue in an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability.
•If our lidar products are not selected for inclusion in autonomous driving systems or ADAS by automotive OEMs or their suppliers, our business will be materially and adversely affected.
•Our forward looking estimates of certain financial metrics may prove inaccurate.
•Information concerning our future cost of goods sold and bill of materials estimates may prove inaccurate.
•We are reliant on key inputs and our inability to reduce and control the cost of such inputs could negatively impact the adoption of our products and our profitability.
•Continued pricing pressures, automotive OEM cost reduction initiatives and the ability of automotive OEMs to re-source or cancel vehicle or technology programs may result in lower than anticipated margins, or losses, which may adversely affect our business.
•We expect to incur substantial R&D costs and devote significant resources to identifying and commercializing new products, which could significantly reduce our profitability and may never result in revenue to us.
•Although we believe that lidar is the industry standard for autonomous vehicles and other emerging markets, market adoption of lidar is uncertain. If market adoption of lidar does not continue to develop, or develops more slowly than we expect, our business will be adversely affected.
•We may experience difficulties in managing our growth and expanding our operations.
•We rely on third-party suppliers and because some of the raw materials and key components in our products come from limited or single source suppliers, we are susceptible to supply shortages, long lead times for components, and supply changes, any of which could disrupt our supply chain and could delay deliveries of our products to customers.
•Because our sales have been primarily to customers making purchases for R&D projects and our orders are project-based, we expect our results of operations to fluctuate on a quarterly and annual basis, which could cause our stock price to fluctuate or decline.
•Our transition to an outsourced manufacturing business model may not be successful, which could harm our ability to deliver products and recognize revenue.
•We, our outsourcing partners and our suppliers may rely on complex machinery for our production, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.
•Our sales and operations in international markets expose us to operational, financial and regulatory risks.
•The complexity of our products could result in unforeseen delays or expenses from undetected defects, errors or reliability issues in hardware or software which could reduce the market adoption of our new products, damage our reputation with current or prospective customers, expose us to product liability and other claims and adversely affect our operating costs.
•We may be subject to product liability or warranty claims that could result in significant direct or indirect costs, which could adversely affect our business and operating results.
•If we do not maintain sufficient inventory or if we do not adequately manage our inventory, we could lose sales or incur higher inventory-related expenses, which could negatively affect our operating results.
•The average selling prices of our products could decrease rapidly over the life of the product, which may negatively affect our revenue and gross margin.
•Adverse conditions in the automotive industry or the global economy more generally could have adverse effects on our results of operations.
•The discontinuation, lack of commercial success, or loss of business with respect to a particular vehicle model or technology package for which we are a significant supplier could reduce our sales and adversely affect our profitability.
•Since many of the markets in which we compete are new and rapidly evolving, it is difficult to forecast long-term end-customer adoption rates and demand for our products.
•We currently have and target many customers that are large corporations with substantial negotiating power, exacting product standards and potentially competitive internal solutions. If we are unable to sell our products to these customers, our prospects and results of operations will be adversely affected.
•Our business could be materially and adversely affected if we lost any of our largest customers or if we were unable to pay our invoices.
•We are substantially dependent on our partnership with Volvo, and our business could be materially and adversely affected if our partnership with Volvo were terminated.
•We have identified material weaknesses in our internal control over financial reporting as of December 31, 2018 and 2019. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us.
•Our business could be materially and adversely affected by the current global COVID-19 pandemic or other health epidemics and outbreaks.
•Our business may be adversely affected by changes in automotive and laser regulations or concerns that drive further regulation of the automobile and laser market.
•The dual class structure of our common stock, par value $0.0001 per share has the effect of concentrating voting control with Austin Russell, our Founder, President and Chief Executive Officer. This will limit or preclude your ability to influence corporate matters, including the outcome of important transactions, including a change in control.

RISK FACTORS
Investing in our securities involves risks. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, before deciding whether to purchase any of our securities. Our business, results of operations, financial condition, and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of these risks actually occur, our business, results of operations, financial condition, and prospects could be materially and adversely affected. Unless otherwise indicated, references in these risk factors to our business being harmed will include harm to our business, reputation, brand, financial condition, results of operations, and prospects. In such event, the market price of our securities could decline, and you could lose all or part of your investment.
Risks Related to Our Business and Industry
We are an early stage company with a history of losses, and we expect to incur significant expenses and continuing losses for the foreseeable future.
We have incurred net losses on an annual basis since our inception. We incurred net losses of $362.3 million and $94.7 million for the years ended December 31, 2020 and 2019, respectively, and $75.9 million for the three months ended March 31, 2021. We believe that we will continue to incur operating and net losses each quarter until at least the time we begin commercial deliveries of our lidar-based products, which are not expected to begin until 2022 and may occur later or not at all. Even if we are able to successfully develop and sell our lidar solutions, there can be no assurance that they will be commercially successful. Our potential profitability is dependent upon the successful development and successful commercial introduction and acceptance of our lidar solutions, which may not occur.
We expect the rate at which we will incur losses to be significantly higher in future periods as we:
•continue to utilize our third-party partners for design, testing and commercialization;
•expand our production capabilities to produce our lidar solutions, including costs associated with outsourcing the production of our lidar solutions;
•expand our design, development, installation and servicing capabilities;
•build up inventories of parts and components for our lidar solutions;
•produce an inventory of our lidar solutions; and
•increase our sales and marketing activities and develop our distribution infrastructure.
Because we will incur the costs and expenses from these efforts before we receive incremental revenues with respect thereto, our losses in future periods will be significant. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses.
Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.
We have been focused on developing lidar products for autonomous driving systems since 2012. This relatively limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter. Risks and challenges we have faced or expect to face include our ability to:
•produce and deliver lidar and software products of acceptable performance;
•forecast our revenue and budget for and manage our expenses;

•attract new customers and retain existing customers;
•comply with existing and new or modified laws and regulations applicable to our business;
•plan for and manage capital expenditures for our current and future products, and manage our supply chain and supplier relationships related to our current and future products;
•anticipate and respond to macroeconomic changes and changes in the markets in which we operate;
•maintain and enhance the value of our reputation and brand;
•effectively manage our growth and business operations, including the impacts of the COVID-19 pandemic on our business;
•develop and protect intellectual property;
•hire, integrate and retain talented people at all levels of its organization; and
•successfully develop new solutions to enhance the experience of customers.
If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, our business, financial condition and results of operations could be adversely affected. Further, because we have limited historical financial data and operate in a rapidly evolving market, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more predictable market. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition and results of operations could be adversely affected.
We continue to implement strategic initiatives designed to grow our business. These initiatives may prove more costly than we currently anticipate and we may not succeed in increasing our revenue in an amount sufficient to offset the costs of these initiatives and to achieve and maintain profitability.
We continue to make investments and implement initiatives designed to grow our business, including:
•investing in R&D;
•expanding our sales and marketing efforts to attract new customers;
•investing in new applications and markets for our products;
•further enhancing our manufacturing processes and partnerships;
•pursuing litigation to protect our intellectual property; and
•investing in legal, accounting, and other administrative functions necessary to support our operations as a public company.
These initiatives may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue, if at all, in an amount sufficient to offset these higher expenses and to achieve and maintain profitability. The market opportunities we are pursuing are at an early stage of development, and it may be many years before the end markets we expect to serve generate demand for our products at scale, if at all. Our revenue may be adversely affected for a number of reasons, including the development and/or market acceptance of new technology that competes with our lidar products, if certain automotive OEMs or other market participants change their autonomous vehicle technology, failure of our customers to commercialize autonomous systems that include our solutions, our inability to effectively manage our inventory or manufacture products at scale, our inability to enter new markets or help our customers adapt our products for new applications or our failure to attract new customers or expand orders from existing customers or increasing competition. Furthermore, it is difficult to predict the size and growth rate of our target markets, customer demand for our products, commercialization timelines, developments in autonomous sensing and related technology, the entry of competitive products, or the success of existing competitive products and services. For these reasons, we do not expect to achieve profitability over the near term. If our revenue does not grow over the long term, our ability to achieve and maintain profitability may be adversely affected, and the value of our business may significantly decrease.
If our lidar products are not selected for inclusion in autonomous driving systems or ADAS by automotive OEMs or their suppliers, our business will be materially and adversely affected.
Automotive OEMs and their suppliers design and develop autonomous driving and ADAS technology over several years. These automotive OEMs and suppliers undertake extensive testing or qualification processes prior to placing orders for large quantities of products such as our lidar products, because such products will function as part of a larger system or platform and must meet certain other specifications. We spend significant time and resources to have our products selected by automotive OEMs and their suppliers, which is known as a “design win.” In the case of autonomous driving and ADAS technology, a design win means our lidar product has been selected for use in a particular vehicle model. If we do not achieve a design win with respect to a particular vehicle model, we may not have an opportunity to supply our products to the automotive OEM for that vehicle model for a period of many years. In many cases, this period can be as long as five to seven or more years. If our products are not selected by an automotive OEM or its suppliers for one vehicle model or if our products are not successful in that vehicle model, it is unlikely that our product will be deployed in other vehicle models of that OEM. If we fail to win a significant number of vehicle models from one or more of automotive OEMs or their suppliers, our business, results of operations and financial condition will be materially and adversely affected. For more information about certain risks related to product selection, see the Risk Factor captioned “The period of time from a design win to implementation is long and we are subject to the risks of cancellation or postponement of the contract or unsuccessful implementation.”
Our forward looking and historical estimates of certain financial metrics, including our Order Book, may prove inaccurate.
We use various estimates in formulating our business plans, including our previous estimate of our target year-end 2020 Order Book. We base our estimates upon a number of assumptions that are inherently subject to significant business and economic uncertainties and contingencies, many of which are beyond our control. Our estimates therefore may prove inaccurate, causing the actual amount to differ from our estimates, including our prior Order Book estimates. These factors include, without limitation:
•the extent to which customers who have selected Luminar for a program win commercially launch vehicles which include our hardware and software products;
•the extent to which Luminar meets contractual terms and conditions;
•the extent to which our technology is successfully integrated into our customers’ vehicles;
•the timing of when our customers adopt our technology into their vehicles on a commercial basis which could be delayed for regulatory, safety or reliability issues unrelated to our technology;
•undetected or unknown errors, defects or reliability issues in our hardware or software which could reduce the market adoption of our new products;
•loss of business with respect to, the failure or lack of commercial success of a vehicle model for which we are a significant supplier for reasons unrelated to our technology; For more information about certain risks related to discontinuation or loss of business, see the Risk Factor captioned “The discontinuation, lack of commercial success, or loss of business with respect to a particular vehicle model or technology package for which we are a significant supplier could reduce our sales and adversely affect our profitability;

•a decline, for any reason, in the production levels of our customers, particularly with respect to models which incorporate our technology;
•customer cancellations of their contracts;
•if Luminar’s products are included as part of a vehicle option package, the extent to which end customers select it; and
•other risk factors set forth in this prospectus.
Information concerning our future cost of goods sold (COGS) and bill of materials (BOM) estimates may prove inaccurate.
We periodically provide estimates of future cost of goods sold and bill of materials, which by necessity, are projections based on anticipated rates of future production of our customers and the timing of related expenditures, and there are uncertainties inherent in the creation and interpretation of such data.
While we have successfully locked in an estimated sub $100 hardware cost (assuming certain volume estimates are met) in the supply agreements for all three of our key lidar components (receiver, ASIC and laser), which is a subset of our BOM, most of our components are manufactured using technologies that are highly complex and consequently, estimates of BOM and cost of goods sold may fluctuate due to many variable factors and assumptions, including but not limited to the following:
•meeting certain volume estimates;
•our reliance on key inputs and our inability to reduce and control the cost of such inputs;
•our dependence on producing or sourcing certain key components and raw materials at acceptable price levels and our ability to adequately reduce and control the costs of such key components; For more information about certain risks related to our reliance on key inputs and our inability to reduce and control the costs of such inputs, see the Risk Factor captioned “We are reliant on key inputs and our ability to reduce and control the cost of such inputs could negatively impact the adoption of our products and our profitability;”
•the risk of shortages and long lead times in the supply of key components and the risk that our suppliers discontinue or modify components used in its products; For more information about certain risks related to reliance on third party suppliers, see the Risk Factor s captioned “We rely on third-party suppliers and because some of the raw materials and key components in our products come from limited or single source suppliers, we are susceptible to supply shortages, long lead times for components, and supply changes, any of which could disrupt our supply chain and could delay deliveries of our products to customers;”
•lack of consistency and adequate quality and quantity of piece parts, other raw materials and other bill of materials items;
•contract negotiations and the execution of firm supply agreements;
•future versions of our product design incorporating new components meeting our customers’ requirements and specifications. For more information about certain risks related to product selection, see the Risk Factor captioned “The period of time from a design win to implementation is long and we are subject to the risks of cancellation or postponement of the contract or unsuccessful implementation;”
•the qualification of new versions of our key components. For more information about certain risks related to qualification, see the Risk Factor captioned “If our lidar products are not selected for inclusion in autonomous driving systems or ADAS by automotive OEMs or their suppliers, our business will be materially and adversely affected;”
•defects in production processes (including system assembly) either within our facilities or at our suppliers;

•any transitions or changes in our production process, planned or unplanned; and
•other risk factors set forth in this prospectus.
We are reliant on key inputs and our inability to reduce and control the cost of such inputs could negatively impact the adoption of our products and our profitability.
The production of our sensors is dependent on producing or sourcing certain key components and raw materials at acceptable price levels. If we are unable to adequately reduce and control the costs of such key components, we will be unable to realize manufacturing costs targets, which could reduce the market adoption of our products, damage our reputation with current or prospective customers, and harm our brand, business, prospects, financial condition and operating results.
Continued pricing pressures, automotive OEM cost reduction initiatives and the ability of automotive OEMs to re-source or cancel vehicle or technology programs may result in lower than anticipated margins, or losses, which may adversely affect our business.
Cost-cutting initiatives adopted by our customers often result in increased downward pressure on pricing. We expect that our agreements with automotive OEMs may require step-downs in pricing over the term of the agreement or, if commercialized, over the period of production. In addition, our automotive OEM customers often reserve the right to terminate their supply contracts for convenience, which enhances their ability to obtain price reductions. Automotive OEMs also possess significant leverage over their suppliers, including us, because the automotive component supply industry is highly competitive, serves a limited number of customers and has a high fixed cost base.
Accordingly, we expect to be subject to substantial continuing pressure from automotive OEMs and Tier 1 suppliers to reduce the price of our products. It is possible that pricing pressures beyond our expectations could intensify as automotive OEMs pursue restructuring, consolidation and cost-cutting initiatives. If we are unable to generate sufficient production cost savings in the future to offset price reductions, our gross margin and profitability would be adversely affected.
We expect to incur substantial R&D costs and devote significant resources to identifying and commercializing new products, which could significantly reduce our profitability and may never result in revenue to us.
Our future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new products that achieve market acceptance. We plan to incur substantial, and potentially increasing, R&D costs as part of our efforts to design, develop, manufacture and commercialize new products and enhance existing products. Our R&D expenses were $14.0 million and $8.4 million for the three months ended March 31, 2021 and 2020, respectively, and were $38.7 million and $37.0 million for the years ended December 31, 2020 and 2019, respectively, and are likely to grow in the future. Because we account for R&D as an operating expense, these expenditures will adversely affect our results of operations in the future. Further, our R&D program may not produce successful results, and our new products may not achieve market acceptance, create additional revenue or become profitable.
Although we believe that lidar is the industry standard for autonomous vehicles and other emerging markets, market adoption of lidar is uncertain. If market adoption of lidar does not continue to develop, or develops more slowly than we expect, our business will be adversely affected.
While our lidar-based smart vision solutions can be applied to different use cases across end markets, nearly all of our revenue is generated from automotive applications with a few customers in the aerospace and defense, construction, mining and aviation sectors. Despite the fact that the automotive industry has engaged in considerable effort to research and test lidar products for ADAS and autonomous driving applications, the automotive industry may not introduce lidar products in commercially available vehicles. We continually study emerging and competing sensing technologies and methodologies and we may add new sensing technologies. However, lidar products remain relatively new and it is possible that other sensing modalities, or a new disruptive modality based on new or existing technology, including a combination of technology, will achieve acceptance or leadership in the ADAS and autonomous driving industries. Even if lidar products are used in initial generations of autonomous driving technology and certain ADAS products, we cannot guarantee that lidar products will be designed into or included in subsequent generations of such commercialized technology. In addition, we expect that initial generations of autonomous vehicles will be focused on limited applications, such as robo-taxis, and that mass market adoption of autonomous technology may lag behind these initial applications significantly. The speed of market growth for ADAS or autonomous vehicles is difficult if not impossible to predict, and it is more difficult to predict this market’s future growth in light of the economic consequences of the COVID-19 pandemic.
Although we currently believe we are a leader in lidar-based systems for the autonomous vehicle market, by the time mass market adoption of autonomous vehicle technology is achieved, we expect competition among providers of sensing technology based on lidar and other modalities to increase substantially. If commercialization of lidar products is not successful, or not as successful as we or the market expects, or if other sensing modalities gain acceptance by developers of autonomous driving systems or ADAS, automotive OEMs, regulators and safety organizations or other market participants by the time autonomous vehicle technology achieves mass market adoption, our business, results of operations and financial condition will be materially and adversely affected.
We are investing in and pursuing market opportunities outside of the automotive markets, including in the aerospace and defense, aviation, construction, mining, security and city infrastructure sectors. We believe that our future revenue growth, if any, will depend in part on our ability to expand within new markets such as these and to enter new markets as they emerge. Each of these markets presents distinct risks and, in many cases, requires us to address the particular requirements of that market.
Addressing these requirements can be time-consuming and costly. The market for lidar technology outside of automotive applications is relatively new, rapidly developing and unproven in many markets or industries. Many of our customers outside of the automotive industry are still in the testing and development phases and we cannot be certain that they will commercialize products or systems with our lidar products or at all. We cannot be certain that lidar will be sold into these markets, or any market outside of automotive market, at scale. Adoption of lidar products, including our products, outside of the automotive industry will depend on numerous factors, including: whether the technological capabilities of lidar and lidar-based products meet users’ current or anticipated needs, whether the benefits of designing lidar into larger sensing systems outweigh the costs, complexity and time needed to deploy such technology or replace or modify existing systems that may have used other modalities such as cameras and radar, whether users in other applications can move beyond the testing and development phases and proceed to commercializing systems supported by lidar technology and whether lidar developers such as us can keep pace with rapid technological change in certain developing markets and the global response to the COVID-19 pandemic and the length of any associated work stoppages. If lidar technology does not achieve commercial success outside of the automotive industry, or if the market develops at a pace slower than we expect, our business, results of operation and financial condition will be materially and adversely affected.
We may experience difficulties in managing our growth and expanding our operations.
We expect to experience significant growth in the scope and nature of our operations. Our ability to manage our operations and future growth will require us to continue to improve our operational, financial and management controls, compliance programs and reporting systems. We are currently in the process of strengthening our compliance programs, including our compliance programs related to export controls, privacy and cybersecurity and anti-corruption. We may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing controls, programs, systems and procedures, which could have an adverse effect on our business, reputation and financial results.
We rely on third-party suppliers and because some of the raw materials and key components in our products come from limited or single source suppliers, we are susceptible to supply shortages, long lead times for components, and supply changes, any of which could disrupt our supply chain and could delay deliveries of our products to customers.
Some of the components that go into the manufacture of our solutions are sourced from third-party suppliers. To date, we have produced our products in relatively limited quantities for use in R&D programs. Although we do not have any experience in managing our supply chain to manufacture and deliver our products at scale, our future success will depend on our ability to manage our supply chain to manufacture and deliver our products at scale. Some of the key components used to manufacture our products come from limited or single source suppliers. We are therefore subject to the risk of shortages and long lead times in the supply of these components and the risk that our suppliers discontinue or modify components used in its products. We have a global supply chain and the COVID-19 pandemic and other health epidemics and outbreaks may adversely affect our ability to source components in a timely or cost effective manner from our third-party suppliers due to, among other things, work stoppages or interruptions. For example, our products depend on lasers and we currently consume a substantial portion of the available market. Any shortage of these lasers could materially and adversely affect our ability to manufacture our solutions. In addition, the lead times associated with certain components are lengthy and preclude rapid changes in quantities and delivery schedules. We have in the past experienced and may in the future experience component shortages and price fluctuations of certain key components and materials, and the predictability of the availability and pricing of these components may be limited. Component shortages or pricing fluctuations could be material in the future. In the event of a component shortage, supply interruption or material pricing change from suppliers of these components, we may not be able to develop alternate sources in a timely manner or at all in the case of sole or limited sources. Developing alternate sources of supply for these components may be time-consuming, difficult, and costly and we may not be able to source these components on terms that are acceptable to us, or at all, which may undermine our ability to meet our requirements or to fill customer orders in a timely manner. Any interruption or delay in the supply of any of these parts or components, or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would adversely affect our ability to meet our scheduled product deliveries to our customers. This could adversely affect our relationships with our customers and channel partners and could cause delays in shipment of our products and adversely affect our operating results. In addition, increased component costs could result in lower gross margins. Even where we are able to pass increased component costs along to our customers, there may be a lapse of time before we are able to do so such that we must absorb the increased cost. If we are unable to buy these components in quantities sufficient to meet our requirements on a timely basis, we will not be able to deliver products to our customers, which may result in such customers using competitive products instead of ours.
Because our sales have been primarily to customers making purchases for R&D projects and our orders are project-based, we expect our results of operations to fluctuate on a quarterly and annual basis, which could cause our stock price to fluctuate or decline.
Our quarterly results of operations have fluctuated in the past and may vary significantly in the future. As such, historical comparisons of our operating results may not be meaningful. In particular, because our sales to date have primarily been to customers making purchases for R&D, sales in any given quarter can fluctuate based on the timing and success of our customers’ development projects. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Our quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of our control and may not fully reflect the underlying performance of our business. These fluctuations could adversely affect our ability to meet our expectations or those of securities analysts, ratings agencies or investors. If we do not meet these expectations for any period, the value of our business and our securities could decline significantly. Factors that may cause these quarterly fluctuations include, without limitation, those listed below:
•the timing and magnitude of orders and shipments of our products in any quarter;
•pricing changes we may adopt to drive market adoption or in response to competitive pressure;
•our ability to retain our existing customers and attract new customers;
•our ability to develop, introduce, manufacture and ship in a timely manner products that meet customer requirements;
•disruptions in our sales channels or termination of its relationship with important channel partners;
•delays in customers’ purchasing cycles or deferments of customers’ purchases in anticipation of new products or up-dates from us or our competitors;

•fluctuations in demand pressures for our products;
•the mix of products sold in any quarter;
•the duration of the global COVID-19 pandemic and the time it takes for economic recovery;
•the timing and rate of broader market adoption of autonomous systems utilizing our solutions across the automotive and other market sectors;
•market acceptance of lidar and further technological advancements by our competitors and other market participants;
•the ability of our customers to commercialize systems that incorporate our products;
•any change in the competitive dynamics of our markets, including consolidation of competitors, regulatory developments and new market entrants;
•our ability to effectively manage our inventory;
•changes in the source, cost, availability of and regulations pertaining to materials we use;
•adverse litigation, judgments, settlements or other litigation-related costs, or claims that may give rise to such costs; and
•general economic, industry and market conditions, including trade disputes.
Our transition to an outsourced manufacturing business model may not be successful, which could harm our ability to deliver products and recognize revenue.
We are in the initial stages of transitioning from a manufacturing model in which we primarily manufactured and assembled our products at our Orlando, Florida location, to one where we rely on third-party manufacturers in Mexico, California and potentially other foreign and domestic locations. We currently have an agreement with one such manufacturer of a key component and are in negotiations with other third parties to provide contract manufacturing of certain of our products. We believe the use of third-party manufacturers will have benefits, but in the near term, while we are beginning manufacturing with new partners, we may lose revenue, incur increased costs and potentially harm our customer relationships.
Reliance on third-party manufacturers reduces our control over the manufacturing process, including reduced control over quality, product costs and product supply and timing. We may experience delays in shipments or issues concerning product quality from our third-party manufacturers. If any of our third-party manufacturers experience interruptions, delays or disruptions in supplying our products, including by natural disasters, the global COVID-19 pandemic, other health epidemics and outbreaks, or work stoppages or capacity constraints, our ability to ship products to distributors and customers would be delayed. In addition, unfavorable economic conditions could result in financial distress among third-party manufacturers upon which we rely, thereby increasing the risk of disruption of supplies necessary to fulfill our production requirements and meet customer demands. Additionally, if any of our third-party manufacturers experience quality control problems in their manufacturing operations and our products do not meet customer or regulatory requirements, we could be required to cover the cost of repair or replacement of any defective products. These delays or product quality issues could have an immediate and material adverse effect on our ability to fulfill orders and could have a negative effect on our operating results. In addition, such delays or issues with product quality could adversely affect our reputation and our relationship with our channel partners. If third-party manufacturers experience financial, operational, manufacturing capacity or other difficulties, or experience shortages in required components, or if they are otherwise unable or unwilling to continue to manufacture our products in required volumes or at all, our supply may be disrupted, we may be required to seek alternate manufacturers and we may be required to re-design our products. It would be time-consuming, and could be costly and impracticable, to begin to use new manufacturers and designs, and such changes could cause significant interruptions in supply and could have an adverse effect on our ability to meet our scheduled product deliveries and may subsequently lead to the loss of sales. While we take measures to protect our trade secrets, the use of third-party manufacturers may also risk disclosure of our innovative and proprietary manufacturing methodologies, which could adversely affect our business.
If we commence international manufacturing operations, we may face risks associated with manufacturing operations outside the United States.
Manufacturing outside the United States is subject to several inherent risks, including:
•foreign currency fluctuations;
•local economic conditions;
•political instability;
•import or export requirements;
•foreign government regulatory requirements;
•reduced protection for intellectual property rights in some countries;
•tariffs and other trade barriers and restrictions; and
•potentially adverse tax consequences.
If we commence manufacturing operations outside the United States, we may be subject to these risks. Such risks could increase our costs and decrease our profit margins.
We, our outsourcing partners and our suppliers may rely on complex machinery for our production, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.
We, our outsourcing partners and our suppliers may rely on complex machinery for the production, assembly and installation of our lidar solutions, which will involve a significant degree of uncertainty and risk in terms of operational performance and costs. Our production facilities and the facilities of our outsourcing partners and suppliers consist of large-scale machinery combining many components. These components may suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of these components may significantly affect the intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, seismic activity and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to production facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, prospects, financial condition or operating results.
As part of growing our business, we may make acquisitions. If we fail to successfully select, execute or integrate our acquisitions, then our business, results of operations and financial condition could be materially adversely affected, and our stock price could decline.
From time to time, we may undertake acquisitions to add new products and technologies, acquire talent, gain new sales channels or enter into new markets or sales territories. In addition to possible stockholder approval, we may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt our business strategy if we fail to do so. Furthermore, acquisitions and the subsequent integration of new assets, businesses, key personnel, customers, vendors and suppliers require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations.

Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.
To date, we have limited experience with acquisitions and the integration of acquired technology and personnel. Failure to successfully identify, complete, manage and integrate acquisitions could materially and adversely affect our business, financial condition and results of operations and could cause our stock price to decline.
Our sales and operations in international markets expose us to operational, financial and regulatory risks.
International sales comprise a significant amount of our overall revenue. Sales to international customers accounted for 71% and 17% of our revenue in 2020 and 2019, respectively. We are committed to growing our international sales. While we have committed resources, and are working closely with OEMs and other collaborators outside the United States, to expand our international operations and sales channels, these efforts may not be successful. International operations are subject to a number of other risks, including:
•exchange rate fluctuations;
•political and economic instability, international terrorism and anti-American sentiment, particularly in emerging markets;
•global or regional health crises, such as the COVID-19 pandemic or other health epidemics and outbreaks;
•potential for violations of anti-corruption laws and regulations, such as those related to bribery and fraud;
•preference for locally branded products, and laws and business practices favoring local competition;
•potential consequences of, and uncertainty related to, the “Brexit” process in the United Kingdom, which could lead to additional expense and complexity in doing business there;
•increased difficulty in managing inventory;
•delayed revenue recognition;
•less effective protection of intellectual property;
•stringent regulation of the autonomous or other systems or products using our products and stringent consumer protection and product compliance regulations, including but not limited to General Data Protection Regulation in the European Union, European competition law, the Restriction of Hazardous Substances Directive, the Waste Electrical and Electronic Equipment Directive and the European Ecodesign Directive that are costly to comply with and may vary from country to country;
•difficulties and costs of staffing and managing foreign operations;
•import and export laws and the impact of tariffs;
•changes in local tax and customs duty laws or changes in the enforcement, application or interpretation of such laws; and
•U.S. government’s restrictions on certain technology transfer to certain countries of concern.
The occurrence of any of these risks could negatively affect our international business and consequently our business, operating results and financial condition.

Any failure to grow our relationship with SAIC and our proposed international expansion into China could expose us to substantial business, regulatory, political, financial and economic risks.
We have entered into a relationship with SAIC Motor Corporation Limited pursuant to which we plan to establish a presence in China to support the collaboration between the parties and enable series production of autonomous vehicles utilizing our technology in 2022. Any failure in our ability to grow our relationship with SAIC or to realize the anticipated benefits of our relationship with SAIC could harm our brand, prospects, financial condition and operating results and have an adverse effect on our business. Our proposed expansion into China could also expose us to substantial risks associated with doing business in China, such as, taxation, inflation, manufacturing, environmental and other regulations, foreign currency exchange rates, political risks, the labor market and property and financial regulations. Additionally, we would need to maintain compliance with the market’s ongoing development of standards to define deployment requirements for higher levels of autonomy. Our ability to operate in China may be adversely affected by changes in, or our failure to comply with, Chinese laws, regulations and standards. As we hire personnel to maintain our operations in China, we would also be exposed to risks associated with any changes to the employment and labor laws in China, which could increase our operating costs in China. There is also significant uncertainty about the future relationship between the United States and China with respect to political risks, including but not limited to, trade policies, treaties, government regulations and tariffs.
The complexity of our products could result in unforeseen delays or expenses from undetected defects, errors or reliability issues in hardware or software which could reduce the market adoption of our new products, damage our reputation with current or prospective customers, expose us to product liability and other claims and adversely affect our operating costs.
Our products are highly technical and very complex and require high standards to manufacture and have in the past and will likely in the future experience defects, errors or reliability issues at various stages of development. We may be unable to timely release new products, manufacture existing products, correct problems that have arisen or correct such problems to our customers’ satisfaction. Additionally, undetected errors, defects or security vulnerabilities, especially as new products are introduced or as new versions are released, could result in serious injury to the end users of technology incorporating our products, or those in the surrounding area, our customers never being able to commercialize technology incorporating our products, litigation against us, negative publicity and other consequences. These risks are particularly prevalent in the highly competitive autonomous driving and ADAS markets. Some errors or defects in our products may only be discovered after they have been tested, commercialized and deployed by customers. If that is the case, we may incur significant additional development costs and product recall, repair or replacement costs. These problems may also result in claims, including class actions, against us by our customers or others. Our reputation or brand may be damaged as a result of these problems and customers may be reluctant to buy our products, which could adversely affect our ability to retain existing customers and attract new customers and could adversely affect our financial results.
In addition, we could face material legal claims for breach of contract, product liability, fraud, tort or breach of warranty as a result of these problems. Defending a lawsuit, regardless of its merit, could be costly and may divert management’s attention and adversely affect the market’s perception of us and our products. In addition, our business liability insurance coverage could prove inadequate with respect to a claim and future coverage may be unavailable on acceptable terms or at all. These product-related issues could result in claims against us and our business could be adversely affected.
We may be subject to product liability or warranty claims that could result in significant direct or indirect costs, which could adversely affect our business and operating results.
Our customers use our solutions in autonomous driving and ADAS applications, which present the risk of significant injury, including fatalities. We may be subject to claims if a product using our lidar technology is involved in an accident and persons are injured or purport to be injured. Any insurance that we carry may not be sufficient or it may not apply to all situations. Similarly, our customers could be subjected to claims as a result of such accidents and bring legal claims against us to attempt to hold us liable. In addition, if lawmakers or governmental agencies were to determine that the use of our products or autonomous driving or certain ADAS applications increased the risk of injury to all or a subset of our customers, they may pass laws or adopt regulations that limit the use of our products or increase our liability associated with the use of our products or that regulate the use of or delay the deployment of autonomous driving and ADAS technology. Any of these events could adversely affect our brand, relationships with customers, operating results or financial condition.
We typically provide a limited-time warranty on our products. The occurrence of any material defects in our products could make us liable for damages and warranty claims. In addition, we could incur significant costs to correct any defects, warranty claims or other problems, including costs related to product recalls. Any negative publicity related to the perceived quality of our products could affect our brand image, partner and customer demand, and adversely affect our operating results and financial condition. Also, warranty, recall and product liability claims may result in litigation, including class actions, the occurrence of which could be costly, lengthy and distracting and adversely affect our business and operating results.
If we do not maintain sufficient inventory or if we do not adequately manage our inventory, we could lose sales or incur higher inventory-related expenses, which could negatively affect our operating results.
To ensure adequate inventory supply, we must forecast inventory needs and expenses, place orders sufficiently in advance with our suppliers and manufacturing partners and manufacture products based on our estimates of future demand for particular products. Fluctuations in the adoption of lidar products may affect our ability to forecast our future operating results, including revenue, gross margins, cash flows and profitability. Our ability to accurately forecast demand for our products could be affected by many factors, including the rapidly changing nature of the autonomous driving and ADAS markets in which we operate, the uncertainty surrounding the market acceptance and commercialization of lidar technology, the emergence of new markets, an increase or decrease in customer demand for our products or for products and services of our competitors, product introductions by competitors, the COVID-19 pandemic, other health epidemics and outbreaks, and any associated work stoppages or interruptions, unanticipated changes in general market conditions and the weakening of economic conditions or consumer confidence in future economic conditions. If our lidar products are commercialized in autonomous driving and ADAS applications, both of which are experiencing rapid growth in demand, we may face challenges acquiring adequate supplies to manufacture our products and/or we and our manufacturing partners may not be able to manufacture our products at a rate necessary to satisfy the levels of demand, which would negatively affect our revenue. This risk may be exacerbated by the fact that we may not carry or be able to obtain for our manufacturers a significant amount of inventory to satisfy short-term demand increases. If we fail to accurately forecast customer demand, we may experience excess inventory levels or a shortage of products available for sale.
Inventory levels in excess of customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would adversely affect our financial results, including our gross margin, and have a negative effect on our brand. Conversely, if we underestimate customer demand for our products, we, or our manufacturing partners, may not be able to deliver products to meet our requirements, and this could result in damage to our brand and customer relationships and adversely affect our revenue and operating results.
The average selling prices of our products could decrease rapidly over the life of the product, which may negatively affect our revenue and gross margin.
We may experience declines in the average selling prices of our products generally as our customers seek to commercialize autonomous systems at prices low enough to achieve market acceptance. In order to sell products that have a falling average unit selling price and maintain margins at the same time, we will need to continually reduce product and manufacturing costs. To manage manufacturing costs, we must engineer the most cost-effective design for our products. In addition, we continuously drive initiatives to reduce labor cost, improve worker efficiency, reduce the cost of materials, use fewer materials and further lower overall product costs by carefully managing component prices, inventory and shipping cost. We also need to continually introduce new products with higher sales prices and gross margin in order to maintain our overall gross margin. If we are unable to manage the cost of older products or successfully introduce new products with higher gross margin, our revenue and overall gross margin would likely decline.

Adverse conditions in the automotive industry or the global economy more generally could have adverse effects on our results of operations.
While we make our strategic planning decisions based on the assumption that the markets we are targeting will grow, our business is dependent, in large part on, and directly affected by, business cycles and other factors affecting the global automobile industry and global economy generally. Automotive production and sales are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences, changes in interest rates and credit availability, consumer confidence, fuel costs, fuel availability, environmental impact, governmental incentives and regulatory requirements, and political volatility, especially in energy-producing countries and growth markets. In addition, automotive production and sales can be affected by our automotive OEM customers’ ability to continue operating in response to challenging economic conditions and in response to labor relations issues, regulatory requirements, trade agreements and other factors. The volume of automotive production in North America, Europe and the rest of the world has fluctuated, sometimes significantly, from year to year, and we expect such fluctuations to give rise to fluctuations in the demand for our products. Any significant adverse change in any of these factors may result in a reduction in automotive sales and production by our automotive OEM customers and could have a material adverse effect on our business, results of operations and financial condition.
The discontinuation, lack of commercial success, or loss of business with respect to a particular vehicle model or technology package for which we are a significant supplier could reduce our sales and adversely affect our profitability.
If we are able to secure design wins and our solutions are included in these autonomous driving and ADAS products, we expect to enter into supply agreements with the relevant customer. Market practice dictates that these supply agreements typically require us to supply a customer’s requirements for a particular vehicle model or autonomous driving or ADAS product, rather than supply a set number of products. These contracts can have short terms and/or can be subject to renegotiation, sometimes as frequently as annually, all of which may affect product pricing, and may be terminated by our customers at any time. Therefore, even if we are successful in obtaining design wins and the systems into which our products are built are commercialized, the discontinuation of, the loss of business with respect to, or a lack of commercial success of a particular vehicle model or technology package for which we are a significant supplier could mean that the expected sales of our products will not materialize, materially and adversely affecting our business.
Since many of the markets in which we compete are new and rapidly evolving, it is difficult to forecast long-term end-customer adoption rates and demand for our products.
We are pursuing opportunities in markets that are undergoing rapid changes, including technological and regulatory changes, and it is difficult to predict the timing and size of the opportunities. For example, autonomous driving and lidar-based ADAS applications require complex technology. Because these automotive systems depend on technology from many companies, commercialization of autonomous driving or ADAS products could be delayed or impaired on account of certain technological components of our or others not being ready to be deployed in vehicles. Although we currently have contracts with over 50 commercial partners, these companies may not be able to commercialize our technology immediately, or at all. Regulatory, safety or reliability developments, many of which are outside of our control, could also cause delays or otherwise impair commercial adoption of these new technologies, which will adversely affect our growth. Our future financial performance will depend on our ability to make timely investments in the correct market opportunities. If one or more of these markets experience a shift in customer or prospective customer demand, our products may not compete as effectively, if at all, and they may not be designed into commercialized products. Given the evolving nature of the markets in which we operate, it is difficult to predict customer demand or adoption rates for our products or the future growth of the markets in which we operate. As a result, the financial projections in this prospectus necessarily reflect various estimates and assumptions that may not prove accurate and these projections could differ materially from actual results due to the risks included in this “Risk Factors” section, among others. If demand does not develop or if we cannot accurately forecast customer demand, the size of our markets, inventory requirements or our future financial results, our business, results of operations and financial condition will be adversely affected.

We currently have and target many customers that are large corporations with substantial negotiating power, exacting product standards and potentially competitive internal solutions. If we are unable to sell our products to these customers, our prospects and results of operations will be adversely affected.
Many of our customers and potential customers are large, multinational corporations with substantial negotiating power relative to us and, in some instances, may have internal solutions that are competitive to our products. These large, multinational corporations also have significant development resources, which may allow them to acquire or develop independently, or in partnership with others, competitive technologies. Meeting the technical requirements and securing design wins with any of these companies will require a substantial investment of our time and resources. We cannot assure you that our products will secure design wins from these or other companies or that we will generate meaningful revenue from the sales of our products to these key potential customers. If our products are not selected by these large corporations or if these corporations develop or acquire competitive technology, it will have an adverse effect on our business.
Our business could be materially and adversely affected if we lost any of our largest customers or if we were unable to pay our invoices.
Although we have and continue to pursue a broad customer base, we are dependent on a collection of large customers with strong purchasing power. In 2020 and 2019, our top 10 customers represented 94% and 79% of our revenue, respectively. In 2020, Volvo and in 2019, Volvo, Toyota and Northrop Grumman accounted for more than 10% of our annual revenue. The loss of business from any of our major customers (whether by lower overall demand for our products, cancellation of existing contracts or product orders or the failure to design in our products or award us new business) could have a material adverse effect on our business.
To the extent autonomous vehicle and ADAS systems become accepted by major automotive OEMs, we expect that we will rely increasingly for our revenue on Tier 1 suppliers through which automotive OEMs procure components. We expect that these Tier 1 suppliers will be responsible for certain hardpoint and software configuration activities specific to each OEM, and they may not exclusively carry our solutions.
There is also a risk that one or more of our major customers could be unable to pay our invoices as they become due or that a customer will simply refuse to make such payments if it experiences financial difficulties. If a major customer were to enter into bankruptcy proceedings or similar proceedings whereby contractual commitments are subject to stay of execution and the possibility of legal or other modification, we could be forced to record a substantial loss.
We are substantially dependent on our partnership with Volvo, and our business could be materially and adversely affected if our partnership with Volvo were terminated.
Our business is substantially dependent on our partnership with Volvo. For the years ended December 31, 2020 and 2019, Volvo accounted for $8.9 million, or 64% and $0.6 million, or 4.7%, respectively, of our total revenue. There can be no assurance that we will be able to maintain our relationship with Volvo and secure orders for our products. If we are unable to maintain our relationship with Volvo, or if our arrangement is modified so that the economic terms become less favorable to us, then our business would be materially adversely affected.
If we are unable to establish and maintain confidence in our long-term business prospects among customers and analysts and within our industry or are subject to negative publicity, then our financial condition, operating results, business prospects and access to capital may suffer materially.
Customers may be less likely to purchase our lidar solutions if they are not convinced that our business will succeed or that our service and support and other operations will continue in the long term.
Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, in order to build and maintain our business, we must maintain confidence among customers, suppliers, analysts, ratings agencies and other parties in our products, long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control, such as our limited operating history, customer unfamiliarity with our lidar solutions, any delays in scaling production, delivery and service operations to meet demand, competition and uncertainty regarding the future of autonomous vehicles or our other services and our production and sales performance compared with market expectations.
Our investments in educating our customers and potential customers about the advantages of lidar and its applications may not result in sales of our products.
Educating our prospective customers, and to a lesser extent, our existing customers, about lidar, its advantages over other sensing technologies and lidar’s ability to convey value in different industries and deployments is an integral part of developing new business and the lidar market generally. If prospective customers have a negative perception of, or experience with, lidar or a competitor’s lidar products they may be reluctant to adopt lidar in general or specifically our products. Adverse statements about lidar by influential market participants may also deter adoption. Some of our competitors have significant financial or marketing resources that may allow them to engage in public marketing campaigns about their alternative technology, lidar or our solutions. Our efforts to educate potential customers and the market generally and to counter any adverse statements made by competitors or other market participants will require significant financial and personnel resources. These educational efforts may not be successful and we may not offset the costs of such efforts with revenue from the new customers. If we are unable to acquire new customers to offset these expenses or if the market accepts such adverse statements, our financial condition will be adversely affected.
The period of time from a design win to implementation is long and we are subject to the risks of cancellation or postponement of the contract or unsuccessful implementation.
Prospective customers, including those in the automotive industry, generally must make significant commitments of resources to test and validate our products and confirm that they can integrate with other technologies before including them in any particular system, product or model. The development cycles of our products with new customers varies widely depending on the application, market, customer and the complexity of the product. In the automotive market, for example, this development cycle can be five to seven or more years. The development cycle in certain other markets can be months to one or two years. These development cycles result in us investing our resources prior to realizing any revenue from the commercialization. Further, we are subject to the risk that customers cancel or postpone implementation of our technology, as well as that we will not be able to integrate our technology successfully into a larger system with other sensing modalities. Further, our revenue could be less than forecasted if the system, product or vehicle model that includes our lidar products is unsuccessful, including for reasons unrelated to our technology. Long development cycles and product cancellations or postponements may adversely affect our business, results of operations and financial condition.
We operate in a highly competitive market and some market participants have substantially greater resources. We compete against a large number of both established competitors and new market entrants.
The markets for sensing technology applicable to autonomous solutions in the automobile industry are highly competitive. Our future success will depend on our ability to remain a leader in our targeted markets by continuing to develop and protect from infringement advanced lidar technology in a timely manner and to stay ahead of existing and new competitors. Our competitors are numerous and they compete with us directly by offering lidar products and indirectly by attempting to solve some of the same challenges with different technology. We face competition from camera and radar companies, other developers of lidar products, Tier 1 suppliers and other technology and automotive supply companies, some of which have significantly greater resources than we do. In the automotive market, our competitors have commercialized both lidar and non-lidar-based ADAS technology that has achieved market adoption, strong brand recognition and may continue to improve. Other competitors are working towards commercializing autonomous driving technology and either by themselves, or with a publicly announced partner, have substantial financial, marketing, R&D and other resources. Some of our customers in the autonomous vehicle and ADAS markets have announced development efforts or made acquisitions directed at creating their own lidar-based or other sensing technologies, which would compete with our solutions. We do not know how close these competitors are to commercializing autonomous driving systems or novel ADAS applications. In markets outside of the automotive industry, our competitors, like us, seek to develop new sensing applications across industries. Even in these emerging markets, we face substantial competition from numerous competitors seeking to prove the value of their technology.
Additionally, increased competition may result in pricing pressure and reduced margins and may impede our ability to increase the sales of our products or cause us to lose market share, any of which will adversely affect our business, results of operations and financial condition.
The markets in which we compete are characterized by rapid technological change, which requires us to continue to develop new products and product innovations and could adversely affect market adoption of our products.
While we intend to invest substantial resources to remain on the forefront of technological development, continuing technological changes in sensing technology, lidar and the markets for these products, including the ADAS and autonomous driving industries, could adversely affect adoption of lidar and/or our products, either generally or for particular applications. Our future success will depend upon our ability to develop and introduce a variety of new capabilities and innovations to our existing product offerings, as well as introduce a variety of new product offerings, to address the changing needs of the markets in which we offer our products. For example, we are currently working on developing perception software products. We cannot guarantee that such software or other new products will be released in a timely manner, or at all, or achieve market acceptance. Delays in delivering new products that meet customer requirements could damage our relationships with customers and lead them to seek alternative sources of supply. In addition, our success to date has been based on the delivery of our solutions to R&D programs in which developers are investing substantial capital to develop new systems. Our continued success relies on the success of the R&D phase of these customers as they expand into commercialized projects. As autonomous technology reaches the stage of large-scale commercialization, we will be required to develop and deliver solutions at price points that enable wider and ultimately mass-market adoption. Delays in introducing products and innovations, the failure to choose correctly among technical alternatives or the failure to offer innovative products or configurations at competitive prices may cause existing and potential customers to purchase our competitors’ products or turn to alternative sensing technology.
If we are unable to devote adequate resources to develop products or cannot otherwise successfully develop products or system configurations that meet customer requirements on a timely basis or that remain competitive with technological alternatives, our products could lose market share, our revenue will decline, we may experience operating losses and our business and prospects will be adversely affected.
Developments in alternative technology may adversely affect the demand for our lidar technology.
Significant developments in alternative technologies, such as cameras and radar, may materially and adversely affect our business, prospects, financial condition and operating results in ways we do not currently anticipate. Existing and other camera and radar technologies may emerge as customers’ preferred alternative to our solutions. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced products in the autonomous vehicle industry, which could result in the loss of competitiveness of our lidar solutions, decreased revenue and a loss of market share to competitors. Our R&D efforts may not be sufficient to adapt to changes in technology. As technologies change, we plan to upgrade or adapt our lidar solutions with the latest technology. However, our solutions may not compete effectively with alternative systems if we are not able to source and integrate the latest technology into our existing lidar solutions.
Because lidar is new in most of the markets we are seeking to enter, forecasts of market growth in this prospectus may not be accurate.
Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts and estimates in this prospectus relating to the expected size and growth of the markets for lidar-based technology may prove to be inaccurate. Even if these markets experience the forecasted growth described in this prospectus, we may not grow our business at similar rates, or at all. Our future growth is subject to many factors, including market adoption of our products, which is subject to many risks and uncertainties. Accordingly, the forecasts and estimates of market size and growth described in this prospectus, including our estimates that the size of our total addressable market is expected to grow from approximately $5 billion currently to $150 billion by 2030, should not be taken as indicative of our future growth. In addition, these forecasts do not take into account the impact of the current global COVID-19 pandemic, and we cannot assure you that these forecasts will not be materially and adversely affected as a result.
We may need to raise additional capital in the future in order to execute our business plan, which may not be available on terms acceptable to us, or at all.
In the future, we may require additional capital to respond to technological advancements, competitive dynamics or technologies, customer demands, business opportunities, challenges, acquisitions or unforeseen circumstances and we may determine to engage in equity or debt financings or enter into credit facilities for other reasons. In order to further business relationships with current or potential customers or partners, we may issue equity or equity-linked securities to such current or potential customers or partners. We may not be able to timely secure additional debt or equity financing on favorable terms, or at all. If we raise additional funds through the issuance of equity or convertible debt or other equity-linked securities or if we issue equity or equity-linked securities to current or potential customers to further business relationships, our existing stockholders could experience significant dilution. Any debt financing obtained by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited.
We have identified material weaknesses in our internal control over financial reporting as of December 31, 2020 and 2019. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of Nasdaq. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and finance compliance costs and place significant strain on our personnel, systems and resources.
The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls, internal control over financial reporting and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers.
Any failure to implement and maintain effective internal controls could increase our operating costs and could materially and adversely affect our business and operating results.
In connection with our financial statement close process for the years ended December 31, 2020 and 2019, we identified a material weakness in the design and operating effectiveness of our internal control over financial reporting. The material weakness we identified resulted from a lack of sufficient number of qualified personnel within our accounting function who possessed an appropriate level of expertise to effectively perform the following functions:
•identify, select and apply GAAP sufficiently to provide reasonable assurance that transactions were being appropriately recorded; and
•assess risk and design appropriate control activities over information technology systems and financial and reporting processes necessary to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements.
A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements would not be prevented or detected on a timely basis. These deficiencies could result in additional material misstatements to our consolidated financial statements that could not be prevented or detected on a timely basis.
Our management is in the process of developing a remediation plan which shall include, without limitation, the hiring of additional accounting and finance personnel with technical public company accounting and financial reporting experience. The material weaknesses will not be considered remediated until management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. Our management will monitor the effectiveness of our remediation plans and will make changes management determines to be appropriate.
If not remediated, these material weaknesses could result in material misstatements to our annual or interim consolidated financial statements that might not be prevented or detected on a timely basis, or in delayed filing of required periodic reports. If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of the Common Stock could be adversely affected and we could become subject to litigation or investigations by Nasdaq, the SEC, or other regulatory authorities, which could require additional financial and management resources.
Further, additional weaknesses in our internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in our implementation or improvement, could adversely affect our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods.
Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.
Changes in tax laws or exposure to additional income tax liabilities could affect our future profitability.
Factors that could materially affect our future effective tax rates include but are not limited to:
•changes in tax laws or the regulatory environment;
•changes in accounting and tax standards or practices;
•changes in the composition of operating income by tax jurisdiction; and
•our operating results before taxes.
Because we do not have a long history of operating at our present scale and we have significant expansion plans, our effective tax rate may fluctuate in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under GAAP, changes in the composition of earnings in countries with differing tax rates, changes in deferred tax assets and liabilities, or changes in tax laws.
On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was signed into law making significant changes to the U.S. Tax Code. In particular, sweeping changes were made to the U.S. taxation of foreign operations. Changes include, but are not limited to, a reduction to the corporate income tax rate, limiting interest deductions, adopting elements of a territorial tax system, assessing a repatriation tax or “toll-charge” on undistributed earnings and profits of U.S.-owned foreign corporations, and introducing certain anti-base erosion provisions, including a new minimum tax on global intangible low-taxed income (“GILTI”) and base erosion and anti-abuse tax (“BEAT”). The new legislation had no effect on our provision for income taxes for 2020 and 2019, because we generated net tax losses and offset our deferred tax assets on the balance sheet with a full valuation allowance due to our current loss position and forecasted losses for the near future. The overall impact of this tax reform is uncertain, and our business and financial condition, including with respect to our non-U.S. operations, could be adversely affected.

In addition to the impact of the Tax Act on our federal taxes, the Tax Act may impact our taxation in other jurisdictions, including with respect to state income taxes. State legislatures have not had sufficient time to respond to the Tax Act. Accordingly, there is uncertainty as to how the laws will apply in the various state jurisdictions. Additionally, other foreign governing bodies may enact changes to their tax laws in reaction to the Tax Act that could result in changes to our global tax position and materially adversely affect our business, results of operations and financial condition. Additionally, the Internal Revenue Service, (the “IRS”) and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with our future intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If we do not prevail in any such disagreements, our profitability may be affected.
Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.
As of December 31, 2020, we had $241.6 million of U.S. federal and $240.0 million of state net operating loss carryforwards available to reduce future taxable income. Of the $241.6 million in U.S. federal operating loss carryforwards, $198.9 million will be carried forward indefinitely for U.S. federal tax purposes and $42.7 million will expire between 2035 and 2037. The $240.0 million of our U.S. state net operating loss carryforwards will expire between 2035 and 2037. It is possible that we will not generate taxable income in time to use these net operating loss carryforwards before their expiration or at all. Under legislative changes made in December 2017, U.S. federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such net operating losses is limited. It is uncertain if and to what extent various states will conform to the newly enacted federal tax law. In addition, the federal and state net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the U.S. Tax Code, respectively, and similar provisions of state law. Under those sections of the U.S. Tax Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. We have not yet undertaken an analysis of whether the Business Combination constitutes an “ownership change” for purposes of Section 382 and Section 383 of the U.S. Tax Code.
We are highly dependent on the services of Austin Russell, our Founder, President and Chief Executive Officer.
We are highly dependent on Austin Russell, our Founder, President and Chief Executive Officer. Mr. Russell created our first lidar product and he remains deeply involved in all aspects of our business, including product development. The loss of Mr. Russell would adversely affect our business because his loss could make it more difficult to, among other things, compete with other market participants, manage our R&D activities and retain existing customers or cultivate new ones. Negative public perception of, or negative news related to, Mr. Russell may adversely affect our brand, relationship with customers or standing in the industry.
Our business depends substantially on the efforts of our executive officers and highly skilled personnel, and our operations may be severely disrupted if we lost their services.
Competition for highly-skilled personnel is often intense, especially in Orlando, Florida and the San Francisco Bay Area, where two of our offices are located, and we may incur significant costs to attract highly-skilled personnel. We may not be successful in attracting, integrating, or retaining qualified personnel to fulfill our current or future needs. We have, from time to time, experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity or equity awards declines, it may adversely affect our ability to retain highly skilled employees. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be adversely affected.

Our business could be materially and adversely affected by the current global COVID-19 pandemic or other health epidemics and outbreaks.
The ongoing COVID-19 pandemic as well as other possible health epidemics and outbreaks could result in a material adverse impact on our or our customers’ business operations including reduction or suspension of operations in the U.S. or certain parts of the world. Our engineering and manufacturing operations, among others, cannot all be conducted in a remote working structure and often require on-site access to materials and equipment. We have customers with international operations in varying industries. We also depend on suppliers and manufacturers worldwide. Depending upon the duration of the ongoing COVID-19 pandemic and the associated business interruptions, our customers, suppliers, manufacturers and partners may suspend or delay their engagement with us, which could result in a material adverse effect on our financial condition. Our response to the ongoing COVID-19 pandemic may prove to be inadequate and we may be unable to continue our operations in the manner we had prior to the outbreak, and may endure interruptions, reputational harm, delays in our product development and shipments, all of which could have an adverse effect on our business, operating results, and financial condition. In addition, when the pandemic subsides, we cannot assure you as to the timing of any economic recovery, which could continue to have a material adverse effect on our target markets and our business.
Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, global pandemics, and interruptions by man-made problems, such as terrorism. Material disruptions of our business or information systems resulting from these events could adversely affect our operating results.
A significant natural disaster, such as an earthquake, fire, flood, hurricane or significant power outage or other similar events, such as infectious disease outbreaks or pandemic events, including the ongoing COVID-19 pandemic, could have an adverse effect on our business and operating results. The ongoing COVID-19 pandemic may have the effect of heightening many of the other risks described in this “Risk Factors” section, such as the demand for our products, our ability to achieve or maintain profitability and our ability to raise additional capital in the future. Our corporate headquarters and R&D and manufacturing base are located in Florida, which currently has a high number of COVID-19 pandemic cases. One of our offices is located in the San Francisco Bay Area, a region known for seismic activity. In addition, natural disasters, acts of terrorism or war could cause disruptions in our remaining manufacturing operations, our or our customers’ or channel partners’ businesses, our suppliers’ or the economy as a whole. We also rely on information technology systems to communicate among our workforce and with third parties. Any disruption to our communications, whether caused by a natural disaster or by man made problems, such as power disruptions, could adversely affect our business. We do not have a formal disaster recovery plan or policy in place and do not currently require that our suppliers’ partners have such plans or policies in place. To the extent that any such disruptions result in delays or cancellations of orders or impede our suppliers’ ability to timely deliver product components, or the deployment of our products, our business, operating results and financial condition would be adversely affected.
Interruption or failure of our information technology and communications systems could impact our ability to effectively provide our services.
We plan to include in-vehicle services and functionality that utilize data connectivity to monitor performance and timely capture opportunities to enhance performance and functionality. The availability and effectiveness of our services depend on the continued operation of information technology and communications systems. Our systems will be vulnerable to damage or interruption from, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, viruses, denial or degradation of service attacks, ransomware, social engineering schemes, insider theft or misuse or other attempts to harm our systems. We utilize reputable third-party service providers or vendors for all of our data other than our source code, and these providers could also be vulnerable to harms similar to those that could damage our systems, including sabotage and intentional acts of vandalism causing potential disruptions. Some of our systems will not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any problems with our third-party cloud hosting providers could result in lengthy interruptions in our business. In addition, our in-vehicle services and functionality are highly technical and complex technology which may contain errors or vulnerabilities that could result in interruptions in our business or the failure of our systems.

We are subject to cybersecurity risks to operational systems, security systems, infrastructure, integrated software in our lidar solutions and customer data processed by us or third-party vendors or suppliers and any material failure, weakness, interruption, cyber event, incident or breach of security could prevent us from effectively operating our business.
We are at risk for interruptions, outages and breaches of: operational systems, including business, financial, accounting, product development, data processing or production processes, owned by us or our third-party vendors or suppliers; facility security systems, owned by us or our third-party vendors or suppliers; in-product technology owned by us or our third-party vendors or suppliers; the integrated software in our lidar solutions; or customer or driver data that we process or our third-party vendors or suppliers process on our behalf. Such cyber incidents could materially disrupt operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers, drivers or others; jeopardize the security of our facilities; or affect the performance of in-product technology and the integrated software in our lidar solutions. A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception. The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time. Although we maintain information technology measures designed to protect us against intellectual property theft, data breaches and other cyber incidents, such measures will require updates and improvements, and we cannot guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. The implementation, maintenance, segregation and improvement of these systems requires significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of our data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data and inventory, procure parts or supplies or produce, sell, deliver and service our solutions, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that the systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If we do not successfully implement, maintain or expand these systems as planned, our operations may be disrupted, our ability to accurately and timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify our financial results. Moreover, our proprietary information or intellectual property could be compromised or misappropriated and our reputation may be adversely affected. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions.
A significant cyber incident could impact production capability, harm our reputation, cause us to breach our contracts with other parties or subject us to regulatory actions or litigation, any of which could materially affect our business, prospects, financial condition and operating results. In addition, our insurance coverage for cyber-attacks may not be sufficient to cover all the losses we may experience as a result of a cyber incident.
Legal and Regulatory Risks Related to Our Business
We are subject to governmental export and import control laws and regulations. Our failure to comply with these laws and regulations could have an adverse effect on our business, prospects, financial condition and results of operations.
Our products and solutions are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. U.S. export control laws and regulations and economic sanctions prohibit the shipment of certain products and services to U.S. embargoed or sanctioned countries, governments and persons. In addition, complying with export control and sanctions regulations for a particular sale may be time-consuming and result in the delay or loss of sales opportunities. Exports of our products and technology must be made in compliance with these laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges, fines, which may be imposed on us and responsible employees or managers and, in extreme cases, the incarceration of responsible employees or managers.
Changes to trade policy, tariffs and import/export regulations may have a material adverse effect on our business, financial condition and results of operations.
Changes in global political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment in the territories or countries where we currently purchase our components, sell our products or conduct our business could adversely affect our business. The U.S. has recently instituted or proposed changes in trade policies that include the negotiation or termination of trade agreements, the imposition of higher tariffs on imports into the U.S., economic sanctions on individuals, corporations or countries, and other government regulations affecting trade between the U.S. and other countries where we conduct our business. A number of other nations have proposed or instituted similar measures directed at trade with the United States in response. As a result of these developments, there may be greater restrictions and economic disincentives on international trade that could adversely affect our business. For example, such changes could adversely affect the automotive market, our ability to access key components or raw materials needed to manufacture our products (including, but not limited to, rare-earth metals), our ability to sell our products to customers outside of the U.S. and the demand for our products. It may be time-consuming and expensive for us to alter our business operations to adapt to or comply with any such changes, and any failure to do so could have a material adverse effect on our business, financial condition and results of operations.
We have in the past and may become involved in legal and regulatory proceedings and commercial or contractual disputes, which could have an adverse effect on our profitability and consolidated financial position.
We may be, from time to time, involved in litigation, regulatory proceedings and commercial or contractual disputes that may be significant. These matters may include, without limitation, disputes with our suppliers and customers, intellectual property claims, stockholder litigation, government investigations, class action lawsuits, personal injury claims, environmental issues, customs and value-added tax disputes and employment and tax issues. In addition, we have in the past and could face in the future a variety of labor and employment claims against us, which could include but is not limited to general discrimination, wage and hour, privacy, ERISA or disability claims. In such matters, government agencies or private parties may seek to recover from us very large, indeterminate amounts in penalties or monetary damages (including, in some cases, treble or punitive damages) or seek to limit our operations in some way. These types of lawsuits could require significant management time and attention or could involve substantial legal liability, adverse regulatory outcomes, and/or substantial expenses to defend. Often these cases raise complex factual and legal issues and create risks and uncertainties. No assurances can be given that any proceedings and claims will not have a material adverse impact on our operating results and consolidated financial position or that our established reserves or our available insurance will mitigate this impact.
We are subject to, and must remain in compliance with, numerous laws and governmental regulations concerning the manufacturing, use, distribution and sale of our products. Some of our customers also require that we comply with their own unique requirements relating to these matters.
We manufacture and sell products that contain electronic components, and such components may contain materials that are subject to government regulation in both the locations where we manufacture and assembles our products, as well as the locations where we sell our products. For example, certain regulations limit the use of lead in electronic components. Since we operate on a global basis, this is a complex process which requires continual monitoring of regulations and an ongoing compliance process to ensure that we and our suppliers are in compliance with existing regulations in each market where we operate. If there is an unanticipated new regulation that significantly impacts our use and sourcing of various components or requires more expensive components, that regulation could materially adversely affect our business, results of operations and financial condition.
Our products are used for autonomous driving and ADAS applications, which are subject to complicated regulatory schemes that vary from jurisdiction to jurisdiction. These are rapidly evolving areas where new regulations could impose limitations on the use of lidar generally or our products specifically. If we fail to adhere to these new regulations or fail to continually monitor the updates, we may be subject to litigation, loss of customers or negative publicity and our business, results of operations and financial condition will be adversely affected.
We are subject to various environmental laws and regulations that could impose substantial costs upon us and cause delays in building our production facilities.
Concerns over environmental pollution and climate change have produced significant legislative and regulatory efforts on a global basis, and we believe this will continue both in scope and in the number of countries participating. In addition, as climate change issues become more prevalent, foreign, federal, state and local governments and our customers have been responding to these issues. The increased focus on environmental sustainability may result in new regulations and customer requirements, or changes in current regulations and customer requirements, which could materially adversely impact our business, results of operations and financial condition. If we are unable to effectively manage real or perceived issues, including concerns about environmental impacts or similar matters, sentiments toward us or our products could be negatively impacted, and our business, results of operations or financial condition could suffer.
Our operations are and will be subject to international, federal, state and local environmental laws and regulations, and such laws and regulations could directly increase the cost of energy, which may have an effect on the way we manufacture products or utilize energy to produce our products. In addition, any new regulations or laws in the environmental area might increase the cost of raw materials or key components we use in our products. Environmental regulations require us to reduce product energy usage, monitor and exclude an expanding list of restricted substances and to participate in required recovery and recycling of our products. Environmental and health and safety laws and regulations can be complex, and we have limited experience complying with them. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production or a cessation of our operations. Contamination at properties we operate, we formerly operated or to which hazardous substances were sent by us, may result in liability for us under environmental laws and regulations, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or operating results. We may face unexpected delays in obtaining the required permits and approvals in connection with our planned production facilities that could require significant time and financial resources and delay our ability to operate these facilities, which would adversely impact our business, prospects, financial condition and operating results.
We are subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business.
We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and possibly other anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

Our business may be adversely affected by changes in automotive and laser regulations or concerns that drive further regulation of the automobile and laser market.
Government product safety regulations are an important factor for our business. Historically, these regulations have imposed ever-more stringent safety regulations for vehicles and laser products. These safety regulations often require, or customers demand that, vehicles have more safety features per vehicle and more advanced safety products.
While we believes increasing automotive and laser safety standards will present a market opportunity for our products, government safety regulations are subject to change based on a number of factors that are not within our control, including new scientific or technological data, adverse publicity regarding the industry recalls and safety risks of autonomous driving and ADAS, accidents involving our products, domestic and foreign political developments or considerations, and litigation relating to our products and our competitors’ products. Changes in government regulations, especially in the autonomous driving and ADAS industries, could adversely affect our business. If government priorities shift and we are unable to adapt to changing regulations, our business may be materially and adversely affected.
Federal and local regulators impose more stringent compliance and reporting requirements in response to product recalls and safety issues in the automotive and laser industry. As cars that carry our sensors go into production, the obligations of complying with safety regulations and reporting requirements could increase and it could require increased resources and adversely affect our business.
Autonomous and ADAS features may be delayed in adoption by OEMs, and our business impacted, as additional emissions and safety requirements are imposed on vehicle manufacturers.
Vehicle regulators globally continue to consider new and enhanced emissions requirements, including electrification, to meet environmental and economic needs as well as pursue new safety standards to address emerging traffic risks. To control new vehicle prices, among other concerns, OEMs may need to dedicate technology and cost additions to new vehicle designs to meet these emissions and safety requirements and postpone the consumer cost pressures of new autonomous and ADAS features.
Our business may be adversely affected if we fail to comply with the regulatory requirements under the Federal Food, Drug, and Cosmetic or the Food and Drug Administration (the “FDA”).
As a lidar technology company, we are subject to the Electronic Product Radiation Control Provisions of the Federal Food, Drug, and Cosmetic Act. These requirements are enforced by the FDA. Electronic product radiation includes laser technology. Regulations governing these products are intended to protect the public from hazardous or unnecessary exposure. Manufacturers are required to certify in product labeling and reports to the FDA that their products comply with applicable performance standards as well as maintain manufacturing, testing, and distribution records for their products. Failure to comply with these requirements could result in enforcement action by the FDA, which could require us to cease distribution of our products, recall or remediate products already distributed to customers, or subject us to FDA enforcement.
Failures, or perceived failures, to comply with privacy, data protection, and information security requirements in the variety of jurisdictions in which we operate may adversely impact our business, and such legal requirements are evolving, uncertain and may require improvements in, or changes to, our policies and operations.
Our current and potential future operations and sales subject us to laws and regulations addressing privacy and the collection, use, storage, disclosure, transfer and protection of a variety of types of data. For example, the European Commission has adopted the General Data Protection Regulation and California recently enacted the California Consumer Privacy Act of 2018, both of which provide for potentially material penalties for non-compliance. These regimes may, among other things, impose data security requirements, disclosure requirements, and restrictions on data collection, uses, and sharing that may impact our operations and the development of our business. While, generally, we do not have access to, collect, store, process, or share information collected by our solutions unless our customers choose to proactively provide such information to us, our products may evolve both to address potential customer requirements or to add new features and functionality. Therefore, the full impact of these privacy regimes on our business is rapidly evolving across jurisdictions and remains uncertain at this time.
We may also be affected by cyber-attacks and other means of gaining unauthorized access to our products, systems, and data. For instance, cyber criminals or insiders may target us or third parties with which we have business relationships to obtain data, or in a manner that disrupts our operations or compromises our products or the systems into which our products are integrated.
We are assessing the continually evolving privacy and data security regimes and measures we believe are appropriate in response. Since these data security regimes are evolving, uncertain and complex, especially for a global business like ours, we may need to update or enhance our compliance measures as our products, markets and customer demands further develop, and these updates or enhancements may require implementation costs. In addition, we may not be able to monitor and react to all developments in a timely manner. The compliance measures we do adopt may prove ineffective. Any failure, or perceived failure, by us to comply with current and future regulatory or customer-driven privacy, data protection, and information security requirements, or to prevent or mitigate security breaches, cyber-attacks, or improper access to, use of, or disclosure of data, or any security issues or cyber-attacks affecting us, could result in significant liability, costs (including the costs of mitigation and recovery), and a material loss of revenue resulting from the adverse impact on our reputation and brand, loss of proprietary information and data, disruption to our business and relationships, and diminished ability to retain or attract customers and business partners. Such events may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, and could cause customers and business partners to lose trust in us, which could have an adverse effect on our reputation and business.
Regulations related to conflict minerals may cause us to incur additional expenses and could limit the supply and increase the costs of certain metals used in the manufacturing of our products.
We are subject to the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, that will require us to determine, disclose and report whether our products contain conflict minerals. The implementation of these requirements could adversely affect the sourcing, availability and pricing of the materials used in the manufacture of components used in our products. In addition, we will incur additional costs to comply with the disclosure requirements, including costs related to conducting diligence procedures to determine the sources of conflict minerals that may be used in or necessary to the production of our products and, if applicable, potential changes to products, processes or sources of supply as a consequence of such verification activities. It is also possible that our reputation may be adversely affected if we determine that certain of our products contain minerals not determined to be conflict-free or if we are unable to alter our products, processes or sources of supply to avoid use of such materials.
Risks Related to Our Intellectual Property
Despite the actions we are taking to defend and protect our intellectual property, we may not be able to adequately protect or enforce our intellectual property rights or prevent unauthorized parties from copying or reverse engineering our solutions. Our efforts to protect and enforce our intellectual property rights and prevent third parties from violating our rights may be costly.
The success of our products and our business depends in part on our ability to obtain patents and other intellectual property rights and maintain adequate legal protection for our products in the United States and other international jurisdictions. We rely on a combination of patent, service mark, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights, all of which provide only limited protection.
We cannot assure you that any patents will be issued with respect to our currently pending patent applications or that any trademarks will be registered with respect to our currently pending applications in a manner that gives us adequate defensive protection or competitive advantages, if at all, or that any patents issued to us or any trademarks registered by us will not be challenged, invalidated or circumvented. We have filed for patents and trademarks in the United States and in certain international jurisdictions, but such protections may not be available in all countries in which we operate or in which we seek to enforce our intellectual property rights, or may be difficult to enforce in practice. Our currently-issued patents and trademarks and any patents and trademarks that may be issued or registered, as applicable, in the future with respect to pending or future applications may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers. We cannot be certain that the steps we have taken will prevent unauthorized use of our technology or the reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive to us or infringe our intellectual property.
Protecting against the unauthorized use of our intellectual property, products and other proprietary rights is expensive and difficult, particularly internationally. We believe that our patents are foundational in the area of lidar products and intends to enforce the intellectual property portfolio we have built over the years. Unauthorized parties may attempt to copy or reverse engineer our lidar technology or certain aspects of our solutions that we consider proprietary. Litigation may be necessary in the future to enforce or defend our intellectual property rights, to prevent unauthorized parties from copying or reverse engineering our solutions, to determine the validity and scope of the proprietary rights of others or to block the importation of infringing products into the United States.
Any such litigation, whether initiated by us or a third party, could result in substantial costs and diversion of management resources, either of which could adversely affect our business, operating results and financial condition. Even if we obtain favorable outcomes in litigation, we may not be able to obtain adequate remedies, especially in the context of unauthorized parties copying or reverse engineering our solutions.
Further, many of our current and potential competitors have the ability to dedicate substantially greater resources to defending intellectual property infringement claims and to enforcing their intellectual property rights than we have. Attempts to enforce our rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against us or result in a holding that invalidates or narrows the scope of our rights, in whole or in part. Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which our products are available and competitors based in other countries may sell infringing products in one or more markets. Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, operating results, financial condition and prospects.
Third-party claims that we are infringing intellectual property, whether successful or not, could subject us to costly and time-consuming litigation or expensive licenses, and our business could be adversely affected.
Although we hold key patents related to our products, a number of companies, both within and outside of the lidar industry, hold other patents covering aspects of lidar products. In addition to these patents, participants in this industry typically also protect their technology, especially embedded software, through copyrights and trade secrets. As a result, there is frequent litigation based on allegations of infringement, misappropriation or other violations of intellectual property rights. We have received, and in the future may receive, inquiries from other intellectual property holders and may become subject to claims that we infringe their intellectual property rights, particularly as we expand our presence in the market, expand to new use cases and face increasing competition. In addition, parties may claim that the names and branding of our products infringe their trademark rights in certain countries or territories. If such a claim were to prevail, we may have to change the names and branding of our products in the affected territories and we could incur other costs.
We currently have a number of agreements in effect pursuant to which we have agreed to defend, indemnify and hold harmless our customers, suppliers, and channel partners and other partners from damages and costs which may arise from the infringement by our products of third-party patents or other intellectual property rights. The scope of these indemnity obligations varies, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. Our insurance may not cover all intellectual property infringement claims. A claim that our products infringe a third party’s intellectual property rights, even if untrue, could adversely affect our relationships with our customers, may deter future customers from purchasing our products and could expose us to costly litigation and settlement expenses. Even if we are not a party to any litigation between a customer and a third party relating to infringement by our products, an adverse outcome in any such litigation could make it more difficult for us to defend our products against intellectual property infringement claims in any subsequent litigation in which we are a named party. Any of these results could adversely affect our brand and operating results.
Our defense of intellectual property rights claims brought against us or our customers, suppliers and channel partners, with or without merit, could be time-consuming, expensive to litigate or settle, divert management resources and attention and force us to acquire intellectual property rights and licenses, which may involve substantial royalty or other payments and may not be available on acceptable terms or at all. Further, a party making such a claim, if successful, could secure a judgment that requires us to pay substantial damages or obtain an injunction. An adverse determination also could invalidate our intellectual property rights and adversely affect our ability to offer our products to our customers and may require that we procure or develop substitute products that do not infringe, which could require significant effort and expense. Any of these events could adversely affect our business, operating results, financial condition and prospects.
Our intellectual property applications for registration may not issue or be registered, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.
We cannot be certain that we are the first inventor of the subject matter to which we have filed a particular patent application, or if we are the first party to file such a patent application. If another party has filed a patent application to the same subject matter as we have, we may not be entitled to the protection sought by the patent application. We also cannot be certain whether the claims included in a patent application will ultimately be allowed in the applicable issued patent. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that the patent applications that we file will issue, or that our issued patents will afford protection against competitors with similar technology. In addition, our competitors may design around our issued patents, which may adversely affect our business, prospects, financial condition and operating results.
In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, processes and know-how.
We rely on proprietary information (such as trade secrets, know-how and confidential information) to protect intellectual property that may not be patentable or subject to copyright, trademark, trade dress or service mark protection, or that we believe is best protected by means that do not require public disclosure. We generally seek to protect this proprietary information by entering into confidentiality agreements, or consulting services or employment agreements that contain non-disclosure and non-use provisions with our employees, consultants, contractors and third parties. However, we may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. We have limited control over the protection of trade secrets used by our current or future manufacturing partners and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, our proprietary information may otherwise become known or be independently developed by our competitors or other third parties. To the extent that our employees, consultants, contractors, advisors and other third parties use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection for our proprietary information could adversely affect our competitive business position. Furthermore, laws regarding trade secret rights in certain markets where we operate may afford little or no protection to our trade secrets.
We also rely on physical and electronic security measures to protect our proprietary information, but we cannot provide assurance that these security measures will not be breached or provide adequate protection for our property. There is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce our intellectual property rights.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our employees’ former employers.
We may be subject to claims that we or our employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of an employee’s former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our products, which could severely harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and demand on management resources.
Risks Related to Being a Public Company
We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.
As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will increase our net loss. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our Board, our Board committees or as executive officers.
Our management team has limited experience managing a public company.
Most of the members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Additionally, some members of our management team were recently hired. Our management team may not successfully or efficiently manage their new roles and responsibilities. Our transition to being a public company subjects us to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, and operating results.
Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.
We will be subject to income taxes in the United States and other jurisdictions, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:
•changes in the valuation of our deferred tax assets and liabilities;
•expected timing and amount of the release of any tax valuation allowances;
•tax effects of stock-based compensation;
•costs related to intercompany restructurings;
•changes in tax laws, regulations or interpretations thereof; or

•lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.
In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.
Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, investments and results of operations.
We are subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, we are required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.
Risks Related to Ownership of Our Shares
Our Second Amended and Restated Certificate of Incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware (the “Chancery Court”) will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a chosen judicial forum for disputes with us or our directors, officers, employees or stockholders.
Our Second Amended and Restated Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Chancery Court or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Second Amended and Restated Certificate of Incorporation. In addition, our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act.
In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. It is unclear whether this decision will be appealed, or what the final outcome of this case will be. We intend to enforce this provision, but we do not know whether courts in other jurisdictions will agree with this decision or enforce it.
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our Second Amended and Restated Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.
Our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions that could delay or prevent a change in control. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:
•providing for a classified board of directors with staggered, three-year terms;

•authorizing our Board to issue Preferred Stock with voting or other rights or preferences that could discourage a takeover attempt or delay changes in control;
•prohibiting cumulative voting in the election of directors;
•providing that vacancies on our Board may be filled only by a majority of directors then in office, even though less than a quorum;
•prohibiting the adoption, amendment or repeal of the Amended and Restated Bylaws or the repeal of the provisions of our Second Amended and Restated Certificate of Incorporation regarding the election and removal of directors without the required approval of at least two-thirds of the shares entitled to vote at an election of directors;
•prohibiting stockholder action by written consent;
•limiting the persons who may call special meetings of stockholders; and
•requiring advance notification of stockholder nominations and proposals.
These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board, which is responsible for appointing the members of our management. In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”). These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a certain period of time without the consent of our Board.
These and other provisions in our Second Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws and under Delaware law could discourage potential takeover attempts, reduce the price investors might be willing to pay in the future for shares of Class A common stock and result in the market price of Class A common stock being lower than it would be without these provisions. For more information, see the section of this prospectus captioned “Description of Securities—Anti-Takeover Provisions.”
Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law.
In addition, as permitted by Section 145 of the DGCL, the Amended and Restated Bylaws and the indemnification agreements that we have entered into with our directors and officers provide that:
•we will indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;
•we may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;
•we will be required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if we are ultimately determined that such person is not entitled to indemnification;
•we will not be obligated pursuant to our Amended and Restated Bylaws to indemnify a person with respect to proceedings initiated by that person against us or our other indemnitees, except with respect to proceedings authorized by our Board or brought to enforce a right to indemnification;

•the rights conferred in the Amended and Restated Bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons; and
•we may not retroactively amend our Amended and Restated Bylaw provisions to reduce our indemnification obligations to directors, officers, employees and agents.
The dual class structure of our Common Stock has the effect of concentrating voting control with Austin Russell, our Founder, President and Chief Executive Officer. This will limit or preclude your ability to influence corporate matters, including the outcome of important transactions, including a change in control.
Shares of our Class B common stock, $0.0001 par value per share (“Class B common stock”), have 10 votes per share, while shares of Class A common stock have one vote per share. Austin Russell, our Founder, President and Chief Executive Officer, holds all of the issued and outstanding shares of Class B common stock. Accordingly, Mr. Russell held approximately 81.8% of the voting power of our outstanding capital stock as of April 13, 2021 and controls matters submitted to our stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. Mr. Russell may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of us, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of us, and might ultimately affect the market price of shares of Class A common stock. For information about our dual class structure, see the section titled “Description of Securities.”
In connection with the execution of the Merger Agreement, Austin Russell entered into a voting agreement, dated as of August 24, 2020, with Gores (the “Voting Agreement”). Under the Voting Agreement, Mr. Russell agreed that, following the consummation of the Business Combination, solely if he is involuntarily terminated from his position as the Chief Executive Officer of the Company and as a result of his conviction of, or pleading guilty or nolo contendere to, a felony that has a material negative impact on the Company, at any meeting of the stockholders of the Company at which directors are to be elected following the consummation of the Business Combination, Mr. Russell, or any of his permitted successors or assigns, will not vote more than 10% of the Class B common stock he or they beneficially own in any director election.
We are a controlled company within the meaning of The Nasdaq Stock Market listing standards, and, as a result, qualify for exemptions from certain corporate governance requirements that provide protection to stockholders of other companies. To the extent we utilize any of these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to such requirements. We do not currently intend to rely on the exemptions afforded to controlled companies at this time.
So long as more than 50% of the voting power for the election of our directors is held by an individual, a group or another company, we will qualify as a “controlled company” under The Nasdaq Stock Market listing requirements. Austin Russell controls a majority of the voting power of our outstanding capital stock. As a result, we are a “controlled company” under the Nasdaq Stock Market rules. As a controlled company, we are exempt from certain Nasdaq corporate governance requirements, including those that would otherwise require our Board to have a majority of independent directors and require that we establish a compensation committee comprised entirely of independent directors, or otherwise ensure that the compensation of our executive officers and nominees for directors are determined or recommended to our Board by the independent members of our Board. While we do not currently intend to rely on any of these exemptions, we will be entitled to do so for as long as we are considered a “controlled company,” and to the extent we rely on one or more of these exemptions, holders of our capital stock will not have the same protections afforded to stockholders of companies that are subject to all of Nasdaq’s corporate governance requirements.
Our dual class structure may depress the trading price of the Class A common stock.
We cannot predict whether our dual class structure will result in a lower or more volatile market price of the Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. S&P Dow Jones and FTSE Russell have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, pursuant to which companies with multiple classes of shares of common stock are excluded. In addition, several stockholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our Common Stock may cause stockholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices or any actions or publications by stockholder advisory firms critical of our corporate governance practices or capital structure could adversely affect the value and trading market of the Class A common stock.
Sales of shares of Class A common stock in the public market or the perception that these sales or conversions might occur may depress the market price of Class A common stock and could impair our ability to raise capital through the sale of additional equity securities. It is difficult to predict the effect that such sales or conversions may have on the prevailing market price of the Class A common stock.
We do not intend to pay dividends for the foreseeable future.
We have never declared or paid any cash dividends on our capital stock and do not intend to pay any cash dividends in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our capital stock will be at the discretion of our Board. Accordingly, investors must rely on sales of our Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.
The market price and trading volume of Class A common stock may be volatile and could decline significantly.
The stock markets, including Nasdaq on which we list our shares of Class A common stock, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for the Class A common stock, the market price of Class A common stock may be volatile and could decline significantly. In addition, the trading volume in Class A common stock may fluctuate and cause significant price variations to occur. If the market price of Class A common stock declines significantly, you may be unable to resell your shares at an attractive price (or at all). We cannot assure you that the market price of Class A common stock will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:
•the realization of any of the risk factors presented in this prospectus;
•actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, Adjusted EBITDA, results of operations, level of indebtedness, liquidity or financial condition;
•additions and departures of key personnel;
•failure to comply with the requirements of Nasdaq;
•failure to comply with the Sarbanes-Oxley Act or other laws or regulations;
•future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of our securities;
•publication of research reports about us;
•the performance and market valuations of other similar companies;
•commencement of, or involvement in, litigation involving us;
•broad disruptions in the financial markets, including sudden disruptions in the credit markets;
•speculation in the press or investment community;

•actual, potential or perceived control, accounting or reporting problems;
•changes in accounting principles, policies and guidelines; and
•other events or factors, including those resulting from infectious diseases, health epidemics and pandemics (including the ongoing COVID-19 public health emergency), natural disasters, war, acts of terrorism or responses to these events.
In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.
Future sales of shares by existing stockholders and future exercise of registration rights may adversely affect the market price of our Class A common stock.
Sales of a substantial number of shares of our Class A common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our Class A common stock and may make it more difficult for you to sell your shares of our Class A Stock at a time and price that you deem appropriate. As of April 13, 2021, we had 234,575,892 shares of our Class A common stock outstanding and as of April 14, 2021, we had 3,077,021 Private Warrants outstanding and no Public Warrants outstanding. All outstanding shares of our Class A common stock previously held by the pre-Business Combination public stockholders at the completion of the Business Combination and a substantial number of shares of our Class A common stock issued as merger consideration in the Business Combination are freely tradable without restriction under the Securities Act, except for any shares of our Class A common stock that may be held or acquired by our directors, executive officers and other affiliates (including affiliates of Gores), as that term is defined in the Securities Act, which are subject to restrictions under the Securities Act.
We have filed and intend to file registration statements on Form S-8 under the Securities Act to register shares of our Class A common stock that may be issued under our equity incentive plans from time to time, as well as any shares of our Class A common stock underlying outstanding options that have been granted to our directors, executive officers and other employees, all of which are subject to time-based vesting conditions. Shares registered under these registration statements will be available for sale in the public market upon issuance subject to vesting arrangements and exercise of options, as well as Rule 144 in the case of our affiliates.
The Initial Stockholders entered into letter agreements whereby 10 million shares of the Class A common stock will be locked-up for 180 days after the consummation of the Business Combination, and the Private Warrants and the respective Class A common stock underlying the Private Warrants will be locked-up for 30 days after the consummation of the Business Combination. However, following the expiration of such lock-ups, the Initial Stockholders will not be restricted from selling such securities, other than by applicable securities laws.
We are unable to predict the effect that these sales, particularly sales by our directors, executive officers and significant stockholders, may have on the prevailing market price of our Class A common stock. If holders of these shares sell, or indicate an intent to sell, substantial amounts of our Class A common stock in the public market, the trading price of our Class A common stock could decline significantly and make it difficult for us to raise funds through securities offerings in the future.
The exercise of warrants for our Class A common stock would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
On February 3, 2021, we announced the redemption of the Public Warrants. As a result of the ensuing exercises of the Public Warrants and the redemption of the remaining Public Warrants, the Company had no Public Warrants outstanding and 3,077,021 Private Warrants outstanding as of April 14, 2021. To the extent remaining warrants are exercised, additional shares of Class A common stock will be issued, which will result in dilution to the then-existing holders of Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our Class A common stock.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our Class A common stock adversely, then the price and trading volume of our Class A common stock could decline.
The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A common stock would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.
Future issuances of debt securities and equity securities may adversely affect us, including the market price of the Class A common stock and may be dilutive to existing stockholders.
In the future, we may incur debt or issue equity ranking senior to the Class A common stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the Class A common stock. Because our decision to issue debt or equity in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of Class A common stock and be dilutive to existing stockholders.
Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our securities.
If we fail to satisfy the continued listing requirements of Nasdaq such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist our securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our securities to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our securities from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
We are an emerging growth company as well as a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Common Stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter,

(ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2024. Investors may find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of Common Stock held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of Common Stock held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

MARKET AND INDUSTRY DATA
This prospectus contains estimates and information concerning our industry, our business, and the market for our products and solutions, including our general expectations of our market position, market growth forecasts, our market opportunity, and size of the markets in which we participate, that are based on industry publications, surveys, and reports that have been prepared by independent third parties. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we have not independently verified the accuracy or completeness of the data contained in these industry publications, surveys, and reports, we believe the publications, surveys, and reports are generally reliable, although such information is inherently subject to uncertainties and imprecision. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.
The source of certain statistical data, estimates, and forecasts contained in this prospectus are the following industry publications or reports that have been prepared by independent third parties:

USE OF PROCEEDS
All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
As of March 16, 2021, 3,589,645 Private Warrants and 13,128,671 Public Warrants were exercised, and the Company received $153.9 million in cash proceeds from the exercise of these warrants. As of April 14, 2021, we had 3,077,021 Private Warrants outstanding and no Public Warrants outstanding. We expect to use the net proceeds from the exercise of the Warrants for working capital and general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise all of such Warrants. To the extent that any Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.
DETERMINATION OF OFFERING PRICE
The offering price of the shares of Class A Stock underlying the warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. The Class A Stock is listed on the Nasdaq Global Select Market under the symbol “LAZR.”
We cannot currently determine the price or prices at which shares of our Class A Stock or Warrants may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR CLASS A STOCK AND DIVIDEND POLICY
Market Information
Our Class A Stock is currently listed on the Nasdaq Global Select Market under the symbols “LAZR”. Prior to the consummation of the Business Combination, our Class A Stock was listed on the Nasdaq Capital Market under the symbol “GMHI”. As of May 1, 2021, there were 449 holders of record of our Class A Stock and nine holders of record of our Warrants. We currently do not intend to list the Private Warrants offered hereby on any stock exchange or stock market. Our Class B Stock is not registered and we do not currently intend to list the Class B Stock on any exchange or stock market.
Dividend Policy
We have not paid any cash dividends on our Class A Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time. We do not anticipate declaring any cash dividends to holders of our Class A Stock in the foreseeable future.

SELECTED HISTORICAL FINANCIAL INFORMATION OF LUMINAR
The selected historical consolidated statements of operations data of Luminar for the years ended December 31, 2020 and 2019 and the historical consolidated balance sheet data as of December 31, 2020 and 2019 are derived from Luminar’s audited consolidated financial statements and the selected historical condensed consolidated statements of operations data of Luminar for the three months ended March 31, 2021 and 2020 and the historical condensed consolidated balance sheet data as of March 31, 2021 are derived from Luminar's unaudited consolidated financial statements, all of which are included elsewhere in this prospectus. Luminar’s historical results are not necessarily indicative of the results that may be expected in the future or any other period. The information below is only a summary and should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements, and the notes and schedules related thereto, which are included elsewhere in this prospectus.

(in thousands, except per share data)	As of and for the three months ended March 31, 2021	As of and for the three months ended March 31, 2020	As of and for the year ended December 31, 2020	As of and for the year ended December 31, 2019
Statement of Operations Data:
Net sales	$5,313	$3,872	$13,951	$12,602
Total operating expenses	26,918	14,864	75,874	58,562
Net loss	(75,923)	(15,581)	(362,298)	(94,718)
Net loss per share attributable to common stockholders—Basic and diluted	(0.23)	(0.12)	(2.54)	(0.84)
Balance Sheet Data:
Total assets	651,214	35,498	510,351	51,864
Total liabilities	84,054	16,933	361,610	18,851
Total mezzanine equity	—	244,743	—	244,743
Total stockholders’ equity (deficit)	567,160	(226,178)	148,741	(211,730)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provides information that Luminar’s management believes is relevant to an assessment and understanding of Luminar’s consolidated results of operations and financial condition. The discussion should be read together with “Selected Historical Consolidated Financial and Operating Data of Luminar” and the historical audited annual consolidated financial statements as of and for the years ended December 31, 2020 and 2019, and the related notes thereto, and the historical unaudited quarterly condensed consolidated financial statements as of and for the three months ended March 31, 2021 and 2020, and the notes related thereto, all of which are included elsewhere in this prospectus. This discussion may contain forward-looking statements based upon Luminar’s current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this subsection to “Luminar” refer to the business of Luminar Technologies, Inc., a Delaware corporation, and its subsidiaries.
Overview
Our vision is to make autonomous transportation safe and ubiquitous. As a global leader in lidar autonomous driving technology, we are enabling the world’s first autonomous solutions for automotive series production in passenger cars and commercial trucks.
Founded in 2012 by President and Chief Executive Officer Austin Russell, we built a new type of lidar from the chip-level up, with technological breakthroughs across all core components. As a result, we have created what we believe is the only lidar sensor that meets the demanding performance, safety, and cost requirements for Level 3 through Level 5 autonomous vehicles in production, bypassing the traditional limitations of legacy lidar technology, while also enabling Level 0 through Level 2 (Advanced Driving Assistance Systems (“ADAS”) and/or Luminar Proactive Safety) with our Proactive Safety solution. Integrating this advanced hardware with our custom developed software stack enables a turn-key autonomous solution to accelerate widespread adoption across automakers at series production scale.
Our lidar hardware and software products help set the standard for safety in the industry, and are designed to enable accurate and reliable detections of some of the most challenging “edge cases” that autonomous vehicles can encounter on a regular basis. This is achieved by advancing existing lidar range and resolution to new levels, ensuring hard-to-see objects like a tire on the road ahead or a child that runs into the street are more likely to be detected, as well as our software to interpret the data and inform autonomous and assisted driving decisions.
Our full-stack hardware and software autonomy solution for cars and trucks as well as our standalone lidar technology offerings have made us one of the leading partners for the world’s top OEMs. We are currently partnering with eight of the top-ten global automakers, by sales, and have the goal of being the first lidar company to produce highway self-driving and next-generation Proactive Safety systems for series production. With approximately 400 employees across eight global locations, we have scaled to over 50 partners in the last two years, including the first industry-wide automotive series production award in the autonomous space, awarded by Volvo Cars in May 2020, with series production expected to commence in 2022. We also entered into a strategic partnership with Daimler Truck AG in October 2020 and with Mobileye Vision Technologies Ltd (“Mobileye”) in November 2020. In March 2021, we announced a partnership with Zenseact to deliver autonomous software for series production vehicles and entered into a relationship with SAIC Motor Corporation, the largest automaker in China.
The automotive industry is among the largest in the world and features an estimated total addressable market opportunity (“TAM”) for ADAS and autonomous solutions (Level 0 through Level 5) expected to exceed $150 billion by 2030. Our model to capture this opportunity is to directly partner with top established automotive companies in order to power their autonomous future. Correspondingly, we have successfully established customer partnerships with over 50 companies across three primary application verticals: passenger vehicles, commercial trucks, and robo-taxis. We have multiple levers for sustained growth, including significant industry tailwinds, a strong five-year product roadmap in production and development, a robust series production and standardization pipeline with anticipated long-term contracts and substantial new, adjacent market opportunities. Powered by breakthrough technology, our solutions are ready to enable autonomous vehicles to be safe and ubiquitous.
Industrialization and Customer Update
Industrialization Update
On May 13, 2021, Luminar announced its series manufacturing partnerships with Celestica and Fabrinet. We also announced our achievement of the critical milestone of bringing online the initial production line at Celestica’s automotive-certified facility in Monterrey, Mexico with the first unit coming off of the line. We remain on schedule to enter the C-Sample phase by the end of 2021.
We also continue to advance validation of Iris and development of our Sentinel software as we move up and beyond the foundation of lidar, reinforcing our transition to a system-level autonomous vehicle company. Following the introduction of Sentinel last quarter, we kicked off the next phase of software development through our partnership with Zenseact. Iris lidar data has been collected to train and optimize the performance of our perception software, and we received the green light from German authorities to proceed with Sentinel full-stack solution development and testing on public German roads.
Customer Update
Luminar recently announced two new major customers:
•Airbus UpNext: Airbus SE’s subsidiary UpNext – which was created to give future flight technologies a development fast-track by building, evaluating, maturing and validating new products and services that encompass radical technological breakthroughs – is integrating our lidar technology into its Vertex platform to enable safe, autonomous flight. This partnership marks our first foray into the nearly $1 trillion aviation industry and is aimed at increasing air safety and enabling autonomous operation with automatic obstacle detection.
•Pony.ai: Our Iris will be seamlessly integrated into Pony.ai’s next-generation autonomous driving platform, featuring a multi-sensor 360-degree configuration and enabling the vehicles to operate safely and reliably in complex urban environments. Pony.ai is set to start deployment of a 200-vehicle robo-taxi fleet in urban settings across five cities in China and the U.S. The partnership is developing a new integrated sensor design that signals a shift from vehicle testing to advanced development and production scale.
Business Combination and Public Company Costs
On August 24, 2020, we entered into certain Agreement and Plan of Merger (the “Merger Agreement”) with Gores Metropoulos, Inc. (“Gores”). On December 2, 2020 (the “Closing Date”), the previously announced business combination was consummated. Upon the consummation of the business combination, First Merger Sub, a newly formed subsidiary of Gores, merged with and into Luminar, with Luminar surviving (the “First Merger”). Immediately following the consummation of the First Merger and as part of the same overall transaction as the First Merger, Luminar, as the surviving corporation, merged with and into Second Merger Sub, a newly formed subsidiary of Gores, with Second Merger Sub continuing as the surviving entity (the “Second Merger” and, in combination with the First Merger and the other transactions contemplated by the Merger Agreement, the “Business Combination”). Luminar is deemed the accounting predecessor and the post-combination Company is the successor SEC registrant, which means that Luminar’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.
The Business Combination was accounted for as a reverse recapitalization. Under this method of accounting, Gores was treated as the acquired company for financial statement reporting purposes. The most significant change in the post-combination Company’s reported financial position and results was an increase in cash of $380.6 million. We paid $17.2 million in transaction costs relating to the merger with Gores. We recorded a liability related to the Public and Private Warrants of $102.4 million in the consolidated balance sheet on Closing Date.

As a consequence of the Business Combination, we became the successor to an SEC-registered and Nasdaq-listed company which requires us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
COVID-19 Impact
The COVID-19 pandemic has adversely affected some of our customers’ business operations, which has impacted our revenue in 2020 and 2021 as well as resulted in the impairment of inventory in 2020. The extent of the continued impact of the COVID-19 pandemic on our operational and financial performance will depend on various future developments, including the duration and spread of the outbreak and impact on our customers, suppliers, and employees, all of which is uncertain at this time. We expect the COVID-19 pandemic to potentially adversely impact our revenue and results of operations, but we are unable to predict at this time the size and duration of this adverse impact. For more information on our operations and risks related to health epidemics, including the COVID-19 pandemic, see Risk Factors included elsewhere in this prospectus.
Key Factors Affecting Luminar’s Operating Results
We believe that our future performance and success depends to a substantial extent on our ability to capitalize on the following opportunities, which in turn is subject to significant risks and challenges, including those discussed in Risk Factors included elsewhere in this prospectus.
Technologically Advanced Product Portfolio
Our Iris sensing and software platform was architected to exceed all performance requirements of OEMs needed to safely unlock Level 0 through Level 5 autonomous driving, with an initial focus on Level 3/4 highway autonomy. Currently commercialized vehicle autonomy technology only incorporates basic Level 0, 1 and 2 ADAS, or partial automation made possible with cameras and radar, and enhanced by lidar. Iris is expected to become a commercially viable long-range lidar for automotive applications in all levels of vehicle autonomy, including full highway autonomy and urban and suburban autonomous driving. Our lidar is built from the chip-level up with a differentiated lidar architecture and a full stack hardware and software autonomy solution for cars and trucks, protected by 93 issued and 84 pending or allowed patents as of February 2021. This integration of the lidar technology allows for quality control throughout the development phase of production and continued innovation at each component level while maintaining the flexibility necessary to position us as the lidar partner of choice for the world’s top OEMs. Building certain critical components in-house or through exclusive supplier arrangements rather than using off-the-shelf commodity components more commonly used in Level 0, 1 and 2 lidar technology provides for protectable and sustainable technology differentiation from lidar competitors or alternative technologies not yet pushing into Level 3 through Level 5 technology solutions. We anticipate driving deeper integration with OEM partners through our development of best-in-class perception software. This integration will generate greater content value which will ultimately lead to more widespread adoption of autonomous programs.
Future success will be dependent on our ability to continue to execute against our product roadmap, which includes milestones to put Iris into series production.
While we believe we are best positioned to address advanced autonomous solutions in series production for consumer vehicles and commercial trucks, potential competition may exist for the ADAS market from other lower-performance providers of lidar technology, which could impact sales of products. We expect to tap into the ADAS market and differentiate ourself from camera, radar, and lower performing lidar solutions by providing the same high-performance lidar hardware used for autonomy, but paired with proactive safety software to provide the necessary faster and longer distance high confidence detections of objects. This can enable an effective automated emergency braking response and proactive collision avoidance at all speeds, with the goal of ultimately preventing the majority of forward collisions.

Commercialization and Partnerships
We have over 50 partner engagements, including with eight of the top-ten global automakers, by sales, and most major autonomous trucking and robo-taxi programs currently in development, reflecting the significant commercial interest in lidar. Currently, we have entered into a contract with Volvo to integrate our lidar hardware and software for autonomy in Volvo’s SPA2 vehicle platform. In October 2020, we entered into a strategic partnership with Daimler Truck AG related to Daimler’s production program to deliver autonomous commercial trucks globally and in November 2020, we entered into an agreement with Intel’s Mobileye to integrate our product into Mobileye’s Autonomous Vehicle (AV) Series solution.
Our ability to achieve profitability is dependent upon progression of existing partnerships and production programs, in order to meet required volumes and economies of scale to cover overhead. Delays of autonomy programs from OEMs that we are currently or will be working with could result in us being unable to achieve our revenue targets and profitability in the time frame we anticipate. Having a lead series production program substantially de-risks future OEM autonomy programs and better enables our technology to successfully realize economies of scale that have yet to be achieved in the industry. We also have a significant number of advanced development partners, in which we see an opportunity to convert into series production awards through 2022. The successful progression of such customers to series production is expected to result in multi-year series production programs that scale each year after start of production. Should our assumptions about the commercialization of our lidar platform prove overly optimistic or if we are unable to develop, obtain or progress partnerships into series production, we may fail to generate operating cash flow and may incur delays in our ability to achieve profitability. This may also lead us to make changes in our commercialization plans, which could result in unanticipated production delays or cost overruns, which could in turn adversely impact margins and cash flows.
We believe that our business model will also considerably reduce the execution risk typically associated with the scaling of lidar manufacturing. Our 50-plus partner engagements are expected to provide us with a robust series production and standardization pipeline. We employ an advanced manufacturing team in Orlando, Florida, that develops blueprints for how to successfully manufacture our products to scale. Prior to series production, we anticipate efficiently scaling by transferring our internally developed sensor manufacturing blueprint and final sensor assembly for series production to an International Automotive Task Force-certified plant in Mexico in order to reduce costs and risk. This strategy leverages the best of insource advanced manufacturing and outsource series production manufacturing. The realization of reduced overhead and lower unit pricing utilizing a contract manufacturing partner is still subject to successfully selecting and transitioning the processes and procedures to manufacture our sensors at commercial production levels.
Market Trends and Uncertainties
We anticipate robust demand for our Iris platform. We estimate the TAM for ADAS and autonomous driving technology, to grow from less than $5 billion currently to $150 billion or more in 2030. Further, we have multiple levers for sustained growth and adjacent market opportunities, with a core strategy to focus on attractive markets with significant growth and profitability potential. Specifically, the markets of focus include passenger cars, commercial trucks, and robo-taxi fleets. Each such market is potentially a significant global opportunity, and these markets have historically been underserved by inferior technology or not served at all. We are positioned as the only company with deeply integrated hardware and software products that currently meet the OEM specification requirements for safe Level 0 to Level 5 autonomy, which constitutes a significant portion of the TAM.
Changes in suppliers of products embedded in development programs as well as series production platforms that meet the OEM requirements are not common in the automotive industry. Our future growth and financial performance is highly dependent on integrating into customer development programs and vehicle platforms with a lead time of two to three years before series production. We see our existing partner base as a substantial competitive advantage, as we can leverage the same solution expected to be produced for Volvo in 2022 and similar production arrangements with other partners, such as Daimler Trucks and Mobileye.
Our most immediate market focus is on passenger and commercial vehicle autonomy on highways and ADAS applications. We believe there is significant room for improvement with regard to standard ADAS and crash avoidance. ADAS volumes are primarily driven by both the European and North American markets which have increasingly stringent safety regulations and consumer preference for safety. We are well positioned to capitalize on the increased ADAS demand in response to these increased safety regulations as our proactive safety software could increase the current reported collision avoidance rates by up to seven times. Although increasing automotive performance requirements may generate higher demand, we may not be able to take advantage of demand if we are unable to anticipate regulatory changes and adapt quickly enough to meet new regulatory standards or requirements. Market acceptance of active safety technology depends upon many factors, including driver preference and perception, safety performance, cost and regulatory requirements related to such technologies. These factors may impact the market acceptance of ADAS and autonomous driving technologies.
We view international expansion as an important element of the strategy to profitability and continue to position ourselves in geographic markets that will serve as important sources of future growth. With an existing presence in the United States, Israel, Sweden, Japan and Germany through internal resources and partnerships, we anticipate robust demand for our Iris platform. We intend to expand our presence in these regions as well as into other countries in the coming years.
Expanded global reach may expose us to additional foreign currency risk, legal obligations and potentially additional operational costs, risks and challenges that may impact the ability to meet projected sales volumes and margins.
Margin Improvements
We believe we have the opportunity to establish high margin unit economics when operating at scale. Our future performance will depend on our ability to deliver on these economies of scale with lower product costs to enable widespread industry adoption. We believe our business model is positioned for scalability due to the ability to leverage the same product platform across our partner base, reduced labor and other costs from contract manufacturing, and operating leverage from a predominantly fixed cost base and overhead structure. Further, by utilizing contract manufacturing for the assembly of our product, we can leverage available capacity and greatly reduce our upfront capital investment. Exponential improvements from scale are expected to decrease the core Iris bill of materials per unit and assuming achievement of the reduction of bill of materials to the targeted threshold per unit, we anticipate having positive operating cash flow and operating income around 2024. Achievement of cash flow generation is dependent on order volume, which will dictate pricing and margin. Achieving this scale is further dependent on converting partnerships into series production contracts.
Starting in 2023, substantially all of our revenue is expected to be generated from series production programs via three solutions offered to customers: (1) a lidar hardware-only solution, (2) an integrated lidar hardware and software solution for proactive safety systems, and (3) an integrated hardware and software solution for highway autonomy systems. With higher margin expected on software solutions, changes to the relative share of overall revenue from each of the solutions may impact our overall margin and profitability.
While we expect to achieve and maintain high margins on hardware and software sold for highway autonomy applications, emergence of competition in advanced assisted driving sensing and software technologies may negatively impact pricing, margins, and market share. Although pricing pressure and lower margins are typically associated with commodity hardware products in the automotive industry, we believe our unique technology provides a compelling value proposition for favorable margins and unit economics in the industry. We expect our gross margin to improve in the near term as fixed manufacturing, supplier tooling, and other overhead costs are absorbed over larger production volumes and other economies of scale are achieved. If we do not generate the margins we expect upon commercialization of our lidar platform, we may be required to raise additional debt or equity capital, which may not be available or may only be available on terms that are onerous and adverse to our existing stockholders.
Basis of Presentation
We currently conduct our business through two operating segments: (i) Autonomy Solutions and (ii) Component Sales.

Components of Results of Operations
Revenue
Our revenue producing activities can be viewed as two separate and distinct operating segments: (i) Autonomy Solutions and (ii) Component Sales.
The Autonomy Solutions segment is engaged in design, manufacturing and sale of lidar sensors as well as related perception and autonomy enabling software solutions catering mainly to the original equipment manufacturers in the automobile, commercial vehicle, robo-taxi and adjacent industries. The Autonomy Solutions segment has historically entered into Strategic Partner Programs (“SPP”) with leading automotive partners and other customers. An SPP is a contract under which we deliver our product to a specified customer at a fixed price under customary terms and conditions, usually in collaboration on an autonomous vehicle development program. With many major automakers having signed SPP contracts, we are shifting our focus from entering into SPPs with new partners to converting existing SPPs and relationships with our partners into series production programs. Once we achieve series production, the primary sources of revenue are expected to shift from prototype sales and services revenue to sales of lidar hardware, perception software and autonomy enabling software for series production vehicles.
The Component Sales segment provides designing, testing and consulting services for non-standard integrated circuits to U.S. customers, including government agencies and defense contractors generally for purposes unrelated to autonomous vehicles. Fixed fee arrangements are satisfied over time and utilize the input method based on costs incurred. Accordingly, revenue is recognized on a percentage of completion basis. Contracts are also structured as time and materials and billed at cost of time incurred plus a markup. We anticipate more closely aligning and integrating our Component Sales segment operations with portions of our Autonomy Solutions segment, specifically in relation to lidar solutions for the defense and other adjacent markets.
Cost of sales and gross profit (loss)
Cost of sales of the Autonomy Solutions segment includes the fixed and variable manufacturing cost of our lidar sensors, which primarily consists of personnel-related costs (including certain engineering personnel), including stock-based compensation, directly associated with our manufacturing organization, and material purchases from third-party contract manufacturers and suppliers. Cost of sales also includes depreciation and amortization for manufacturing fixed assets or equipment, cost of component inventory, product testing costs, costs of providing services, an allocated portion of overhead, facility and IT costs, excess and obsolete inventory and shipping costs.
Cost of sales of the Component Sales segment includes the cost of providing products and services as well as an allocated portion of overhead, facility and IT costs.
Gross profit (loss) equals revenue less cost of sales. Our cost of sales is expected to increase as our revenue continues to grow.
Operating Expenses
Research and Development (R&D)
Our R&D efforts are focused on enhancing and developing additional functionality for our existing products and on new product development, including new releases and upgrades to our lidar sensors and integrated software solutions. R&D expenses consist primarily of:
•Personnel-related expenses, including salaries, benefits, and stock-based compensation expense, for personnel in our research and engineering functions;
•Expenses related to materials, software licenses, supplies and third-party services;
•Prototype expenses;

•An allocated portion of facility and IT costs and depreciation; and
•Component Sales services provided to Luminar are accounted for as R&D by Luminar.
R&D costs are expensed as incurred. We expect our R&D costs to increase for the foreseeable future as we continue to invest in research and development activities to achieve our product roadmap.
Sales and Marketing Expenses
Sales and marketing expenses consist of personnel and personnel-related expenses, including stock-based compensation of our business development team as well as advertising and marketing expenses. These include the cost of marketing programs, trade shows, promotional materials, demonstration equipment, an allocated portion of facility and IT costs and depreciation. We expect to increase our sales and marketing activities, mainly in order to continue to build out our geographic presence to be closer to our partners and better serve them. We also expect that our sales and marketing expenses will increase over time as we continue to hire additional personnel to scale our business.
General and Administrative Expenses
General and administrative expenses consist of personnel and personnel-related expenses, including stock-based compensation of our executive, finance, human resources, information systems and legal departments as well as legal and accounting fees for professional and contract services. We expect our general and administrative expenses to increase for the foreseeable future as we scale headcount with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.
Change in Fair Value of SAFEs and Warrants
Change in fair value of Simple Agreements for Future Equity (the “SAFEs”) and warrants are non-cash changes and primarily consists of changes in fair value related to the SAFEs and warrant liabilities. The SAFEs and warrant liabilities are classified as marked-to-market liabilities pursuant to ASC 480 and the corresponding increase or decrease in value impacts our net loss.
Loss on Extinguishment of Debt
Loss on extinguishment of debt primarily consists of the settlement of the repayment of venture debt as we transitioned to a public company on December 2, 2020.
Interest Income and other, and Interest Expense
Interest income and other consists primarily of income earned on our cash equivalents and marketable securities. These amounts will vary based on our cash, cash equivalents and marketable securities balances, and also with market rates. It also includes realized gains and losses related to the marketable securities, as well as impact of gains and losses related to foreign exchange transactions. Interest expense consisted primarily of interest on our senior secured term loan facility, which was repaid upon consummation of the Business Combination.

Results of Operations
Comparison of the Three Months Ended March 31, 2021 and 2020
The results of operations presented below should be reviewed in conjunction with the condensed consolidated financial statements and the notes related thereto included elsewhere in this prospectus. The following table sets forth our consolidated results of operations data for the periods presented (in thousands):

	Three Months Ended March 31,		Change	Change
	2021	2020	$	%
Revenue	$5,313	$3,872	$1,441	37%
Cost of sales	7,639	3,843	3,796	99%
Gross profit (loss)	(2,326)	29	(2,355)	(8121)%
Operating Expenses:
Research and development	14,010	8,408	5,602	67%
Sales and marketing	2,635	1,843	792	43%
General and administrative	10,273	4,613	5,660	123%
Total operating expenses	26,918	14,864	12,054	81%
Loss from operations	(29,244)	(14,835)	(14,409)	97%
Other income (expense), net:
Change in fair value of warrants	(46,649)	(309)	(46,340)	14997%
Interest expense	(200)	(532)	332	(62)%
Interest income and other	170	95	75	79%
Total other income (expense), net	(46,679)	(746)	(45,933)	6157%
Net loss	$(75,923)	$(15,581)	$(60,342)	387%
Revenue
The increase in revenue in the three months ended March 31, 2021 (Q1 2021) compared to the three months ended March 31, 2020 (Q1 2020) was driven by increased revenue from our Autonomy Solutions and Component Sales segment. The breakdown of our revenue by these segments for the periods presented was as follows (in thousands):

	Three Months Ended March 31,		Change	Change
	2021	2020	$	%
Revenue:
Autonomy Solutions	$4,336	$3,297	$1,039	32%
Component Sales	977	575	402	70%
Total	$5,313	$3,872	$1,441	37%
The increase in revenue of our Autonomy Solutions segment in Q1 2021 compared to Q1 2020 was primarily driven by higher sensor sales.
The increase in revenue of our Component Sales segment in Q1 2021 compared to Q1 2020 was primarily due to the completion of certain customer contracts.
Cost of Sales and Gross Profit (Loss)
The increase in our cost of sales in Q1 2021 compared to Q1 2020 was primarily due to more sensor units sold in our Autonomy Solutions segment and more costs associated with higher revenue in our Component Sales segment. Our gross loss increased in Q1 2021 compared to Q1 2020 primarily due to costs associated with initial ramp-up for production of Iris B-sample sensor units and additional fixed cost absorption as fewer Model H units were produced.
Operating Expenses
Research and Development
The increase in research and development expenses in Q1 2021 compared to Q1 2020 was primarily due to an increase in personnel-related costs resulting from increased headcount, consultant and contractor fees in relation to preparing for multiple series production launches and continued investments in research and development.
Sales and Marketing
The increase in sales and marketing expenses in Q1 2021 compared to Q1 2020 was primarily due to an increase in personnel related costs from increase in headcount and consultancy fees partially offset by lower travel expenses and trade show related costs due to COVID-19 restrictions.
General and Administrative
The increase in general and administrative expenses in Q1 2021 compared to Q1 2020 was primarily due to an increase in personnel related costs from increase in headcount and costs associated with being a public company. Increased public company costs during the quarter included $2.6 million in higher insurance costs and approximately $1.5 million in higher professional services fees (legal, accounting and auditing services, and regulatory fees).
Change in Fair Value of Warrant Liabilities
The change in fair value of warrant liabilities was due to the increase in the estimated fair value of Public and Private Warrants. During Q1 2021, 16,718,316 Public and Private Warrants were exercised and 204,638 Public Warrants were redeemed. Prior to the exercise and redemption, the fair value of the warrants was calculated and the net increase of $46.6 million in the fair value was recorded.
Segment Operating Income or Loss
Segment income or loss is defined as income or loss before taxes. Our segment income or loss breakdown is as follows (in thousands):

	Three Months Ended March 31,		Change	Change
	2021	2020	$	%
Segment operating income (loss)
Autonomy Solutions	$(28,868)	$(14,946)	$(13,922)	93%
Component Sales	$(237)	111	$(348)	(314%)

Comparison of the Years Ended December 31, 2020 and 2019
The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in this prospectus. The following table sets forth Luminar’s consolidated results of operations data for the periods presented (in thousands):

	Year Ended December 31,		Change	Change
	2020	2019	$	%
Revenue	$13,951	$12,602	$1,349	11%
Cost of sales	$24,952	$16,655	$8,297	50%
Gross loss	$(11,001)	$(4,053)	$(6,948)	171%
Operating Expenses:
Research and development	$38,651	$36,971	$1,680	5%
Sales and marketing	$7,948	$4,730	$3,218	68%
General and administrative	$29,275	$16,861	$12,414	74%
Total operating expenses	$75,874	$58,562	$17,312	30%
Loss from operations	$(86,875)	$(62,615)	$(24,260)	39%
Other income (expense), net:
Change in fair value of SAFE notes	$—	$(24,215)	$24,215	(100)%
Change in fair value of warrants	$(268,266)	$(256)	$(268,010)	104691%
Loss on extinguishment of debt	$(3,996)	$(6,124)	$2,128	(35)%
Interest expense	$(2,885)	$(2,239)	$(646)	29%
Interest income and other	$(276)	$731	$(1,007)	(138)%
Total other income (expense), net	$(275,423)	$(32,103)	$(243,320)	758%
Net loss	$(362,298)	$(94,718)	$(267,580)	283%
Revenue
The increase in revenue for 2020 compared to 2019 was driven by increased revenue from our Autonomy Solutions segment offset by a decrease in revenue from our Component Sales segment. The breakdown of our revenue by these segments for the periods presented was as follows (in thousands):

	Year Ended December 31,		Change	Change
	2020	2019	$	%
Revenue:
Autonomy Solutions	$11,387	$9,666	$1,721	18%
Component Sales	2,564	2,936	(372)	(13)%
Total	$13,951	$12,602	$1,349	11%
The increase in revenue of our Autonomy Solutions segment in 2020 compared to 2019 was primarily driven by $8.9 million in sales to a customer related to customization of our sensor and software for future series production, offset by fewer sensor sales related to our test and development programs.
The decrease in revenue of our Component Sales segment in 2020 compared to 2019 was primarily due to a timing delay in the fabrication schedule on two projects.
Cost of Sales and Gross Loss
The increase in cost of sales was primarily due to increased costs to execute a won contract and increased inventory obsolescence costs associated with the transition to a new, upgraded sensor platform. The total cost of completing the requirements of the won contract in 2020 was $9.7 million. The expenses were primarily employee-related and subcontractor costs. The expenses associated with the contract were not incurred as cost of sales for the year ended December 31, 2019 but were instead included as an R&D expense because a formal agreement was not executed in 2019 and the primary focus of our efforts was on developing our products and solutions. Additionally, there was an increase in inventory write-downs of $3 million. Cost of sales for 2020 also included a $1.1 million charge to obtain a release from our purchase commitment from a supplier. These increases in cost of sales were offset by lower product cost driven by lower revenue.
The increase in gross loss in 2020 compared to 2019 was primarily due to the reasons discussed above.
Operating Expenses
Research and Development
The increase in research and development expenses for 2020 compared to 2019 was primarily due to an increase in personnel-related costs resulting from increased headcount and consultancy fees in relation to new products that are being developed of $8.5 million. Additionally, infrastructure related costs increased by $1.0 million. These increases were offset by $7.8 million related to a shift in focus of internal resources that were previously focused on research and development to fulfill a customer contract in 2020, which resulted in the costs of those resources being recorded to cost of sales in 2020, as discussed in the “Cost of Sales and Gross Loss” section above. We anticipate continued investment in research and development activities to develop future models as well as customize our solutions under future partner contracts.
Sales and Marketing
The increase in sales and marketing expenses in 2020 compared to 2019 was primarily due to a $1.2 million increase in personnel-related costs including stock-based compensation costs, driven mainly by increased headcount and a higher fair value of equity awards, a $1.7 million increase outside services for marketing of our products, a $0.8 million increase in facilities and related costs. These increases were offset by a $0.5 million reduction in travel related costs.
General and Administrative
The increase in general and administrative expenses was primarily due to a $7.1 million increase in professional services due to increased spending on legal, accounting and auditing services in connection with our preparation to become a public company, including $1.1 million of expenses related to regulatory filings and a $4.6 million increase in personnel-related costs including stock-based compensation costs, driven mainly by increased headcount and a higher fair value of equity awards. The $4.6 million increase in personnel-related costs included $3.0 million of charge resulting from the conversion of certain shares from Class A common stock to Class B common stock. Additionally, infrastructure related costs increased by $0.7 million.
Change in Fair Value of SAFE Notes
The change in fair value of SAFE notes in 2019 related to the increase in the fair value prior to the settlement of SAFE notes in cash and convertible preferred stock in June 2019.
Change in Fair Value of Warrant Liabilities
The change in fair value of warrant liabilities was due to the increase in the estimated fair value of 2017 Warrants, 2018 Warrants, 2020 Warrants, and Public and Private Warrants.
Pursuant to the Business Combination, the 2017 Warrants, 2018 Warrants and 2020 Warrants were exercised on December 2, 2020. Prior to the exercise, the fair value of the warrants was calculated using the closing stock price on December 2, 2020, and the increase in the fair value was recorded.

Further, subsequent to the Business Combination, we had 13,333,309 Public Warrants and 6,666,666 Private Warrants outstanding as of December 31, 2020. The increase in the fair value of the Public and Private Warrants was $241.0 million during the year ended December 31, 2020.
Loss on Extinguishment of Debt
The $4.0 million loss on extinguishment of debt in 2020 related to the termination and prepayment of the senior secured term loan. The $6.1 million loss on extinguishment of debt in 2019 related to the settlement of the Bridge Note into Series A-11 convertible preferred stock.
Segment Operating Profit or Loss
Segment profit or loss is defined as income or loss before taxes. Our segment profit or loss breakdown is as follows (in thousands):

	Year Ended December 31,		Change	Change
	2020	2019	$	%
Segment operating profit (loss)
Autonomy Solutions	$(86,661)	$(62,874)	$(23,787)	38%
Component Sales	(316)	259	(575)	(222%)
Liquidity and Capital Resources
Sources of Liquidity
Our capital requirements will depend on many factors, including lidar and software sales volume, the timing and extent of spending to support our manufacturing ramp-up for series production, R&D and launch efforts, investments in information technology systems, the expansion of sales and marketing activities, and market adoption of new and enhanced products and features. Until we can generate sufficient revenue from lidar sensors and software to cover our operating expenses, working capital and capital expenditures, we expect our current liquidity, comprising of cash, cash equivalents and marketable securities, to fund our cash needs. If we are required to raise additional funds by issuing equity securities, dilution to stockholders would result. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of our common stock. If we raise funds by issuing debt securities, these debt securities may have rights, preferences and privileges senior to those of holders of our common stock. The terms of debt securities or borrowings could impose significant restrictions on our operations. The credit market and financial services industry have in the past, and may in the future, experience periods of uncertainty that could impact the availability and cost of equity and debt financing.
As of March 31, 2021, we had cash and cash equivalents totaling $206.7 million and marketable securities of $403.6 million, combining for a total liquidity of $610.3 million. To date, our principal sources of liquidity have been proceeds received from issuances of debt and equity.
In March 2021, we received $153.9 million in cash proceeds from the exercise of Public and Private warrants.
On April 22, 2020, we received $7.8 million in aggregate loan proceeds pursuant to the Paycheck Protection Program established under the CARES Act (the Coronavirus Aid, Relief, and Economic Security Act) of 2020. The loan accrued interest at 1%. The loan was completely repaid, including interest, on August 20, 2020.
In August, September and October 2020, we received $183.9 million of gross proceeds as consideration for the issuance of Series X Preferred Stock.
On December 2, 2020, the Business Combination with Gores was consummated. The Business Combination was accounted for as a reverse recapitalization. Under this method of accounting, Gores was treated as the acquired company for financial statement reporting purposes. The most significant change in the post-combination Company’s reported financial position and results was increase in cash of $380.6 million. We paid $17.2 million in transaction costs relating to the merger with Gores.

We had obtained a senior secured term loan facility pursuant to which amounts were funded from August 2017 through December 2018, which was refinanced with a new senior secured term loan facility pursuant to which an aggregate principal amount of $30.0 million was funded from March through June 2020. Pursuant to the terms of the Merger Agreement, the full balance of the senior secured term loan was repaid at the closing of the Business Combination.
We have not generated positive cash flows from operating activities and have incurred significant losses from operations in the past as reflected in our accumulated deficit of $660.4 million as of March 31, 2021. We expect to continue to incur operating losses for at least the foreseeable future due to continued investments that we intend to make in our business and, as a result, we may require additional capital resources to grow our business. We believe that our current cash, cash equivalents, and marketable securities will be sufficient to continue to execute our business strategy over the next two years and until we expect to begin series production.
Cash Flow Summary
The following table summarizes Luminar’s cash flows for the periods presented:

	Three Months Ended March 31,		Year ended December 31,
	2021	2020	2020	2019
Net cash provided by (used in):
Operating activities	$(28,014)	$(17,533)	$(75,642)	$(60,201)
Investing activities	$(128,354)	$1,421	$(271,794)	$(7,778)
Financing activities	$154,104	$(2,728)	$529,850	$85,457
Operating Activities
Net cash used in operating activities was $28.0 million during the three months ended March 31, 2021. Net cash used in operating activities was due to our net loss of $75.9 million adjusted for non-cash items of $51.4 million, primarily consisting of $46.6 million of change in fair value of warrant liabilities, $1.8 million of stock-based compensation and $0.7 million of depreciation and amortization, offset by use of cash for operating assets and liabilities of $3.5 million due to the timing of cash payments to vendors and cash receipts from customers.
Net cash used in operating activities was $17.5 million during the three months ended March 31, 2020. Net cash used in operating activities was due to our net loss of $15.6 million adjusted for non-cash items of $2.4 million, primarily consisting of $0.3 million of change in fair value of warrant liabilities, $1.1 million of stock-based compensation and $0.6 million of depreciation and amortization, offset by use of cash for operating assets and liabilities of $4.3 million due to the timing of cash payments to vendors and cash receipts from customers.
Net cash used in operating activities was $75.6 million during the year ended December 31, 2020. Net cash used in operating activities was due to our net loss of $362.3 million adjusted for non-cash items of $288.6 million, primarily consisting of $268.3 million of change in fair value of warrant liabilities, $8.7 million of stock-based compensation, $4.4 million of inventory write-down, $4.0 million of loss on extinguishment of debt and $2.5 million of depreciation and amortization, offset by use of cash for operating assets and liabilities of $1.9 million due to the timing of cash payments to vendors and cash receipts from customers.
Net cash used in operating activities was $60.2 million during the year ended December 31, 2019. Net cash used in operating activities was due to our net loss of $94.7 million adjusted for non-cash items of $37.0 million, primarily consisting of $24.5 million of change in fair value of SAFE liabilities, $6.1 million of loss on extinguishment of debt, $2.7 million of stock-based compensation, $2.3 million of depreciation and amortization and $1.4 million of inventory write-down, offset by use of cash for operating assets and liabilities of $2.5 million due to the timing of cash payments to vendors and cash receipts from customers.

Investing Activities
Net cash used in investing activities of $128.4 million in the three months ended March 31, 2021 comprised of $226.2 million related to purchases of marketable securities and $0.9 million in capital expenditures, offset by $29.5 million and $69.3 million, respectively, of cash proceeds from sale and maturities of marketable securities.
Net cash provided by investing activities of $1.4 million in the three months ended March 31, 2020 was comprised of cash proceeds from sales of marketable securities of $2.3 million, offset by $0.9 million in capital expenditures.
Net cash used in investing activities in 2020 was $271.8 million compared to $7.8 million in 2019. Net cash used in investing activities in 2020 was comprised of $315.9 million related to purchases of marketable investments and $2.2 million in capital expenditures, offset by $29.0 million and $16.8 million, respectively, of cash proceeds from sale and maturities of marketable investments, and $0.6 million of proceeds from refundable security deposits.
Net cash used in investing activities in 2019 was comprised of $6.9 million related to purchases of marketable investments and $1.5 million in capital expenditures, offset by $0.4 million of cash proceeds from disposal of property and equipment and $0.2 million of cash proceeds from sales of marketable securities.
Financing Activities
Net cash provided by financing activities in the three months ended March 31, 2021 was $154.1 million, compared to $2.7 million for the three months ended March 31, 2020. Net cash provided by financing activities of $154.1 million primarily related to $153.9 million of cash received from exercises of Public and Private Warrants, $0.3 million of cash received from exercises of stock options, offset by $0.1 million of cash paid for repayment of debt and $0.1 million of principal payments on finance leases.
Net cash used in financing activities of $2.7 million in the three months ended March 31, 2020 related to repayment of debt.
Net cash provided by financing activities in the year ended December 31, 2020 was $529.9 million, compared to $85.5 million for the year ended December 31, 2019. Net cash provided by financing activities of $529.9 million primarily related to $363.4 million of net cash received from the merger with Gores, $178.1 million of cash received from the issuance of Series X convertible preferred stock, offset by $11.4 million of net cash paid for repayment of debt.
Net cash provided by financing activities in the year ended December 31, 2019 of $85.5 million related to cash proceeds of $68.7 million and $37.4 million, respectively, from the issuance of Series A convertible preferred stock and SAFE notes, offset by cash payments of $14.9 million of cash paid for repayment of debt and $5.6 million repayment of SAFEs not converted to our convertible preferred stock.
Off-Balance Sheet Arrangements
As of March 31, 2021 and December 31, 2020, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K, such as the use of unconsolidated subsidiaries, structured finance, special purpose entities or variable interest entities.
Critical Accounting Policies and Estimates
We prepare our consolidated financial statements in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates, assumptions and judgments that can significantly impact the amounts we report as assets, liabilities, revenue, costs and expenses and the related disclosures. We base our estimates on historical experience and other assumptions that we believe are reasonable under the circumstances. Our actual results could differ significantly from these estimates under different assumptions and conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance as these policies involve a greater degree of judgment and complexity.

Stock-Based Compensation
We recognize the cost of stock-based awards granted to our employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. We have elected to recognize the effect of forfeitures in the period they occur. We determine the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the following assumptions:
•Expected Term—We use the simplified method when calculating the expected term due to insufficient historical exercise data.
•Expected Volatility—Our stock was not publicly traded prior to December 3, 2020. The volatility used in stock grants made prior to that date was based on a benchmark of comparable companies within the automotive and energy storage industries.
•Expected Dividend Yield—The dividend rate used is zero as we have never paid any cash dividends on our common stock and do not anticipate doing so in the foreseeable future.
•Risk-Free Interest Rate—The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.
The grant date fair value of our common stock issued prior to December 3, 2020, was determined with the assistance of an independent third-party valuation specialist. The grant date fair value of our common stock was determined using valuation methodologies which utilized certain assumptions, including probability weighting of events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability (Level 3 inputs).
Based on our early stage of development and other relevant factors, we determined that an Option Pricing Model (“OPM”) was the most appropriate method for allocating our enterprise value to determine the estimated fair value of our common stock. Application of the OPM involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events. Specifically, we have historically used the OPM back solve analysis to estimate the fair value of our common stock, which derives the implied equity value for one type of equity security from a contemporaneous transaction involving another type of security, shares of our convertible preferred stock in this instance.
Revenue
We adopted the requirements of the new revenue recognition standard, known as ASC 606, effective January 1, 2019, utilizing the modified retrospective method of transition. Revenue from product sales is recognized upon transfer of control of promised products. Revenue is recognized in an amount that reflects the consideration that we expect to receive in exchange for those products and services. For service projects, revenue is recognized as services are performed and amounts are earned in accordance with the terms of a contract at estimated collectible amounts.
Revenues related to custom products are recognized over time using the cost input method. In using this input method, we generally apply the cost-to-cost method of accounting where sales and profits are recorded based on the ratio of costs incurred to estimated total costs at completion. Recognition of profit on these contracts requires estimates of the total contract value, the total cost at completion, and the measurement of progress towards completion. Significant judgment is required when estimating total contract costs and progress to completion on the arrangements, as well as whether a loss is expected to be incurred on the contract. If circumstances arise that change the original estimates of revenues, costs, or extent of progress toward completion, revisions to the estimates are made. These revisions may result in increases or decreases in estimated revenues or costs, and such revisions are reflected in income in the period in which the circumstances that gave rise to the revision become known to us. We perform ongoing profitability analysis of our contracts accounted for under this method in order to determine whether the latest estimates of revenues, costs, and profits require updating. If at any time these estimates indicate that the contract will be unprofitable, the entire estimated loss for the remainder of the contract is recorded immediately.
We enter into contracts that can include various combinations of products and services, which are generally capable of being distinct and accounted for as separate performance obligations; however, determining whether products or services are considered distinct performance obligations that should be accounted for separately versus together may sometimes require significant judgment. Transaction price is allocated to each performance obligation on a relative standalone selling price (SSP) basis. Judgment is required to determine SSP for each distinct performance obligation. We use a range of amounts to estimate SSP when products and services are sold separately. In instances where SSP is not directly observable, we determine SSP using information that may include other observable inputs available to it.
Changes in judgments with respect to these assumptions and estimates could impact the timing or amount of revenue recognition.
Public and Private Warrants
As part of Gores’ initial public offering on February 5, 2019, Gores issued to third party investors 40.0 million units, consisting of one share of Class A common stock of Gores and one-third of one warrant, at a price of $10.00 per unit. Each whole warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share (the “Public Warrants”). Simultaneously with the closing of the IPO, Gores completed the private sale of 6.667 million warrants to Gore’s sponsor at a purchase price of $1.50 per warrant (the “Private Warrants”). Each Private Warrant allows the sponsor to purchase one share of Class A common stock at $11.50 per share. Subsequent to the Business Combination, 13,333,309 Public Warrants and 6,666,666 Private Warrants remained outstanding as of December 31, 2020.
The Private Warrants and the shares of common stock issuable upon the exercise of the Private Warrants are not transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by us and exercisable by such holders on the same basis as the Public Warrant.
We evaluated the Public and Private Warrants under ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, and concluded that they do not meet the criteria to be classified in stockholders’ equity. Specifically, the exercise of the Public and Private Warrants may be settled in cash upon the occurrence of a tender offer or exchange that involves 50% or more of our Class A shareholders. Because not all of the shareholders need to participate in such tender offer or exchange to trigger the potential cash settlement and we do not control the occurrence of such an event, we concluded that the Public Warrants and Private Warrants do not meet the conditions to be classified in equity. Since the Public and Private Warrants meet the definition of a derivative under ASC 815, we recorded these warrants as liabilities on the balance sheet at fair value, with subsequent changes in their respective fair values recognized in the consolidated statement of operations and comprehensive income (loss) at each reporting date. Because the Public Warrants were publicly traded and thus had an observable market price, and the Private Warrants were effectively valued similar to the Public Warrants, as described in Note 10 to the consolidated financial statements, while the changes in the fair value of the Public Warrants and Private Warrants may be material to our future operating results, there is no significant judgment involved in measuring the fair value of such Warrants.
Emerging Growth Company Status
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, and have elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, our Post-Combination Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our common stock that held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which we achieve total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we issue more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2024. We expect to continue to take advantage of the benefits of the extended transition period, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.
Recent Accounting Pronouncements
See Note 2 in Notes to Financial Statements related to our condensed consolidated financial statements for the three months ended March 31, 2021 included elsewhere in this prospectus for information related to recent accounting pronouncements.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to various market risks, which may result in potential losses arising from adverse changes in market rates, such as interest rates and foreign exchange rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes and do not believe we are exposed to material market risk with respect to our cash and cash equivalents and/or our marketable investments.
Interest Rate Risk
We had cash and cash equivalents, and marketable securities totaling $610.3 million as of March 31, 2021. Cash equivalents and marketable securities were invested primarily in U.S. treasury, commercial paper, corporate bonds, equity investments and money market funds. Our investment policy is focused on the preservation of capital and supporting our liquidity needs. Under the policy, we invest in highly rated securities, while limiting the amount of credit exposure to any one issuer other than the U.S. government. We do not invest in financial instruments for trading or speculative purposes, nor do we use leveraged financial instruments. We utilize external investment managers who adhere to the guidelines of our investment policy. A hypothetical 100 basis point change in interest rates would not have a material impact on the value of our cash and cash equivalents or marketable investments.
Foreign Currency Exchange Risk
Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. Currently, all of our revenue is generated in U.S. dollars. Our expenses are generally denominated in the currencies of the jurisdictions in which we conduct our operations, which are primarily in the U.S. and to a small extent in Europe. Luminar’s results of operations and cash flows in the future may be adversely affected due to an expansion of non-U.S. dollar denominated contracts, growth of its international entities, and changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical or current consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international operations grow, we will continue to reassess our approach to manage the risk relating to fluctuations in currency rates.

BUSINESS
Overview
Our vision is to make autonomous transportation safe and ubiquitous. As a global leader in lidar autonomous driving technology, we are enabling the world’s first autonomous solutions for automotive series production in passenger cars and commercial trucks.
Founded in 2012 by President and Chief Executive Officer Austin Russell, Luminar built a new type of lidar from the chip-level up, with technological breakthroughs across all core components. As a result, we have created what we believe is the only lidar sensor that meets the demanding performance, safety, and cost requirements for Level 3 through Level 5 autonomous vehicles in production, bypassing the traditional limitations of legacy lidar technology, while also enabling Level 0 through Level 2 (Advanced Driving Assistance Systems (“ADAS”) and/or Luminar Proactive Safety) with our Proactive Safety solution. Integrating this advanced hardware with our custom developed software stack enables a turn-key autonomous solution to accelerate widespread adoption across automakers at series production scale.
Our lidar hardware and software products help set the standard for safety in the industry, and are designed to enable accurate and reliable detections of some of the most challenging “edge cases” autonomous vehicles can encounter on a regular basis. This is achieved by advancing existing lidar range and resolution to new levels, ensuring hard-to-see objects like a tire on the road ahead or a child that runs into the street are more likely to be detected, as well as by developing our software to interpret the data needed to inform autonomous and assisted driving decisions.
Our full-stack hardware and software autonomy solution for cars and trucks as well as our standalone lidar technology offerings have made us one of the leading partners for the world’s top OEMs. We are currently partnering with eight of the top-ten global automakers, by sales, and have the goal of being the first lidar company to produce highway self-driving and next-generation Proactive Safety systems for series production. With approximately 400 employees across eight global locations, we have scaled to over 50 partners in the last two years, including the first industry-wide automotive series production award in the autonomous space, awarded by Volvo Cars in May 2020, with series production expected to commence in 2022. We subsequently entered into a strategic partnership with Daimler Truck AG in October 2020 and with Mobileye Vision Technologies Ltd (“Mobileye”) in November 2020.
The automotive industry is among the largest in the world and features an estimated total addressable market opportunity (“TAM”) for ADAS and autonomous solutions (Level 0 through Level 5) expected to exceed $150 billion by 2030. Our model to capture this opportunity is to directly partner with top established automotive companies in order to power their autonomous future. Correspondingly, we have successfully established customer partnerships with over 50 companies across three primary application verticals: passenger vehicles, commercial trucks, and robo-taxis. We have multiple levers for sustained growth, including significant industry tailwinds, a strong five-year product roadmap in production and development, a robust series production and standardization pipeline with anticipated long-term contracts and substantial new, adjacent market opportunities. Powered by breakthrough technology, our solutions are ready to enable autonomous vehicles to be safe and ubiquitous.
The Luminar Difference
We have established ourselves as a global leader in lidar autonomous driving technology, and these are the strengths that not only set us apart today, but we believe will continue to differentiate us in the future:
Breakthrough Technology Delivering What We Believe is the World’s First Auto-Grade Compliant Solution. Reflecting roughly nine years of development at this stage (the first five of which were in stealth), Luminar offers a unique lidar architecture and proprietary component-level innovation (built from the chip-level up), resulting in superior range and resolution capabilities, ensuring confidence in perception across a broad set of operational domains and unlocking the next generation of vehicle safety. Our lidar and perception software are built upon a longer wavelength lidar design, which has been widely embraced as necessary to broadly deploy truly autonomous vehicles. As a result, we believe that we are the only provider of lidar for automotive autonomy applications that achieves the industry’s stringent requirements and perception capabilities. Our technological prowess and differentiated approach is supported by an extensive intellectual property portfolio of 93 issued patents, in addition to 84 pending or allowed patents as of February 2021.
Highway Autonomy. By developing and deploying the industry’s first lidar technology to meet the stringent requirements required to enable highway autonomy, Luminar will provide its key customers with a dramatic step-function in performance and help enable the first wave of autonomous vehicles—hands-off, eyes-off autonomy for highway-related use cases—which we envision to be rolled out beginning late next year.
Proactive Safety. In addition to enabling hands-off, eyes-off autonomy for highway-related use cases, we see a significant opportunity for our lidar sensing system and software to enhance current ADAS functionality and safety; and reduce collisions across a variety of other operating domains in a proactive rather than reactive capacity. As a result, we foresee insurance-related opportunities, which may either accelerate the adoption of our integrated solution and help to cross-subsidize the implied cost of our system, aided in part through improved economies of scale.
Deeply Integrated Hardware/Software Solution. We believe our Sentinel software offering provides our customers with a turnkey solution that accelerates the ability for OEMs to deliver high-speed highway autonomy and Proactive Safety at commercial series production scale. With over-the-air software updates, the product will be continually refined to ensure continued solution reliance and enhanced performance.
Volvo Series Production Contract. In May 2020, we announced a landmark deal with Volvo Cars for the first automotive series production award for autonomy in the industry. As a result, our hardware and software could power Volvo’s next-generation vehicle platform, called SPA2, on which its future consumer vehicle models will be based. The intent of the program is primarily to enable highway autonomous drive capability as an option on production consumer vehicles, with series production expected to start in 2022. Additionally, the program presents an opportunity to simultaneously enable next-generation Proactive Safety systems in a more widespread capacity at lower cost than autonomous drive upgrades.
Additional Commercial Success with Daimler Truck AG and Mobileye. In October 2020, we announced a strategic partnership with Daimler Truck AG, the world’s largest commercial vehicle manufacturer, to enable highly automated trucking, starting on highways. Our teams work closely together in order to enhance lidar sensing, perception, and system-level performance for Daimler trucks moving at highway speeds. To strengthen the partnership, Daimler Trucks has acquired a minority stake in Luminar. In November 2020, we executed a contract with Mobileye, an Intel company, to supply Luminar lidar for use in Mobileye’s first generation of its Level 4 Mobility-as-a-Service (MaaS) pilot and driverless fleet in key markets around the world.
Compelling Growth, Margin, and Cash Flow Profile. We believe that our robust customer base and growing list of commercial partnerships creates a compelling growth profile. This is further enhanced by the visibility to series production from existing and developing agreements that would enable rapid growth. Our product cost structure includes exclusive supply agreements for all three of our key lidar components (receiver, ASIC, and laser), enabling us to achieve significant material cost reductions as volume increases for such key hardware components. As we scale production and grow our revenue, we believe our strategy of low capital intensity provides the potential for high shareholder return.
Deep Bench of Industry Leaders. We have a visionary leadership team with a track record of innovation and execution, led by our President and Chief Executive Officer, Austin Russell, to develop a new kind of sensing technology to make autonomous vehicles both safe and ubiquitous. With approximately 400 employees across 8 global locations (including a millennia of man and woman years of lidar-related experience), Luminar has built a deeply experienced team of industry leaders from across the lidar, automotive, technology and autonomy sectors, including senior members from automotive companies such as Daimler-Benz, ZF, VW and Harman and technology companies such as Google, Uber, Motorola and Ocean Optics.

Our Market Position and Leadership
We were founded with the vision of making autonomous transportation safe and ubiquitous. As a global leader in lidar autonomous driving technology, we are enabling the world’s first autonomous solutions for automotive series production in passenger cars and commercial trucks.
The automotive industry is among the largest in the world and features an estimated total addressable market opportunity (“TAM”) for ADAS and autonomous solutions (Level 0 through Level 5) expected to exceed $150 billion by 2030. Our model to capture this opportunity is to directly partner with top established automotive companies in order to power their autonomous future. Correspondingly, we have successfully established partnerships with over 50 companies across three primary application verticals: passenger vehicles, commercial trucks, and robo-taxis. More than 75% of the companies listed in the target ecosystem chart below are working with Luminar customers. Although not our primary focus, adjacent markets such as aerospace, defense and smart cities offer use cases uniquely suited for and potentially served by our technology.
An important benefit of our engagements with commercial partners is to have our products generally incorporated into our commercial partners’ development programs at the earliest stages. By securing these development wins in a competitive landscape, there is greater increased forward visibility into the long-term development cycle towards series production. This awards us with a significant competitive advantage by positioning us to convert existing development engagements with key automakers into series production awards in the near term, as we have with Volvo Cars and others we expect to finalize in the future.
We have a number of OEM, trucking and robo-taxi-related partners currently in the process of validating our technology, principally using our Hydra lidar sensors (described further below), which is geared toward research and development fleets. We also have a significant number of advanced development partners, in which we see an opportunity to convert into series production awards through 2022. We expect that all series production partners will use our Iris lidar sensors (described further below) for upwards of one million or more vehicles, building on the work already completed with Hydra.
A majority of autonomous vehicle companies have been primarily focused on robo-taxi research and development for urban low speed ridesharing applications (of which we work with many). We are, by comparison, focused for the time being on the highway autonomy use case for production vehicles and are powering the substantial majority of autonomous trucking programs. This presents a unique opportunity for us to enable near-term production deployments over the next few years, while it is expected that higher levels of autonomy for urban robo-taxi applications will take substantially longer to reach scale.
Driving further volume beyond highway autonomy is our Proactive Safety solution, with the goal of ultimately preventing the majority of forward collisions that occur on roads today. With over one million fatalities globally each year from vehicle accidents, there is a clear opportunity to set a new baseline standard for vehicle safety industry-wide.
Current industry ADAS capabilities are enabled primarily by camera and/or radar sensing technologies. Data from both sensor types are commonly merged to provide the vehicle system with some understanding of its driving environment. These systems, however, fall short of delivering substantial safety gains. Today’s ADAS works well under ideal circumstances—at low speed, in ideal weather conditions, and on a test track—however with our Proactive Safety solution, we believe we can decrease the reported collisions occurrence rates by up to seven times.
Launching this bold vision forward, we entered into a landmark deal with Volvo Cars for the first automotive series production award for autonomy in the industry, which was announced in May 2020. Our hardware and software is being integrated into Volvo’s global consumer vehicle platform to power autonomous highway driving and Proactive Safety features, with series production scheduled to take place in 2022. Volvo has historically been a leader in deploying new breakthrough safety-centric technologies into the automotive industry, ranging from the invention of the modern three-point seat belt to the launch of Mobileye’s vision-based ADAS product.
In October 2020, we also announced a strategic partnership with Daimler Truck AG, the world’s largest commercial vehicle manufacturer (through its Freightliner and Western Star Brands), to enable highly automated trucking, starting on highways. Experts at Daimler Truck AG, along with its U.S. subsidiary, Daimler Trucks North America (DTNA) and Torc Robotics, part of Daimler Trucks’ Autonomous Technology Group, are collaboratively pursuing with Luminar a common goal of bringing series-produced highly automated trucks (Level 4) to roads globally. Our teams work closely together in order to enhance lidar sensing, perception, and system-level performance for Daimler trucks moving at highway speeds. To strengthen the partnership, Daimler Trucks has acquired a minority stake in Luminar.
In November 2020, we executed a contract with Mobileye, an Intel company, to supply Luminar lidar for the company’s Autonomous Vehicle Series solution in its next phase of driverless car development and testing, in production volumes at sub-$1,000 cost. As part of the agreement, Mobileye will collaborate with us to use our lidar for the first generation of its Level 4 MaaS pilot and driverless fleet in key markets around the world. Our technology will be used to enable Mobileye’s TRUE REDUNDANCY capability, with multiple self-contained sensor systems to enable uncompromised safety and validation for Level 4 driving.
In March 2021, we announced a partnership with Zenseact to deliver autonomous software for series production vehicles. Volvo Cars is the first launch customer, representing both Luminar’s and Zenseact’s first production design win for software. Luminar’s new product suite, Sentinel, is the first full-stack autonomous solution for series production in the industry. It deeply integrates Zenseact’s OnePilot autonomous driving software solution alongside Luminar’s Iris lidar, perception software, and other components as a foundation, enabling every automaker to offer Highway Autonomy and Proactive SafetyTM capabilities on their production vehicles. While the wider autonomous industry largely focuses on robo-taxi applications, Luminar and Zenseact collectively remain focused on delivering systems into series production vehicles.
In March 2021, we entered into a relationship with SAIC Motor Corporation, the largest automaker in China, pursuant to which Luminar is expected to power the autonomous capabilities and advanced safety features in SAIC’s new R brand vehicles for series production with its industry-leading lidar as well as components of its Sentinel software system. The R brand program is expected to begin series production with Luminar starting in 2022, with the parties’ longer-term goal being widespread standardization across all vehicle lines. As part of the close collaboration, we will also be establishing an office in China to be located in Shanghai alongside SAIC Motor, where SAIC would also be providing local support. The parties expect to deliver the first autonomous production vehicles in China, establishing SAIC’s technology leadership position and Luminar’s production launch in the region.
Market Outlook
There is a worldwide trend towards mobility and e-mobility and a renewed focus on autonomy, specifically highway autonomy for passenger and commercial vehicles. As the market shifts toward electric and hydrogen drivetrains, along with software-defined vehicles delivering a new user experience and data capability, we see the potential of autonomy enabled by the sensing and computing technologies on vehicles and under advanced development today. The roadmap from existing driver assistance and comfort features all the way to self-driving value can be built through improved vehicle situational awareness.
Our products provide this situational awareness in a broad range of driving environments and allow for confident detection and planning at all vehicle speeds. Our portfolio encompasses sensor hardware, and perception and decision-making software that improve existing vehicle features and enable new levels of vehicle automation for consumer and commercial applications. To understand the ADAS and autonomy markets addressed by our products, it is important to understand the levels of automation as defined by The Society of Automotive Engineers (“SAE”).
Although SAE has clearly defined these levels, there continues to be inaccuracies and misuse of the levels leading to consumer misconceptions about the true capability of the vehicle which they purchase. We believe our lidar greatly enhances the lowest levels of autonomy and enables the deployment of the highest levels of autonomy to both the consumer and commercial markets. Below is a more detailed description of the levels of automation.
•Level 0—Active Safety: In this level, the human is fully responsible for all driving functions at all times. “L0” is defined as driver support features that are limited to warnings or momentary driving assistance. Examples of warnings include blind spot warning or lane departure warnings. Examples of features with momentary assistance include automated emergency braking (“AEB”) and lane keep assist (“LKA”). These features are viewed as the basis of active safety, with AEB designed to reduce and/or mitigate the severity of low speed accidents, and LKA designed to prevent vehicles from crossing over into neighboring lanes or even worse, oncoming traffic. These features apply to both passenger and commercial vehicles and are growing as standard features globally and represent the majority of the ADAS market today.
•Luminar value-add: Our lidar’s long range and high resolution capability enables the detection and classification of objects (vehicles, pedestrians, cyclists) in all lighting conditions and inclement weather. We expect this to greatly improve upon today’s systems, and to be much more effective at taking proactive measures to avoid accidents and extending the AEB capability to higher speed driving scenarios. Additionally, the ability to detect lanes out to 150 meters and do so in these same adverse environmental conditions adds to the robustness of LKA systems and helps prevent temporary loss of lanes or lack of detection altogether as often seen in today’s systems.
•Levels 1 and 2—Driver Assist: These levels represent the last levels in which the driver is still fully responsible for all driving functions at all times. “L1” is defined as driver support features that provide steering or braking/acceleration assistance, but not both simultaneously. Examples include lane centering support (“LCS”) or the more widely adopted adaptive cruise control (“ACC”). These features are viewed as comfort features, easing the driving load from the driver during extended highway drives. “L2” captures multiple driving tasks, for example both ACC and LCS simultaneously. In the near future, we expect an increased adoption of these systems as safety protocols begin to require head-on collision assistance which will require simultaneous braking and steering control.
The term L2+ is often used for today’s higher capability systems, many of which add a driver monitoring camera to ensure the human driver remains engaged, but allow them to remove their hands from the wheel completely (eyes must remain on the road). These systems are currently restricted in Europe, but allowed in the United States and other regions of the world in the restricted operational design domain (“ODD”) of divided expressways, high-ways, and typically only in systems with onboard high-definition maps of those expressways. The ramp up of these systems has been slower on the market, mainly due to the additional sensing and compute costs for marginal value-add to the end consumer.
•Luminar value-add: Similar to L0, we expect to greatly improve upon today’s L1 and L2 in performance, robustness and availability. With the ability to detect lanes and precisely measure the distance to a lead vehicle in a single lidar sensor, we can independently give lane assignments to objects ahead. This helps prevent false braking events while driving in ACC mode, making the consumer experience safer and more enjoyable. Add this to the ability to detect lanes independent of lighting conditions, and we add confidence and robustness to nighttime driver support systems as well. As driver confidence in these features grows, we expect the utilization and adoption of such features to increase, leading to higher impact of vehicle safety systems.
•Levels 3 and 4—Highway Autonomy: In these levels, the vehicle can still be operated in normal driving mode. However, when the automated driving function is engaged, the human is no longer responsible for the driving function. “L3” requires that the human driver must take back complete control of the vehicle when requested. “L4” assures the vehicle will continue to function without any human driver intervention, even if in a degraded state. Terms such as “chauffeur” are used for L3, while terms like “pilot” are used for L4, sometimes incorrectly. Further, robo-taxis today are aspiring to L4 but still rely on safety drivers behind the wheel making them L3 systems – including leaders like Waymo. To better quantify a vehicle’s autonomous capabilities, the market has started to assign an ODD and while many are trying to enable L4 for the urban environment, the most logical ODD for L3 and L4 driving is divided expressway or highway.
Subsequently, a vehicle may not have L4 capability from the garage or the docking facility to the highway, but from highway entrance to highway exit, the vehicle can provide L4 functionality for that specific ODD. In 2020, the L3 and L4 markets only exist in development platforms and there are no serial production automotive L3 or L4 systems available. We believe, however, this segment represents significant growth potential and when correctly implemented, will prove valuable to both the consumer and society.
•Luminar value-add: Adding our lidar to these systems improves their robustness and availability, allows sensing redundancy to cameras and radar, and therefore enables true hands-off and eyes-off operation. This allows the driver to utilize their time for something other than supervising the driving function, which is the ultimate product purpose of autonomy.
•Levels 4 and 5—Urban/Full Autonomy: “L5” is essentially the same as L4, but without the ODD restriction. It is the designation for vehicles that when placed in automated driving mode, can drive everywhere and in all conditions without human intervention or even occupants. We group this L4/L5 functionality due to the current focus on urban and suburban driving in the form of robo-taxis. Commercial trucking also aspires to L5 capability but is focusing its L4 efforts on highways as this yields the highest benefit. An urban L4 is extremely complicated compared with highway L4. We do expect that robo-taxis and automated people movers will be a strong growth market, but the timeline is more uncertain and we expect this market growth to be limited while technology for both vehicles and infrastructure matures.
•Luminar value-add: Similar to L3 and L4, we believe lidar is required to deliver L5 sensing and perception needs. Sensing redundancy and multiple modalities are required and perhaps more important since the environment is the most complex, and our lidar’s sensing and perception capability supports the needs of detection and classification in dense, congested, and difficult environments at all hours of the day and night.
While these SAE levels are important to technology developers, we believe the market is currently segmented in two distinct categories: (1) ADAS or driver-assistance, where a human is in the driving loop and responsible, at minimum, to be a safety fallback and in most circumstances directly control part or all of driving tasks; and (2) autonomous driving, where a human is “out-of-the-loop” (colloquially, “hands off” the steering wheel and “eyes off” the road), which generates real value propositions to consumers, such as allowing the driver to recover time, as opposed to mere comfort or novelty features.
Within these two segments, we believe the largest business opportunities exist in the areas of active safety and highway autonomy due to trends in safety technology standardization and consumer pain-point priority. These two applications have well aligned technology requirements that allow us to remain focused on a single product/solution that will allow OEM partners to achieve both. The broader autonomy market segment, specifically robo-taxis, represents strong long-term opportunity, but lidar technology must be seeded now during development even though high-volume production and deployment remains many years away.
These trends and safety needs apply to both the passenger and commercial vehicle markets. The autonomy use case and business case for commercial vehicles are simple: reduce operational costs and increase efficiencies. Passenger vehicles are more complex since the ability to deliver autonomy is more focused on the consumer’s comfort and convenience. We are working to help OEMs and consumers achieve these goals, but with the proper level of safety included. Our lidar is also making traction in other markets, including defense and smart cities, that require high resolution and long-range sensing in uncontrolled operating conditions.
Source: Our estimates, incorporating data from IHS Markit and Wall Street research. Includes passenger and commercial vehicles (including robo-taxi) as well as hardware and software.
The charts above represent today’s market in 2020 for which scanning lidar is limited. The market, however, is expected to grow substantially by 2030 and our technology has the potential to improve or enable capability across the full spectrum of the market. Our initial focus for lidar technology is L3/L4, and we aim to offer the sensing, perception, and function turn-key system that will truly add value and give driving time back to the end consumer. This market is still developing, but represents significant growth, and we are the technology leader with the first L4 highway production platform win with Volvo. In addition, vehicles enabled with our lidar will be capable of proactive safety in which accidents are potentially completely avoided, which can benefit other autonomy solutions such as L1/L2.

Passenger Vehicles
The passenger vehicle market is very large. We expect that more than approximately 100 million new passenger vehicles will continue to be manufactured year-over-year through 2030 and beyond. It is very difficult to replicate this volume in other markets, but it is also important to recognize that highway autonomy is not yet standard equipment. In order to realize a vehicle feature’s maximum societal benefits, the ultimate goal in the automotive industry is to achieve widespread adoption of the highway autonomous feature in all vehicles. We expect a technology adoption ramp-up over time as automated functionality matures, costs and pricing are reduced, and consumers become more familiar with the full benefits and capabilities of a safe autonomy system. We believe there is a substantial market opportunity for our products when proactive safety is coupled with autonomy due to the public benefit of the overall anticipated safety increase.
ADAS
ADAS volumes are primarily driven by both the European and North American markets. The European New Car Assessment Program (“NCAP”) requires a minimum level of crash mitigation functionality such as AEB (for vehicles, pedestrians, and cyclists), LKA, speed alert systems and other ADAS features for a vehicle to have a 5-star rating. Furthermore, the European Union is moving toward mandates of these advanced functions.
The U.S. is less focused on mandates at this time and instead allows the U.S. NCAP (known as the “Stars on Cars” program) and designations such as the Insurance Institute for Highway Safety “Top Safety Pick” and “Top Safety Pick+” to drive adoption and provide consumers with an understanding of the vehicle’s advanced crash avoidance capability. Additionally, in working with the National Highway Traffic Safety Administration (“NHTSA”), 20 automakers pledged to voluntarily equip virtually all new passenger vehicles by September 1, 2022 with a low-speed AEB system that includes forward-collision warning. With global safety rating programs and the OEMs competing to deliver more safety and comfort features to their customers, it is reasonable to expect near complete adoption of ADAS functionalities in new vehicles produced by Europe, U.S., Japan, and South Korea by 2026. We expect adoption rates to increase significantly in China as well.
Tesla’s “Autopilot” is an example of establishing a driver support (as defined by SAE) platform as standard equipment. They developed a vehicle around the promise of future functionality which supports the production volume and cost reduction needed to spread technology beyond premium, low volume platforms. We expect more OEMs to demand proactive safety and limited autonomy with the ability to upgrade functionality over time without hardware change. This expectation aligns well with the increasing number of OEMs developing new vehicle platforms that span their lineups.
Proactive Safety
While the increased application of existing ADAS technology should help lessen the number of accidents and fatalities, we believe there is significant room for improvement concerning standard ADAS and crash avoidance. Today, the ADAS systems are designed to mitigate or lessen the severity of accidents and only avoid them under certain low-speed or ideal environmental conditions. Recent data suggests that the number of automotive fatalities globally still exceeds one million annually and the social costs of accidents continue to exceed $500 billion in the United States alone. As the autonomy market matures, we expect that OEMs and global NCAP programs will extend the functionality to intersection and crossing scenarios, which requires wider fields-of-view and faster detection. Global safety rating programs are also considering night and low-light performance in the future, further pushing the existing technology’s limits. We believe there is a significant opportunity to be able to reduce collisions with a capable lidar sensing system and software which can enable an understanding of the environment, which can help to avoid collisions by taking over the steering wheel and braking systems proactively. Our lidar is capable of significantly increasing the effectiveness of these active safety systems and supports proactive safety and greater crash avoidance measures using our long-range, high resolution, wide Field-of-view, and perception software to be able to detect pedestrians and cyclists in the most challenging and complicated environmental sensing conditions. Furthermore, high-speed safety performance, specifically AEB, is increasingly important as hands-free highway driving assist systems are further delivered to the market, and the vehicles take on more of the driving responsibility.

Highway Autonomy
Since inception, our focus has been to enable safe and ubiquitous autonomy and we view highway autonomy, in combination with proactive safety, as providing the most value to the end consumer for the foreseeable future. The market is also trending in this direction, targeting hands-off and eyes-off operations in a more controlled setting than the urban environment. While there is a significant focus on investment and development of robo-taxi solutions, passenger vehicles continue to be a voluminous market, and we expect the growth rate of highway automated functions to have a compound annual growth rate (CAGR) of nearly 40% from 2020 until 2030.
Commercial Trucking Market Outlook
The amount of goods transported by trucking globally continues to rise year-over-year. While the number of newly manufactured trucks has declined in recent years, the application of ADAS technology continues to grow and the interest in autonomy for transport is at an all-time high. The business case for trucking highway autonomy is simple: lower operating costs and increased availability of the vehicles and time spent on the road (trucking and fleet companies do not get paid to park at rest stops).
The application of AEB has been in the market for many years, with the first mandate for vehicle AEB in Europe in 2013, and growing application of the functionality since. Similar to passenger vehicles, Europe leads the market in a unified safety direction and has put mandates in place to drive lane keeping functions and expand the AEB functionality to include pedestrians and cyclists. This leadership is also a result of a market driven by the trucking manufacturers who set the technology distribution of vehicles and the ADAS vehicles and systems architectures. Unfortunately, the trucking market in North America is heavily driven by the fleet operators’ specifications and is heavily fragmented. The lack of mandates from governing bodies has resulted in a market for ADAS that is very difficult to quantify and gain economies of scale across a small set of partners as is the case in Europe. As in passenger vehicles, our lidar technology and sensing capability could greatly improve the L0 and L1 functionality for the trucking market as well. However, our focus and the value add seen globally by the OEMs and fleet operators is L4 highway autonomous driving.
L4 highway autonomy is the target ODD for trucking because that is where their money is earned and where the majority of the physical truck’s time is spent. The sensing needs between Europe, North America, South Korea, Japan, and other regions globally all differ slightly, but have similarities in the requirement for (i) long range detection to aid in extra braking time, (ii) farther detection of lanes to aid in proper lane centering and placement of potential obstacles in the correct lanes, and (iii) the vertical field of view and high placement on the cab to support close proximity detection in front of the vehicle, as well as overhead obstacles (such as bridges and overhead signs).
Robo-Taxi and Delivery Market Outlook
The press announcements of large robo-taxi investment and partnerships between technology companies, both established and startup, and mainstays from the automotive industry dominate the industry’s attention. This application is, however, the most difficult vehicle autonomy feature to solve for technically. It requires the ability to detect and classify hundreds of objects and predict motion for many of those objects, including pedestrians, electric scooters, and bicycles—all of which present as pedestrians, but move in very different ways. The environment consists of dynamic weather, steam from manholes and exhaust pipes, and oftentimes construction equipment causing dust and debris. Given the economic benefit an automated robo-taxi driving system could unlock, billions of dollars in funding and engineering efforts have been focused on developing solutions. The majority of the autonomous vehicle companies are operating in this space, awaiting a market that requires complex governmental support, funding for infrastructure, and a sensing and compute solution that must anticipate every possible mixed-traffic scenario.
Additionally, the initial ODD only requires low to medium speed operation, which can be met with less capable sensors. We expect that ultimately, the ODD will need to expand to the highway as robo-taxis and automated shuttle services move people from city centers to the airport and back, in particular. We expect limited robo-taxi R&D programs will continue to operate in varying levels of development and testing the rest of this decade.

Adjacent Markets
Although not our primary focus, the adjacent markets below offer use cases uniquely suited for and potentially served by our technology. Our goal is to scale our core markets and utilize our robust solutions to best serve these adjacent markets where it makes sense for us and our partners.
•Smart Cities.     Many government agencies are motivated to invest in smart cities solutions such as “Smart” intersections and “Intelligent” tolling systems due to macroeconomic trends such as usage of electric vehicles (and the subsequent reduction in fuel taxes) and growing city populations (and the subsequent need to manage assets more efficiently). As discussed above with trends of urban living and the need to manage traffic flow and congestion, not only is there a market for the vehicles themselves but also for the infrastructure to support such automation. Today, many global cities have a defined Smart City initiative to be delivered over the coming years, with over 50% of these initiatives being in Europe and North America. The market is broken up into segments: smart buildings, transportation, infrastructure, healthcare, energy, security, and education. We will focus on infrastructure and security: traffic flow and intersection management, tolling and traffic management, smart parking and security, pedestrian and crowd flow management and security, and large venue security.
•Aerospace and Defense.     The aerospace and defense markets are intent on increasing their autonomous capability and lidar is a key component to enabling such automation, including for items such as an automated convoy for resupply or an automated refueling mission. These markets represent a small volume, but with very specific requirements that only certain technologies will be able to meet. We will utilize our sensing and system architecture from our core automotive system and provide solutions in this space and/or partner with companies who can help deliver specific solutions licensing our high performance technology.
Our Solution Overview
We bring opportunity and inspiration to an automotive industry that requires continuous technological and performance innovation, and play a critical role in making the future of mobility safer. The hope for autonomy is not just novelty – it is the critical feature required to transform the way people and goods move throughout the world transportation ecosystem. Autonomy presents an opportunity to save lives through enhanced safety, liberate those who struggle with transportation access, and reoptimize value chains of logistics and vehicle ownership. We seize this opportunity by delivering what we believe is the world’s first autonomous solution for series production, powering highway autonomy and proactive safety.
High-performance lidar is not just another sensor.     While it is true that lidar is a sensor, its value is more than just hardware and delivering a point cloud “image.” It is similar to radar and cameras in that these devices provide no direct value without the signal processing, detection, tracking, and perception software that gives an understanding of the vehicle’s surroundings. The next product offering levels are to provide route planning and command the steering, braking, and engine actuators to control the vehicle. This will require lidar producers to follow the precedents set by camera and radar, where sensor providers supply perception software (they are, after all, the experts in that sensor’s data).
Many companies have developed lidar sensors, but not all have developed lidar systems. A lidar product offering can be broken down as follows:
Lidar:     For customers with a full complement of vehicle system software development, this product enables their development of vehicle functions through a sensor hardware product.
Highway Autonomy:     A full vehicle function product combining hardware and software for driver out-of-the-loop on highways.
Proactive Safety:     A full vehicle function product combining hardware and software that continuously monitors, but only momentarily acts to avoid collisions on all road types.

As the requirements of a lidar system increase, the number of competitors tends to quickly decrease. We were founded with the understanding that the most effective lidar solution will have perception that can deliver the complete desired solution through the OEM to the end consumer. Many OEMs, via their camera experience, have outsourced everything to the supply base, except function development. Many have outsourced even this functionality and are starting to weigh the benefit of having a proprietary solution to using a more standardized, off-the-shelf product that saves them time and money.

Commercial Overview
We partner with the majority of key OEMs focused across three verticals: passenger vehicles, trucking, and robo-taxi. More than 75% of the companies listed in the target ecosystem chart below are Luminar customers. Furthermore, we have strong demand for our products in multiple adjacent market verticals.
An important benefit of our engagements with commercial partners is to have our products generally incorporated into our commercial partners’ development programs at the earliest stages. By securing these development wins in a competitive landscape, there is greater increased forward visibility into the long-term development cycle towards series production. This awards us with a significant competitive advantage by positioning us to convert existing development engagements with key automakers into series production awards in the near term, as we have with Volvo Cars and others we expect to finalize in the future.
We have a number of OEM, trucking and robo-taxi-related partners currently in the process of validating our technology, principally using our Hydra lidar sensors (described further below), which is geared toward research and development fleets. We also have a significant number of advanced development partners, in which we see an opportunity to convert into series production awards through 2022. We expect that all series production partners will use our Iris lidar sensors (described further below) for upwards of one million or more vehicles, building on the work already completed with Hydra.
In the near term, we are focused on the passenger vehicle and trucking markets, which we believe will drive our ability to increase market share and achieve economies of scale.
Passenger Vehicles
Due to the complexity and challenging environment of urban driving, we believe that the industry will focus on highway autonomy in the near future. Our series production award with Volvo, a global leader in automotive safety, is a key example. Our lidar technology will power Volvo’s first fully self-driving technology for highways in their next-generation production passenger vehicles, enabling true driver out-of-the-loop functionality, which we expect will set new standards of safety for the industry.
By 2030, we anticipate we will have approximately 4% vehicle penetration rate across the industry. Today, a majority of our current partners have a highway autonomy program in development with an anticipated start of production year ranging from 2023 to 2025. Leveraging our hardware and software for series production also paves the way for future proactive safety use cases in vehicles. We believe our lidar unlocks greater crash avoidance capability than today’s active safety systems and will help deliver what it calls “proactive safety” to the consumer – higher speed emergency braking, enhanced lane keeping functionality, and significantly improved performance and availability in inclement weather and low-visibility conditions. Given our performance-differentiated products and Volvo’s safety DNA, Volvo is considering making our lidar standard on all vehicles in the future, which would further enable and accelerate the adoption of our technology to several automotive partners.
This, in turn, increases our ability to scale incorporation of our products into additional passenger vehicles relative to our competitors, which we believe is a significant advantage. With production expected to start with Volvo in 2022, we will have an industrialized, automotive-grade product ready to deploy and the ability to leverage existing capacity with an efficient use of capital to support our commercial partners globally.
Commercial Trucking
We work with a significant majority of self-driving truck start-ups and traditional truck OEMs. Our commercial partners greatly value the long perception range that our sensors enable while operating on highways. Our technology enables the detection of road debris such as tire remnants or stalled traffic at ranges greater than 250 meters, as well as motorcycles darting through traffic at highway speeds. We believe the short-range performance of the vast majority of lidar providers is insufficient against those and other scenarios and inadequate to provide the level of safety required by commercial trucking companies operating on public motorways.
We work directly with our commercial partners to optimize our products for their applications. A few highlights of this optimization include our developments of unique scan patterns for maximized point density in specific areas of interest and models for sensor placement that minimize blind spots around the cab. Our commercial partners use between one to four lidar sensors per truck, and we expect that all will eventually integrate three or four if they move forward to series production.
We enable our commercial trucking partners to consider three and four sensor configurations because of our expected unit economics. While the trucking market has less price sensitivity than the passenger vehicle market to support a multiple sensor configuration, it still benefits from the economies of scale achieved in the higher volume passenger vehicle market. Our commercial trucking development partners also appreciate that our passenger vehicle development comes with automotive-grade standards implemented in our product design and manufacturing processes. This enables our commercial trucking development partners to leverage our success with passenger vehicles and access the technology required to deploy much sooner than if they had worked with our competitors. We believe this is significant to them as the economic incentive for self-driving trucks is more compelling than for passenger vehicles since truckload carriers in North America and Western Europe aggressively compete for freight down to a difference of tens of dollars. Self-driving technology will enable truckload carriers to eliminate drivers on their terminal to terminal lanes and subsequently eliminate 25% to 30% of their costs for hauling freight. They will use that savings to win more desirable freight business. Adding to truckload carriers’ sense of urgency to deploy self-driving truck technologies is the chronic shortage of drivers. For these reasons, we believe self-driving trucks will start to operate on highways as early as 2023 and steadily ramp up through the remainder of the decade.
Autonomy is a true economic enabler for the logistics market, including terminal to terminal, drayage and even last-mile delivery. The benefits of proactive safety discussed as part of our consumer vehicle products also apply to trucking.
Robo-Taxi and Delivery Vehicle Market
While robo-taxi and self-driving shuttle development primarily focus on low-speed urban environments today, their full value will only be met if they can also operate at higher speeds to expand their operating area, such as highways leading to airports. Our technology helps them achieve those goals by expanding this operating area to include roadways with speeds greater than 45 mph. Moreover, by using our perception software, our commercial partners can utilize their limited engineering resources more efficiently and enable them to focus on solving issues associated with vehicle system integration and driving in complex, urban environments. Our technology complements their work and will enable them to deploy their fleets sooner.

We expect there will be a number of locally dedicated robo-taxi R&D fleets continuing to launch through the next decade, which will begin with human safety drivers monitoring operation at all times and then transition to no human monitor as the fleet gains confidence in the safety of the system.
Adjacent Markets
The on-road vehicle markets are what drive our product development decision-making, especially in sensor hardware development, but the need for nearly identical performance exists in other markets as well. These markets commonly cannot match the economies of scale that automotive markets offer, but together they represent strong business opportunities. Therefore, we take an opportunistic approach to the broader lidar and perception markets, with particular near-term focus on the following.
•Smart Cities.     We are working with our partners to integrate our sensors and perception software into existing solutions to make those solutions perform at high levels. Our technology enables those systems to detect and respond to vehicles at much greater ranges than legacy technology, and its perception software enables more reliable classification and prediction of objects within the area of interest. For example, cities will be able to reduce accidents at troublesome intersections and avoid expensive redesign projects, and tolling agencies can reduce the number of missed vehicles and increase their revenue yield. Many other applications benefit from our technologies’ superior performance, and we are working with partners to enable new benefits for their customers.
•Aerospace & Defense.     Aligned with our mission of enabling the autonomous movement of people and goods, we work with large aerospace/defense contractors on applications that extend off-road. While our products are used in many different applications, most involve enabling some form of autonomous drive capability. We anticipate entering into multi-year supply agreements with our defense contractor partners in this market to generate a significant number of sensor sales in the future. We also expect that most of our defense contractor partners will integrate our perception software into their solutions.
There is a significant difference between a development platform project and automotive-grade production. Many lidar companies have created development products. These products are used for multiple applications, including environmental mapping for autonomous driving perception. Some of these development products began with huge spinning lidar sensors placed on top of vehicles that were ideal for viewing 360° around the vehicle, in order to better understand the challenges associated with autonomy and help solve those challenges. They were deployed in robo-taxi and autonomous trucking applications, and a myriad of off-road applications to scope the role of 3D sensing. While relatively successful to date at establishing incumbent positions in all applicable markets, almost none of these products have transitioned to automotive-qualification or military standardization specification, which is required for series production. Many lidar companies have elected to shift their focus from automotive to other adjacent markets due to the deficiencies in their technical approach to lidar or the sheer organizational difficulty and cost in delivering automotive-grade products. Many of those adjacent markets are looking to leverage scale and reuse from the automotive market, with the understanding that it is very difficult to replicate a potential market of approximately 100 million units per year (passenger vehicles and commercial vehicles combined worldwide). With a clear roadmap and a development platform that seamlessly transitions into the production platform, we believe we are well-positioned to establish the mass-scale market for lidar as the key markets’ leadership position.
Our Products
We believe we have established a dominant position in a crowded lidar market for three critical reasons: product, thought leadership, and deployment. Our products are designed and built from the ground up for the automotive market, and our performance exceeds those of our competitors. Our lidar and perception software forges a path for consumer 1550nm technology, which has been widely embraced as the long-range wavelength region necessary to widely deploy truly autonomous vehicles. We believe we are the only lidar company with deeply integrated hardware and software products, and this depth is supported by an extensive intellectual property portfolio of 93 issued patents, in addition to 84 pending or allowed patents as of February 2021.
We believe our products meet or exceed the requirements to enable safe autonomy at all levels, and we have turned this capability into a position of thought leadership in the market. From small technology companies to global OEMs, our over 50 commercial partners look to us for guidance on how to specify, test, and integrate lidar into their products. Our broad technical competency spans hardware, software, and system safety disciplines. This leadership role often begins with our product as a reference sensor in validating lesser performing sensors, including other lidar, radar, and cameras. From this, we have been successful in converting to platform deployments as our roadmap to series production has become more immediate.
Vehicle platform deployments determine the scope and design of a partner’s series production vehicle system, and are therefore our anchor for future growth. Sensor changes in these development platforms are not taken lightly by the industry, and the closer these test vehicles get to feature demonstration, the more difficult it will become to displace our technology. Our products have won platform development positions in most of the world’s top automakers and autonomous trucking programs, in both cases often displacing legacy lidar providers. Broad deployments in a host of different vehicles and countries provide us with a global fleet multiplier, which will unlock future capabilities as we seek to broaden automation capabilities. With a clear roadmap to an automotive-qualified product expected by 2022 as part of Volvo’s next generation consumer vehicles based on Volvo’s SPA2 platform, the rest of the market now has direct line of sight to our first wave of driver out-of-the loop vehicle features and services. Once partners scope their series production vehicle system based on their development platforms with us embedded, we believe there is a higher likelihood of successfully closing a design win for the series production.
Our Iris lidar sensor integrated into Volvo SPA2 platform with expected production in 2022
ADAS has commoditized the idea of vehicle safety, but has not delivered the full promise of this technology, as discussed further in the section entitled “Technology Comparison” located below. Therefore, a large opportunity exists to build on this foundation of vehicle features. We plan to use our market position and technology leadership to create a new class of vehicle features aimed at maximizing the safety impacts of high-performance sensory perception. Given more than 90% of motor vehicle accidents in the U.S. are due to driver perception or action failure, our proactive safety initiative addresses crash avoidance features instead of merely severity mitigation features. To support and accelerate the delivery of a complete lidar-based ADAS and Level 4 highway autonomy program, we are expanding our software team. This expansion began with the addition of former members of Samsung’s Munich-based DRVLINE platform team previously responsible for delivering ADAS functionality for its mobility enterprise.

Whole-Products for Growth
A whole-product is everything that is required to ensure that targeted end customers can fulfill their compelling reason to buy. For us, this means doing more than delivering the best possible lidar sensor. It means we will:
•maintain sensing superiority through advanced sensor development;
•provide actionable data through continual perception software refinement; and
•drive vehicle feature delivery through internal and external investment.
Sensing Superiority
We have successfully delivered on our roadmap to date for lidar and software technologies to enable autonomy programs like those envisaged for Volvo’s SPA2 platform expected to begin in late 2022. Following nearly five years in stealth developing our core architecture, key components and filing associated patents, in 2017, we introduced a prototype product, known as Model G, which brought custom technologies together to demonstrate what was possible from long-range, high-resolution lidar. In 2018, we launched Hydra, our product for testing and development programs, and in mid-2019 we launched Iris, our commercial volume-production product. In January 2020, we launched our perception stack, which we believe will lead to smarter sensing over time. Our Hydra, Iris and other products are described in further detail below:
Luminar’s Hydra lidar sensors are dynamically configurable dual-axis scan sensors that detect objects up to 500 meters away over a horizontal field of view of 120° and a software configurable vertical field of view of up to 30°. High point densities in excess of 200 points per square degree enable long-range detection, tracking, and classification over the whole field of view.
Hydra lidar sensors and electronic compute unit

Luminar’s Iris lidar sensors leverage the same core technology components in Hydra, but Iris is refined to meet the size, weight, cost, power, and reliability requirements of automotive qualified series production. Iris features two fully custom integrated circuits – driving both laser transmitter and receiver. The sophistication of the Iris lidar data outputs comes from four generations of deployed integrated circuit design, and supports our ability to stay ahead of market demands for data.
Currently commercialized vehicle autonomy technology only incorporates Level 1 and Level 2 ADAS, or partial automation made possible with cameras and radar, and enhanced by lidar. We expect to become a commercially viable long-range lidar for automotive applications in Level 3 through Level 5 of vehicle autonomy, including full highway autonomy and urban and suburban autonomous driving. We believe Iris will be an efficient, automotive-grade, and affordable solution for series-production programs starting production in 2022.
Iris lidar sensor
With camera-like resolution of more than 300 points per square degree and high data fidelity, Iris reliably sees where objects are and understands what they are, even at long distances and in inclement weather. Combined with ongoing software updates, Iris becomes more capable over time, unlocking the roadmap to autonomy and broadening driver assistance.
Sensing More
We selected lidar as our primary sensing architecture in part because it is an effective active sensor, meaning it has its own source of light (laser) that it emits to detect targets, rather than a passive sensor which depends on reflected sunlight to measure targets. When designed appropriately, the sensor can capture large amounts of information about the targets – well beyond three dimensions (3D). Even today, as it only scratches the surface of what we expect lidar can bring to autonomy, we provide more than a 3D scene. Through a pipeline of signal processing in each point-cloud point, common surfaces can be identified, moving objects can be better understood, and target reflectance provides grey scale contrast to the scene. All these pieces of information are called point attributes, and they feed perception algorithms that ultimately discern what the targets are within a scene. The more information perception algorithms are given, the faster and more reliable the results become.
Looking forward, we are exploring ways to extract environmental information of things people can intuit, but machines must measure. For example, understanding air motion would allow software to estimate objects’ weight and assess the danger to vehicles. The optics and photonics community has produced countless capabilities like these for metrology applications. We are developing this deep understanding of what is possible with the market’s mobility needs to create products that deliver continually increasing value.

Our Software
If a vehicle is to take an action on the road (e.g., accelerate, brake or steer) without human control, or even override human control, it must have an understanding of the driving environment. This understanding is called perception. The requirements for perception, and subsequently for the sensors providing necessary information underlying it, ultimately come from questions the vehicle system needs to have answered continuously to execute driving maneuvers safely in the real world. These questions are the same ones the human brain must continually assess to drive:
•Where is the road, how is it organized into lanes, and which is the proper lane?
•What driving rules apply to these lanes (e.g., lane change permission, speed, direction, traffic type)?
•How is the vehicle moving now (speed, direction)?
•What obstacles and other fellow travelers are in or near the roadway?
•Where are these external objects (which lane, sidewalk, etc.), and how are they moving?
With a confident and continuous understanding of the driving environment from our perception software, routes can be planned, risks can be assessed and actions can be sent to the vehicle’s control system. We, working closely with our partners, expect to deliver this full vehicle system capability.
Core Sensor Software:     Our lidar sensors are highly configurable and capture valuable information extracted from the raw point-cloud to promote the development and performance of perception software. Therefore, core sensor software features help our commercial partners to integrate, control, and enrich the sensor data stream before perception processing. These features include:
•Automatic sensor discovery to expedite system startup time;
•Extrinsic calibration to automate multi-lidar geometrical alignment;
•Proprietary middleware to streamline advanced user interaction with both our hardware and software;
•Horizon tracking to automate region-of-interest scanning focused where it matters most, the road ahead;
•Normal vector point attributes to associate common surfaces like drivable space quickly and accurately assess object headings without multiple frames; and
•Velocity vector point attribute to provide both radial and crossing velocities, point-by-point within each frame.
Sentinel Software Tools:     In March 2021, we introduced our new software product suite, Sentinel. Sentinel is the first full-stack autonomous solution for series production and deeply integrates Zenseact’s OnePilot autonomous driving software solution alongside Luminar’s Iris, lidar, perception software and other components as a foundation, enabling every automaker to offer Highway Autonomy and Proactive Safety capabilities. We plan to sell Sentinel both as a complete “turn-key” software solution to our customers to enable Highway Autonomy or just with our Perception Software or other specific software capabilities.
Perception Software:     Our advanced perception software builds on the core sensor software features and transforms lidar point-cloud data into actionable information about the integrated vehicle (ego) and its environment. These features include:
•Semantic Segmentation—Each measured point contains an object class attribute. This feature enables smart detection and tracking algorithms as well as intelligent vehicle reactions to different types of objects.

•Instance detection and Tracking—Frame-level instance detection of objects, lane markings as well as road surfaces and free space combined with our highway-focused tracking algorithms provide reliable, safe and stable data for decision-making algorithms.
•State Estimation—Continually predicting and correcting an object’s location, velocity, and orientation through lidar odometry, real-time mapping, and localization.
Our perception software detecting, tracking, and classifying vehicles, lanes, objects, and drivable free-space, up to 250 meter away, in real-time.
We provide velocity point cloud attributes at both the point and object level.

Our velocity attribute measures objects moving both laterally and longitudinally.
High-level Vehicle Function Software
•Highway Autonomy:     In order to deliver highway autonomy to OEMs like Volvo, we leverage Zenseact and other ecosystem partners and strong internal understanding of the full autonomy system. Highway autonomy will enable exit to exit functionality that takes full responsibility of the driving task even if the driver does not resume control in edge case emergencies. Early roll outs will be in limited highways, in limited environmental conditions and broaden as validation activities ensure safe ODD expansion. This capability is meant to allow passenger vehicles and commercial trucks alike to take occupants out of the driving loop so that they can utilize their time on other tasks. Further, highway autonomy systems will leverage over the air updates allowing them to grow even safer over time and expand their ODD through the life of the vehicle.
•Proactive Safety:     Our proactive safety capabilities in development are expected to represent a new generation of vehicle safety, meant to enable accident avoidance instead of merely mitigating crash severity. It is expected to serve as a continuously monitoring system that assesses risk to the vehicle and recommends corrective actions and more importantly intercedes proactively when a crash is imminent. This feature utilizes our extended range of confident situational awareness to broaden the ODD of legacy ADAS features, new safety features, and driver out-of-the-loop autonomous features.
Autonomy Compute: Our electronic compute unit (“ECU”) is designed to accelerate the development of perception systems. Raw point-cloud inputs via ethernet, from up to four lidar sensors, are sent through a pipeline of processing layers to provide automated field coverage, enriched point-clouds, and ultimately, the perception outputs required for fusion and path planning.
Hydra currently features a reference ECU that can run the full software pipeline described below on four sensors covering 360° with under 40 watts of power consumption. The software pipeline is built modularly and is compute-hardware agnostic, allowing us to integrate algorithms into any OEM domain controller regardless of chip provider preference.
Hydra electronic compute unit for testing and development programs
Iris is an advanced lidar perception solution for series-production autonomy that we believe solves the fundamental problem of reliable, long-range sensory perception for real-world self-driving vehicles. From autonomous highway driving to full autonomy in urban areas, Iris is configurable with one or multiple perception enhanced lidar sensors to fit consumer and commercial application needs. It is an efficient, automotive-grade, and affordable solution for series-production programs starting production in 2022. In order to deliver Iris, and build beyond perception into vehicle functions, we plan to leverage partners in both processing chips and vehicle system controllers to deliver the hardware necessary to meet the performance and cost goals necessary to enable proactive safety and highway autonomy for broad adoption.
Accelerating Delivery
We intend to enable autonomy and invent next-generation safety through continually identifying gating technologies required for progress and creating paths to deliver innovation through both internal development and partnering.
Looking beyond sensory perception into vehicle functions, the mission of proactive safety requires technologies to optimize driver engagement and take control of driving functions when necessary. Finally, we believe that, while vehicle connectivity will not reduce the need for on-vehicle sensory perception, there is value in collaborative perception from all vehicles. Allowing vehicles to effectively see around corners and through traffic is expected to increase collision avoidance by a substantial amount. Therefore, we will seek to continue to collaborate with industry participants as these connectivity systems emerge, ultimately giving each Luminar enabled vehicle the collective understanding of all Luminar enabled vehicles in the driving environment.

Remaining Focused
From the beginning, we have taken a whole product mindset to product development leading to growth beyond sensor development. Balancing this mindset, however, is our desire to accelerate the time to market of these whole-products. Therefore, we focus relentlessly on products aligned with our targeted markets, partners where possible, and innovate where necessary to best serve complete solutions to those markets. As a result, we offer no short range only lidar products due to existing camera, radar, and ultrasonic capabilities that adequately serve this demand in automotive. We do not dilute our portfolio in hopes of finding a niche – we have identified the root requirements for large scale applications and deliver products to make them successful as efficiently as possible.
For us to continue winning series production contracts, great sensors and perception alone are not sufficient, as other technologies are required to deliver the expected whole-product (including other sensors, higher levels of software, electronics infrastructure, and compute). We have, therefore, constructed an ecosystem of partners to streamline both the vision for and delivery of whole vehicle system products. Healthy ecosystems for cameras, radar, and their associated perception exist to serve the automotive market, and supporting infrastructure exists to support current features such as electronic stability control and LKA. Computer hardware is evolving, and progress is required before achieving the cost and power targets for broad consumer vehicle adoption. However, the path to achieving these targets continues to develop as companies execute on platform development programs and scope their series production targets, driving large enough demand to justify development and tooling.
Technology Comparison
There are two primary methods to compare our technology with the market:
•How we perform against and complement entrenched, non-lidar sensing technologies currently in-use; and
•How we perform against potential lidar competitors.
Below is a discussion of today’s technology (ADAS) and the sensors that support it (camera, radar), followed by an explanation of lidar performance and specifically how our lidar fares within the competitive landscape.
Legacy Sensing Technologies
Current industry ADAS capabilities are enabled primarily by camera and/or radar sensing technologies. Data from both sensor types are commonly merged to provide the vehicle system with some understanding of its driving environment. These systems, however, fall short of delivering substantial safety gains.
ADAS aims to assist the driver in identifying specific dangerous situations and acting on their behalf in certain cases. Currently, the most advanced ADAS will brake and steer the vehicle when the human driver does not respond, but the features do not consistently react to a dangerous situation ahead. Today’s ADAS works well under ideal circumstances – at low speed, in ideal weather conditions, and on a test track. However, in adverse environmental conditions, the performance sharply deteriorates. We believe that with our Proactive Safety solution, we can decrease the reported collisions occurrence rates by up to seven times.
As we continue to evaluate available technologies for lidar and develop our roadmap to complete vehicle features, we seek to continue to actively monitor all other technologies, such as radar and camera sensing. Many of these technologies complement lidar (discussed below) and have pre-existing platform positions with automakers.
Commodity Components in Automotive
Camera.     Cameras can be categorized into two important capabilities, monocular (2D, commonly referred to as mono cameras) and binocular (3D, commonly referred to as stereo cameras). Mono camera perception is the primary ADAS sensing component today and moving toward near complete adoption in new vehicles in Europe, the U.S., South Korea, and Japan. China also shows significant adoption increase, albeit far from standard equipment. It delivers a large set of perception capability which enables many functions that are widely offered to consumers: LKA; LCS; automatic high beam control; traffic sign recognition; and, in some cases, ACC. Mono cameras also support a wide range of ADAS safety cases whereby the detection and classification of objects enable crash mitigation. For instance, AEB for vehicles, cyclists, pedestrians, and animals is largely enabled by camera perception technology. The main benefit of mono cameras is their low cost. However, with this low cost comes limitation. Beyond performance degradation in poor environmental conditions, the distance measurement to an object is just an estimation based on the object scale and not a true measurement. This limits the mono cameras’ ability to robustly measure the distance and understand the trajectory of an object and, therefore, has limited ability to safely control the vehicle.
To combat the range measurement deficiencies of mono cameras, some OEMs and Tier-1 suppliers have decided to develop stereo cameras which use two separate cameras, set apart by a particular distance, to deliver the same functions as mono cameras but with a much better depth estimation. While this works well at short range depth estimation, extending to longer ranges requires wide separations, sensitive optical alignment, and very high resolution – all things that eliminate the commodity pricing benefit of cameras. Furthermore, like mono cameras, stereo cameras are limited in inclement weather, and performance is heavily dependent on optical alignment and lighting.
Radar.     When it comes to ADAS technology, radar has been viewed as the pioneer. The first application of radar in passenger vehicles dates back to approximately 1998, where ACC was first offered to consumers. Adopted from military applications, long-range radar and mid-range radar were placed at the front of the vehicle to specifically detect lead car distance and speed. There have been many technological advancements in radar, but the functionality delivered is largely the same: a very accurate distance and speed measurement of objects, but little to no understanding of what they are, or precisely where they are horizontally or vertically. The volume driver of radar has been the AEB function as OEMs use camera and radar fusion to increase the robustness of their low-speed ADAS offerings and deliver NCAP 5-star vehicles that mitigate the severity of accidents.
Radar is usable in nearly all weather and environmental conditions (except for heavy snow) and works at all times of the day. Given the benefits radar brings to fusion systems, its robustness and its cost (significant commoditization of radar has occurred in the past decade), it is likely to remain a staple for today’s ADAS systems and we see radar adoption growing towards near complete adoption by 2026, including surround sensing for functions such as blind spot detection, cross traffic alert, and lane-change merge assistance.
Lidar wavelengths around 1,550 nanometers (such as ours) are approximately 2,000 times shorter than radar wavelengths (>3mm); this allows for resolution capabilities approaching that of cameras. Radar can theoretically achieve <1.0° resolution, but the device’s physical size must become very large in order to achieve this, and delivering <0.1° (like lidar) approaches physical impossibility. Therefore even “imaging radar” can, at best, only approach the performance of very low performance lidar, which does not unlock any new valuable features for the automotive industry. Furthermore, the maturity of these advanced radar technologies is less commercially mature than lidar and thus these advanced radar technologies may never find a price/value fit in the automotive industry until they become as low cost as today’s commodity radar. As such, there is minimal growth potential for radar technology in terms of added functionality. Rather, there is likely a market for 1550 nanometer lidar for replacement of forward-looking applications given the large perception capability gains that unlock next-generation features.
Sensors to enable autonomy
Given their performance in ADAS, there is little confidence that radar and cameras alone will enable autonomous driving, as evidenced by the vast majority of autonomous driving development efforts globally. There are many views about the difficulty of achieving fully autonomous driving and the sensing technology required to get there. However, with every fatal crash due to camera and/or radar perception failure in semi-automated vehicles in the market today, the need for better 3D sensing and processing becomes more apparent. Lidar has the potential to be that key sensor, and our lidar leads the way with proprietary technology and perception systems to unlock this next generation roadmap of vehicle features.
Lidar Purpose and Requirements.     We believe lidar is a necessary complement to existing cameras and radar in systems pursuing proactive safety and fully autonomous driving. High performance lidar combines the classification capabilities of cameras, the direct object distance measurement capability of radar, and adds a direct 3D drivable space assessment that neither method can deliver, and which is critical to AD.

Intelligently combining these three sensing modalities provides high confidence perception in a broad set of operational domains, unlocking the next generation of vehicle safety.
We believe a vehicle’s vision must be strong for all use cases-there is no compelling long-term use case for short-range lidar alone.
These top-level requirements are met as a single operating mode, not just one at a time, by our lidar, which is a critical reason our partners see rapid progress after integration. The key, top-level requirements are:
•Range
•Resolution
•Field-of-view
•Fidelity
•Frame rate.
We believe that to provide long-term value through the necessary use cases, no single performance metric should be sacrificed for another. All are critical and must be met simultaneously. Additionally, safety and safe autonomy are not only needed during clear weather and good lighting conditions, but rather they must perform in all conditions a person would drive in, and hopefully more. Therefore, the sensing technology must perform in all weather and all lighting conditions and it must be uninfluenced by interference from the sun and other lidar signals that may be present in the environment.
Top-Level Requirements:

Iris lidar sensors are designed to meet all of these requirements in one streamlined package. Every aspect of our lidar was intended to be designed to safely meet the functional performance needed to unlock highway autonomy. The chart below shows a comparison of the technical design selections made by the rest of the market and how they fare compared to the technical design selections made by us based on our internal assessments.
All data sourced from Luminar and other lidar company spec sheets and physics.
The “Ranging” category captures how a sensor measures each pixel’s range, and the “Field Coverage” category captures how a sensor collects all those pixels from around the scene. While there are many differentiation points covered below, it is critical to focus on wavelength (light “color”) choice as it is a matter of eye safety. Near-visible infrared wavelengths, such as 905nm, are more hazardous to eyes than longer wavelengths because even though not visible, their energy is still focused onto the retina. 905nm is the most common lidar wavelength, and it is indeed very close to visible for humans (850nm light can commonly be seen as a dim red). Therefore, these sensors are severely limited in how much light they can safely send into the world for measurements. This is why we, very early on, committed to a longer wavelength lidar design – something that began as controversial and has become the market expectation for long-range lidar.

Design Area	Common Lidar Architectures	Luminar
Lidar Architecture
Wavelength	905nm	1550nm
	• Range limited by eye-safety	• Low cost with single pixel Ingas
	• Resolution limited by eye-safety	• Allows for long range, high resolution
• Allows for deeper weather penetration

Ranging	FMCW	Single-pulse time of flight
	• Range/Resolution limited by continuous wave measurement	• Low complexity, low part-count
	• Costly due to high transceiver count	• High rate measurements with high confidence

Single Photon Detection
• Range/Resolution limited by continuous wave measurement
• Costly due to large, complex detector array

Scanning	Flash	Low-mass, encoded mirror scanning
	• Range limited by eye-safety	• Scanning of an isolated, field of view
	• Costly due to large, complex detector array	• Low noise and rejection of uncontrolled light (sun, headlights, other lidar)
Spinning 1D Array
• Lifetime limited due to massive mechanical motor
• Software reliability limited by noise and artifacts
• Costly due to high alignment burden and component count
MEMS
• Range/Resolution limited by high noise
• Angular precision limited by fragile, non-micro scanner
• Software reliability limited by noise and artifacts
Optical Phased Array
• Range limited due to transmit loss
• Resolution limited due to poor beam control and quality
• Low reliability due to side-lobe illumination
Whether the design decision is based on achieving the lowest possible price or utilizing an existing technology or supplier, these selections have tradeoffs that impact performance and lessen the sensor’s usefulness in the vehicle market. Our analysis here is focused on what is required for vehicular safety and autonomy. Our lidar endeavors to minimize such tradeoffs and, through innovation, delivers a product to enable robust safety and true autonomy.
Multiple Sensors and Fusion. Much of what we see in the vehicle market today is fusion of camera and radar, which typically addresses medium and high-speed applications at low levels of autonomy (hands-on, eyes-on). As radar provides a significantly more robust distance measurement than stereo cameras, the industry has generally elected to use mono camera technology and radar together with only a few customers continuing to use the stereo-camera technology. We see this as an interim technology as mono camera capability improves with increases in the number of pixels, and as lidar capability increases and pricing reaches a level that can be implemented affordably for all vehicle segments. These sensors work independently from one another, have different sensing modalities, so are not typically subject to the same failures, and work reasonably well in identifying obstacles and avoiding them. Ultrasonic sensors are another sensor type used for detection and ranging and usually used at low speed (less than 8 km per hour) and parking applications. These sensors are sometimes also fused with cameras to enable more automated parking functions. They are also used for blind spot detection functions, but the detection range is limited to no more than 10 meters, and radar is the more common sensor.
As technology advances up the autonomy levels to allow hands-off and eyes-off driving, the requirement for sensing robustness, redundancy, precision, and accuracy become more and more critical. As noted in the “Legacy Sensing Technologies” section above, radar and camera alone can help mitigate accidents. The fusion of these two provides a reasonably good sensing solution, but typically only in ideal weather conditions. Today this solution set serves a majority of the market for ADAS to help achieve NCAP 5-star ratings globally and by 2026, will push the application of this technology toward standard equipment. From there, the ADAS market growth levels off, as does the effectiveness and benefit of just camera/radar fusion alone. Safety is essential at all times of the day, in many different weather and lighting conditions. To achieve the objective of zero fatalities, a lidar that meets all of the requirements outlined above is necessary.
For highway autonomy, safety is paramount to allow the consumer to utilize more of their driving time to handle other tasks. A lidar that meets all of the requirements outlined here must be implemented for AEB (vehicles, pedestrians, cyclists, crossing cyclist, intersection, left turn across the path), head-on collision avoidance, and all other critical safety functions that should operate at lower and higher speeds to drive down the nearly 35,000 U.S. deaths per year still caused by auto accidents.
Competition
The market for lidar-enabled vehicle features, on and off road, is an emerging one with many potential applications in the development stage. As a result, we face competition for lidar hardware business from a range of companies seeking to have their products incorporated into these applications. We hold a strong position based on both product performance and maturity, but also in our ability to develop beyond the sensor itself into software functions.
Although we believe that we are the only provider of lidar for automotive autonomy applications that achieves the industry’s requirements and perception capabilities to enable safe hand-off, eyes-off driving, we face potential competition from Tier 1 companies, and other technology companies. It will take these new emerging technologies a substantial period of time to achieve new levels of lidar capabilities. We believe many of our competitors offer more limited solutions for niche applications and are often non-automotive. In the meantime, our software development will differentiate our product offerings away from “lidar only” making it more difficult for lidar competitors to become broadly adopted.
Some lidar competitors are currently selling solutions that offer lower levels of sensor performance in ADAS, a demand we do not see substantiated in the market due to low cost competition from camera and radar-based perception solutions for low levels of autonomy. While lidar competitors will continue to emerge and recede, our high performance lidar with a strong intellectual property portfolio and software products establish barriers to those who follow.
Beyond automotive, the adjacent markets, including delivery bots and mapping, among others, for lidar are highly competitive. There are entrenched incumbents and competition, including from China, particularly on ultra-low cost products that are widely available.
Within the automotive autonomy software space, the competitive landscape is still nascent and primarily focused on developing robo-taxi technologies rather than automotive-grade autonomy for highway applications. Their software technology generally depends on legacy sensing suites that are ubiquitous across the industry and lacking in performance capabilities to enable safe autonomy.

We believe our technology and continuing innovation will support our position as a leader in advancing lidar technology in the market based on several market differentiators.
Intellectual Property
Our success and competitive advantage depend in part upon our ability to develop and protect our core technology and intellectual property. We own a portfolio of intellectual property, including patents and registered trademarks, confidential technical information, and expertise in the development of lidar technology and software for autonomous vehicles.
We have filed patent and trademark applications in order to further secure these rights and strengthen our ability to defend against third parties who may infringe on our rights. We also rely on trade secrets, design and manufacturing know-how, continuing technological innovations, and licensing and exclusivity opportunities to maintain and improve our competitive position. Additionally, we protect our proprietary rights through agreements with our commercial partners, supply-chain vendors, employees, and consultants, as well as close monitoring of the developments and products in the industry.
As of February 2021, we owned 93 issued patents and have 84 pending or allowed patent applications, including U.S. and foreign. In addition, we have three registered U.S. trademarks, 16 registered foreign trademarks and five pending trademark applications. Our patents and patent applications cover a broad range of system level and component level aspects of our key technology including, among other things, lidar system, laser, scanner, receiver, and perception technology.
Scalable Manufacturing Process
We have internally developed the manufacturing and testing processes, including capturing any related intellectual property, necessary to develop our products. Building or designing critical components in-house rather than using off-the-shelf commodity components provides for protectable and sustainable technology differentiation from lidar competitors or alternative technologies. We believe significant barriers to entry for automotive lidar are the processes and know-how to manufacture a compact and intricate sensing product. Our manufacturing processes and knowledge are a key differentiator for us in the market. The product concept and design-for-manufacturing were considered as part of the product development process from the beginning of our product development.
Instead of relying on external resources to develop our product solutions, we have developed these skills and capabilities in-house, leveraging key hires’ expertise in the industry and establishing an advanced engineering team. We have developed solutions for optical alignment, high precision placement of silicon within the required tolerance to deliver the specified performance, and worked with suppliers on end-of-line testing for a cost-effective long-range detection system.
Iris Product Industrialization and Manufacturing Globalization
Iris is the third commercial generation lidar platform to be developed by us (after Model G and Hydra). In Iris’s development, we have leveraged two prior cycles of learning and shipping for faster time-to-market as it is being developed and prototyped in the same facilities by the same teams as its predecessor generations. Both the operations and engineering teams are co-located to ensure that our manufacturing and engineering teams work hand-in-hand.
We expect Iris will first launch as a North American-built product with the first sensor assembly expected to be in an International Automotive Task Force (“IATF”)-certified plant in Mexico at our anticipated lead contract manufacturer. We expect the supply chain will include critical technology suppliers from around the world.
This anticipated lead contract manufacturer also has IATF-certified locations in Europe and Asia. These factories would be brought online as volume dictates, and as we achieve scale and supplier localization in specific regions to best support our global commercial partners.

Material Agreements
Volvo Series Production Contract
In March 2020, we entered into a series production contract with Volvo Car Corporation (“Volvo”) to equip our products into its next-generation vehicle platform, called SPA2, for which its future consumer vehicle models will be based. The intent of the program is primarily to enable highway autonomous drive capability as an option on production consumer vehicles, with series production expected to start in 2022. Additionally, the program presents an opportunity to simultaneously enable next-generation proactive safety systems in a more widespread capacity at lower cost than autonomous drive upgrades.
Pursuant to the agreement, we are currently collaborating with Volvo in an agile framework that is relatively novel to the automotive industry and traditionally associated with software development. This agile method allows for close interactions between our and Volvo’s teams to produce high quality work products on faster paced timelines than is traditionally associated with automotive companies.
Under the agreement, Volvo and we have each agreed to make certain relevant investments to enable the greatest possible success of the program. As part of this, Volvo is currently compensating us for certain work products as the program progresses to Start of Production (SOP) in 2022.
The agreement contains certain minimum volume targets for several geographies for specified periods for specific vehicle models. The production volumes will ultimately be highly dependent on numerous factors including end consumer feature take rate, larger automotive industry demand, and the speed at which we are able to scale to meet such demand, all of which are not binding for either party.
Following an automotive grade production audit and qualification of our advanced manufacturing factory in Orlando, Florida, under the agreement Volvo has certified us to produce lidar sensors for them out of our internal facility, with the opportunity to outsource series production to a third party pending Volvo’s automotive quality certification.
The agreement is a long-term, multi-year contract that terminates fifteen years following the end of Volvo’s series production involving our products. Volvo or we may terminate the agreement for cause under certain conditions, including if we undergo a change of control, at an earlier time.
Research and Development
Our research and development activities occur in Orlando, Palo Alto, and Colorado Springs in the United States, and in Munich, Germany. Orlando is primarily focused on developing sensor hardware, firmware, and controllers, and Palo Alto develops perception software. We are also expanding software development with a new team in Germany. The Colorado Springs location creates the custom ASIC chips used in our lidar sensors.
Our research and development team is responsible for creating new technology and expanding lidar and perception software functionality. The team also designs the physical product, ensures it is designed for manufacturability and performs testing. The team also partners with our operations and supply chain functions to develop scalable commercial and reliable manufacturing processes and direct production material procurement.
Sales and Marketing
We take an insight-driven, account-based marketing approach to build and expand our relationships with commercial partners. We collect feedback directly from commercial partners to garner insights that help drive the business and product. We also work with analysts and higher education institutions to conduct studies, test and validate technology performance, providing key proof points for commercial partners considering our products. In parallel, marketing and communications drive our brand equity and narrative through ongoing announcements, campaigns, events, speaking opportunities, and public relations efforts.

Government Regulation
At both the federal and state level, the U.S. has provided a positive legal environment to permit safe testing and development of autonomous functionality. We do not anticipate any near-term federal standards that would impede the foreseeable deployments of our lidar technology. Some states, however, particularly California and New York, still enforce certain operational or registration requirements for certain autonomous functions. We believe such hurdles will be removed as state regulators gain better experience with the technology. U.S. federal regulations, however, remain largely permissive of deployments of higher levels of safe and responsible autonomous functionality.
Foreign markets such as the EU and China also continue to develop their respective standards to define deployment requirements for higher levels of autonomy. Given the intense work in these areas, we expect a workable path forward in the near-term.
As vehicles equipped with our sensors are deployed on public roads, we will be subject to the legal and regulatory authorities of principally the NHTSA. The obligations of motor vehicle equipment manufacturers include regular reporting under the Transportation Recall Enhancement, Accountability and Documentation Act process as well as strict recall and reporting requirements for any defects related to highway safety or any non-compliance with a Federal Motor Vehicle Safety Standard. Similar such reporting and recall requirements exist in foreign markets. As the development of federal, state and foreign legal frameworks around autonomous vehicles continue to evolve, we may be subject to additional regulatory schemes.
As a lidar technology company, we are subject to the Electronic Product Radiation Control Provisions of the Federal Food, Drug, and Cosmetic Act. These requirements are enforced by the U.S. Food and Drug Administration (“FDA”). Electronic product radiation includes laser technology. Regulations governing these products are intended to protect the public from hazardous or unnecessary exposure. Manufacturers are required to certify in product labeling and reports to the FDA that their products comply with applicable performance standards as well as maintain manufacturing, testing, and distribution records for their products.
Similarly, as a global company deploying cutting-edge technology, we are also subject to trade, customs product classification and sourcing regulations. Finally, our operations are subject to various federal, state and local laws and regulations governing the occupational health and safety of our employees and wage regulations. We are subject to the requirements of the federal Occupational Safety and Health Act, as amended, and comparable state laws that protect and regulate employee health and safety.
Like all companies operating in similar industries, we are subject to environmental regulation, including water use; air emissions; use of recycled materials; energy sources; the storage, handling, treatment, transportation and disposal of hazardous materials; and the remediation of environmental contamination. Compliance with these rules may include permits, licenses and inspections of our facilities and products.
Employees
We have always prioritized the team’s importance, with values-based hiring that encompasses competency, ingenuity, and culture. Through multiple growth phases, we have drawn talent and leadership from the automotive, aerospace, and consumer electronics industries to achieve its vision. As of December 31, 2020, excluding contractors, we had 368 full-time employees and four part-time employees worldwide consisting of 17 in Europe, 81 in California, 243 in Florida, 24 in Colorado and seven in other locations. None of our employees are represented by a labor union, and we consider our employee relations to be in good standing. To date, we have not experienced any work stoppages.
Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Facilities
Our corporate headquarters is located in Orlando, Florida, where we lease a complex of three buildings with 120,716 square feet pursuant to leases that expire between October 2022 and September 2024. The Orlando facilities contain manufacturing, engineering, research and development, and administrative functions. We also lease 36,419 square feet of office and engineering space in two facilities in Palo Alto, California and 12,900 square feet of office and engineering space in a facility in Colorado Springs, Colorado. The Company believes its existing facilities are adequate for its current requirements.
Legal Proceedings
From time to time, we may become involved in actions, claims, suits, and other legal proceedings arising in the ordinary course of our business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. We are not currently a party to any actions, claims, suits or other legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition, and results of operations.
Corporate Social Responsibilities and Sustainability
We are committed to active and responsible corporate citizenship. In the second quarter of 2020, we formalized our Corporate Social Responsibility (“CSR”) program to streamline the existing compliance and social justice activities within the company. The CSR program is divided into seven elements (diversity and inclusion; human resources; finance/accounting; responsible sourcing; environmental, health and safety; trade compliance; and business ethics), each spearheaded by company leaders and subject matter experts in their respective areas. The CSR team will act to support, advise, and provide mutual oversight for each element and drive reasonable and measurable advancement.

MANAGEMENT
Executive Officers and Directors
The following table sets forth certain information, including ages as of May 1, 2021, of our executive officers and members of our board of directors (the “Board”).

Name	Age	Position
Executive Officers
Austin Russell	26	Chairperson, Director, President and Chief Executive Officer
Thomas J. Fennimore	45	Chief Financial Officer
M. Scott Faris	55	Chief Business Officer
Jason Eichenholz	49	Chief Technology Officer
Non-Employee Directors
Alec E. Gores(2) (3)	68	Director
Mary Lou Jepsen, PhD(3)	56	Director
Benjamin J. Kortlang(1)	46	Director
Katharine A. Martin(2)(3)	58	Director
Scott A. McGregor(1)	65	Director
Matthew J. Simoncini(1) (2)	60	Director
_________________
(1)Member of the audit committee.
(2)Member of the compensation committee.
(3)Member of the nominating and corporate governance committee.
Information about Executive Officers and Directors
Executive Officers
Austin Russell has served as our President and Chief Executive Officer and as Chairperson and member of the Board since December 2020 and prior to this, served as President and Chief Executive Officer of Legacy Luminar and as a member of its board of directors since founding Legacy Luminar. Mr. Russell began his career in industry at age 11 by building prototype supercomputers and optoelectronic systems with real-world applications in mind. He wrote his first patent application at 12, and over the next four years worked on a host of photonics and imaging related technologies before he later became an independent researcher at the Beckman Laser Institute. After being recruited to Stanford for Applied Physics, he was awarded the Thiel Fellowship at 17 to pursue Legacy Luminar full-time with a vision to develop a new kind of sensing technology to make autonomous vehicles both safe and ubiquitous.
We believe that Mr. Russell is qualified to serve on the Board because he is our founder, our largest stockholder and has the long-term vision for Luminar and due to his operational and historical expertise gained from serving as Legacy Luminar’s President and Chief Executive Officer since Legacy Luminar’s inception.
Thomas J. Fennimore has served as our Chief Financial Officer since December 2020 and prior to this, held the same position with Legacy Luminar since July 2020. Prior to joining Luminar, Mr. Fennimore served as the Global Head of Automotive and the Co-Head of the Industrials Group at Jefferies Group, LLC from September 2014 to May 2020. From July 1997 to September 2014, Mr. Fennimore worked at Goldman Sachs, in a variety of roles with increasing responsibility, most notably as Global Head of Automotive and Co-Head of the Asia Industrials Group. Mr. Fennimore holds a B.A. in mathematics and a B.S. in engineering from Swarthmore College.
M. Scott Faris has served as Chief Business Officer since December 2020 and prior to this, held the same position with Legacy Luminar since April 2016. In 2002, Mr. Faris founded the Astralis Group, a strategy advisor that provides consulting to start-up companies and, since 2004, he has served as its Chief Executive Officer. Mr. Faris has served on the board of directors of LightPath Technologies, Inc., a leading provider of optics and photonics solutions, since December 2011. In June 2013, Mr. Faris founded Aerosonix, Inc., a developer and manufacturer of advanced medical devices, and he served as its Chief Executive Officer until August 2016 and as Chairman of the board of directors until December 2019. From October 2008 to September 2015, he served as Director of the Orlando Economic Development Commission, a nonprofit focused on business development, and from October 2013 to September 2014, he served as its Chairman. In August 2007, Mr. Faris founded Planar Energy Devices, Inc., a company that developed transformational ceramic solid-state battery technology and products, and he served as its Chief Executive Officer until June 2013. He served as Chairman and Chief Executive Officer of Waveguide Solutions, Inc., a developer of planar optical light wave circuit and micro system products, from September 2001 to August 2005. From August 1997 to September 2001, Mr. Faris served as Chief Operating Officer and as a member of the board of directors of Ocean Optics, Inc., a global manufacturer of high-volume precision optical instrumentation. Mr. Faris holds a B.S. in management information systems from Penn State University.
Jason Eichenholz, our co-founder, has served as Chief Technology Officer since December 2020 and prior to this, held the same position with Legacy Luminar since 2016. Dr. Eichenholz also served as an advisor to Legacy Luminar since 2012. In August 2018, Dr. Eichenholz co-founded AireHealth, a digital health company focused on detecting and treating respiratory conditions. Dr. Eichenholz has served as a Courtesy Faculty Member of CREOL, The College of Optics and Photonics at the University of Central Florida since March 2012. From January 2013 to December 2016, he served as Chief Executive Officer of Open Photonics Inc., a company focused on the commercialization of optics and photonics technologies, which was acquired by Luminar in 2016. Dr. Eichenholz holds a B.S. in physics from Rensselaer Polytechnic Institute and an M.S. and a Ph.D. in optical sciences and engineering from CREOL, The College of Optics and Photonics at the University of Central Florida.
Non-Employee Directors
Alec E. Gores has served as a member of the Board since December 2020. Mr. Gores previously served as the Chief Executive Officer and a member of the Board of Directors of Gores from August 2018 until the Closing. Mr. Gores is the Founder, Chairman and Chief Executive Officer of The Gores Group, a global investment firm focused on acquiring businesses that can benefit from the firm’s operating expertise. Mr. Gores implemented an operational approach to private equity investing when he founded The Gores Group in 1987 by operating businesses alongside management, or in some cases in lieu of management, to build value in those entities. Since then, the firm has acquired more than 100 businesses including a current portfolio of more than 20 active companies worldwide. Mr. Gores began his career as a self-made entrepreneur and operating executive. In 1978, he self-funded and founded Executive Business Systems (EBS), a developer and distributor of vertical business software systems. Within seven years, EBS had become a leading value-added reseller in Michigan and employed over 200 people. In 1986, CONTEL purchased EBS, and Mr. Gores subsequently began acquiring and operating non-core businesses from major corporations and building value in those entities, a decision that ultimately led to the founding of what has evolved into The Gores Group today. Under his leadership, The Gores Group has continued to acquire businesses in need of operational and financial resources, while creating value and working with management teams to establish an entrepreneurial environment as a foundation for sustainable growth. This philosophy has served the firm well. Mr. Gores served as the Chairman of the Board of Directors of Gores Holdings from its inception in June 2015 until completion of the Hostess acquisition in November 2016, as the Chairman of the Board of Directors of Gores Holdings II until completion of the Verra Mobility acquisition in October 2018, as the Chairman of the Board of Directors of Gores Holdings III until completion of the PAE acquisition in February 2020, as the Chairman of the Board of Directors of Gores Holdings IV (Nasdaq: GHIV) since its inception in June 2019, the Chairman of the Board of Directors of Gores Holdings V and Chairman of the Board of Directors of Gores Holdings VI (Nasdaq: GRSV) since its inception in June 2020. Mr. Gores holds a degree in Computer Science from Western Michigan University.
We believe Mr. Gores is qualified to serve on the Board based on his significant investment and financial expertise.
Mary Lou Jepsen, PhD has served as a member of the Board since February 2021. Dr. Jepsen is the CEO, Founder and Chairperson of the board of directors of Openwater, a San Francisco-based medical laser imaging device technology company. Previously, Dr. Jepsen served as the Executive Director of Engineering at Facebook, Inc. and Head of Display Technologies at Oculus, and before that served a similar role at Google, Inc. and X

(formerly Google X). She also co-founded and served as the Chief Technology Officer of One Laptop per Child, a nonprofit organization, of which she was the lead architect designing $100 laptops that were shipped to millions of children in the developing world. Dr. Jepsen has served on the board of directors of Lear Corporation (“Lear”), a leading, global tier-1 automotive components supplier, since March 2016. Dr. Jepsen holds a Ph.D. degree from Brown University in Optical Sciences, an M.S. from Massachusetts Institute of Technology in Visual Studies and a Sc.B. from Brown University in Electrical Engineering and Studio Art.
We believe Dr. Jepsen is qualified to serve on the Board based on her exceptional track record of leadership and innovation including her senior management experience in the technology industry and as a board member of a publicly traded company.
Benjamin J. Kortlang has served as a member of the Board since December 2020 and prior to this, served on Legacy Luminar’s board of directors since June 2019. He has also served on the board of directors of Enphase Energy, Inc., a global energy technology company, since May 2010. Since August 2016, Mr. Kortlang has been a Partner with G2VP, LLC, a venture capital firm. From February 2008 to April 2020, he was a Partner with Kleiner Perkins Caufield & Byers, a venture capital firm. From July 2000 to January 2008, Mr. Kortlang worked at Goldman Sachs, where he served as Vice President in the Special Situations Group from June 2005 to February 2008 and Vice President in the Investment Banking Group from 2000 to 2005. Mr. Kortlang holds a B.A. in economics and finance from Royal Melbourne Institute of Technology, a B.Com. (Hons) in econometrics from the University of Melbourne and an M.B.A. from the University of Michigan.
We believe Mr. Kortlang is qualified to serve on the Board based on his extensive experience in evaluating investments and his significant business expertise.
Katharine A. Martin has served as a member of the Board since February 2021. Ms. Martin is the Chairperson of the board of directors of Wilson Sonsini Goodrich & Rosati and a partner of such firm. Prior thereto, Ms. Martin was a partner of Pillsbury Madison & Sutro LLP. Ms. Martin also serves on the board of directors of WildAid, a nonprofit organization, and YMCA of Silicon Valley, a nonprofit organization. She previously served on the board of directors of Nuance Communications, a technology pioneer and market leader in conversational artificial intelligence and ambient clinical intelligence, from 1999 to 2018. Ms. Martin has over thirty years’ experience practicing corporate and securities law, and has extensive experience representing public companies. Ms. Martin holds a J.D. from McGeorge School of Law and an undergraduate degree in Anthropology from the University of California, Berkeley.
We believe Ms. Martin is qualified to serve on the Board based on her legal and business background including her senior management experience.
Scott A. McGregor has served as a member of the Board since December 2020 and prior to this, served on Legacy Luminar’s board of directors since November 2018. Mr. McGregor has served on the board of directors of Equifax Inc., a global data, analytics, and technology company, since October 2017, and he has served on the board of directors of Applied Materials, Inc., a global leader in materials engineering solutions, since January 2018. Mr. McGregor previously served as President and Chief Executive Officer and as a member of the board of directors of Broadcom Corporation, a world leader in wireless connectivity, broadband, automotive and networking infrastructure, from January 2005 until the company was acquired by Avago Technologies Limited in February 2016. Mr. McGregor joined Broadcom from Philips Semiconductors (now NXP Semiconductors), a semiconductor company, where he served as President and Chief Executive Officer from October 2001 to December 2004. Mr. McGregor holds a B.A. in psychology and an M.S. in computer science and computer engineering from Stanford University.
We believe Mr. McGregor is qualified to serve on the Board based on his extensive executive leadership and management experience and his significant experience serving on the boards of public companies.
Matthew J. Simoncini has served as a member of the Board since December 2020 and previously served on Legacy Luminar’s board of directors since June 2020. Mr. Simoncini has served on the board of directors of Kensington Capital Acquisition Corp., a special purpose acquisition company focused on companies in the automotive sector, since June 2020. He previously served on the board of directors of Cooper-Standard Holdings

Inc., a leading global supplier of systems and components for the automotive industry, from August 2018 to May 2020. From September 2011 until his retirement in February 2018, Mr. Simoncini served as President and Chief Executive Officer and as a member of the board of directors of Lear, and he served as Chief Financial Officer of Lear from September 2007 to September 2011. Mr. Simoncini joined Lear in May 1999 after Lear acquired UT Automotive, a supplier of electronic and interior products for the auto industry, where he served as Director of Global Financial Planning & Analysis from April 1996 to May 1999. Mr. Simoncini holds a B.A. in business administration and an Honorary Doctorate of Law from Wayne State University.
We believe Mr. Simoncini is qualified to serve on the Board based on his extensive executive leadership and management experience and his significant strategic and financial expertise in the automotive and automotive-related industries.
There are no family relationships among any of our directors or executive officers.
Board Composition
Our business and affairs are organized under the direction of the Board. The Board consists of seven members. The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling and direction to our management. The Board meets on a regular basis and additionally as required.
In accordance with our Second Amended and Restated Certificate of Incorporation, the Board is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. The Board is divided into the following classes:
•Class I, which consists of Katharine A. Martin, Scott McGregor and Benjamin Kortlang, whose terms will expire at our first annual meeting of stockholders to be held after consummation of the Business Combination;
•Class II, which consists of Alec E. Gores and Matthew J. Simoncini, whose terms will expire at our second annual meeting of stockholders to be held after consummation of the Business Combination; and
•Class III, which consists of Austin Russell, and Mary Lou Jepsen, PhD, whose term will expire our third annual meeting of stockholders to be held after consummation of the Business Combination.
At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the Board may have the effect of delaying or preventing changes in our control or management. Our directors may be removed for cause by the affirmative vote of the holders of at least two-thirds of our voting stock.
Director Independence; Controlled Company Exemption
The Board determined that each of the directors on the Board, other than Austin Russell, qualify as independent directors, as defined under the listing rules of Nasdaq, and the Board consists of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In addition, we are subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below.
Austin Russell controls a majority of the voting power of our outstanding capital stock. As a result, we are a “controlled company” under Nasdaq rules. As a controlled company, we are exempt from certain Nasdaq corporate governance requirements, including those that would otherwise require the Board to have a majority of independent directors and require that we establish a compensation committee comprised entirely of independent directors, or otherwise ensure that the compensation of our executive officers and nominees for directors are determined or recommended to the Board by the independent members of the Board. While we do not currently intend to rely on any of these exemptions, we will be entitled to do so for as long as we will be considered a “controlled company,” and to the extent we rely on one or more of these exemptions, holders of our capital stock will not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.
Board Leadership Structure
The Board does not anticipate having a policy requiring the positions of the Chairperson of the Board and Chief Executive Officer to be separate or held by the same individual. The Board believes that this determination should be based on circumstances existing from time to time, based on criteria that are in Luminar’s best interests and the best interests of its stockholders, including the composition, skills and experience of the Board and its members, specific challenges faced by Luminar or the industry in which it operates and governance efficiency. We adopted Corporate Governance Guidelines, effective as of the consummation of the Business Combination, which provide for the appointment of a lead independent director at any time when the Chairperson is not independent. The Board elected Mr. Russell as Chairperson of the Board because it believes that Mr. Russell’s strategic vision for the business, his in-depth knowledge of the Company’s operations, and his experience serving as the Chief Executive Officer since Legacy Luminar’s inception make him well qualified to serve as both Chairperson of the Board and Chief Executive Officer. The Board intends to select a lead independent director to help reinforce the independence of the Board as a whole.
Role of the Board in Risk Oversight
One of the key functions of the Board is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. The compensation committee also assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements. The nominating and corporate governance committee monitors the effectiveness of our governance guidelines.
Committees of the Board
In connection with the consummation of the Business Combination, the Board established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by the Board. The Board may establish other committees as it deems necessary or appropriate from time to time.
Each committee operates under a charter approved by the Board. Copies of each charter are posted on the Investor Relations section of our website at www.luminartech.com. Our website and the information contained on, or that can be accessed through, our website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus.
Audit Committee
Our audit committee consists of Matthew J. Simoncini, Scott A. McGregor and Benjamin J. Kortlang. The Board has determined that each of Mr. Simoncini, Mr. McGregor and Mr. Kortlang meets the requirements for independence and financial literacy under the current Nasdaq listing standards and SEC rules and regulations, including Rule 10A-3. Mr. Simoncini serves as the chair of the audit committee. In addition, each of Mr. Simoncini, Mr. McGregor and Mr. Kortlang is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K promulgated under the Securities Act. This designation does not impose any duties, obligations, or liabilities that are greater than are generally imposed on members of the audit committee and the Board. The audit committee is responsible for, among other things:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and overseeing the performance of the independent registered public accounting firm;
•reviewing and discussing the results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;
•reviewing our financial statements and critical accounting policies and estimates;
•reviewing the adequacy and effectiveness of our internal controls;
•developing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls, or audit matters;
•overseeing our policies on risk assessment and risk management;
•overseeing compliance with our code of business conduct and ethics;
•reviewing related party transactions; and
•approving or, as permitted, pre-approving all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.
The audit committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq, and which is available on our website. All audit services provided to us and all permissible non-audit services, provided to us by our independent registered public accounting firm are approved in advance by the audit committee.
Compensation Committee
Our compensation committee consists of Katharine A. Martin, Alec E. Gores and Matthew J. Simoncini. Ms. Martin serves as the chair of the compensation committee. The Board has determined that each of Ms. Martin, Mr. Gores and Mr. Simoncini meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. The compensation committee is responsible for, among other things:
•reviewing, approving and determining, or making recommendations to the Board regarding, the compensation of our executive officers, including the Chief Executive Officer;
•making recommendations regarding non-employee director compensation to our full Board;
•administering our equity compensation plans and agreements with our executive officers;
•reviewing, approving and administering incentive compensation and equity compensation plans; and
•reviewing and approving our overall compensation philosophy.
The compensation committee operates under a written charter, which satisfies the applicable rules of the SEC and Nasdaq listing standards, and is available on our website.

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Alec E. Gores, Mary Lou Jepsen, PhD and Katharine A. Martin. Mr. Gores serves as the chair of the nominating and corporate governance committee. The Board has determined that Mr. Gores, Dr. Jepsen and Ms. Martin meet the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. The nominating and corporate governance committee is responsible for, among other things:
•identifying, evaluating and selecting, or making recommendations to the Board regarding nominees for election to the Board and its committees;
•considering and making recommendations to the Board regarding the composition of the Board and its committees;
•developing and making recommendations to the Board regarding corporate governance guidelines and matters;
•overseeing our corporate governance practices;
•overseeing the evaluation and the performance of the Board and individual directors; and
•contributing to succession planning.
The nominating and corporate governance committee operates under a written charter, which satisfies the applicable rules of the SEC and the Nasdaq listing standards and is available on our website.
Nomination to the Board of Directors
Candidates for nomination to our Board are selected by our Board based on the recommendation of our nominating and corporate governance committee in accordance with its charter, our restated certificate of incorporation and restated bylaws, our Corporate Governance Guidelines and the criteria approved by our Board regarding director candidate qualifications. In recommending candidates for nomination, our nominating and corporate governance committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates.
Nominees for directors shall be selected on the basis of, among other things, independence, integrity, skills, financial and other expertise, breadth of experience, knowledge about our business or industry, willingness and ability to devote adequate time and effort to Board responsibilities in the context of the existing composition, other areas that are expected to contribute to the Board’s overall effectiveness and needs of the Board and its committees. The Board also believes that its membership should reflect a diversity of talents, skills, background, including with respect to age, gender, national origin, sexual orientation and identification, race, ethnicity and culture and expertise necessary to provide sound and prudent oversight with respect to the operations and interests of the business.
Our restated bylaws provide that stockholders may present nominations to be considered at an annual meeting by providing timely notice to our Secretary at our principal executive office. To be timely for our 2021 Annual Meeting, our Secretary must receive the written notice at our principal executive office no earlier than the one hundred twentieth (120th) day prior to the 2021 Annual Meeting and (ii) no later than the close of business on the later of the ninetieth (90th) day prior to the 2021 Annual Meeting, or the tenth (10th) day following the day on which public announcement is first made of the date of the 2021 Annual Meeting.
A stockholder’s notice to the Secretary must set forth the information required by our restated bylaws. If a stockholder who has notified the Company of such stockholder’s intention to present a nomination for persons for election at an annual meeting does not appear to present such stockholder’s proposal at such meeting, the Company does not need to present the nomination of persons for election for vote at such meeting.

Compensation Committee Interlocks and Insider Participation
None of the members of the compensation committee is or has been at any time an officer or employee of Luminar. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board of directors committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving as a member of the Board or compensation committee.
Code of Business Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Business Conduct and Ethics is available on the Corporate Governance section of our website. In addition, we have posted on the Corporate Governance section of our website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.
Limitation on Liability and Indemnification of Directors and Officers
Our Second Amended and Restated Certificate of Incorporation limits our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•for any transaction from which the director derives an improper personal benefit;
•for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•for any unlawful payment of dividends or redemption of shares; or
•for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and our amended and restated bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, we have entered into, and expect to continue to enter into, separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.
We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in our Second Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table presents information regarding the total compensation awarded to, earned by, and paid to our named executive officers for services rendered to Legacy Luminar in all capacities for 2020 and 2019.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Austin Russell	2020	300,000	—	—	30,841	330,841
President and Chief Executive Officer	2019	175,000	—	—	—	175,000
Thomas J. Fennimore	2020	142,046	150,000	2,093,115	100,473	2,485,634
Chief Financial Officer	2019	—	—	—	—	—
M. Scott Faris	2020	300,000	—	661,581	167	961,748
Chief Business Officer	2019	300,000	—	—	—	300,000
_________________
(1)Mr. Fennimore joined the Company on a full-time basis on July 10, 2020. Amount represents a $150,000 cash bonus earned by Mr. Fennimore in 2020.
(2)Option awards are reported at aggregate grant date fair value in the year granted, as determined in accordance with the provisions of FASB ASC Topic 718. For the assumptions used in valuing these awards for purposes of computing this expense, see Note 12 of the financial statements of Legacy Luminar for the years ended December 31, 2020 and 2019.
(3)Represents, with respect to Mr. Russell, $26,647 in car lease payments, $3,921 in car insurance payments, and $273 in life and disability insurance payments. Represents, with respect to Mr. Fennimore, $100,000 in relocation assistance payments and $473 in life and disability insurance payments. Represents, with respect to Mr. Faris, $167 in life and disability insurance payments.
Narrative Disclosure to Summary Compensation Table
For 2020 and 2019, the compensation program for named executive officers consisted of base salary and certain standard employee benefits.
Base Salary
Base salary for each named executive officer is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. Prior to 2019, Austin Russell did not receive a base salary from Legacy Luminar. Each of Messrs. Fennimore and Faris are party to offer letters, each described further below, which set forth base salary entitlements.
Cash Bonus
The actual annual cash bonuses awarded to each named executive officer for 2020 performance are set forth above in the Summary Compensation Table in the column titled “Bonus.” Except with respect to Mr. Fennimore’s April 3, 2020 offer letter, described below, we do not have any formal arrangements with our named executive officers providing for annual cash bonus awards.
2020 Equity Awards
In 2020, (i) Mr. Fennimore received a stock option to purchase 135,000 shares of Legacy Luminar Class A common stock pursuant to the terms of his offer letter and (ii) Mr. Faris received a stock option to purchase 60,000 shares of Legacy Luminar Class A common stock. Mr. Fennimore’s and Mr. Faris’ stock options to purchase shares of Legacy Luminar Class A common stock granted pursuant to Legacy Luminar Stock Plan were assumed by Luminar in the Business Combination. In connection with the Business Combination and in accordance with the Merger Agreement, (i) Mr. Fennimore’s option to purchase 135,000 shares of Class A common stock of Legacy Luminar was converted into an option to purchase 1,840,176 shares of Class A common stock of Luminar and (ii) Mr. Faris’ option to purchase 60,000 shares of Class A common stock of Legacy Luminar was converted into an option to purchase 817,856 shares of Class A common stock of Luminar.

Benefits and Perquisites
We provide benefits to our named executive officers on the same basis as provided to all of our employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; critical illness; short- and long-term disability insurance; a health reimbursement account; a health savings account; a flexible spending account; and a tax-qualified Section 401(k) plan for which no employer match is provided. We do not maintain any executive-specific benefit or perquisite programs.
Employment Arrangements
Thomas J. Fennimore Offer Letter
On April 3, 2020, Legacy Luminar and Mr. Fennimore entered into an offer letter. Pursuant to this agreement, Mr. Fennimore is entitled to a base salary of $300,000 per year and is eligible to participate in our employee benefits plans. The agreement also provides for a cash bonus of $200,000, payable in four equal installments on the first pay period following the end of Q2 2020, Q3 2020, Q4 2020 and Q1 2021, subject to his employment through the payment date of each such bonus. Beginning in Q2 2021, Mr. Fennimore will be eligible to receive an annual discretionary performance-based cash bonus of up to $200,000, payable on a quarterly basis and subject to his full-time employment through the payment date of each such bonus. In addition, Mr. Fennimore is also entitled to (i) $50,000 to assist with miscellaneous relocation expenses, which Mr. Fennimore must repay in full if he resigns within one year of his start date of employment with Legacy Luminar, and (ii) up to $50,000 to cover any net loss resulting from the sale of his primary residence, provided that the sales price of his residence is less than the original purchase price and Mr. Fennimore sells his home within 15 months of his start date of employment with Legacy Luminar. In the event that Mr. Fennimore is terminated by the Company due to no fault of his own, he will be entitled to receive, as severance benefits, an amount equal to six months of his annual base salary, subject to his execution (without revocation) of a general release of claims in favor of Luminar.
On May 11, 2020, Legacy Luminar and Mr. Fennimore entered into an offer letter to provide for (i) payment of an hourly wage at the rate of $150 per hour and (ii) the grant of the option referenced in the April 3, 2020 offer letter, in each case, during Mr. Fennimore’s part-time employment with Legacy Luminar prior to his commencement of full-time employment. Upon Mr. Fennimore’s transition to full-time employment with Legacy Luminar, which commenced on July 10, 2020, he became eligible for the benefits, including base salary, set forth in his April 3, 2020 offer letter.
M. Scott Faris Offer Letter
On February 22, 2017, Legacy Luminar and Mr. Faris entered into an offer letter. Pursuant to this agreement, Mr. Faris is entitled to a base salary of $300,000 per year and is eligible to participate in our employee benefits plans. Mr. Faris’s employment is “at-will” and may be terminated by either party at any time, without the payment of severance in excess of then-accrued compensation.

Outstanding Equity Awards
None of our named executive officers held unvested Legacy Luminar restricted stock as of December 31, 2020. The following table sets forth information regarding each unexercised Legacy Luminar stock option held by each of our named executive officers as of December 31, 2020.

	Option Awards(1)
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Austin Russell	—	—	—	—	—
Thomas J. Fennimore	5/14/2020(2)	—	1,840,176	1.67	5/13/2030
M. Scott Faris	1/24/2020(3)	—	817,856	1.67	1/23/2030
_________________
(1)All stock options originally covered shares of Legacy Luminar Class A common stock, as granted pursuant to Legacy Luminar Stock Plan, and were assumed by Luminar in the Business Combination. All stock options are set forth above on an as-converted basis (as to both number of underlying shares and option exercise price).
(2)The option grant is subject to a 4-year vesting schedule, with 25% of the shares vesting on May 11, 2021 and 1/48th of the shares vesting monthly thereafter, subject to the option holder’s continuous service through each vesting date; provided that if the optionee dies, then 100% of the shares subject to the option grant will immediately vest.
(3)The option grant is subject to a 4-year vesting schedule, with 25% of the shares vesting on January 1, 2021 and 1/48th of the shares vesting monthly thereafter, subject to the option holder’s continuous service through each vesting date; provided that if the optionee dies, then 100% of the shares subject to the option grant will immediately vest.
Director Compensation
Historically and during the fiscal year 2020, Legacy Luminar has neither had a formal compensation policy for Legacy Luminar’s non-employee directors, nor has Legacy Luminar had a formal policy of reimbursing expenses incurred by Legacy Luminar non-employee directors in connection with their board service. However, Legacy Luminar has reimbursed its non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending board of director and committee meetings. Directors had not received any cash compensation for their services as such but certain directors had received equity compensation.
In March 2021, the Compensation Committee, comprised solely of independent directors, recommended to the Board for approval a compensation policy for non-employee directors (the “Director Compensation Policy”) after consideration of market data and based on the recommendation of its independent compensation consultant. Our Board approved the Director Compensation Policy. The Director Compensation Policy consists of the following:
Cash Compensation. Each of our directors, with the exception of Mr. Russell, will receive $12,500 per quarter to serve as a member of our Board, and any future lead independent director of our Board will receive an additional $7,500 per quarter to serve in such capacity. Our non-employee directors do not receive per meeting fees.
In addition, each chair of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, will receive $6,250, $5,000 and $2,500 per quarter, respectively, for serving as chair of these committees. The members of our Audit Committee, Compensation Committee and Nominating and Governance Committee who are not the chair of the respective committee, will receive $3,125, $2,500 and $1,250 per quarter, respectively, to serve on these committees.
Non-employee directors are reimbursed for all reasonable travel and related expenses incurred in connection with attending Board and committee meetings.
Equity Awards. Additionally, directors who are not our employees each receive equity compensation.

Initial and annual equity incentive grants are made to non-employee directors primarily under the 2020 Equity Incentive Plan as follows:
•At the close of business on the date of each annual meeting of the Company’s stockholders (the “Annual Grant Date”), each continuing and new eligible director who has served at least three months prior to the grant date will receive a grant of an equity award in the form of restricted stock units (“RSUs”) under the 2020 Equity Incentive Plan with an aggregate value of $200,000 (the “Annual Grant”). Each such Annual Grant would vest in full effective on the date of the company’s first annual meeting of stockholders in the year following the year of the Annual Grant Date or the 1 year anniversary of the Annual Grant Date, whichever is earlier, provided that the recipient is still providing services to the Company as a director; and provided, further, that 100% of the shares subject to such Annual Grant would be deemed fully vested upon the occurrence of a “Change in Control”, as such term is defined in the 2020 Equity Incentive Plan; and
•Upon the first practicable date following their initial election or appointment, a new eligible director generally would receive a grant of an equity award in the form of RSUs under the 2020 Equity Incentive Plan with an aggregate value of $400,000 (the “Initial Grant”). Each such Initial Grant would vest annually over three years, provided that the recipient is still providing services to the Company as a director; and provided, further, that 100% of the shares subject to such Initial Grant would be deemed fully vested upon the occurrence of a “Change in Control”, as such term is defined in the 2020 Equity Incentive Plan.
•The number of shares that comprise the value of an Annual Grant or an Initial Grant shall equal the aggregate value divided by the average closing price of a share of the Company’s Class A common stock on the stock exchange or a national market system on which such share is listed over the 30 trading days preceding the grant date.
Mr. Russell, our Chief Executive Officer, President and Chairperson, is not separately compensated for his services as a member of the Board.
Equity Plans
Management Longer Term Equity Incentive Plan
In December 2020, our Board adopted and our stockholders approved the Management Longer Term Equity Incentive Plan. The Management Longer Term Equity Incentive Plan will become effective on the six-month anniversary of the Closing.
Purpose
The Management Longer Term Equity Incentive Plan is intended to (i) attract and retain the best available personnel to ensure our success and accomplish our goals; (ii) incentivize employees, directors and independent contractors with long-term equity-based compensation to align their interests with our stockholders; and (iii) promote the success of our business.
Types of Stock Awards
The Management Longer Term Equity Incentive Plan permits the grant of stock awards related to the achievement of certain underlying triggering events (“Incentive Shares” or “shares”).
Share Reserve
Number of Incentive Shares
Subject to adjustments as set forth in the Management Longer Term Equity Incentive Plan, the maximum aggregate number of shares of Class A Stock that may be issued under the Management Longer Term Equity Incentive Plan is 25,818,749 shares. The shares may be authorized, but unissued, or reacquired Class A Stock. One-sixth (1/6) of the share pool becomes available for issuance based on (including prior to but contingent upon) the occurrence of each of six distinct triggering events, which occur if the Common Share Price (as defined in the Management Longer Term Equity Incentive Plan) is greater than $31, $34, $37, $40, $43 and $46, respectively.
Lapsed Awards
If a participant receives Incentive Shares (as defined in the Management Longer Term Equity Incentive Plan) prior to the triggering event to which such shares relate, and forfeits his or her Incentive Shares prior to such triggering event, then such forfeited Incentive Shares shall again become available for issuance under the Management Longer Term Equity Incentive Plan.
Eligibility
Employees, directors and independent contractors of us or our affiliates are all eligible to participate in the Management Longer Term Equity Incentive Plan.
Administration
The Management Longer Term Equity Incentive Plan is administered by the Board or a committee thereof, which committee will be constituted to satisfy applicable laws (the “Administrator”). To the extent desirable to qualify transactions under the Management Longer Term Equity Incentive Plan as exempt under Rule 16b-3 of the Exchange Act, the transactions contemplated under the Management Longer Term Equity Incentive Plan will be structured to satisfy the requirements for exemption under Rule 16b-3.
Subject to the terms of the Management Longer Term Equity Incentive Plan, the Administrator has the authority, in its discretion, to (i) determine the fair market value in accordance with the Management Longer Term Equity Incentive Plan; (ii) select the service providers to whom Incentive Shares may be granted under the Management Longer Term Equity Incentive Plan; (iii) determine the number of Incentive Shares to be covered by each stock award granted under the Management Longer Term Equity Incentive Plan; (iv) approve forms of stock award agreements for use under the Management Longer Term Equity Incentive Plan; (v) construe and interpret the terms of the Management Longer Term Equity Incentive Plan and stock awards granted pursuant to the Management Longer Term Equity Incentive Plan; (vi) prescribe, amend and rescind rules and regulations relating to the Management Longer Term Equity Incentive Plan; (vii) modify or amend each stock award (subject to the terms of the Management Longer Term Equity Incentive Plan); (viii) allow participants to satisfy tax withholding obligations in such manner as prescribed in the Management Longer Term Equity Incentive Plan; (ix) authorize any person to execute on our behalf any instrument required to effect the grant of a stock award previously granted by the Administrator; and (x) make all other determinations deemed necessary or advisable for administering the Management Longer Term Equity Incentive Plan.
To the extent permitted by applicable law, the Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Management Longer Term Equity Incentive Plan to one or more of our directors or officers.
Nontransferability of Stock Awards
Unless determined otherwise by the Administrator, a stock award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. If the Administrator makes a stock award transferable, such stock award will contain such additional terms and conditions as the Administrator deems appropriate.
Recoupment Policy
All stock awards granted under the Management Longer Term Equity Incentive Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in a stock award agreement as the Board determines necessary or appropriate. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with us.
Effect of a Change in Control
Upon any of the following events (each a Change in Control under the Management Longer Term Equity Incentive Plan):
•a transfer of all or substantially all of the Company’s assets;
•a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person;
•the consummation of a transaction in which any person becomes the beneficial owner, directly or indirectly, of at least 50% of our then outstanding capital stock; or
•a change in the effective control of the Company;
and such Change in Control that will result in the holders of Class A Stock receiving a per share price equal to or in excess of the applicable Common Share Price required in connection with any triggering event under the Management Longer Term Equity Incentive Plan, then immediately prior to the consummation of such Change in Control (i) any such triggering event that has not previously occurred shall be deemed to have occurred and (ii) the Company may issue the applicable Incentive Shares to participants (in accordance with the terms of the Management Longer Term Equity Incentive Plan), and the participants shall be eligible to participate in such Change in Control.
Amendment, Termination and Duration of the Management Longer Term Equity Incentive Plan
The Management Longer Term Equity Incentive Plan will continue in effect for a term of 5 years measured from the six-month anniversary of the Closing, unless terminated earlier under the terms of the Management Longer Term Equity Incentive Plan. The Administrator may at any time amend (subject to the terms of the Management Longer Term Equity Incentive Plan), suspend or terminate the Management Longer Term Equity Incentive Plan pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as otherwise required by applicable law.
Equity Incentive Plan
In December 2020, our Board adopted and our stockholders approved the 2020 Equity Incentive Plan (the “Equity Incentive Plan”). The Equity Incentive Plan became effective upon the Closing.
Purpose
The Equity Incentive Plan is intended to (i) attract and retain the best available personnel to ensure our success and accomplish our goals; (ii) incentivize employees, directors and independent contractors with long-term equity-based compensation to align their interests with our stockholders; and (iii) promote the success of our business. The Equity Incentive Plan is a successor to the Legacy Luminar Stock Plan.
Types of Stock Awards
The Equity Incentive Plan permits the grant of incentive stock options, nonstatutory stock options, restricted stock, restricted stock units, SARs, performance units and performance shares (all such types of awards, collectively, “stock awards”).

Share Reserve
Number of Shares
Subject to adjustments as set forth in the Equity Incentive Plan, the maximum aggregate number of shares of Class A Stock that may be issued under the Equity Incentive Plan is 36,588,278 shares. The shares may be authorized, but unissued, or reacquired Class A Stock. Furthermore, subject to adjustments as set forth in the Equity Incentive Plan, in no event shall the maximum aggregate number of shares that may be issued under the Equity Incentive Plan pursuant to incentive stock options exceed the number set forth above plus, to the extent allowable under Section 422 of the U.S. Tax Code and the regulations promulgated thereunder, any shares that again become available for issuance pursuant to the Equity Incentive Plan.
Lapsed Awards
To the extent a stock award expires or is forfeited or becomes unexercisable for any reason without having been exercised in full, the unissued shares that were subject thereto shall continue to be available under the Equity Incentive Plan for issuance pursuant to future stock awards. Shares issued under the Equity Incentive Plan and later forfeited to us due to the failure to vest or repurchased by us at the original purchase price paid to us for the shares (including without limitation upon forfeiture to or repurchase by us in connection with a participant ceasing to be a service provider) shall again be available for future grant under the Equity Incentive Plan. The following shares shall not be added to the shares authorized for grant under the Equity Incentive Plan and shall not be available for future grants of awards: (i) shares tendered or withheld in payment of the exercise price of an option or to satisfy any tax withholding obligation; (ii) shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right; and (iii) shares purchased on the open market with the cash proceeds from the exercise of options.
Eligibility
Employees, directors and independent contractors of us or our affiliates are all eligible to participate in the Equity Incentive Plan. Incentive stock options may only be granted to employees.
Administration
The Equity Incentive Plan is administered by the Board or a committee thereof, which committee will be constituted to satisfy applicable laws (the “Administrator”). To the extent desirable to qualify transactions under the Equity Incentive Plan as exempt under Rule 16b-3 of the Exchange Act, the transactions contemplated under the Equity Incentive Plan will be structured to satisfy the requirements for exemption under Rule 16b-3.
Subject to the terms of the Equity Incentive Plan, the Administrator has the authority, in its discretion, to (i) determine the fair market value in accordance with the Equity Incentive Plan; (ii) select the service providers to whom stock awards may be granted under the Equity Incentive Plan; (iii) determine the number of shares to be covered by each stock award granted under the Equity Incentive Plan; (iv) approve forms of stock award agreements for use under the Equity Incentive Plan; (v) determine the terms and conditions, not inconsistent with the terms of the Equity Incentive Plan, of any stock award granted thereunder; (vi) institute and determine the terms and conditions of an exchange program under the terms of the Equity Incentive Plan (subject to stockholder approval); (vii) construe and interpret the terms of the Equity Incentive Plan and stock awards granted pursuant to the Equity Incentive Plan; (viii) prescribe, amend and rescind rules and regulations relating to the Equity Incentive Plan; (ix) modify or amend each stock award (subject to the terms of the Equity Incentive Plan); (x) allow participants to satisfy tax withholding obligations in such manner as prescribed in the Equity Incentive Plan; (xi) authorize any person to execute on our behalf any instrument required to effect the grant of a stock award previously granted by the Administrator; (xii) allow a participant to defer the receipt of the payment of cash or the delivery of shares that would otherwise be due to such participant under a stock award; and (xiii) make all other determinations deemed necessary or advisable for administering the Equity Incentive Plan.

To the extent permitted by applicable law, the Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Equity Incentive Plan to one or more of our directors or officers.
Stock Options
Each stock option will be designated in the stock award agreement as either an incentive stock option (which is entitled to favorable tax treatment) or a nonstatutory stock option.
However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year exceeds $100,000, such stock options will be treated as nonstatutory stock options. Incentive stock options may only be granted to our or our subsidiaries’ employees.
The term of each stock option will be stated in the stock award agreement. In the case of an incentive stock option, the term will be 10 years from the date of grant or such shorter term as may be provided in the stock award agreement. Moreover, in the case of an incentive stock option granted to a participant who owns stock representing more than 10% of the total combined voting power of all classes of our stock or the stock of any subsidiary, the term of the incentive stock option will be five years from the date of grant or such shorter term as may be provided in the stock award agreement.
The per share exercise price for the shares to be issued pursuant to exercise of a stock option will be determined by the Administrator, subject to the following: in the case of an incentive stock option (i) granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any subsidiary, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant; and (ii) granted to any other employee, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. In the case of a nonstatutory stock option, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, stock options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant pursuant to a corporate reorganization, liquidation, etc., described in the U.S. Tax Code Section 424(a).
At the time a stock option is granted, the Administrator will fix the period within which the stock option may be exercised and will determine any conditions that must be satisfied before the stock option may be exercised. The Administrator will also determine the acceptable form of consideration for exercising a stock option, including the method of payment.
If a participant ceases to be a service provider other than for “Cause,” as defined in the Equity Incentive Plan, the participant may exercise his or her stock option within such period of time as is specified in the stock award agreement to the extent that the stock option is vested on the date of termination (but in no event later than the expiration of the term of such stock option). In the absence of a specified time in the stock award agreement, to the extent vested as of a participant’s termination, the stock option will remain exercisable for 12 months following a termination for death or disability, and 3 months following a termination for any other reason other than Cause. Any outstanding stock option (including any vested portion thereof) held by a participant shall immediately terminate in its entirety upon the participant being first notified of his or her termination for Cause.
Stock Appreciation Rights (SARs)
The Administrator will determine the terms and conditions of each SAR, except that the exercise price for each SAR cannot be less than 100% of the fair market value of the underlying shares of Class A Stock on the date of grant. Upon exercise of a SAR, a participant will receive payment from us in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the exercise price by the number of shares with respect to which the SAR is exercised. SARs may be paid in cash or shares of our Class A Stock, as determined by the Administrator. SARs are exercisable at the times and on the terms established by the Administrator.

Restricted Stock and RSUs
Restricted stock awards are grants of shares of Class A Stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Administrator. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of our Class A Stock.
In determining whether restricted stock or RSUs should be granted, and/or the vesting schedule for such a stock award, the Administrator may impose whatever conditions on vesting as it determines to be appropriate. For example, the Administrator may determine to grant restricted stock or RSUs only if performance goals established by the Administrator are satisfied. Any performance goals may be applied on a Company-wide or an individual business unit basis, as determined by the Administrator. Please refer to the discussion below under “—Performance Goals” for more information.
During the period of restriction, participants holding restricted stock may exercise full voting rights and will be entitled to receive all dividends and other distributions paid. Any dividends or distributions paid with respect to such shares will be subject to the same restrictions, including without limitation restrictions on transferability and forfeitability, as the restricted stock with respect to which they were paid.
During the vesting period, participants holding RSUs will hold no voting rights by virtue of such RSUs. The Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of RSUs that may be settled in cash, in shares of equivalent value, or in some combination thereof. Any dividend equivalents awarded with respect to such RSUs will be subject to the same restrictions, including without limitation restrictions on transferability and forfeitability, as the RSUs with respect to which they were awarded.
Performance Units and Performance Shares
Performance units and performance shares are stock awards that will result in a payment to a participant only if the performance goals that the Administrator establishes are satisfied. The Administrator will determine the applicable performance goals. Please refer to the discussion below under “—Performance Goals” for more information. After the applicable performance period has ended, the participant will be entitled to receive a payout of the number of performance units or shares earned during the performance period, depending upon the extent to which the applicable performance objectives have been achieved.
Performance Goals
The Administrator in its discretion may make performance goals applicable to a participant with respect to a stock award. In the Administrator’s discretion, one or more of the following performance goals may apply: (1) sales or non-sales revenue; (2) return on revenues; (3) operating income; (4) income or earnings including operating income; (5) income or earnings before or after taxes, interest, depreciation and/or amortization; (6) income or earnings from continuing operations; (7) net income; (8) pre-tax income or after-tax income; (9) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (10) raising of financing or fundraising; (11) project financing; (12) revenue backlog; (13) gross margin; (14) operating margin or profit margin; (15) capital expenditures, cost targets, reductions and savings and expense management; (16) return on assets, return on investment, return on capital, or return on stockholder equity; (17) cash flow, free cash flow, cash flow return on investment, net cash provided by operations, or cash flow in excess of cost of capital; (18) performance warranty and/or guarantee claims; (19) stock price or total stockholder return; (20) earnings or book value per share; (21) economic value created; (22) pre-tax profit or after-tax profit; (23) strategic business criteria; (24) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (25) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management, completion of critical staff training initiatives; (26) objective goals relating to projects; and (27) enterprise resource planning. Stock awards issued to participants may take into account other criteria (including subjective criteria).

Outside Director Limitations
No non-employee director (“Outside Director”) may receive awards under the Equity Incentive Plan with a total grant date fair value that, when combined with cash compensation received for service as an Outside Director, exceeds $750,000 in a calendar year, increased to $1,000,000 in the calendar year of his or her initial services as an Outside Director. Stock awards granted to an individual while he or she was serving in the capacity as an employee or while he or she was an independent contractor but not an Outside Director will not count for purposes of these limitations.
Leaves of Absence / Transfer Between Locations
The Administrator has the discretion to determine at any time whether and to what extent the vesting of stock awards shall be suspended during any leave of absence. A participant will not cease to be an employee in the case of (i) any leave of absence approved by the participant’s employer or (ii) transfers between our locations or between us and any subsidiary. If an employee holds an incentive stock option and such leave exceeds 3 months then, for purposes of incentive stock option status only, such employee’s service as an employee shall be deemed terminated on the first day following such 3 month period and the incentive stock option shall thereafter automatically treated for tax purposes as a nonstatutory stock option in accordance with applicable laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written policy of the Company.
Nontransferability of Stock Awards
Unless determined otherwise by the Administrator, a stock award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. If the Administrator makes a stock award transferable, such stock award will contain such additional terms and conditions as the Administrator deems appropriate.
Recoupment Policy
All stock awards granted under the Equity Incentive Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in a stock award agreement as the Board determines necessary or appropriate. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with us.
Effect of a Change in Control
Upon any of the following events (each a Change in Control under the Equity Incentive Plan):
•a transfer of all or substantially all of the Company’s assets;
•a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person;
•the consummation of a transaction in which any person becomes the beneficial owner, directly or indirectly, of at least 50% of our then outstanding capital stock; or
•a change in the effective control of the Company;
except as set forth in a stock award agreement, each outstanding stock award (vested or unvested) will be treated as the Administrator determines, which may include (a) our continuation of such outstanding stock awards (if we are the surviving corporation); (b) the assumption of such outstanding stock awards by the surviving corporation or its parent; (c) the substitution by the surviving corporation or its parent of new stock options or other equity awards for such stock awards; (d) the cancellation of such stock awards in exchange for a payment to the participants equal to the excess of (i) the fair market value of the shares subject to such stock awards as of the closing date of such Change in Control over (ii) the exercise price or purchase price paid or to be paid (if any) for the shares subject to the stock awards (which payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, subject to applicable law); or (e) the opportunity for participants to exercise the stock options prior to the occurrence of the Change in Control and the termination (for no consideration) upon the consummation of such Change in Control of any stock options not exercised prior thereto.
Amendment, Termination and Duration of the Equity Incentive Plan
The Equity Incentive Plan will continue in effect for a term of 10 years measured from Board approval date, unless terminated earlier under the terms of the Equity Incentive Plan. The Administrator may at any time amend, alter, suspend or terminate the Equity Incentive Plan pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as otherwise required by applicable law.
Legacy Luminar’s Amended and Restated 2015 Stock Plan
General
Legacy Luminar’s board of directors originally adopted, and the Legacy Luminar stockholders approved, the Legacy Luminar Stock Plan, each on June 26, 2015. The Legacy Luminar Stock Plan was last amended on January 24, 2020. The Legacy Luminar Stock Plan provides for the grant of Legacy Luminar Stock Options to Legacy Luminar employees (and employees of any parent or subsidiary of Legacy Luminar), and for the grant of non-statutory Legacy Luminar Stock Options and Legacy Luminar restricted stock to Legacy Luminar employees, directors and consultants (and employees and consultants of any parent, subsidiary or affiliate of Legacy Luminar). We assumed the Legacy Luminar Stock Plan upon the Closing.
The Legacy Luminar Stock Plan has been terminated except that the outstanding awards previously granted under the Legacy Luminar Stock Plan continue to remain outstanding under the Legacy Luminar Stock Plan (except that such awards converted into awards of Class A Stock or options for Class A Stock upon the Closing) until terminated pursuant to the terms thereof.
Plan Administration
The Board administers the Legacy Luminar Stock Plan.
Types of Awards
The Legacy Luminar Stock Plan provides for the grant of stock options and restricted stock.
Stock Options.
Legacy Luminar’s board of directors granted Legacy Luminar stock Stock Options under the Legacy Luminar Stock Plan, which we assumed in the Closing. The exercise price per share applicable to such options was equal to at least the fair market value per share of Legacy Luminar stock on the date of grant. The term of options granted under the Legacy Luminar Stock Plan did not exceed 10 years; provided, however, that any Legacy Luminar Stock Options granted to a participant who owned more than 10% of the total combined voting power of all classes of Legacy Luminar stock, or of certain of Legacy Luminar’s subsidiary corporations, did not have a term in excess of 5 years and had an exercise price per share of at least 110% of the fair market value per share of Legacy Luminar stock on the grant date. Subject to the provisions of the Legacy Luminar Stock Plan, Legacy Luminar’s board of directors determined the remaining terms of the Legacy Luminar Stock Options (e.g., vesting). After the termination of service of an employee, director or consultant, the participant may exercise his or her option, to the extent vested, for the period of time stated in his or her option agreement. If termination is due to death, then 100% of the then unvested shares shall immediately vest and become exercisable as of date of such termination. If termination is due to death or disability, the option will remain exercisable for 12 months. For certain options and so long as the applicable employees that have completed at least two years of continuous service, the option will remain exercisable until the earliest of (a) 10 years from the date of the option grant; or (b) the later of (i) one year after termination (in the event such termination occurs after going public) and (ii) one year after going public. In all other cases except for a termination for cause, the Legacy Luminar Stock Options will generally remain exercisable for three months following the termination of service. In the event of a termination for cause, the Legacy Luminar Stock Options will immediately terminate. However, in no event may an option be exercised later than the expiration of its term.
Non-transferability of Awards
Unless the Board provides otherwise, the Legacy Luminar Stock Plan generally does not allow for the transfer of awards or shares acquired pursuant to an award and only the recipient of an option may exercise such an award during his or her lifetime.
Certain Adjustments
In the event of certain corporate events or changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the Legacy Luminar Stock Plan, the Board will make adjustments to one or more of the number, kind and class of securities that may be delivered under the Legacy Luminar Stock Plan and/or the number, kind, class and price of securities covered by each outstanding award.
Dissolution or liquidation
In the event of our dissolution or liquidation, each Legacy Luminar stock option and stock purchase right will terminate immediately prior to the consummation of such action, unless otherwise determined by the Board.
Corporate Transactions
The Legacy Luminar Stock Plan, as assumed by us, provides that in the event of certain significant corporate transactions, including: (i) a transfer of all or substantially all of our assets, (ii) a merger, consolidation or other capital, reorganization or business combination transaction of the Company with or into another corporation, entity or person, or (iii) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner, directly or indirectly, of more than 50% of our then outstanding capital stock, each outstanding award will be treated as the Board determines.
Amendment or Termination
Our Board has terminated the Legacy Luminar Stock Plan, provided that the outstanding awards previously granted under the Legacy Luminar Stock Plan continue to remain outstanding under the Legacy Luminar Stock Plan (except that such awards converted into awards of Class A Stock or options for Class A Stock upon the Closing).
Employee Stock Purchase Plan
In December 2020, our Board adopted and our stockholders approved the Employee Stock Purchase Plan (the “ESPP”). The ESPP became effective upon the Closing.
Purpose
The ESPP provides a means by which eligible employees and/or eligible service providers of either the Company or an affiliate may be given an opportunity to purchase shares of Class A Stock. The ESPP permits us to grant a series of purchase rights to eligible employees and/or eligible service providers. By means of the ESPP, we seek to retain and assist our affiliates in retaining the services of such eligible employees and eligible service providers, to secure and retain the services of new eligible employees and eligible service providers and to provide incentives for such persons to exert maximum efforts for our success and that of our affiliates.
The ESPP includes two components: a “423 Component” and a “Non-423 Component.” We intend the 423 Component to qualify as an employee stock purchase plan pursuant to Section 423 of the U.S. Tax Code. The provisions of the 423 Component will be construed in a manner that is consistent with the requirements of Section 423 of the U.S. Tax Code, including without limitation to extend and limit ESPP participation in a uniform and non-discriminating basis. In addition, the ESPP authorizes grants of purchase rights under the Non-423 Component that do not meet the requirements of an employee stock purchase plan under Section 423 of the Code. Except as otherwise provided in the ESPP or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. Eligible employees will be able to participate in the 423 Component or Non-423 Component of the ESPP. Eligible service providers (who may or may not be eligible employees) will only be able to participate in the Non-423 Component of the ESPP.
Administration
The Board administers the ESPP and will have the final power to construe and interpret both the ESPP and the rights granted under it. Further, the Board has the power, subject to the provisions of the ESPP, to determine when and how rights to purchase Class A Stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether any employee or other service provider will be eligible to participate in the ESPP.
The Board has the power to delegate administration of the ESPP to a committee composed of one or more members of the Board. As used herein with respect to the ESPP, the term “Board” refers to any committee the Board appoints, and to the Board. Whether or not the Board has delegated administration of the ESPP to a committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the ESPP.
Stock Subject to the ESPP
Subject to adjustments as provided in the ESPP, the maximum number of shares of Class A Stock that may be issued under the ESPP will not exceed 7,317,655 shares of Class A Stock. If any purchase right granted under the ESPP terminates without having been exercised in full, the shares of Class A Stock not purchased under such purchase right will again become available for issuance under the ESPP.
Offerings
The ESPP is implemented by offerings of rights to all eligible employees and eligible service providers from time to time. Offerings may comprise one or more purchase periods. The maximum length for an offering under the ESPP is 27 months. The provisions of separate offerings need not be identical. When a participant elects to join an offering, he or she is granted a purchase right to acquire shares of Class A Stock on each purchase date within the offering, each corresponding to the end of a purchase period within such offering. On each purchase date, all payroll deductions collected from the participant during such purchase period are automatically applied to the purchase of Class A Stock, subject to certain limitations.
Eligibility
Purchase rights may be granted only to our employees, employees of qualifying related corporations or, solely with respect to the Non-423 Component, employees of an affiliate (other than a qualifying related corporation) or eligible service providers. The Board may provide that employees will not be eligible to be granted purchase rights under the ESPP if, on the offering date, the employee (i) has not completed at least 2 years of service since the employee’s last hire date (or such lesser period as the Board may determine), (ii) customarily works not more than 20 hours per week (or such lesser period as the Board may determine), (iii) customarily works not more than 5 months per calendar year (or such lesser period as the Board may determine), (iv) is an officer within the meaning of Section 16 of the Exchange Act, (v) is a highly compensated employee within the meaning of the U.S. Tax Code, or (vi) has not satisfied such other criteria as the Board may determine consistent with Section 423 of the U.S. Tax Code. Unless otherwise determined by the Board for any offering, an employee will not be eligible to be granted purchase rights unless, on the offering date, the employee customarily works more than 20 hours per week and more than 5 months per calendar year, and has been employed by us or a related corporation or affiliate for at least 3 continuous months preceding such offering date.
No employee will be eligible for the grant of any purchase rights if, immediately thereafter, such employee owns stock possessing 5% or more of the total combined voting power or value of all classes of our stock or the stock of any related corporation. An eligible employee may be granted purchase rights only if such purchase rights, together with any other rights granted under all our and any related corporations’ employee stock purchase plan, do not permit such eligible employee’s rights to purchase stock in excess of $25,000 worth of stock in any calendar year.
Participation in the ESPP
On each offering date, each eligible employee or eligible service provider, pursuant to an offering made under the ESPP, will be granted a purchase right to purchase up to that number of shares of Class A Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board; provided however, that in the case of eligible employees, such percentage or maximum dollar amount will in either case not exceed 15% of such employee’s earnings during the period that begins on the offering date (or such later date as the Board determines for a particular offering) and ends on the date stated in the offering, which date will be no later than the end of the offering, unless otherwise provided for in an offering.
Purchase Price
The purchase price of shares of Class A Stock acquired pursuant to purchase rights will be not less than the lesser of (i) 85% of the fair market value of the shares of Class A Stock on the offering date; or (ii) 85% of the fair market value of the shares of Class A Stock on the applicable purchase date (i.e., the last day of the applicable purchase period).
Payment of Purchase Price; Payroll Deductions
The purchase price of the shares is accumulated by payroll deductions over the offering. To the extent permitted in the offering document, a participant may increase, reduce or terminate his or her payroll deductions. All payroll deductions made on behalf of a participant are credited to his or her account under the ESPP and deposited with our general funds. No interest will accrue on such payroll deductions. To the extent permitted in the offering document, a participant may make additional payments into such account. If required under applicable laws or regulations or if specifically provided in the offering, in addition to or instead of making contributions by payroll deductions, a participant may make contributions through a payment by cash, check, or wire transfer prior to a purchase date, in a manner we direct.
Purchase of Stock
The Board will establish one or more purchase dates during an offering on which purchase rights granted for that offering will be exercised and shares of Class A Stock will be purchased in accordance with such offering. In connection with each offering, the Board may specify a maximum number of shares of Class A Stock that may be purchased by any participant or all participants. If the aggregate purchase of shares of Class A Stock issuable on exercise of purchase rights granted under the offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each participant’s accumulated contributions) allocation of the shares of Class A Stock available will be made in as nearly a uniform manner as will be practicable and equitable.
Withdrawal
During an offering, a participant may cease making contributions and withdraw from the offering by delivering a withdrawal form. We may impose a deadline before a purchase date for withdrawing. On such withdrawal, such participant’s purchase right in that offering will immediately terminate and we will distribute as soon as practicable to such participant all of his or her accumulated but unused contributions without interest and such participant’s purchase right in that offering will then terminate. A participant’s withdrawal from that offering will have no effect on his or her eligibility to participate in any other offerings under the ESPP, but such participant will be required to deliver a new enrollment form to participate in subsequent offerings.
Termination of Employment
Purchase rights granted pursuant to any offering under the ESPP will terminate immediately if the participant either (i) is no longer an eligible employee or eligible service provider for any reason or for no reason, or (ii) is otherwise no longer eligible to participate. We shall have the exclusive discretion to determine when a participant is no longer actively providing services and the date of the termination of employment or service for purposes of the ESPP. As soon as practicable, we will distribute to such individual all of his or her accumulated but unused contributions without interest.
Restrictions on Transfer
During a participant’s lifetime, purchase rights will be exercisable only by such participant. Purchase rights are not transferable by a participant, except by will, by the laws of descent and distribution, or, if we so permit, by a beneficiary designation.
Exercise of Purchase Rights
On each purchase date, each participant’s accumulated contributions will be applied to the purchase of shares of Class A Stock, up to the maximum number of shares of Class A Stock permitted by the ESPP and the applicable offering, at the purchase price specified in the offering. Unless otherwise specified in the ESPP, no fractional shares will be issued and, if any amount of accumulated contributions remains in a participant’s account after the purchase of shares of Class A Stock on the final purchase date in an offering, such remaining amount will roll over to the next offering.
No purchase rights may be exercised to any extent unless and until the shares of Class A Stock to be issued on such exercise under the ESPP are covered by an effective registration statement pursuant to the Securities Act, and the ESPP is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control, and other laws applicable to the ESPP. If, on the purchase date, as delayed to the maximum extent permissible, the shares of Class A Stock are not registered and the ESPP is not in material compliance with all applicable laws or regulations, no purchase rights will be exercised and all accumulated but unused contributions will be distributed as soon as practicable to the participants without interest.
Capitalization Adjustments
In the event of a capitalization adjustment, the Board will appropriately and proportionately adjust: (i) the classes and maximum number of securities subject to the ESPP, (ii) the classes and maximum number of securities by which the share reserve is to increase automatically each year pursuant to the ESPP, (iii) the classes and number of securities subject to, and the purchase price applicable to outstanding offerings and purchase rights, and (iv) the classes and number of securities that are the subject of the purchase limits under each ongoing offering.
Dissolution or Liquidation
In the event of the Company’s dissolution or liquidation, the Board will shorten any offering then in progress by setting a new purchase date prior to the consummation of such proposed dissolution or liquidation. The Board will notify each participant in writing, prior to the new purchase date that the purchase date for the participant’s purchase rights has been changed to the new purchase date and that such purchase rights will be automatically exercised on the new purchase date, unless prior to such date the participant has withdrawn from the offering.
Effect of a Change in Control:
Upon any of the following events (each a Change in Control under the ESPP):
•a transfer of all or substantially all of the Company’s assets;
•a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person;
•the consummation of a transaction in which any person becomes the beneficial owner, directly or indirectly, of at least 50% of our then outstanding capital stock; or
•a change in the effective control of the Company;

any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding purchase rights or may substitute similar rights for outstanding purchase rights, or, if any surviving or acquiring corporation (or its parent company) does not assume or continue such purchase rights or does not substitute similar rights for such purchase rights, then the participants’ accumulated contributions will be used to purchase shares of Class A Stock prior to the Change in Control under the outstanding purchase rights, and the purchase rights will terminate immediately after such purchase. The Board will notify each participant in writing prior to the new purchase date that the purchase date for the participant’s purchase rights has been changed to the new purchase date and that such purchase rights will be automatically exercised on the new purchase date unless prior to such date the participant has withdrawn from the offering.
Amendment, Termination or Suspension of the ESPP
The Board may amend the ESPP at any time in any respect the Board deems necessary or advisable. However, except with respect to capitalization adjustments described above, stockholder approval will be required for any amendment of the ESPP for which stockholder approval is required by applicable laws, regulations or listing requirements, including any amendment that either (i) increases the number of shares of Class A Stock available for issuance under the ESPP, (ii) expands the class of individuals eligible to become participants and receive purchase rights, (iii) materially increases the benefits accruing to participants under the ESPP or reduces the price at which shares of Class A Stock may be purchased under the ESPP, (iv) extends the term of the ESPP, or (v) expands the types of awards available for issuance under the ESPP, but in each case only to the extent stockholder approval is required by applicable laws, regulations, or listing requirements.
The Board may suspend or terminate the ESPP at any time. No purchase rights may be granted under the ESPP while the ESPP is suspended or after it is terminated.
Any benefits, privileges, entitlements, and obligations under any outstanding purchase rights granted before an amendment, suspension, or termination of the ESPP will not be materially impaired by any such amendment, suspension, or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain any special tax, listing, or regulatory treatment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, the following is a description of each transaction since January 1, 2018 and each currently proposed transaction in which:
•we, Gores or Legacy Luminar have been or are to be a participant;
•the amounts involved exceeded or exceeds $120,000; and
•any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Support Agreement
In connection with the execution of the Merger Agreement, Austin Russell entered into a Support Agreement, which was amended and restated in its entirety on October 13, 2020, with Gores, First Merger Sub and Second Merger Sub (the “Support Agreement”). Under the Support Agreement, Mr. Russell agreed, on (or effective as of) the third business day following the mailing of the consent solicitation to the stockholders of Legacy Luminar, to execute and deliver a written consent with respect to the outstanding shares of Legacy Luminar Class A common stock and Legacy Luminar founders preferred stock held by Mr. Russell, adopting the Merger Agreement and approving the Business Combination, unless the Merger Agreement was no longer recommended by the Legacy Luminar board of directors in accordance with the Merger Agreement, in which case, the number of shares with respect to which Mr. Russell would be committed to execute such written consent would be reduced to 35% of the total number of outstanding shares of Legacy Luminar stock (on an as-converted basis). The shares of Legacy Luminar Class A common stock and Legacy Luminar founders preferred stock that were owned by Mr. Russell and subject to the Support Agreement represented approximately 39% of the then outstanding voting power of Legacy Luminar stock (on an as-converted basis). In addition, the Support Agreement prohibited Mr. Russell from engaging in activities that have the effect of soliciting a competing acquisition proposal.
Amended and Restated Registration Rights Agreement
In connection with the Closing, we, the Sponsor, Mr. Bort, Mr. Cramer and Mr. Gatto (the “Initial Stockholders”), AEG Holdings, LLC (“AEG”), GM Sponsor LLC (“GM Sponsor”) and HRM Holdings LLC (“HRM” and, together with the Initial Stockholders, AEG and GM Sponsor, the “Gores Holders”), Mr. Russell, GVA Auto, LLC, and G2VP Founders Fund I, LLC (the “Luminar Holders” and, together with the Gores Holders, the “Registration Rights Holders”) entered into an Amended and Restated Registration Rights Agreement, dated as of December 2, 2020 (the “Amended and Restated Registration Rights Agreement”).
Under the Amended and Restated Registration Rights Agreement, we are obligated to file a registration statement with the SEC to register the resale of up to approximately 151.1 million shares of our Class A common stock held by the Registration Rights Holders (or issuable upon the conversion of any Class B common stock held by the Registration Rights Holders) in addition to (i) the Private Warrants held by the Registration Rights Holder, (ii) up to 6,666,666 shares of the Company’s Class A common stock issuable upon the exercise of the Private Warrants, and (iii) shares of Class A common stock issued as Earn-Out Shares or issuable upon the conversion of any Earn-Out Shares, in each case, held by the Luminar Holders.
We filed the registration statement which became effective on February 1, 2021. In addition, pursuant to the terms of the Amended and Restated Registration Rights Agreement and subject to certain requirements and customary conditions, the Registration Rights Holders are each entitled to make up to six demands for registration, excluding short form demands, that we register shares of Common Stock held by these parties. The Amended and Restated Registration Rights Agreement also provides “piggy-back” registration rights to such stockholders and their permitted transferees, subject to certain requirements and customary conditions.

Additionally, the Initial Stockholders entered into letter agreements whereby 10,000,000 shares of the Class A common stock will be locked-up for 180 days after the consummation of the Business Combination, and the Private Warrants and the respective Class A common stock underlying the Private Warrants will be locked-up for 30 days after the consummation of the Business Combination.
Lock-Up Agreements
In connection with the Closing, stockholders holding nearly all of the shares of Legacy Luminar, including shares of Series X Preferred Stock, entered into agreements (the “Primary Lock-Up Agreements”), pursuant to which they agreed, subject to certain customary exceptions, not to (a) sell or otherwise dispose of, or agree to sell or dispose of, any shares of Class A common stock held by the stockholder immediately after the effective time of the Mergers or any shares of Class A common stock issuable upon the exercise of options, warrants or other convertible securities to purchase shares of Class A common stock held by the stockholder immediately after the effective time of the Mergers (“Lock-Up Shares”), (b) enter into any arrangement that transfers to another any of the economic consequences of ownership of any of such Lock-Up Shares, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) for 180 days after the Closing Date (the “Lock-Up Period”). Austin Russell and Jason Eichenholz (the “Officers”) entered into agreements which have the same terms as the Primary Lock-Up Agreements except that they provide for: (i) an extension of the Lock-Up Period from 180 days to 910 days after the Closing Date (the “Extended Lock-up Period”) and (ii) after the 180th day, the Officers agreed not to sell more than 25% of their Lock-Up Shares in any six-month period during the Extended Lock-Up Period (the “Secondary Lock-Up Agreements” and, together with the Primary Lock-Up Agreements, the “Lock-Up Agreements”). Mr. Russell’s agreement covers Class B common stock.
Voting Agreement
In connection with the execution of the Merger Agreement, Austin Russell entered into a voting agreement, dated as of August 24, 2020, with Gores (the “Voting Agreement”). Under the Voting Agreement, Mr. Russell agreed that, following the consummation of the Business Combination, solely if he is involuntarily terminated from his position as the Chief Executive Officer of the Company and as a result of his conviction of, or pleading guilty or nolo contendere to, a felony that has a material negative impact on the Company, at any meeting of the stockholders of the Company at which directors are to be elected following the consummation of the Business Combination, Mr. Russell, or any of his permitted successors or assigns, will not vote more than 10% of the Class B common stock he or they beneficially own in any director election.
Pre-Business Combination Related Party Transactions of Gores
Founder Shares
On October 18, 2018, the Sponsor purchased 10,781,250 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.002 per share. Subsequently, the Sponsor transferred an aggregate of 75,000 Founder Shares to Gores’ independent directors. On March 18, 2019, the Sponsor forfeited 781,250 Founder Shares following the expiration of the unexercised portion of the underwriter’s over-allotment option so that the Founder Shares held by the Initial Stockholders would represent 20% of the outstanding shares of common stock of Gores following the consummation of the IPO.
In connection with the consummation of the Business Combination, the Founder Shares automatically converted into shares of Class A common stock on a one-for-one basis and continue to be subject to the transfer restrictions applicable to the Founder Shares. The Initial Stockholders have agreed not to transfer, assign or sell any Founder Shares until 180 days after the Closing.
Private Warrants
On February 5, 2019, the Sponsor purchased 6,666,666 Private Warrants at a price of $1.50 per warrant, or $10,000,000. Each Private Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share of Class A common stock. On December 2, 2020, the Sponsor distributed the Private Warrants to GM Sponsor LLC and HRM Holdings LLC. The Private Warrants may not be redeemed by us so long as they are held by the Sponsor or its permitted transferees. If any Private Warrants are transferred to holders other than the Sponsor or its permitted transferees, such Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants sold in the IPO. The Sponsor and its permitted transferees have the option to exercise the Private Warrants on a physical (cash) or net share (cashless) basis.
The Initial Stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any Private Warrants and the Class A common stock underlying such Private Warrants until 30 days after the Closing.
Related Party Notes
On October 18, 2018, the Sponsor loaned Gores an aggregate of $150,000 by the issuance of an unsecured promissory note for $300,000 to cover expenses related to the IPO. On December 31, 2019, the outstanding balance on the loan was $150,000. On January 25, 2019, the Sponsor loaned Gores an additional $150,000 to cover expenses related to the IPO. These notes were non-interest bearing and payable on the earlier of September 30, 2019 or the completion of the IPO. The carrying amount of the notes approximates fair value because of their short maturity. The notes were repaid in full upon the completion of the IPO.
Administrative Services Agreement
On February 1, 2019, Gores entered into an agreement to pay monthly recurring expenses to The Gores Group of $20,000 for office space, utilities and secretarial support. The agreement terminated upon the consummation of the Business Combination.
Pre-Business Combination Related Party Transactions of Legacy Luminar
Jason Eichenholz Offer Letter
On May 4, 2020, Legacy Luminar and Dr. Eichenholz entered into a new offer letter. Pursuant to this agreement, Dr. Eichenholz is entitled to a base salary of $300,000 per year, effective as of January 1, 2020, as well as a $50,000 one-time bonus, continued eligibility for annual bonuses in a minimum amount of $20,000 per year and, subject to the approval of the Board, an option to purchase 100,000 shares of Class A common stock at an exercise price equal to the then-fair market value of Class A common stock, to vest and become exercisable at a rate of 25% of the total number of option shares on June 18, 2020, and the remainder vesting and becoming exercisable at even monthly intervals over the subsequent three years, subject to Dr. Eichenholz’s continued employment on each vesting date. Dr. Eichenholz’s employment is “at-will” and may be terminated by either party at any time, without the payment of severance in excess of then-accrued compensation.
Equity Financings
Simple Agreements for Future Equity
Between January 2017 and May 2019, Legacy Luminar entered into various simple agreements for future equity (“SAFEs”) with certain investors pursuant to which Legacy Luminar received $121.8 million in exchange for Legacy Luminar’s agreement to issue the investors shares of its preferred stock upon the occurrence of subsequent financings of its preferred stock.
The following table summarizes the SAFEs purchased by Luminar’s executive officers, directors, or holders of more than 5% of its capital stock.

Name of Stockholder(1)	SAFE Principal Amount ($)	Shares of Series A-2 Preferred Stock	Shares of Series A-7 Preferred Stock	Shares of Series A-9 Preferred Stock
GVA Auto, LLC*	20,000,000	1,322,780
Scott A. McGregor(2)	1,000,000			25,658

_________________
*Owners of more than 5% of Luminar capital stock.
(1)Additional details regarding these stockholders and their equity holdings are provided in this prospectus under the section “Principal and Selling Stockholders.”
(2)Scott A. McGregor is a member of the Board.
Legacy Luminar Series A Preferred Stock
Between June 2019 and July 2019, Legacy Luminar sold an aggregate of 1,660,839 shares of its Series A preferred stock at a purchase or conversion price of $43.3039 per share to accredited investors for an aggregate purchase price of approximately $71.9 million. Each share of Legacy Luminar’s Series A preferred stock was exchanged for Per Share Company Stock Consideration and the right to receive its Earn-Out Pro Rata Share of any Earn-Out Shares issued in connection with the consummation of the Business Combination.
The following table summarizes issuances of shares of Luminar Series A preferred stock to a holder of more than 5% of Luminar’s capital stock and its affiliated entities.

Name of Stockholder(1)	Shares of Series A	Aggregate Purchase Price ($)
G2VP I, LLC for itself and as nominee for G2VP Founders Fund I, LLC*(2)	461,852	19,999,992.83
_________________
*Owners of more than 5% of Luminar capital stock.
(1)Additional details regarding these stockholders and their equity holdings are provided in this prospectus under the section “Principal and Selling Stockholders.”
(2)G2VP I, LLC is an affiliate of Benjamin J. Kortlang, a member of the Board.
Legacy Luminar Series A-2 Preferred Stock
In June 2019, Legacy Luminar issued 1,322,780 shares of its Series A-2 preferred stock at a per share issuance price of $15.1197 to GVA Auto, LLC for an aggregate issuance price of approximately $20 million upon the conversion of the SAFE held by GVA Auto, LLC. Each share of Legacy Luminar Series A-2 preferred stock was exchanged for Per Share Company Stock Consideration and the right to receive its Earn-Out Pro Rata Share of any Earn-Out Shares issued in connection with the consummation of the Business Combination.
The following table summarizes issuances of shares of Luminar’s Series A-2 preferred stock to a holder of more than 5% of Luminar’s capital stock.

Name of Stockholder(1)	Shares of Series A-2	Aggregate Purchase Price ($)
GVA Auto, LLC*	1,322,780	20,000,000
_________________
*Owners of more than 5% of Luminar capital stock.
(1)Additional details regarding this stockholder and its equity holdings are provided in this prospectus under the section “Principal and Selling Stockholders.”
Legacy Luminar Series A-9 Preferred Stock
In June 2019, Legacy Luminar issued an aggregate of 748,674 shares of its Series A-9 preferred stock at a per share issuance price of $38.9735 to accredited investors for an aggregate issuance price of approximately $29.2 million, upon the conversion of certain SAFEs. Each share of Legacy Luminar Series A-9 preferred stock will be exchanged for Per Share Company Stock Consideration and the right to receive its Earn-Out Pro Rata Share of any Earn-Out Shares in connection with the consummation of the Business Combination.
The following table summarizes issuances of shares of Luminar Series A-9 preferred stock by Luminar’s executive officers and directors.

Name of Stockholder(1)	Shares of Series A-9	Aggregate Purchase Price ($)
Scott A. McGregor(2)	25,658	1,000,000
_________________
(1)Additional details regarding this stockholder and his equity holdings are provided in this prospectus under the section “Principal and Selling Stockholders.”
(2)Scott A. McGregor is a member of the Board.
Legacy Luminar Series X Preferred Stock
Throughout August 2020 and September 2020, Legacy Luminar committed to issue an aggregate of 1,251,971 shares of its Series X preferred stock at a per share issuance price of $135.7860 to accredited investors for an aggregate issuance price of approximately $170 million. Each share of Legacy Luminar Series X preferred stock was exchanged for Per Share Company Stock Consideration in connection with the consummation of the Business Combination, as provided in the Merger Agreement.
The following table summarizes issuances of shares of Luminar Series X preferred stock to a holder of more than 5% of Luminar’s capital stock and affiliated entities of an officer and director of Luminar.

Name of Stockholder(1)	Shares of Series X	Aggregate Purchase Price ($)
G2VP I, LLC for itself and as nominee for G2VP Founders Fund I, LLC*(2)	6,839	928,640.46
_________________
*Owners of more than 5% of Luminar capital stock.
(1)Additional details regarding these stockholders and their equity holdings are provided in this prospectus under the section “Principal and Selling Stockholders.”
(2)G2VP I, LLC is an affiliate of Benjamin J. Kortlang, a member of the Board.
Amended and Restated Investors’ Rights Agreement
In August 2020 Legacy Luminar entered into an amended and restated investors’ rights agreement (the “Investors’ Rights Agreement”) with certain holders of Legacy Luminar’s capital stock including certain directors, officers and 5% holders of Legacy Luminar’s capital stock. The Investors’ Rights Agreement terminated in accordance with its terms upon the Closing.
Transaction with Legacy Luminar Founder and Chief Executive Officer
To facilitate the delivery of Legacy Luminar Class B common stock to Mr. Russell, Luminar entered into an exchange agreement with Mr. Russell in August 2020, pursuant to which each share of Legacy Luminar Class A common stock and Legacy Luminar founders preferred stock held by Mr. Russell was, effective as of immediately prior to the consummation of the Business Combination, automatically exchanged for one share of Legacy Luminar Class B common stock. Such shares of Legacy Luminar Class B common stock were converted into the right to receive shares of Class B common stock upon the consummation of the Business Combination such that, as of immediately following the completion of the Business Combination, Mr. Russell had approximately 83% of the voting power of the then-outstanding capital stock of the Company.
Indemnification Agreements
The Second Amended and Restated Certificate of Incorporation contains provisions limiting the liability of executive officers and directors, and the Amended and Restated Bylaws provide that the Company will indemnify each of its executive officers and directors to the fullest extent permitted under Delaware law. The Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws also provide the Board with discretion to indemnify certain key employees when determined appropriate by the Board.

We have entered into indemnification agreements with all of our directors and executive officers and certain other key employees. The indemnification agreements provide that the Company will indemnify each of its directors, executive officers, and other key employees against any and all expenses incurred by such director, executive officer, or other key employee because of his or her status as one of the Company’s directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, the Company will advance all expenses incurred by its directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee.
Related Party Transactions Policy
In connection with the Closing, the Board adopted a written related party transactions policy. The policy provides that officers, directors, holders of more than 5% of any class of the Company’s voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-party transaction with the Company without the prior consent of the audit committee, or other independent members of the Board in the event it is inappropriate for the audit committee to review such transaction due to a conflict of interest. Any request for the Company to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to the audit committee for review, consideration, and approval. In approving or rejecting the proposed transactions, the audit committee will take into account all of the relevant facts and circumstances available.

PRINCIPAL SECURITYHOLDERS
The following table presents information as to the beneficial ownership of our common stock as of April 13, 2021 by:
•each stockholder known by us to be the beneficial owner of more than 5% of our common stock;
•each of our directors;
•each of our named executive officers; and
•all of our directors and executive officers as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership, we deemed outstanding shares of our common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of April 13, 2021. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
The beneficial ownership percentages set forth in the table below are based on 339,694,095 shares of Class A common stock outstanding, comprised of 234,575,892 shares of Class A common stock and 105,118,203 shares of Class B common stock outstanding as of April 13, 2021.
Unless otherwise indicated and subject to applicable community property laws, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.
Unless otherwise indicated below, the address of each beneficial owner listed in the table below is c/o Luminar Technologies, Inc., 2603 Discovery Drive, Suite 100, Orlando, FL 32826.

	Class A		Class B
Name and Address of Beneficial Owners	Number of Shares	%	Number of Shares	%	% of Total Voting Power**
Five Percent Holders
G2VP I, LLC (for itself and as nominee for G2VP Founders Fund I, LLC)(1)	15,947,553	6.8%	—	—	1.2%
GVA Auto, LLC(2)	18,030,728	7.7%	—	—	1.4%
Current Directors and Named Executive Officers
Austin Russell	—	—	105,118,203	100.0%	81.8%
Thomas J. Fennimore(3)	498,381	*	—	—	—
Alec E. Gores(4)	12,329,824	5.2%	—	—	*
M. Scott Faris(5)	1,107,513	*	—	—	*
Matthew J. Simoncini(6)	85,193	*	—	—	*
Scott A. McGregor	917,688	*	—	—	*
Benjamin J. Kortlang(1)	15,947,553	6.8%	—	—	1.2%
Katharine A. Martin	—	—	—	—	—
Mary Lou Jepsen, PhD	—	—	—	—	—
All Directors and Executive Officers as a Group (10 Individuals)	34,920,922	14.9%	105,118,203	100.0%	84.5%
______________
*Less than one percent.
**      Percentage of total voting power represents voting power with respect to all shares of Class A common stock and Class B common stock, as a single class. Each share of Class B common stock is entitled to ten votes per share and each share of Class A common stock is entitled to one vote per share. For more information about the voting rights of Common Stock, see the section titled “Description of Securities” in this prospectus.
(1)Represents shares of Class A common stock held by G2VP I, LLC for itself and as nominee for G2VP Founders Fund I, LLC (“G2VP”). Benjamin J. Kortlang, a member of the Board, Brook Porter, Daniel Oros and David Mount are the Managing Members of G2VP I Associates, LLC, the Managing Member of G2VP, and therefore, may be deemed to hold voting and dispositive power over the shares held by G2VP. The address of G2VP is 2730 Sand Hill Road, Suite 210, Menlo Park, CA 94025.
(2)Represents shares of Class A common stock held by GVA Auto, LLC. Pavel Cherkashin is the Managing Partner of GVA Capital, which is the Manager of GVA Auto, LLC, and therefore, may be deemed to hold voting and dispositive power over the shares held by GVA Auto, LLC. The address of GVA Auto, LLC is 908 Broadway, San Francisco, CA 94133.
(3)Consists of 498,381 shares of Class A common stock subject to Mr. Fennimore’s outstanding stock option, which is the portion of such option that is exercisable within 60 days of April 13, 2021.
(4)Consists of (i) 8,932,500 shares of Class A common stock held by GM Sponsor LLC and (ii) 2,010,999 shares of Class A common stock and 1,386,325 warrants to purchase shares of Class A Common stock held by AEG Holdings, LLC. AEG Holdings, LLC, is the managing member of GM Sponsor LLC and Alec E. Gores is the managing member of AEG Holdings, LLC. Voting and disposition decisions with respect to such securities are made by Mr. Gores. The address for AEG Holdings, LLC is 6260 Lookout Road, Boulder, CO 80301.
(5)Consists of (i) 817,856 shares of Class A common stock held by Mr. Faris and (ii) 289,657 shares of Class A common stock subject to Mr. Faris’ outstanding stock option, which is the portion of such option that is exercisable within 60 days of April 13, 2021.
(6)Consists of 85,193 shares of Class A common stock subject to Mr. Simoncini’s outstanding stock option, which is the portion of such option that is exercisable within 60 days of April 13, 2021.

SELLING SECURITYHOLDERS
This prospectus relates to the resale by the Selling Securityholders from time to time of up to 181,247,830 shares of our Class A Stock and 6,666,666 Private Warrants. The Sponsor acquired the Founder Shares and Private Warrants in connection with the IPO. The Sponsor forfeited 781,250 Founder Shares following the expiration of the unexercised portion of the underwriter’s overallotment option in connection with the IPO, and the remaining Founder Shares were subsequently distributed to Randall Bort, Michael Cramer, Joseph Gatto, GM Sponsor LLC and HRM Holdings LLC. Prior to the Closing, the Sponsor distributed the Private Warrants to GM Sponsor LLC and HRM Holdings LLC. Following the Closing, GM Sponsor LLC transferred warrants to purchase up to an aggregate of 3,333,333 shares of our Class A Stock to certain members thereof. In connection with the transactions contemplated by the Merger Agreement, G2VP I, LLC, GVA Auto, LLC and AEG Holdings, LLC acquired Class A Stock and Austin Russell acquired Class B Stock and are entitled to Earn-Out Shares. Additionally, in connection with the transaction contemplated by the Merger Agreement, certain of the Selling Securityholders acquired Rollover Options.
A description of our relationships with certain of the Selling Securityholders and their affiliates is set forth in “Certain Relationships and Related Transactions.”
The securities being registered by the registration statement of which this prospectus forms a part are being registered pursuant to registration rights that have been granted to certain of the Selling Securityholders in respect of the securities described above. For additional information regarding these registration rights, see the section entitled “Description of Securities-Amended and Restated Registration Rights.”
The following table sets forth certain information as of February 24, 2021, concerning the shares of Class A Stock and Private Warrants that may be offered from time to time by each Selling Securityholder under this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders, will issue, offer or sell, any of the securities. All of the Founder Shares (as defined above) and nearly all of the shares issued to the stockholders of Legacy Luminar (as defined below), including shares issued in respect of the Series X Preferred Stock, are subject to lock-up agreements prohibiting the sale of such shares for a period of 180 days after the Closing (as defined below). For more details, please see page 119 of this prospectus under the caption “Certain Relationships and Related Transactions-Lock-Up Agreements.”
The selling securityholders set forth in the table below are presented in categories intended to describe the origin of their beneficial ownership of the shares of our Class A Stock and Warrants. “Holders of Founder Shares” refers to holders of Founder Shares acquired prior to the Closing. “Holders of Executive Shares” refers to holders of Executive Shares acquired by Austin Russell, our President and Chief Executive Officer. “Holders of Private Warrants” refers to holders of Private Warrants acquired in a private placement concurrently with our IPO. “Holders of Merger Consideration Shares” refers to holders of shares of our Class A Stock received in the Business Combination. Selling securityholders whose beneficial ownership of shares of our Class A Stock or Warrants originates from the acquisition of such securities to which more than one of such categories apply are presented only in the first applicable category set forth below. Certain selling securityholders may also beneficially own shares of our Class A Stock indirectly through their beneficial ownership of securities held directly by other selling securityholders included in the table below. In the table set forth below, such beneficial ownership is only included for the direct owner of such securities to avoid double counting, but is reflected in the footnotes for the other applicable beneficial owners of such securities.
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.
Up to 13,333,309 shares of Class A Common Stock issuable upon exercise of the Public Warrants are not included in the table below, unless specifically indicated in the footnotes therein.
Unless otherwise indicated below, the address of each selling securityholder listed in the table below is c/o Luminar Technologies, Inc., 2603 Discovery Drive, Suite 100, Orlando, FL 32826.

	Common Stock Beneficially Owned Prior to the Offering				Warrants to Purchase Class A Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering*	Percent Owned After Offering*	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Holders of Founder Shares
Randall Bort(1)	25,000	25,000	—	—	—	—	—	—
Michael Cramer(2)	25,000	25,000	—	—	—	—	—	—
Joseph Gatto(3)	25,000	25,000	—	—	—	—	—	—
GM Sponsor LLC(4)(19)	8,932,500	8,932,500	—	—	—	—	—	—
HRM Holdings LLC(5)(19)	992,500	992,500	—	—	—	—	—	—
Holder of Executive Shares
Austin Russell(6)	105,118,203	115,573,337
Holders of Private Warrants
AEG Holdings, LLC(7)	3,397,324	3,397,324	—	—	1,386,325	1,386,325	—	—
Edward A. Johnson(8)	133,643	128,156	—	—	128,156	128,156	—	—
Mark Stone(9)	128,156	128,156	—	—	128,156	128,156	—	—
Jennifer Kwon Chou(10)	3,673	1,602	—	—	1,602	1,602	—	—
Catherine Babon(11)	44,126	19,223	—	—	19,223	19,223	—	—
Andrew McBride(12)	7,347	73	—	—	3,204	3,204	—	—
Platinum Equity, LLC(13)	1,194,765	1,194,765	—	—	1,194,765	1,194,765	—	—
Mary Ann Sigler(14)	45,708	32,039	—	—	32,039	32,039	—	—
Jacob Kotzubei(15)	203,912	203,912	—	—	203,912	203,912	—	—
Mark Barnhill(16)	32,039	32,039	—	—	32,039	32,039	—	—
Louis Samson(17)	247,412	203,912	—	—	203,912	203,912	—	—
HRM Holdings LLC(18)(19)	3,333,333	3,333,333	—	—	3,333,333	3,333,333	—	—
Holders of Merger Consideration Shares
G2VP I, LLC (for itself and as nominee for G2VP Founders Fund I, LLC)(20)	15,947,553	15,947,553	—	—	—	—	—	—
GVA Auto, LLC(21)	18,030,728	19,824,077	—	—	—	—	—	—
J.P. Morgan Trust Company of Delaware (Trustee of the C. Dean Metropoulos 2015 Delaware Trust)(22)	100,378	100,378	—	—	—	—	—	—
J.P. Morgan Trust Company of Delaware (Trustee of the 2016 Evan D. Metropoulos Trust)(23)	100,378	100,378	—	—	—	—	—	—
J.P. Morgan Trust Company of Delaware (Trustee of the 2016 J. Daren Metropoulos Trust)(24)	100,378	100,378	—	—	—	—	—	—
Affiliates of Luminar (Holders of Merger Consideration Shares and/or Rollover Options)
Alec E. Gores(4) (7) (19)	10,943,499	10,943,499	—	—	—	—	—	—
Matthew J. Simoncini(25)	340,773	3,408	—	—	—	—	—	—
Scott A. McGregor(26)	917,688	1,008,962	—	—	—	—	—	—
Benjamin J. Kortlang(20)	15,947,553	17,524,436	—	—	—	—	—	—
Thomas J. Fennimore(27)	1,840,176	1,840,176	—	—	—	—	—	—
M. Scott Faris(28)	1,635,712	1,717,056	—	—	—	—	—	—
Jason Eichenholz(29)	4,034,770	4,436,071	—	—	—	—	—	—
______________
*We do not know when or in what amounts the selling securityholders will offer shares for sale, if at all. The selling securityholders may sell any or all of the shares included in and offered by this prospectus. Because the selling securityholders may offer all or some of the shares pursuant to this offering, we cannot estimate the number of shares that will be held by the selling securityholders after completion of the offering. However, for purposes of this table, we have assumed that after completion of the offering all of the securities registered will be sold by the selling securityholders.
(1)Randall Bort is a former member of our Board who holds Founder Shares. The address for Mr. Bort is 9800 Wilshire Boulevard, Beverly Hills, CA 90212.
(2)Michael Cramer is a former member of our Board who holds Founder Shares. The address for Mr. Cramer is 9800 Wilshire Boulevard, Beverly Hills, CA 90212.

(3)Joseph Gatto is a former member of our Board who holds Founder Shares. Mr. Gatto is an affiliate of a broker-dealer. Mr. Gatto acquired the shares being registered hereunder in the ordinary course of business, and at the same time of the acquisition of the shares described herein, he did not have any arrangements or understandings with any person to distribute such securities. The address for Mr. Gatto is 9800 Wilshire Boulevard, Beverly Hills, CA 90212.
(4)Represents 8,932,500 Founders Shares held by GM Sponsor LLC (“GM”). AEG Holdings, LLC (“AEG”) is the managing member of GM and Alec E. Gores is the managing member of AEG. Voting and disposition decisions with respect to securities held by GM are made by Mr. Gores. Mr. Gores is a member of our Board. The address for GM is 9800 Wilshire Boulevard, Beverly Hills, CA 90212 and the address for AEG is 6260 Lookout Road, Boulder, CO 80301.
(5)Represents 992,500 Founders Shares held by HRM Holdings LLC. C. Dean Metropoulos is the managing member of HRM Holdings LLC (“HRM”) and various trusts for the benefit of Mr. Metropoulos and members of his immediate family are the members of HRM. Voting and disposition decisions with respect to securities held by HRM are made by Mr. Metropoulos. Mr. Metropoulos is a former member of our Board. The address for HRM and Mr. Metropoulos is 200 Greenwich Avenue, Greenwich, CT 06830.
(6)Includes (i) solely with respect to the “Number Registered for Sale Hereby” column, 10,455,134 shares of Class A Stock issuable upon the conversion of the Class B Stock issuable as Earn-Out Shares and (ii) 105,118,204 shares of Class B Stock which are convertible into Class A Stock on a one-to-one basis as more fully described in the section titled “Description of Securities” in this prospectus. Mr. Russell is our President, Chief Executive Officer and Chairman of the Board.
(7)Represents (i) 2,010,999 Merger Consideration Shares held by AEG Holdings, LLC and (ii) 1,386,325 shares of Class A Stock issuable upon exercise of Private Warrants held by AEG Holdings, LLC. Excludes shares held indirectly through the selling securityholder’s beneficial ownership of Founder Shares held directly by GM described in footnote 4 above. Alec E. Gores is the managing member of AEG Holdings, LLC. Voting and disposition decisions with respect to such securities are made by Mr. Alec Gores. Mr. Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein. Mr. Alec Gores is a member of our Board. The address for AEG Holdings, LLC is 6260 Lookout Road, Boulder, CO 80301.
(8)Represents (i) 5,487 Merger Consideration Shares and (ii) 128,156 shares of Class A Stock issuable upon exercise of Private Warrants held by Edward E. Johnson. The address for Mr. Johnson is 6260 Lookout Road, Boulder, CO 80301.
(9)Represents 128,156 shares of Class A Stock issuable upon exercise of Private Warrants held by Mark Stone. The address for Mr. Stone is 6260 Lookout Road, Boulder, CO 80301.
(10)Represents (i) 2,071 Merger Consideration Shares and (ii) 1,602 shares of Class A Stock issuable upon exercise of Private Warrants held by Jennifer Kwon Chou. The address for Ms. Chou is 9800 Wilshire Boulevard, Beverly Hills, CA 90212.
(11)Represents (i) 24,903 Merger Consideration Shares and (ii) 19,223 shares of Class A Stock issuable upon exercise of Private Warrants held by Catherine Babon. The address for Ms. Babon is 6260 Lookout Road, Boulder, CO 80301.
(12)Represents (i) 4,143 Merger Consideration Shares and (ii) 3,204 shares of Class A Stock issuable upon exercise of Private Warrants held by Andrew McBride, our former Chief Financial Officer. The address for Mr. McBride is 6260 Lookout Road, Boulder, CO 80301.
(13)Represents 1,194,765 shares of Class A Stock issuable upon exercise of Private Warrants held by Platinum Equity, LLC (“Platinum”). Voting and disposition decisions with respect to such securities are made by Mr. Thomas Gores, the manager of Platinum. Mr. Thomas Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein. The address for Platinum is 360 No. Crescent Drive, Beverly Hills, CA 90210.
(14)Represents (i) 13,669 Merger Consideration Shares and (ii) 32,039 shares of Class A Stock issuable upon exercise of Private Warrants held by Mary Ann Sigler. The address for Ms. Sigler is 360 No. Crescent Drive, Beverly Hills, CA 9021.
(15)Represents 203,912 shares of Class A Stock issuable upon exercise of Private Warrants held by Jacob Kotzubei. The address for Mr. Kotzubei is 360 No. Crescent Drive, Beverly Hills, CA 9021.
(16)Represents 32,039 shares of Class A Stock issuable upon exercise of Private Warrants held by Mark Barnhill. The address for Mr. Barnhill is 9800 Wilshire Boulevard, Beverly Hills, CA 90212.
(17)Represents (i) 43,500 Merger Consideration Shares and (ii) 203,912 shares of Class A Stock issuable upon exercise of Private Warrants held by Louis Samson. The address for Mr. Samson is 1 Greenwich Office Park, N. Building, Floor 2, Greenwich, CT 06831.
(18)Represents 3,333,333 shares of Class A Stock issued upon the exercise of Private Warrants held by HRM Holdings LLC. Dean Metropoulos is the managing member of HRM Holdings LLC. Voting and disposition decisions with respect to such securities are made by Mr. Metropoulos. Mr. Metropoulos disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein. The address for HRM Holdings, LLC is 200 Greenwich Avenue, Greenwich, CT, 06830.
(19)Because of the relationship among AEG, GM, HRM and Sponsor, Mr. Alec E. Gores and Mr. Metropoulos may be deemed to beneficially own these securities to the extent of their respective pecuniary interests. Mr. Gores and Mr. Metropoulos disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interest therein, if any.
(20)Represents (i) 15,947,553 shares of Class A Stock held by G2VP I, LLC for itself and as nominee for G2VP Founders Fund I, LLC (“G2VP”) and (ii) solely with respect to the “Number Registered for Sale Hereby” column, 1,576,883 shares of Class A Stock issuable as Earn-Out Shares. Benjamin J. Kortlang, a member of our Board, Brook Porter, Daniel Oros and David Mount are the Managing Members of G2VP I Associates, LLC, the Managing Member of G2VP, and therefore, may be deemed to hold voting and dispositive power over the shares held by G2VP. The address of G2VP is 3280 Alpine Road, Portola Valley, CA 94028.
(21)Represents (i) 18,030,728 shares of Class A Stock held by GVA Auto, LLC and (ii) solely with respect to the “Number Registered for Sale Hereby” column, 1,793,349 shares of Class A Stock issuable as Earn-Out Shares. Pavel Cherkashin is the Managing Partner of GVA Capital, which is the Manager of GVA Auto, LLC, and therefore, may be deemed to hold voting and dispositive power over the shares held by GVA Auto, LLC. The address of GVA Auto, LLC is 908 Broadway, San Francisco, CA 94133.
(22)J.P. Morgan Trust Company of Delaware is the trustee of the C. Dean Metropoulos 2015 Delaware Trust (the “2015 CDM Trust”) and is therefore deemed to hold voting and dispositive powers over the securities held by the 2015 CDM Trust. The address for 2015 CDM Trust is 500 Stanton Christiana Road, Newark, DE 19713.
(23)J.P. Morgan Trust Company of Delaware is the trustee of the 2016 Evan D. Metropoulos Trust (the “2016 EDM Trust”) and is therefore deemed to hold voting and dispositive powers over the securities held by the 2016 EDM Trust. The address for 2016 EDM Trust is 500 Stanton Christiana Road, Newark, DE 19713.

(24)J.P. Morgan Trust Company of Delaware is the trustee of the 2016 J. Daren Metropoulos Trust (the “2016 JDM Trust”) and is therefore deemed to hold voting and dispositive powers over the securities held by the 2016 JDM Trust. The address for 2016 JDM Trust is 500 Stanton Christiana Road, Newark, DE 19713.
(25)Represents 340,773 shares of Class A Stock issuable upon exercise of outstanding Rollover Options.
(26)Represents (i) 917,688 shares of Class A Stock and (ii) solely with respect to the “Number Registered for Sale Hereby” column, 91,274 shares of Class A Stock issuable as Earn-Out Shares.
(27)Represents 1,840,176 shares of Class A Stock issuable upon exercise of outstanding Rollover Options.
(28)Represents (i) 817,856 shares of Class A Stock, (ii) 817,856 shares of Class A Stock issuable upon exercise of outstanding Rollover Options, and (iii) solely with respect to the “Number Registered for Sale Hereby” column, 81,344 shares of Class A Stock issuable as Earn-Out Shares.
(29)Represents (i) 4,034,770 shares of Class A Stock and (ii) solely with respect to the “Number Registered for Sale Hereby” column, 401,301 shares of Class A Stock issuable as Earn-Out Shares.

DESCRIPTION OF SECURITIES
The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all of the information that may be important to you, and is qualified by reference to the Second Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws and the Amended and Restated Registration Rights Agreement, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the Second Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws and the Amended and Restated Registration Rights Agreement in their entirety for a complete description of the rights and preferences of our securities.
Authorized and Outstanding Stock
Pursuant to the terms of the Second Amended and Restated Certificate of Incorporation, our authorized capital stock consists of:
•715,000,000 shares of Class A Stock, $0.0001 par value per share;
•121,000,000 shares of Class B Stock, $0.0001 par value per share;
•0 shares of Class F common stock, $0.0001 par value per share (“Class F Stock”); and
•10,000,000 shares of undesignated Preferred Stock, $0.0001 par value per share (“Preferred Stock”).
As of April 13, 2021, there were 339,694,095 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.
Common Stock
Voting Power
Holders of Class A Stock are entitled to one vote per share and holders of Class B Stock are entitled to ten votes per share, on all matters submitted to a vote of stockholders. The holders of Class A Stock and Class B Stock will generally vote together as a single class on all matters submitted to a vote of stockholders, unless otherwise required by Delaware law or the Second Amended and Restated Certificate of Incorporation. Delaware law could require either holders of Class A Stock or Class B Stock to vote separately as a single class in the following circumstances:
•if we were to seek to amend the Second Amended and Restated Certificate of Incorporation to increase or decrease the par value of a class of the capital stock, then that class would be required to vote separately to approve the proposed amendment; and
•if we were to seek to amend the Second Amended and Restated Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.
The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws established a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. The Second Amended and Restated Certificate of Incorporation does not provide for cumulative voting for the election of directors.
Conversion
Each outstanding share of Class B Stock is convertible at any time at the option of the holder into one share of Class A Stock. In addition, each share of Class B Stock will convert automatically into one share of Class A Stock upon any transfer, whether or not for value, except for certain permitted transfers described in the paragraph that immediately follows this paragraph and further described in the Second Amended and Restated Certificate of Incorporation. Once converted into Class A Stock, the Class B Stock will not be reissued.

A transfer of Class B Stock will not trigger an automatic conversion of such stock to Class A Stock if it is a permitted transfer. A permitted transfer is a transfer by certain holders of Class B Stock to any of the persons or entities listed in clauses “(i)” through “(v)” below, each referred to herein as a Permitted Transferee, and from any such Permitted Transferee back to such holder of Class B Stock and/or any other Permitted Transferee established by or for such holder of Class B Stock: (i) to a trust for the benefit of the holder of Class B Stock and over which such holder of Class B Stock retains sole dispositive power and voting control, provided the holder of Class B Stock does not receive consideration in exchange for the transfer (other than as a settlor or beneficiary of such trust); (ii) to a trust for the benefit of persons other than the holder of Class B Stock so long as the holder of Class B Stock retains sole dispositive power and voting control, provided the holder of Class B Stock does not receive consideration in exchange for the transfer (other than as a settlor or beneficiary of such trust); (iii) to a trust under the terms of which such holder of Class B Stock has retained a “qualified interest” within the meaning of Section 2702(b)(1) of the U.S. Tax Code, and/or a reversionary interest so long as the holder of Class B Stock retains sole dispositive power and exclusive voting control with respect to the shares of Class B Stock held by such trust; (iv) to an Individual Retirement Account, as defined in Section 408(a) of the U.S. Tax Code, or a pension, profit sharing, stock bonus, or other type of plan or trust of which such holder of Class B Stock is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the U.S. Tax Code, so long as such holder of Class B Stock retains sole dispositive power and exclusive voting control with respect to the shares of Class B Stock held in such account, plan, or trust; or (v) to a corporation, partnership, or limited liability company in which such holder of Class B Stock directly, or indirectly, retains sole dispositive power and exclusive voting control with respect to the shares of Class B Stock held by such corporation, partnership, or limited liability company.
Each share of Class B Stock will convert automatically, without further action by the Company or the holder thereof, into one fully paid and nonassessable share of Class A Stock, upon: (a) the receipt by the Company of a written request for such conversion from the holders of a majority of the Class B Stock then outstanding, or, if later, the effective date for conversion specified in such request or (b) the occurrence of a transfer, other than a permitted transfer, of such share of Class B Stock.
Each outstanding share of Class B Stock held by a natural person or their Permitted Transferee will convert automatically into one share of Class A Stock upon the death or permanent disability of such holder.
Dividend Rights
Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, the holders of Class A Stock and Class B Stock are entitled to receive dividends out of funds legally available if the Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that the Board may determine.
No Preemptive or Similar Rights
Class A Stock and Class B Stock will not be entitled to preemptive rights, and are not subject to conversion (except as noted above), redemption or sinking fund provisions.
Right to Receive Liquidation Distributions
If the Company becomes subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to the stockholders would be distributable ratably among the holders of Class A Stock and Class B Stock and any participating Preferred Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock.
Fully Paid and Non-Assessable
All of the outstanding shares of Class A Stock and Class B Stock will be fully paid and non-assessable.

Preferred Stock
The Board is authorized, subject to limitations prescribed by Delaware law, to issue Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, vesting, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by the stockholders. The Board can also increase or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders.
The Board may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Class A Stock and Class B Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the Company and may adversely affect the market price of Class A Stock and the voting and other rights of the holders of Class A Stock and Class B Stock. There are no current plans to issue any shares of Preferred Stock.
Warrants
As of April 14, 2021, there were no Public Warrants outstanding and 3,077,021 Private Warrants outstanding.
Public Warrants
Public Warrants to purchase 13,333,309 shares of Class A Stock were originally issued in connection with the IPO at an exercise price of $11.50 per share of Class A Stock. On February 3, 2021, we announced the redemption of the Public Warrants. As a result of the ensuing exercises of the Public Warrants and the redemption of the remaining Public Warrants, the Company had no Public Warrants outstanding as of April 14, 2021. The Company received $151.0 million in cash proceeds from the exercise of the Public Warrants.
Private Warrants
The Private Warrants (including the Class A Stock issuable upon exercise of the Private Warrants) will not be transferable, assignable or salable until 30 days after the Closing (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Private Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the public units in the IPO, including as to exercise price, exercisability and exercise period. If the Private Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants included in the public units sold in the IPO.
If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Private Warrants for that number of shares of Class A Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Stock underlying the Private Warrants, multiplied by the difference between the exercise price of the Private Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
Anti-Takeover Provisions
Some provisions of Delaware law, the Second Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws contain provisions that could make the following transactions more difficult: an acquisition of the Company by means of a tender offer; an acquisition of the Company by means of a proxy contest or otherwise; or the removal of incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the Company’s best interests, including transactions that provide for payment of a premium over the market price for the Company’s shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with Board. We believe that the benefits of the increased protection of the Company’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
The Company is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:
•prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions the Board does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provisions
The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the Company’s management team, including the following:
•Dual Class Common Stock.    The Second Amended and Restated Certificate of Incorporation provides for a dual class common stock structure pursuant to which holders of Class B Stock will have the ability to control the outcome of matters requiring stockholder approval (even if they own significantly less than a majority of the shares of outstanding Class A Stock), including the election of directors and significant corporate transactions, such as a merger or other sale of the Company or its assets. Directors, executive officers, and employees, and their respective affiliates, may have the ability to exercise significant influence over those matters.
•Board of Directors Vacancies.    The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws authorize only the Board to fill vacant directorships, including newly created seats. In addition, the number of directors constituting the Board is permitted to be set only by a resolution adopted by a majority vote of the Whole Board (as defined in the Second Amended and Restated Certificate of Incorporation). These provisions prevent a stockholder from increasing the size of the Board and then gaining control of the Board by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the Board but promotes continuity of management.
•Classified Board.    The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Board is divided into three classes of directors. For more information on the classified board, see the section entitled “Management.” The existence of a classified board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of the Company as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.
•Directors Removed Only for Cause.    The Second Amended and Restated Certificate of Incorporation provides that stockholders may remove directors only for cause.
•Supermajority Requirements for Amendments of The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.    The Second Amended and Restated Certificate of Incorporation further provides that the affirmative vote of holders of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock will be required to amend certain provisions of the Second Amended and Restated Certificate of Incorporation, including provisions relating to the classified Board, the size of the Board, removal of directors, special meetings, actions by written consent, and designation of Preferred Stock. In addition, the affirmative vote of holders of 75% of the voting power of each of the then-outstanding Class A Stock and Class B Stock, voting separately by class, is required to amend the provisions of the Second Amended and Restated Certificate of Incorporation relating to the terms of the Class B Stock. The affirmative vote of holders of at least two-thirds of the voting power of all of the then-outstanding shares of voting stock is required to amend or repeal the Amended and Restated Bylaws, although the Amended and Restated Bylaws may be amended by a simple majority vote of the Board.
•Stockholder Action; Special Meeting of Stockholders.    The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that special meetings of stockholders may be called only by a majority of the Whole Board, the chairman of the Board, or the chief executive officer, thus prohibiting a stockholder from calling a special meeting. The Second Amended and Restated Certificate of Incorporation provides that the stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, holders of capital stock are not able to amend the Amended and Restated Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Amended and Restated Bylaws. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.
•Notice Requirements for Stockholder Proposals and Director Nominations.    The Amended and Restated Bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. The Amended and Restated Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.
•No Cumulative Voting.    The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws do not provide for cumulative voting.
•Issuance of Undesignated Preferred Stock.    The Board will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the Board. The existence of authorized but unissued shares of Preferred Stock will enable the Board to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or other means.
•Choice of Forum.    The Second Amended and Restated Certificate of Incorporation provides that the Chancery Court (or, if and only if the Chancery Court lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (1) any derivative action or proceeding brought on behalf of the Company; (2) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or other employee of the Company or any stockholder to the Company or the Company’s stockholders; (3) any action or proceeding asserting a claim against the Company or any current or former director, officer or other employee of the Company or any stockholder in such stockholder’s capacity as such arising out of or pursuant to any provision of the DGCL, the Second Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws; (4) any action or proceeding to interpret, apply, enforce or determine the validity of the Second Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws (including any right, obligation or remedy thereunder); (5) any action or proceeding as to which the DGCL confers jurisdiction to the Chancery Court; and (6) any action asserting a claim against the Company or any director, officer or other employee of the Company or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. The provisions would not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Second Amended and Restated Certificate of Incorporation provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Second Amended and Restated Certificate of Incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.
Rule 144
Rule 144 under the Securities Act (“Rule 144”) is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
• the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.
Following the Closing, the Company ceased to be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of our securities.
When and if Rule 144 becomes available for the resale of our securities, a person who has beneficially owned restricted Class A Stock or Warrants of the Company for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of the Company’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Company was required to file reports) preceding the sale.
Persons who have beneficially owned restricted Class A Stock or Warrants of the Company for at least six months but who are affiliates of the Company at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•1% of the total number of shares of the Class A Stock then outstanding; or
•the average weekly reported trading volume of the Class A Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Lock-Up Agreements
Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section entitled “Certain Relationships and Related Transactions” for lock-up restrictions on our securities under the Lock-Up Agreements.
Amended and Restated Registration Rights
Pursuant to the terms of the Amended and Restated Registration Rights Agreement, (a) any (i) outstanding share of Class A Stock or any Private Warrants, (ii) shares of Class A Stock issued or issuable upon the exercise of any other equity security of the Company (including shares of Class A Stock issued or issuable upon the conversion of the Class F Stock or the Class B Stock and upon exercise of the Private Warrants), and (iii) shares of Class A Stock issued as Earn-Out Shares or issuable upon the conversion of any Earn-Out Shares, in each case, held by the Luminar Holders, and (b) any other equity security of the Company issued or issuable with respect to any such share of Class A Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, will be entitled to registration rights. For more information on the Amended and Restated Registration Rights Agreement, please see the section entitled “Certain Relationships and Related Person Transactions—Amended and Restated Registration Rights Agreement.”
As described above under “—Warrants,” we also agreed pursuant to the Warrant Agreement to file a registration statement covering the shares of Class A Stock issuable upon exercise of the Warrants.
Voting Agreement
In August 2020, in connection with entering into the Merger Agreement, Mr. Austin Russell and Gores entered into the Voting Agreement. For a detailed description of the Voting Agreement, see the section entitled “Certain Relationships and Related Transactions.”

Limitation of Liability and Indemnification
The Amended and Restated Bylaws provide that the Company will indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by Delaware law.
Delaware law prohibits the Second Amended and Restated Certificate of Incorporation from limiting the liability of the Company’s directors for the following:
•any breach of the director’s duty of loyalty to the Company or to its stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•unlawful payment of dividends or unlawful stock repurchases or redemptions; and
•any transaction from which the director derived an improper personal benefit.
If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. The Second Amended and Restated Certificate of Incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under the Amended and Restated Bylaws, the Company can purchase insurance on behalf of any person whom it is required or permitted to indemnify.
In addition to the indemnification required in the Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the Company has entered into an indemnification agreement with each member of the Board and each of its officers. These agreements provide for the indemnification of the Company’s directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party or other participant, or are threatened to be made a party or other participant, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of the Company, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at the Company’s request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of the Company, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
The limitation of liability and indemnification provisions in the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Company and its stockholders. Moreover, a stockholder’s investment may be harmed to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Listing of Securities
Our Class A Stock is listed on the Nasdaq Global Select Market under the symbol “LAZR”. The Public Warrants are no longer listed on the Nasdaq Global Select Market.
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION
The Selling Securityholders may offer and sell, from time to time, their respective shares of Class A Stock and Private Warrants covered by this prospectus. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:
•purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer so engaged will attempt to sell the shares or warrants as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•an over-the-counter distribution in accordance with the rules of Nasdaq;
•through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•short sales;
•distribution to employees, members, partners or stockholders of the Selling Securityholders;
•through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;
•by pledge to secured debts and other obligations;
•delayed delivery arrangements;
•to or through underwriters or agents;
•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•in privately negotiated transactions;
•in options transactions; and
•through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.
In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents.
The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account.

These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Except as otherwise set forth in a prospectus supplement, any underwritten offering pursuant to this prospectus will be underwritten by one, several or all of the following financial institutions: Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Jefferies LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and UBS Securities LLC. The obligations of the underwriters to purchase the securities will be subject to certain conditions.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Securityholder that is an entity may elect to make an in-kind distribution of Class A common stock or warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of Class A common stock or warrants pursuant to the distribution through a registration statement.
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
Certain agents, underwriters and dealers, and their associates and affiliates, may be customers of, have borrowing relationships with, engage in other transactions with, or perform services, including investment banking services, for us or one or more of our respective affiliates and/or the Selling Securityholders or one or more of its respective affiliates in the ordinary course of business for which they receive compensation.
A holder of Public Warrants or Private Warrants may exercise its Public Warrants or Private Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Public Warrants or Private Warrants, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of such Public Warrants or Private Warrants, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.
We have agreed to indemnify the Selling Securityholders party to the Amended and Restated Registration Rights Agreement against certain civil liabilities, including certain liabilities under the Securities Act, relating to the registration of the shares of Class A Stock or Private Warrants offered by them pursuant to this prospectus, and such Selling Securityholders will be entitled to contribution from us with respect to those liabilities. The Selling Securityholders party to the Amended and Restated Registration Rights Agreement will indemnify us against certain civil liabilities, including liabilities under the Securities Act, and we will be entitled to contribution from such Selling Securityholders with respect to those liabilities. In addition, we or the Selling Securityholders party to the Amended and Restated Registration Rights Agreement may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to those liabilities. For additional information regarding the Amended and Restated Registration Rights Agreement, see the section entitled “Description of Securities—Amended and Restated Registration Rights.”

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A Stock and Warrants, which we refer to collectively as our securities. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, dealers or traders in securities, tax-exempt organizations (including private foundations), taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, U.S. Holders (as defined below) that will hold Class A Stock or warrants as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, expatriates or former long-term residents of the United States, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. This summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax or alternative minimum tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the “Code”), and that acquire our Class A Stock and Warrants for cash pursuant to this prospectus. No ruling from the IRS has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.
For purposes of this summary, a “U.S. Holder” is a beneficial holder of securities who or that, for U.S. federal income tax purposes is:
•an individual who is a United States citizen or resident of the United States;
•a corporation or other entity treated as a corporation for United States federal income tax purposes created in, or organized under the law of, the United States or any state or political subdivision thereof;
•an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or
•a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.
A “non-U.S. Holder” is a beneficial holder of securities who or that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.
THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

U.S. Holders
Taxation of Distributions
If we pay distributions or make constructive distributions (other than certain distributions of our capital stock or rights to acquire our capital stock) to U.S. Holders of shares of our Class A Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Stock” below.
Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Stock
A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Class A Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Class A Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Class A Stock will generally equal the U.S. Holder’s acquisition cost for such Class A Stock (or, in the case of Class A Stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such Class A Stock, as discussed below), less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Class A Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.
Exercise of a Warrant
Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a warrant for cash. The U.S. Holder’s initial tax basis in the share of our Class A Stock received upon exercise of the warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the warrant and the exercise price of such warrant. It is unclear whether a U.S. Holder’s holding period for the Class A Stock received upon exercise of the warrant would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the warrants.
The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s initial tax basis in the Class A Stock received generally should equal the holder’s adjusted tax basis in the warrant. If the cashless exercise was treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A Stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. Holder held the warrant. If, instead, the cashless exercise was treated as a recapitalization, the holding period of the Class A Stock generally would include the holding period of the warrant.
It is also possible that a cashless exercise of a warrant could be treated in part as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder could be deemed to have surrendered a portion of the warrants being exercised having a value equal to the exercise price of such warrants in satisfaction of such exercise price. Although not free from doubt, such U.S. Holder generally should recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered to satisfy the exercise price and the U.S. Holder’s adjusted tax basis in such warrants. In this case, a U.S. Holder’s initial tax basis in the Class A Stock received would equal the sum of the exercise price and the U.S. holder’s adjusted tax basis in the warrants exercised. It is unclear whether a U.S. Holder’s holding period for the Class A Stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. Holder held the warrant. Due to the uncertainty and absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Class A Stock received, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.
Sale, Exchange, Redemption or Expiration of a Warrant
Upon a sale, exchange (other than by exercise), redemption (other than a redemption for Class A Stock), or expiration of a warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the warrant. A U.S. Holder’s adjusted tax basis in its warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “U.S. Holders—Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the warrant. The deductibility of capital losses is subject to certain limitations.
A redemption of warrants for Class A Stock described in this prospectus under “Description of Securities—Warrants—Public Warrants” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of warrants for shares of our Class A Stock. Your aggregate initial tax basis in the shares of Class A Stock received in the redemption should equal your aggregate adjusted tax basis in your warrants redeemed and your holding period for the shares of Class A Stock received in redemption of your warrants should include your holding period for your surrendered warrants.
Possible Constructive Distributions
The terms of each warrant provide for an adjustment to the number of shares of Class A Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities—Warrants—Public Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A Stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “U.S. Holders—Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on Class A Stock equal to the fair market value of such increased interest.
Information Reporting and Backup Withholding
In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of shares of Class A Stock and Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.
Non-U.S. Holders
Taxation of Distributions
In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares of our Class A Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “Non-U.S. Holders—Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Class A Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Class A Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.
Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Exercise of a Warrant
The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a warrant will generally correspond to the U.S. federal income tax treatment of the exercise of a warrant by a U.S. Holder, as described under “U.S. Holders—Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Class A Stock and Warrants.”
Redemption of Warrants for Class A Stock
A redemption of Warrants for Class A Stock described in this prospectus under “Description of Securities—Warrants—Public Warrants” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of warrants for shares of our Class A Stock. Your aggregate initial tax basis in the shares of Class A Stock received in the redemption should equal your aggregate adjusted tax basis in your warrants redeemed and your holding period for the shares of Class A Stock received in redemption of your warrants should include your holding period for your surrendered warrants.

Gain on Sale, Exchange or Other Taxable Disposition of Class A Stock and Warrants
A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A Stock or Warrants or an expiration or redemption of our warrants, unless:
•the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);
•the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
•we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Class A Stock or Warrants and, in the case where shares of our Class A Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our Class A Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our Class A Stock. There can be no assurance that our Class A Stock will be treated as regularly traded on an established securities market for this purpose.
Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.
If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Class A Stock or Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A Stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.
Possible Constructive Distributions
The terms of each warrant provide for an adjustment to the number of shares of Class A Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities—Warrants—Public Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a non-U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A Stock which is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Non-U.S. Holders—Taxation of Distributions” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on Class A Stock equal to the fair market value of such increased interest.

Foreign Account Tax Compliance Act
Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.
Information Reporting and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of shares of Class A Stock and Warrants. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Orrick, Herrington & Sutcliffe LLP. Certain attorneys with Orrick, Herrington & Sutcliffe LLP and certain funds affiliated with the firm own and/or have an indirect interest in shares of Class A Stock, which represent less than 1% of our Common Stock. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.
EXPERTS
The financial statements of Luminar Technologies, Inc. as of and for the years ended December 31, 2020 and 2019 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
CHANGE IN AUDITOR
On December 2, 2020, the Audit Committee of the Board approved the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2020. Deloitte served as the independent registered public accounting firm of Legacy Luminar prior to the Business Combination. Accordingly, KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm prior to the Business Combination, was informed that it would be dismissed as the Company’s independent registered public accounting firm following the completion of KPMG’s review of the quarter ended September 30, 2020, which consists only of the accounts of the pre-Business Combination special purpose acquisition company.
The audit report of KPMG on the Company’s financial statements as of December 31, 2019 and December 31, 2018, and for the year ended December 31, 2019 and the period from August 28, 2018 (inception) through December 31, 2018, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainties, audit scope or accounting principles.
During the period from August 28, 2018 (inception) through December 31, 2019, and the subsequent interim period through December 8, 2020, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make a reference in connection with their opinion to the subject matter of the disagreement or reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.
During the period from August 28, 2018 (inception) through December 31, 2019, and through December 2, 2020, neither the Company nor anyone on the Company’s behalf consulted with Deloitte regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by Deloitte that Deloitte concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
The Company provided KPMG with a copy of the foregoing disclosures prior to the filing of this prospectus and requested that KPMG furnish a letter addressed to the Commission stating, which is attached hereto as Exhibit 16.1, stating whether it agrees with such disclosures, and, if not, stating the respects in which it does not agree.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A Stock and Warrants offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company, its Class A Stock and Warrants, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.
We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at www.luminartech.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$206,730	$208,944
Restricted cash	725	775
Marketable securities	403,591	276,710
Accounts receivable	2,143	5,971
Inventories, net	3,283	3,613
Prepaid expenses and other current assets	10,371	4,797
Total current assets	626,843	500,810
Property and equipment, net	8,366	7,689
Operating lease right-of-use assets	12,835	—
Goodwill	701	701
Other non-current assets	2,469	1,151
Total assets	$651,214	$510,351

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,845	$6,039
Accrued and other current liabilities	8,919	10,452
Operating lease liabilities	4,312	—
Debt, current	104	99
Total current liabilities	21,180	16,590
Warrant liabilities	51,753	343,400
Debt, non-current	223	302
Operating lease liabilities, non-current	9,662	—
Other non-current liabilities	1,236	1,318
Total liabilities	84,054	361,610
Stockholders’ equity:
Class A common stock	23	22
Class B common stock	11	11
Additional paid-in capital	1,227,559	733,175
Accumulated other comprehensive income (loss)	(9)	34
Accumulated deficit	(660,424)	(584,501)
Total stockholders’ equity	567,160	148,741
Total liabilities and stockholders’ equity	$651,214	$510,351
See accompanying notes to the unaudited condensed consolidated financial statements.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited, in thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Revenue	$5,313	$3,872
Cost of sales	7,639	3,843
Gross profit (loss)	(2,326)	29
Operating expenses:
Research and development	14,010	8,408
Sales and marketing	2,635	1,843
General and administrative	10,273	4,613
Total operating expenses	26,918	14,864
Loss from operations	(29,244)	(14,835)
Other income (expense), net:
Change in fair value of warrant liabilities	(46,649)	(309)
Interest expense and other	(200)	(532)
Interest income and other	170	95
Total other income (expense), net	(46,679)	(746)
Net loss	$(75,923)	$(15,581)
Net loss attributable to common stockholders	$(75,923)	$(15,581)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.23)	$(0.12)
Shares used in computing net loss per share attributable to common stockholders:
Basic and diluted	332,988	128,669
Comprehensive Loss:
Net loss	$(75,923)	$(15,581)
Net unrealized gains (losses) on available-for-sale debt securities	(43)	(7)
Comprehensive loss	$(75,966)	$(15,588)
See accompanying notes to the unaudited condensed consolidated financial statements.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit)
(Unaudited, in thousands, except share data)

	Series A Convertible Preferred Stock		Founders Convertible Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income Loss	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2019	94,818,151	$244,743	26,206,837	$3	139,635,890	$14	—	$—	$10,457	$(1)	$(222,203)	$(211,730)
Share-based compensation	—	—	—	—	—	—	—	—	1,141	—	—	1,141
Other comprehensive Income	—	—	—	—	—	—	—	—	—	(7)	—	(7)
Net loss	—	—	—	—	—	—	—	—	—	—	(15,581)	(15,581)
Balance as of March 31, 2020	94,818,151	244,743	26,206,837	3	139,635,890	14	—	—	11,598	(8)	(237,784)	(226,177)

Balance as of December 31, 2020	—	$—	—	$—	218,818,037	$22	105,118,203	$11	$733,175	$34	$(584,501)	$148,741
Issuance of Class A common stock upon exercise of warrants and stock options	—	—	—	—	15,757,955	1	—	—	492,541	—	—	492,542
Share-based compensation	—	—	—	—	—	—	—	—	1,843	—	—	1,843
Other comprehensive Income	—	—	—	—	—	—	—	—	—	(43)	—	(43)
Net loss	—	—	—	—	—	—	—	—	—	—	(75,923)	(75,923)
Balance as of March 31, 2021	—	$—	—	$—	234,575,992	$23	105,118,203	$11	$1,227,559	$(9)	$(660,424)	$567,160
See accompanying notes to the unaudited condensed consolidated financial statements.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(75,923)	$(15,581)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	657	628
Noncash lease expense related to operating right-of-use assets	890	—
Amortization of premium (discount) on marketable securities	262	(14)
Unrealized loss on marketable securities	278	—
Change in fair value of warrants	46,649	309
Impairment of inventories	257	225
Share-based compensation	1,837	1,128
Other	575	117
Changes in operating assets and liabilities:
Accounts receivable	3,828	(1,560)
Inventories	(442)	(2,508)
Prepaid expenses and other current assets	(5,797)	(760)
Other non-current assets	(1,318)	74
Accounts payable	1,766	(28)
Accrued and other current liabilities	(813)	444
Other non-current liabilities	(720)	(7)
Net cash used in operating activities	(28,014)	(17,533)
Cash flows from investing activities:
Purchases of marketable securities	(226,245)	—
Proceeds from maturities of marketable securities	69,275	—
Proceeds from sales of marketable securities	29,505	2,319
Purchases of property and equipment	(889)	(898)
Net cash provided by (used in) investing activities	(128,354)	1,421
Cash flows from financing activities:
Repayment of debt	(75)	(2,678)
Principal payments on finance leases (capital lease prior to adoption of ASC 842)	(67)	(49)
Proceeds from exercise of warrants	153,927	—
Proceeds from exercise of stock options	321	—
Repurchase of common stock and redemption of warrants	(2)	(1)
Net cash provided by (used in) financing activities	154,104	(2,728)
Net decrease in cash and cash equivalents, and restricted cash and cash equivalents	(2,264)	(18,840)
Beginning cash and cash equivalents, and restricted cash and cash equivalents	209,719	27,305
Ending cash and cash equivalents, and restricted cash and cash equivalents	$207,455	$8,465
Supplemental disclosures of cash flow information:
Cash paid for interest	$19	$329
Supplemental disclosures of noncash investing and financing activities:
Issuance of Class A common stock upon exercise of warrants	$338,293	$—
Operating lease right-of-use assets obtained in exchange for lease obligations upon adoption of ASC 842	10,849	—
Operating lease right-of-use assets obtained in exchange for lease obligations	2,876	—
Deferred financing costs recorded in accrued liabilities	223	—
Assets acquired under finance leases (capital lease prior to adoption of ASC 842)	—	133
Purchases of property and equipment recorded in accounts payable and accrued liabilities	504	35
See accompanying notes to the unaudited condensed consolidated financial statements.

Note 1. Organization and Description of Business
Luminar Technologies, Inc. and its wholly-owned subsidiaries (the “Company” or “Luminar”) was originally incorporated in Delaware on August 28, 2018 under the name Gores Metropoulos, Inc (“Gores”). The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On December 2, 2020 (the “Closing Date”), the Company (at such time named Gores Metropoulos, Inc.) consummated the business combination (the “Business Combination”) pursuant to the Agreement and Plan of Merger, dated August 24, 2020 with the pre-Business Combination Luminar Technologies, Inc. (“Legacy Luminar”). In connection with the consummation of the Business Combination, the Company changed its name from Gores Metropoulos, Inc. to Luminar Technologies, Inc. The Company’s common stock is listed on the NASDAQ under the symbol “LAZR.” The Company’s public warrants to purchase shares of Class A common stock were listed on the NASDAQ under the symbol “LAZRW,” until they were delisted on March 5, 2021 upon exercise and redemption.
Unless the context otherwise requires, the “Company” refers to the combined company and its subsidiary following the Business Combination, “Gores” refers to the Company prior to the Business Combination and “Legacy Luminar” refers to Luminar Technologies Inc., prior to the Business Combination. Refer to Note 3 to the financial statements of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for additional information relating to the Business Combination.
The Company is a developer of advanced sensor technologies for the autonomous vehicle industry, encompassing the latest in Laser Imaging, Detection and Ranging (lidar) technology. The Company manufactures and distributes commercial lidar sensors. In addition, the Company develops ultra-sensitive pixel-based sensors and designs, tests and provides consulting services for non-standard integrated circuits that are essential for systems to meet the requirement of customers. Legacy Luminar was incorporated in Delaware on March 31, 2015. The Company has research and manufacturing facilities located in Palo Alto, California and Orlando, Florida, which is also the Company’s headquarters.
Note 2. Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation and Consolidation
The accompanying condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. Therefore, these condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. In the opinion of management, the condensed consolidated financial statements reflect all adjustments, which are normal and recurring in nature, necessary for fair financial statement presentation. All intercompany transactions and balances have been eliminated in consolidation.
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, equity, revenues and expenses, and related disclosures. The significant estimates made by management include inventory reserves, valuation allowance for deferred tax assets, valuation of warrants, revenue, stock-based compensation expense and other loss contingencies. Management periodically evaluates such estimates and they are adjusted prospectively based upon such periodic evaluation. Actual results could differ from those estimates.
Segment Information
The Company has determined its operating segments on the same basis that it uses to evaluate its performance internally. The Company has two business activities: (i) manufacturing and distribution of lidar sensors that measure distance using laser light to generate a highly accurate 3D map for automotive mobility applications and (ii) development of ultra-sensitive pixel-based sensors and designing, testing and providing consulting services for non-

standard integrated circuits that are essential for systems to meet the requirement of customers. The Company’s operating segments are (i) Autonomy Solutions and (ii) Component Sales. The Company’s chief operating decision maker (“CODM”), its Chief Executive Officer, reviews the operating results of these segments for the purpose of allocating resources and evaluating financial performance.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to significant concentrations of credit risk, consist primarily of cash and cash equivalents, marketable investments and accounts receivable. A significant portion of the Company’s cash and cash equivalents is held at high-quality domestic financial institutions. Deposits held with the financial institutions may, at times, exceed the amount of insurance provided on such deposits. The Company held cash in foreign entities of $0.5 million and $0.6 million as of March 31, 2021 and December 31, 2020, respectively.
The Company’s revenue is derived from customers located in the United States and international markets. The Company mitigates its credit risks by performing ongoing credit evaluations of its customers’ financial conditions and requires advance payment from customers in certain circumstances. The Company generally does not require collateral.
Three customers accounted for 28%, 19%, and 18%, respectively, of the Company’s accounts receivable at March 31, 2021 and one customer accounted for 86% of the Company’s accounts receivable at December 31, 2020.
Significant Accounting Policies
The Company’s significant accounting policies are disclosed in its Annual Report on Form 10-K for the year ended December 31, 2020. Other than the accounting policies discussed below related to equity investments, accounting for Earn-Out shares and in Note 11 related to the adoption of Accounting Standards Codification (“ASC”) 842, Leases, there has been no material change to the Company’s significant accounting policies during the three months ended March 31, 2021. See Note 11 related to the adoption of ASC 842.
Equity Investments
The Company’s holds marketable equity investments, over which the Company does not have a controlling interest or significant influence. Marketable equity investments are measured using the quoted prices in active markets with changes recorded in other income (expense), net on the condensed consolidated statement of operations.
Recently Adopted Accounting Pronouncements
In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2016-02, Leases (Topic 842) and issued subsequent amendments to the initial guidance in 2017, 2018 and 2019 (collectively “ASC 842”). Under the new guidance, a lessee is required to recognize assets and liabilities for both finance, previously known as capital, and operating leases with lease terms of more than 12 months. The ASU also requires disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. In transition, the Company recognized and measured leases at the beginning of the period of adoption, January 1, 2021, using a modified retrospective approach that included a number of optional practical expedients that the Company elected to apply. See Note 11 for disclosure on the impact of adopting this standard.
Recent Accounting Pronouncements Not Yet Effective
In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (ASC 326): Measurement of Credit Losses of Financial Instruments, which, together with subsequent amendments, amends the requirement on the measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 will be effective for the Company beginning January 1, 2023, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the consolidated financial statements.

Note 3. Revenue
Disaggregation of Revenues
The Company disaggregates its revenue from contracts with customers by geographic region based on the primary locations where the customer is situated, type of good or service and timing of transfer of goods or services to customers (point-in-time or over time), as it believes it best depicts how the nature, amount, timing and uncertainty of its revenue and cash flows are affected by economic factors. Total revenue based on the disaggregation criteria described above are as follows (in thousands):

	Three Months Ended March 31,
	2021		2020
	Revenue	% of Revenue	Revenue	% of Revenue

Revenue by primary geographical market:
North America	$2,539	48%	$1,085	28%
Asia Pacific	321	6%	8	—%
Europe and Middle East	2,453	46%	2,779	72%
Total	$5,313	100%	$3,872	100%
Revenue by timing of recognition:
Recognized at a point in time	$2,053	39%	$608	16%
Recognized over time	3,260	61%	3,264	84%
Total	$5,313	100%	$3,872	100%
Revenue by segment:
Autonomy Solutions	$4,336	82%	$3,297	85%
Component Sales	977	18%	575	15%
Total	$5,313	100%	$3,872	100%
Volvo Stock Purchase Warrant
In March 2020, the Company issued a stock purchase warrant to Volvo Car Technology Fund AB (“VCTF”) in connection with an engineering services contract. VCTF is entitled to purchase from the Company up to 4,089,280 shares of Class A common stock, at a price of $3.1769 per share. The warrants vest and become exercisable in two tranches based on satisfaction of certain commercial milestones. The fair value of warrants aggregating $2.9 million represent consideration payable to a customer and would be recognized as reduction in revenue consistent with the revenue recognition pattern when these warrants become probable of vesting. The Company’s management determined that the vesting of these warrants was not probable as of March 31, 2021.
Contract assets and liabilities
Contract assets primarily represent revenues recognized for performance obligations that have been satisfied but for which amounts have not been billed. The Company’s contract assets as of March 31, 2021 and December 31, 2020 were $1.2 million and $0, respectively. Contract liabilities consist of deferred revenue and customer advanced payments. Deferred revenue includes billings in excess of revenue recognized related to product sales and other services revenue and is recognized as revenue when the Company performs under the contract. Customer advanced payments represent required customer payments in advance of product shipments according to customer’s payment term. Customer advance payments are recognized as revenue when control of the performance obligation is transferred to the customer. The Company’s contract liabilities were $0.7 million and $2.3 million as of March 31, 2021 and December 31, 2020, respectively, and were included in accrued and other current liabilities in the condensed consolidated balance sheets.

The significant changes in contract liabilities balances consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Beginning balance	$2,284	$225
Revenue recognized that was included in the contract liabilities beginning balance	(1,667)	(225)
Increase due to cash received and not recognized as revenue and billings in excess of revenue recognized during the period	37	2,284
Ending balance	$654	$2,284
Note 4. Investments
Debt Securities
The Company’s investments in debt securities consisted of the following as of March 31, 2021 and December 31, 2020 (in thousands):

	March 31, 2021
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury	$210,739	$29	$(59)	$210,709
Commercial paper	272,457	15	(8)	272,464
Corporate bonds	61,662	29	(19)	61,672
Asset-backed securities	8,047	4	—	8,051
Total debt securities	$552,905	$77	$(86)	$552,896
Included in cash and cash equivalents	$166,249	$6	$—	$166,255
Included in marketable securities	$386,656	$71	$(86)	$386,641

	December 31, 2020
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury	$155,339	$14	$(6)	$155,347
U.S. agency and government sponsored securities	19,996	—	—	19,996
Commercial paper	182,218	6	(4)	182,220
Corporate bonds	45,431	21	(2)	45,450
Asset-backed securities	7,012	6	—	7,018
Total debt securities	$409,996	$47	$(12)	$410,031
Included in cash and cash equivalents	$133,319	$4	$(2)	$133,321
Included in marketable securities	$276,677	$43	$(10)	$276,710

The following table presents the gross unrealized losses and the fair value for those debt securities that were in an unrealized loss position for less than 12 months as of March 31, 2021 and December 31, 2020 (in thousands):

	March 31, 2021		December 31, 2020
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
U.S. Treasury	$(59)	$54,992	$(6)	$65,298
Commercial paper	(8)	46,305	(4)	47,629
Corporate bonds	(19)	29,713	(2)	15,575
Total	$(86)	$131,010	$(12)	$128,502
Equity Investments
The Company’s equity investments included in marketable securities as of March 31, 2021 and December 31, 2020 were as follows (in thousands):

	March 31, 2021	December 31, 2020
Equity investments included in marketable securities	$16,950	$—
Total realized and unrealized gains and losses associated with the Company’s equity investments consisted of the following (in thousands):

	Three Months Ended March 31,
	2021	2020
Net realized gains (losses) recognized on equity investments sold	$114	$—
Net unrealized gains (losses) recognized on equity investments held	(278)	—
Total net gains (losses) recognized in other income (expense), net	$(164)	$—
Note 5. Financial Statement Components
Cash and Cash Equivalents
Cash and cash equivalents consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Cash	$21,440	$10,652
Money market funds	19,035	64,971
U.S. Treasury	—	24,999
Commercial paper	166,255	108,322
Total cash and cash equivalents	$206,730	$208,944
Inventories, net
Inventories consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Raw materials	$1,805	$625
Work-in-process	520	52
Finished goods	958	2,936
Total inventories, net	$3,283	$3,613
The Company’s inventory write-down for the three months ended March 31, 2021 and 2020 were $0.3 million and $0.2 million, respectively.

Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Prepaid expenses	$8,012	$1,073
Contract assets	1,221	—
Advance payments to vendors	196	961
Prepaid rent and other	—	503
Other receivables	942	2,260
Total prepaid expenses and other current assets	$10,371	$4,797
Property and Equipment
Property and equipment consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Computer hardware and software	$2,559	$2,450
Demonstration fleet and demonstration units	1,669	1,821
Machinery and equipment	6,596	5,940
Furniture and fixtures	293	293
Vehicles	856	835
Leasehold improvements	960	791
Construction in progress	1,841	1,410
Total property and equipment	14,774	13,540
Accumulated depreciation and amortization	(6,408)	(5,851)
Total property and equipment, net	$8,366	$7,689
Depreciation and amortization associated with property and equipment was $0.7 million and $0.6 million for the three months ended March 31, 2021 and 2020, respectively.
Property and equipment capitalized under finance lease (capital lease prior to adoption of ASC 842) consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Computer hardware and software	$88	$88
Machinery and equipment	838	838
Total property and equipment, gross	926	926
Less: accumulated depreciation	(261)	(219)
Total property and equipment, net	$665	$707
Other Non-Current Assets
Other non-current assets consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Security deposits	$1,072	$1,106
Other non-current assets	1,397	45
Total other non-current assets	$2,469	$1,151

Accrued and Other Current Liabilities
Accrued and other current liabilities consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Accrued expenses	$3,654	$3,998
Warranty liabilities	283	259
Contract liabilities	654	2,284
Accrued compensation and benefits	3,595	3,071
Contract losses	452	558
Finance lease (capital lease prior to adoption of ASC 842) liabilities, current	281	282
Total accrued and other current liabilities	$8,919	$10,452
Other Non-Current Liabilities
Other non-current liabilities consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Deferred rent	$—	$826
Finance lease (capital lease prior to adoption of ASC 842) liabilities, non-current	263	331
Other non-current liabilities	973	161
Total other non-current liabilities	$1,236	$1,318
Note 6. Fair Value Measurements
The Company carries cash equivalents, marketable investments, and Public and Private Warrants. Fair value is based on the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:
Level 1 — Observable inputs, which include unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2 — Observable inputs other than Level 1 inputs, such as quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 — Unobservable inputs that are supported by little or no market activity and that are based on management’s assumptions, including fair value measurements determined by using pricing models, discounted cash flow methodologies or similar techniques.
The Company determined the fair value of its Level 1 financial instruments, which are traded in active markets, using quoted market prices for identical instruments.
Marketable investments classified within Level 2 of the fair value hierarchy are valued based on other observable inputs, including broker or dealer quotations, alternative pricing sources or U.S. Government Treasury yield of appropriate term. When quoted prices in active markets for identical assets or liabilities are not available, the Company relies on non-binding quotes from its investment managers, which are based on proprietary valuation models of independent pricing services. These models generally use inputs such as observable market data, quoted market prices for similar instruments, historical pricing trends of a security as relative to its peers. To validate the fair value determination provided by its investment managers, the Company reviews the pricing movement in the context of overall market trends and trading information from its investment managers. The Company performs routine procedures such as comparing prices obtained from independent source to ensure that appropriate fair values are recorded. Because the transfer of Private Warrants to anyone outside of a small group of individuals constituting the sponsors of Gores Metropoulos, Inc. would result in the Private Warrants having substantially the same terms as the Public Warrants, management determined that the fair value of each Private Warrant is the same as that of a Public Warrant, with an insignificant adjustment for short-term marketability restrictions, as of December 31, 2020. As of March 31, 2021, management determined the fair value of the Private Warrants using observable inputs in the Black-Scholes valuation model, which used the remaining term of warrants of 4.68 years, volatility of 64.2% and a risk-free rate of 0.83%. Accordingly, the Private Warrants are classified as Level 3 financial instruments. The following table presents changes in Level 3 liabilities relating to Private Warrants measured at fair value as of March 31, 2021 (in thousands):

Private Warrants
Balance as of December 31, 2020	$—
Additions	51,753
Exercise	—
Measurement adjustments	—
Balance as of March 31, 2021	$51,753

The Company’s financial assets and liabilities subject to fair value measurements on a recurring basis and the level of inputs used for such measurements were as follows (in thousands):

	Fair Value (in thousands) Measured as of March 31, 2021 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$19,035	$—	$—	$19,035
U.S. Treasury	—	—	—	—
Commercial paper	—	166,255	—	166,255
Total cash equivalents	$19,035	$166,255	$—	$185,290
Marketable investments:
U.S. Treasury	$210,709	$—	$—	$210,709
U.S. agency and government sponsored securities	—	—	—	—
Commercial paper	—	106,209	—	106,209
Corporate bonds	—	61,672	—	61,672
Asset-backed securities	—	8,051	—	8,051
Equity investments	$16,950	$—	$—	$16,950
Total marketable investments	$227,659	$175,932	$—	$403,591
Liabilities:
Public Warrants	$—	$—	$—	$—
Private Warrants	—	—	51,753	51,753
Total warrant liabilities	$—	$—	$51,753	$51,753

	Fair Value (in thousands) Measured as of December 31, 2020 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$64,971	$—	$—	$64,971
U.S. Treasury	24,999	—	—	24,999
Commercial paper	—	108,322	—	108,322
Total cash equivalents	$89,970	$108,322	$—	$198,292
Marketable investments:
U.S. Treasury	$130,348	$—	$—	$130,348
U.S. agency and government sponsored securities	—	19,996	—	19,996
Commercial paper	—	73,898	—	73,898
Corporate bonds	—	45,450	—	45,450
Asset-backed securities	—	7,018	—	7,018
Total marketable investments	$130,348	$146,362	$—	$276,710
Liabilities:
Public Warrants	$228,933	$—	$—	$228,933
Private Warrants	—	114,467	—	114,467
Total warrant liabilities	$228,933	$114,467	$—	$343,400
Note 7. Stockholders’ Equity
Class A and Class B Common Stock
The Company’s Board of Directors has authorized two classes of common stock, Class A and Class B. As of March 31, 2021, the Company had authorized 715,000,000 and 121,000,000 shares of Class A and Class B common stock. As of March 31, 2021, the Company had 234,575,992 and 105,118,203 shares of Class A and Class B common stock issued and outstanding, respectively.
Public and Private Warrants
As of December 31, 2020, the Company had 13,333,309 Public Warrants and 6,666,666 Private Warrants outstanding. On February 3, 2021, the Company announced that holders of its 13,333,309 outstanding public warrants to purchase shares of its Class A common stock (the “Public Warrants”), will have until March 5, 2021 to exercise their Public Warrants. The Public Warrants were exercisable for an aggregate of 13,333,309 shares of Class A common stock at a price of $11.50 per share. On March 10, 2021, the Company changed the previously announced redemption date of March 5, 2021 to a new redemption date of March 16, 2021 for the redemption of its outstanding Public Warrants. As of March 16, 2021, 3,589,645 Private Warrants and 13,128,671 Public Warrants were exercised, and the Company received $153.9 million in cash proceeds from the exercise of these warrants. Pursuant to the terms of the agreements governing the rights of the holders of the Public Warrants, the Company redeemed the remaining unexercised and outstanding 204,638 Public Warrants after March 16, 2021 for a redemption price of $0.01 per Public Warrant. The Company had 3,077,021 Private Warrants and no Public Warrants, outstanding as of March 31, 2021.
Note 8. Earnings (Loss) Per Share
The Company computes earnings per share of Common Stock using the two-class method required for participating securities and does not apply the two-class method in periods of net loss. Earnings per share calculations for all periods prior to the Business Combination have been retrospectively restated to the equivalent number of shares reflecting the exchange ratio established in the reverse capitalization. Subsequent to the Business Combination, earnings per share was calculated based on weighted average number of shares of common stock then outstanding.

The following table sets forth the computation of basic and diluted loss per share for the three months ended March 31, 2021 and 2020: (in thousands, except for share and per share amounts):

	March 31,
	2021	2020
Numerator:
Net loss	$(75,923)	$(15,581)
Deemed dividend attributable to BCF accretion	—	—
Net loss attributable to common shareholders	$(75,923)	$(15,581)
Denominator:
Weighted average common shares outstanding- Basic	332,987,523	128,668,864
Dilutive effect of potential common shares	—	—
Weighted average common shares outstanding- Diluted	332,987,523	128,668,864
Net loss per shares attributable to common shareholders- Basic and Diluted	$(0.23)	$(0.12)
The following table presents the potential shares of Common Stock outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	March 31,
	2021	2020
Warrants	7,166,301	5,060,907
Stock options	15,776,371	12,804,955
Restricted stock awards and restricted stock units	2,208,842	5,178,722
Series A Convertible Preferred Stock	—	94,818,151
Founders Preferred Stock	—	26,206,837
Earn-out shares	25,818,744	—
Total	50,970,258	144,069,572
Note 9. Stock-based Compensation
The Company maintained the 2015 Stock Plan (the “2015 Plan”) under which incentive stock options, non-qualified stock options, and restricted stock were granted to employees and non-employee consultants. In connection with the Business Combination, the Company assumed the 2015 Plan upon the Closing. The Company terminated the 2015 Plan, provided that the outstanding awards previously granted under the 2015 Plan continue to remain outstanding under the 2015 Plan. In December 2020, the Company’s Board adopted and the Company’s stockholders approved the 2020 Equity Incentive Plan (the “2020 Plan”). The 2020 Plan became effective upon the closing of the Business Combination. Under the 2020 Plan, as of March 31, 2021, the Company was authorized to issue a maximum number of 36,588,278 shares of Class A common stock. The Company granted 798,203 restricted stock units in the three months ended March 31, 2021.
Stock Options
Under the terms of the 2015 Plan, incentive stock options must have an exercise price at or above the fair market value of the stock on the date of the grant, while non-qualified stock options are permitted to be granted below fair market value of the stock on the date of grant. Stock options granted have service-based vesting conditions only. The service-based vesting conditions vary, though typically, stock options vest over four years with 25% of stock options vesting on the first anniversary of the grant and the remaining 75% vesting monthly over the remaining 36 months. Option holders have a 10-year period to exercise the options before they expire. Forfeitures are recognized in the period they occur.
A summary of the Company’s stock option activity for the three months ended March 31, 2021 was as follows:

	Number of Common Stock Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (In Thousands)
Outstanding as of December 31, 2020	16,188,071	$1.67
Granted	—	—
Exercised	(183,918)	1.71
Forfeited	(227,782)	1.71
Outstanding as of March 31, 2021	15,776,371	1.71	8.83	$356,546
The aggregate intrinsic value of stock options exercised during the three months ended March 31, 2021 and 2020 was $4.5 million and $0, respectively. The intrinsic value is calculated as the difference between the exercise price and the fair value of the common stock on the exercise date. The total grant-date fair value of the options vested was $1.9 million and $0.2 million, respectively, during the three months ended March 31, 2021 and 2020, respectively.
Restricted Stock Awards
Prior to June 30, 2019, the Company granted restricted stock awards to employees. Recipients purchased the restricted stock on the grant date and the Company has the right to repurchase the restricted shares at the same price recipients paid to obtain those shares. The restrictions lapse solely based on continued service, and generally lapse over 4 years —25% on the first anniversary of the date of issuance, and the remaining 75% monthly over the remaining 36 months. At the grant date of the award, recipients of restricted stock are granted voting rights and receive dividends on unvested shares. No restricted stock awards have been granted after June 30, 2019.
Restricted stock awards activity for the three months ended March 31, 2021 was as follows:

	Shares	Weighted Average Grant Date Fair Value per Share
Outstanding as of December 31, 2020	1,815,891	$1.15
Granted	—	—
Forfeited	(47,444)	1.10
Vested	(357,808)	0.83
Outstanding as of March 31, 2021	1,410,639	1.13

Restricted Stock units
A summary of the Company’s restricted stock units activity for the three months ended March 31, 2021 was as follows:

	Shares	Weighted Average Grant Date Fair Value per Share
Outstanding as of December 31, 2020	—	$—
Granted	798,203	28.18
Forfeited	—	—
Vested	—	—
Outstanding as of March 31, 2021	798,203	28.18
Compensation expense
Stock-based compensation expense by function was as follows (in thousands):

	Three Months Ended March 31,
	2021	2020
Cost of sales	$83	$72
Research and development	762	435
Sales and marketing	186	82
General and administrative	806	540
Total	$1,837	$1,129
Note 10. Income Taxes
The effective tax rate was 0% and 0% for the three months ended March 31, 2021 and 2020, respectively. The three months effective tax rates differ significantly from our statutory tax rate of 21%, primarily due to the Company’s valuation allowance movement in each period.
The realization of tax benefits of deferred tax assets is dependent upon future levels of taxable income, of an appropriate character, in the periods the items are expected to be deductible or taxable. Based on the available objective evidence, the Company does not believe it is more likely than not that the net deferred tax assets will be realizable. Accordingly, the Company has provided a full valuation allowance against the domestic net deferred tax assets as of March 31, 2021 and December 31, 2020. The Company intends to maintain the remaining valuation allowance until sufficient positive evidence exists to support a reversal of, or decrease in, the valuation allowance.
The Company reports income tax related interest and penalties within its provision for income tax in its condensed consolidated statements of operations. Similarly, the Company reports the reversal of income tax-related interest and penalties within its provision for income tax line item to the extent the Company resolves its liabilities for uncertain tax positions in a manner favorable to its accruals therefor. During the three months ended March 31, 2021, there were no material changes to the total amount of unrecognized tax benefits.
Note 11. Leases
The Company leases manufacturing equipment under non-cancelable finance leases expiring at various dates through December 2025. The Company also leases office and manufacturing facilities under non-cancelable operating leases expiring at various dates through June 2026. Some of the Company’s leases include one or more options to renew, with renewal terms that if exercised by the Company, extend the lease term from one to six years. The exercise of these renewal options is at the Company’s discretion. The Company’s lease agreements do not contain any material terms and conditions of residual value guarantees or material restrictive covenants. The Company’s short-term leases and sublease income was not material.
The Company adopted ASC 842 using the modified retrospective method on January 1, 2021. The Company elected the available package of practical expedients and implemented internal controls to enable the preparation of financial information upon adoption. The most significant impact of the adoption of ASC 842 was the recognition of right-of-use, or ROU, assets and lease liabilities for operating leases of $10.8 million and $12.0 million, respectively, and a reversal of deferred rent of $1.2 million on January 1, 2021. The Company’s accounting for finance leases remained substantially unchanged. The adoption of ASC 842 did not have any impact on the Company’s operating results or cash flows.
The Company determines if an arrangement is or contains a lease at inception. Operating leases are included in operating lease right-of use assets and operating lease liabilities in the Company’s condensed consolidated balance sheets. Finance leases are included in property and equipment, and finance lease liabilities in the Company’s condensed consolidated balance sheets.
Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease right-of-use assets and liabilities are recognized at the commencement date based on an amount equal to the present value of lease payments over the lease term. The Company’s leases do not provide an implicit rate, therefore the Company uses an incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The Company uses the implicit rate when it is readily determinable. The Company elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things, allowed it to carry forward existing lease classification and to exclude leases with original terms of one year or less. Further, the Company elected to combine lease and non-lease components for all asset classes. Any variable lease components are expensed as incurred. The operating lease right-of-use asset also include adjustments related to prepaid or deferred lease payments and lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Operating lease expense for lease payments is recognized on a straight-line basis over the lease term.
The components of lease expenses for the three months ended March 31, 2021 were as follows (in thousands):

Amount
Operating lease cost	$1,174
Variable lease cost	459
Total operating lease cost	$1,633
Finance lease cost:
Amortization of right-of-use assets	$42
Interest on finance lease liabilities	15
Total finance lease cost	$57
Supplemental cash flow information for the three months ended March 31, 2021 related to leases was as follows (in thousands):

Amount
Cash paid for amounts included in the measurement of lease liabilities:
Cash paid for operating leases included in operating activities	$(1,219)
Cash paid for finance leases included in financing activities	(82)
Right of use assets obtained in exchange for lease obligations:
Operating leases	2,876
Finance leases	—

Supplemental balance sheet information related to leases was as follows (in thousands):

March 31, 2021
Operating leases:
Operating lease right-of-use assets	$12,835

Operating lease liabilities:
Operating lease liabilities, current	$4,312
Operating lease liabilities, non-current	9,662
Total operating lease liabilities	$13,974
Finance leases:
Property and equipment, gross	$926
Less: accumulated depreciation	(261)
Property and equipment, net	$665

Finance lease liabilities, current	$281
Finance lease liabilities, non-current	263
Total finance lease liabilities	$544
Weighted average remaining terms were as follows (in years):

March 31, 2021
Weighted average remaining lease term
Operating leases	3.59
Finance leases	2.32
Weighted average discount rates were as follows:

March 31, 2021
Weighted average discount rate
Operating leases	2.79%
Finance leases	10.11%
Maturities of lease liabilities were as follows (in thousands):

	Operating Leases	Finance Leases
Year Ending December 31,
2021 (remaining nine months)	$3,297	$245
2022	4,998	240
2023	4,095	71
2024	1,699	28
2025	1,187	26
2026	602	—
Total lease payments	15,878	610
Less: imputed interest	(1,904)	(66)
Total leases liabilities	$13,974	$544

Disclosures under ASC 840, Leases
Rent expense for the three months ended March 31, 2020 was $1.4 million.

As of December 31, 2020, future minimum lease payments under all noncancelable capital and operating leases with an initial lease term in excess of one year were as follows (in thousands):

	Capital Leases	Operating Leases
2021	$331	$5,834
2022	240	6,172
2023	70	4,544
2024	28	746
2025	25	—
Thereafter	—	—
Total minimum lease payments	694	$17,296
Less: amount representing interest	80
Capital lease obligations	$614
Note 12. Commitments and Contingencies
Purchase Obligations
The Company purchases goods and services from a variety of suppliers in the ordinary course of business. Purchase obligations are defined as agreements that are enforceable and legally binding and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum, or variable price provisions, and the approximate timing of the transaction. The Company had purchase obligations primarily for purchases of inventory, R&D, and general and administrative activities totaling $10.7 million as of March 31, 2021, which are expected to be received within a year.
Legal Matters
From time to time, the Company is involved in actions, claims, suits and other proceedings in the ordinary course of business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. When it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated, the Company records a liability for such loss contingencies. The Company’s estimates regarding potential losses and materiality are based on the Company’s judgment and assessment of the claims utilizing currently available information. Although the Company will continue to reassess its reserves and estimates based on future developments, the Company’s objective assessment of the legal merits of such claims may not always be predictive of the outcome and actual results may vary from the Company’s current estimates.
Note 13. Segment and Customer Concentration Information
Reportable segments are (i) Autonomy Solutions and (ii) Component Sales. These segments reflect the way the CODM evaluates the Company’s business performance and manages its operations. Each segment has distinct product offerings, customers, and market penetration. The Chief Executive Officer is the CODM of the Company.
Autonomy Solutions
This segment manufactures and distributes commercial lidar sensors that measures distance using laser light to generate a highly accurate 3D map for automotive mobility applications. This segment is impacted by trends in and the strength of the autonomous vehicles and associated infrastructure/technology sector.
Component Sales
This segment is in the business of development of ultra-sensitive pixel-based sensors. This segment also designs, tests and provides consulting services for non-standard integrated circuits that are essential for systems to meet the requirement of customers. This segment is impacted by trends in and the strength of automobile and aeronautics sector as well as government spending in military and defense activities.

The accounting policies of the operating segments are the same as those described in Note 2. Segment operating results and reconciliations to the Company’s consolidated balances are as follows (in thousands):

Three Months Ended March 31, 2021
	Autonomy Solutions	Component Sales	Total reportable segments	Eliminations (1)	Total Consolidated
Revenue:
Revenues from external customers	$4,336	$977	$5,313	$—	$5,313
Revenues from internal customer	1,275	1,142	2,417	(2,417)	—
Total Revenue	$5,611	$2,119	$7,730	$(2,417)	$5,313
Depreciation and amortization	$638	$20	$658	$(1)	$657
Operating loss	(28,868)	(237)	(29,105)	(139)	(29,244)
Other significant items:
Segment assets	650,211	3,708	653,919	(2,705)	651,214
Inventories, net	3,245	38	3,283	—	3,283

Three Months Ended March 31, 2020
	Autonomy Solutions	Component Sales	Total reportable segments	Eliminations (1)	Total Consolidated
Revenue:
Revenues from external customers	$3,297	$575	$3,872	$—	$3,872
Revenues from internal customer	—	842	842	(842)	—
Total Revenue	$3,297	$1,417	$4,714	$(842)	$3,872
Depreciation and amortization	$591	$37	$628	$—	$628
Operating income (loss)	(14,946)	111	(14,835)	—	(14,835)
Other significant items:
Segment assets	36,068	2,515	38,583	(3,085)	35,498
Inventories, net	6,168	—	6,168	—	6,168
(1) Represent the eliminations of all intercompany balances and transactions during the period presented.
One customer accounted for 45% of the Company’s revenue for the three months ended March 31, 2021. One customer accounted for 66% of the Company’s revenue for the three months ended March 31, 2020.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the stockholders and the Board of Directors of Luminar Technologies, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Luminar Technologies, Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ equity (deficit), and cash flows, for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
April 14, 2021
We have served as the Company’s auditor since 2020.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$208,944	$27,080
Restricted cash	775	225
Marketable securities	276,710	6,659
Accounts receivable	5,971	1,677
Inventories, net	3,613	4,002
Prepaid expenses and other current assets	4,797	1,824
Total current assets	500,810	41,467
Property and equipment, net	7,689	7,867
Goodwill	701	701
Other non-current assets	1,151	1,829
Total assets	$510,351	$51,864

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$6,039	$3,456
Accrued and other current liabilities	10,452	3,526
Debt, current	99	7,791
Total current liabilities	16,590	14,773
Warrant liabilities	343,400	1,122
Debt, non-current	302	1,555
Other non-current liabilities	1,318	1,401
Total liabilities	361,610	18,851
Commitments and contingencies (Note 17)
Convertible preferred stock:
Series A convertible preferred stock, $0.00001 par value; None authorized, issued and outstanding as of December 31, 2020; 102,740,023 shares authorized, 94,818,151 shares issued and outstanding as of December 31, 2019	—	244,743
Stockholders’ equity (deficit):
Founders’ preferred stock, $0.00001 par value; None authorized, issued and outstanding as of December 31, 2020; 26,206,837 shares authorized, 26,206,837 shares issued and outstanding as of December 31, 2019	—	3
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, none issued and outstanding as of December 31, 2020; None authorized, issued and outstanding as of December 31, 2019	—	—
Class A common stock, $0.0001 par value; 715,000,000 shares authorized, 218,818,037 shares issued and outstanding as of December 31, 2020; 283,523,459 shares authorized, 139,635,890 shares issued, 134,677,419 shares outstanding as of December 31, 2019	22	14
Class B common stock, $0.0001 par value; 121,000,000 shares authorized, 105,118,203 shares issued and outstanding as of December 31, 2020; None authorized, issued and outstanding as of December 31, 2019	11	—
Additional paid-in capital	733,175	10,457
Accumulated other comprehensive income (loss)	34	(1)
Treasury stock, at cost, 0 and 4,958,471 shares as of December 31, 2020 and 2019, respectively	—	—
Accumulated deficit	(584,501)	(222,203)
Total stockholders’ equity (deficit)	148,741	(211,730)
Total liabilities, convertible preferred stock and stockholders’ equity	$510,351	$51,864
The accompanying notes are an integral part of these consolidated financial statements.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share data)

	Year Ended December 31,
	2020	2019
Revenue	$13,951	$12,602
Cost of sales	24,952	16,655
Gross loss	(11,001)	(4,053)
Operating expenses:
Research and development	38,651	36,971
Sales and marketing	7,948	4,730
General and administrative	29,275	16,861
Total operating expenses	75,874	58,562
Loss from operations	(86,875)	(62,615)
Other income (expense), net:
Change in fair value of SAFE notes	—	(24,215)
Change in fair value of warrant liabilities	(268,266)	(256)
Loss on extinguishment of debt	(3,996)	(6,124)
Interest expense	(2,885)	(2,239)
Interest income and other	(276)	731
Total other income (expense), net	(275,423)	(32,103)
Net loss	$(362,298)	$(94,718)
Net loss attributable to common stockholders	$(369,055)	$(100,000)
Net loss per share attributable to common stockholders:
Basic and diluted	$(2.54)	$(0.84)
Shares used in computing net loss per share attributable to common stockholders:
Basic and diluted	145,096,996	118,835,912
Comprehensive Loss:
Net loss	$(362,298)	$(94,718)
Net unrealized gains (losses) on available-for-sale debt securities	35	(1)
Comprehensive loss	$(362,263)	$(94,719)
The accompanying notes are an integral part of these consolidated financial statements.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit)
(In thousands, except share data)

	Series A Convertible Preferred Stock		Series X Convertible Preferred Stock		Founders Convertible Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income Loss	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2018	—	$—	—	$—	26,206,837	$3	134,337,450	$13	—	$—	$2,802	$—	$(127,485)	$(124,667)
Conversion of SAFE into Series A convertible preferred stock for cash, net of issuance costs of $3,775	68,877,417	169,951	—	—	—	—	—	—	—	—	—	—	—	—
Conversion of debt into Series A convertible preferred stock	4,326,514	7,719	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of Series A convertible preferred stock for cash, net of issuance costs of $1,592	21,614,220	67,073	—	—	—	—	—	—	—	—	—	—	—	—
Conversion of SAFE into Series A common stock	—	—	—	—	—	—	3,612,062	1	—	—	4,924	—	—	4,925
Issuance of restricted common stock	—	—	—	—	—	—	1,686,378	—	—	—	29	—	—	29
Share-based compensation	—	—	—	—	—	—	—	—	—	—	2,702	—	—	2,702
Other comprehensive Income	—	—	—	—	—	—	—	—	—	—	—	(1)	—	(1)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(94,718)	(94,718)
Balance as of December 31, 2019	94,818,151	244,743	—	—	26,206,837	3	139,635,890	14	—	—	10,457	(1)	(222,203)	(211,730)
Issuance of Series X convertible preferred stock for cash, net of issuance costs of $5,790	—	—	18,457,230	178,074	—	—	—	—	—	—	—	—	—	—
Retirement of Class A shares	—	—	—	—	—	—	(6,629,372)	(1)	—	—	—	—	—	(1)
Conversion of certain shares into Class B common stock	—	—	—	—	(22,935,413)	(3)	(82,182,790)	(8)	105,118,203	11	3,000	—	—	3,000
Merger recapitalization—Class A	(94,818,151)	(244,743)	(18,457,230)	(178,074)	(3,271,424)	—	116,546,805	12	—	—	422,802	—	—	422,814
Public and Private Warrants	—	—	—	—	—	—	—	—	—	—	(102,396)	—	—	(102,396)

Issuance of Class A common stock upon exercise of warrants	—	—	—	—	—	—	1,466,155	—	—	—	30,112	—	—	30,112
Gores shares recapitalized, net of redemptions and equity issuance costs of $17,226	—	—	—	—	—	—	49,981,349	5	—	—	363,455	—		363,460
Share-based compensation	—	—	—	—	—	—	—	—	—	—	5,745	—	—	5,745
Other comprehensive Income	—	—	—	—	—	—	—	—	—	—	—	35	—	35
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(362,298)	(362,298)
Balance as of December 31, 2020	—	$—	—	$—	—	$—	218,818,037	$22	105,118,203	$11	$733,175	$34	$(584,501)	$148,741
The accompanying notes are an integral part of these consolidated financial statements.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(362,298)	$(94,718)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,517	2,316
Amortization of premium on marketable securities	175	—
Change in fair value of warrants and SAFE liabilities	268,266	24,471
Impairment of inventories	4,407	1,378
Loss on disposal of property and equipment	525	37
Loss on extinguishment of debt	3,996	6,124
Share-based compensation	8,711	2,702
Changes in operating assets and liabilities:
Accounts receivable	(4,294)	805
Inventories	(4,018)	(2,454)
Prepaid expenses and other current assets	(2,805)	179
Other non-current assets	165	(2)
Accounts payable	2,620	(431)
Accrued and other current liabilities	6,693	(448)
Other non-current liabilities	(302)	(160)
Net cash used in operating activities	(75,642)	(60,201)
Cash flows from investing activities:
Purchases of marketable securities	(315,920)	(6,908)
Proceeds from maturities of marketable securities	16,755	—
Proceeds from sales of marketable securities	28,974	249
Proceeds from refundable security deposits	581	—
Purchases of property and equipment	(2,202)	(1,487)
Disposal of property and equipment	18	368
Net cash used in investing activities	(271,794)	(7,778)
Cash flows from financing activities:
Cash received from Gores on recapitalization	380,601	—
Transaction costs related to merger with Gores	(17,226)	—
Proceeds from issuance of Series X convertible preferred stock	183,865	—
Issuance cost paid for Series X convertible preferred stock	(5,790)	—
Proceeds from the issuance of debt	32,101	—
Repayment of debt	(41,190)	(9,540)
Debt prepayment charges	(1,918)	—
Debt issuance costs	(361)	(5,367)
Settlement of SAFE notes	—	(5,609)
Principal payments on capital leases	(222)	(118)
Proceeds from issuance of Series A convertible preferred stock	—	68,666
Proceeds from issuance of SAFE notes	—	37,377
Proceeds from issuance of restricted common stock	—	61
Repurchase of common stock	(10)	(13)
Net cash provided by financing activities	529,850	85,457
Net increase in cash and cash equivalents, and restricted cash and cash equivalents	182,414	17,478
Beginning cash and cash equivalents, and restricted cash and cash equivalents	27,305	9,827
Ending cash and cash equivalents, and restricted cash and cash equivalents	$209,719	$27,305
Supplemental disclosures of cash flow information:
Cash paid for interest	$2,789	$2,018

Supplemental disclosures of noncash investing and financing activities:
Conversion of Bridge Note into Series A convertible preferred stock	—	7,719
Conversion of SAFE notes into common stock	—	4,925
Conversion of SAFE notes into Series A convertible preferred stock	—	173,726
Issuance of Class A common stock upon exercise of warrants	30,112	—
Conversion of Series A, Series X and Founders’ convertible preferred stock into Class A and Class B common stock	422,813	—
Assets acquired on capital leases	318	397
Purchases of property and equipment recorded in accounts payable and accrued liabilities	319	150
The accompanying notes are an integral part of these consolidated financial statements.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Organization and Description of Business
Luminar Technologies, Inc. and its wholly-owned subsidiaries (the “Company” or “Luminar”) was originally incorporated in Delaware on August 28, 2018 under the name Gores Metropoulos, Inc (“Gores”). The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On December 2, 2020 (the “Closing Date”), the Company (at such time named Gores Metropoulos, Inc.) consummated the business combination (the “Business Combination”) pursuant to the Agreement and Plan of Merger, dated August 24, 2020 with the pre-Business Combination Luminar Technologies, Inc. (“Legacy Luminar”). In connection with the consummation of the Business Combination, the Company changed its name from Gores Metropoulos, Inc. to Luminar Technologies, Inc. The Company’s common stock is listed on the NASDAQ under the symbol “LAZR.” The Company’s warrants to purchase shares of Class A common stock were listed on the NASDAQ under the symbol “LAZRW,” until they were delisted on March 5, 2021 upon exercise and redemption.
Unless the context otherwise requires, the “Company” refers to the combined company and its subsidiary following the Business Combination, “Gores” refers to the Company prior to the Business Combination and “Legacy Luminar” refers to Luminar Technologies Inc prior to the Business Combination. Refer to Note 3 for further discussion of the Business Combination.
The Company is a developer of advanced sensor technologies for the autonomous vehicle industry, encompassing the latest in Laser Imaging, Detection and Ranging (lidar) technology. The Company manufactures and distributes commercial lidar sensors. In addition, the Company develops ultra-sensitive pixel-based sensors and designs, tests and provides consulting services for non-standard integrated circuits that are essential for systems to meet the requirement of customers. Legacy Luminar was incorporated in Delaware on March 31, 2015. The Company has research and manufacturing facilities located in Palo Alto, California and Orlando, Florida, which is also the Company’s headquarters.
Note 2. Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation and Consolidation
The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding annual financial reporting. All intercompany transactions and balances have been eliminated in consolidation.
Certain prior period amounts included in the consolidated financial statements have been reclassified to conform to current period presentation.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, equity, revenues and expenses, and related disclosures. The significant estimates made by management include inventory reserves, warranty reserves, valuation allowance for deferred tax assets, valuation of warrants, revenue, stock-based compensation expense and other loss contingencies. Management periodically evaluates such estimates and they are adjusted prospectively based upon such periodic evaluation. Actual results could differ from those estimates.
Segment Information
The Company has determined its operating segments on the same basis that it uses to evaluate its performance internally. The Company has two business activities: (i) manufacturing and distribution of lidar sensors that measure distance using laser light to generate a highly accurate 3D map for automotive mobility applications and (ii) development of ultra-sensitive pixel-based sensors and designing, testing and providing consulting services for non-

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
standard integrated circuits that are essential for systems to meet the requirement of customers. The Company’s operating segments are (i) Autonomy Solutions and (ii) Component Sales. The Company’s chief operating decision maker (“CODM”), its Chief Executive Office, reviews the operating results of these segments for the purpose of allocating resources and evaluating financial performance.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to significant concentrations of credit risk, consist primarily of cash and cash equivalents, marketable investments and accounts receivable. A significant portion of the Company’s cash and cash equivalents is held at high-quality domestic financial institutions. Deposits held with the financial institutions may, at times, exceed the amount of insurance provided on such deposits. The Company held cash in foreign entities of $0.6 million and $0 as of December 31, 2020 and 2019, respectively.
The Company’s revenue is derived from customers located in the United States and international markets. The Company mitigates its credit risks by performing ongoing credit evaluations of its customers’ financial conditions and requires advance payment from customers in certain circumstances. The Company generally does not require collateral.
One customer accounted for 86% of the Company’s accounts receivable at December 31, 2020 and three customers accounted for 31%, 15%, and 11%, respectively, of the Company’s accounts receivable at December 31, 2019.
Cash and Cash Equivalents
The Company’s cash and cash equivalents consist of highly liquid investments with maturities of three months or less at the time of purchase. The Company’s cash equivalents consist of investments in money market funds, U.S. treasury securities, U.S. agency securities, corporate bonds and commercial paper.
Restricted Cash
Restricted cash consists of funds that are contractually restricted as to usage or withdrawal due to legal agreements. The Company determines current or non-current classification of restricted cash based on the expected duration of the restriction.
Debt Securities
The Company’s debt securities consist of U.S agency securities and government sponsored securities, U.S. treasury securities, corporate bonds, commercial paper and asset-backed securities. The Company classifies its debt securities as available-for-sale at the time of purchase and reevaluates such designation as of each balance sheet date. The Company considers all debt securities as available for use to support current operations, including those with maturity dates beyond one year and are classified as current assets under marketable securities in the accompanying consolidated balance sheets. Debt securities included in marketable securities on the consolidated balance sheets consist of securities with original maturities greater than three months at the time of purchase. Debt securities are carried at fair value, with the unrealized gains and losses reported as a component of accumulated other comprehensive loss. Any realized gains or losses on the sale of debt securities are determined on a specific identification method, and such gains and losses are reflected as a component of other income (expense), net.
Accounts Receivable
Accounts receivables are recorded at the invoiced amount and do not bear interest. The Company reviews the need for an allowance for doubtful accounts quarterly based on historical experience with each customer and the specifics of each customer arrangement. The Company did not have material write-offs in any period presented, and as of December 31, 2020 and 2019 did not record an allowance for doubtful accounts.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Inventories
Inventories are valued at the lower of cost or net realizable value. The Company determines the cost of inventory using the standard-cost method, which approximates actual costs based on a first-in, first-out method. Net realizable value is determined as estimated selling prices in the ordinary course of business, less reasonably predictable costs of disposal and transportation. The Company assesses inventories quarterly for slow moving products and potential impairment, and records write-downs of inventories to cost of sales.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation and amortization, and is depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Asset Category	Estimated useful lives
Computer hardware and software	3 to 5 years
Demonstration units and fleet	2 to 5 years
Machinery and equipment	5 to 7 years
Furniture and fixtures	7 years
Vehicles	5 years
Leasehold improvements	Shorter of useful life or lease term
Maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the consolidated balance sheet and any resulting gain or loss is reflected in the consolidated statements of operations and comprehensive loss in the period realized.
Goodwill
The Company records goodwill when the consideration paid in a business combination exceeds the fair value of the net tangible assets and the identified intangible assets acquired. Goodwill is not amortized, but instead is required to be tested for impairment annually and whenever events or changes in circumstances indicate that the carrying value of goodwill may exceed its fair value.
The Company reviews goodwill for impairment annually in its fourth quarter by initially considering qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill, as a basis for determining whether it is necessary to perform a quantitative analysis. If it is determined that it is more likely than not that the fair value of reporting unit is less than its carrying amount, a quantitative analysis is performed to identify goodwill impairment.
Impairment of Long-Lived Assets
The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such an event occurs, management determines whether there has been impairment by comparing the anticipated undiscounted future net cash flows to the related asset group’s carrying value. If an asset is considered impaired, the asset is written down to fair value, which is determined based either on discounted cash flows or appraised value, depending on the nature of the asset. There was no impairment of long-lived assets during the years ended December 31, 2020 or 2019.
Product Warranties
The Company typically provides a one-year warranty on its products. Estimated future warranty costs are accrued and charged to cost of sales in the period that the related revenue is recognized. These estimates are based on historical warranty experience and any known or expected changes in warranty exposure, such as trends of

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
product reliability and costs of repairing and replacing defective products. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. Provision for product warranties were immaterial in all periods presented.
Debt
The Company accounts for promissory notes payable using an amortized cost model pursuant to Accounting Standards Codification (“ASC”) 835, Interest. Debt issuance costs are amortized using the effective interest method over the contractual term of the note into interest expense. Debt discounts are presented on the consolidated balance sheets as a direct deduction from the carrying amount off that related debt. Debt modifications are evaluated using the guidance in ASC 470, Debt, to determine the treatment of the existing debt as well as costs and fees incurred in the modification based on the significance of changes in present value of cash flows for term debt and changes in borrowing capacity for revolving credit arrangements.
Public and Private Warrants
As part of Gores’ initial public offering on February 5, 2019, Gores issued to third party investors 40.0 million units, consisting of one share of Class A common stock of Gores and one-third of one warrant, at a price of $10.00 per unit. Each whole warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share (the “Public Warrants”). Simultaneously with the closing of the IPO, Gores completed the private sale of 6.667 million warrants to Gore’s sponsor at a purchase price of $1.50 per warrant (the “Private Warrants”). Each Private Warrant allows the sponsor to purchase one share of Class A common stock at $11.50 per share. Subsequent to the Business Combination, 13,333,309 Public Warrants and 6,666,666 Private Warrants remained outstanding as of December 31, 2020.
The Private Warrants and the shares of common stock issuable upon the exercise of the Private Warrants are not transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrant.
The Company evaluated the Public and Private Warrants under ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, and concluded that they do not meet the criteria to be classified in stockholders’ equity. Specifically, the exercise of the Public and Private Warrants may be settled in cash upon the occurrence of a tender offer or exchange that involves 50% or more of the Company’s Class A shareholders. Because not all of the Company’s shareholders need to participate in such tender offer or exchange to trigger the potential cash settlement and the Company does not control the occurrence of such an event, the Company concluded that the Public Warrants and Private Warrants do not meet the conditions to be classified in equity. Since the Public and Private Warrants meet the definition of a derivative under ASC 815, the Company recorded these warrants as liabilities on the balance sheet at fair value upon the closing of the Business Combination, with subsequent changes in their respective fair values recognized in the consolidate statement of operations and comprehensive income (loss) at each reporting date.
Convertible Preferred Stock
The Company classified its Series A and Series X convertible preferred stock outside of permanent equity as it contained terms that could force the Company to redeem the shares of such convertible preferred stock for cash or other assets upon the occurrence of an event not solely within the Company’s control. The shares of Series A and Series X convertible preferred stock were converted into Class A common stock upon consummation of the Business Combination.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Revenue Recognition
In 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (ASC 606) (“New Revenue Standard”). The New Revenue Standard requires companies to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the New Revenue Standard requires disclosures of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted the New Revenue Standard effective January 1, 2019 using the modified retrospective method and the cumulative effect was immaterial to the consolidated financial statements. The Company has elected to apply the transition method to contracts that are not completed as of January 1, 2019 (“open contracts”). See Note 4, Revenue, for additional information related to the adoption of ASC 606. There was no material impact of adopting ASC 606 on the financial results for the year ended December 31, 2019.
Under ASC 606, the Company determines revenue recognition through the following steps:
•Identifying the contract, or contracts, with the customer;
•Identifying the performance obligations in the contract;
•Determining the transaction price;
•Allocating the transaction price to performance obligations in the contract; and
•Recognizing revenue when, or as, the Company satisfies performance obligations by transferring the promised good or services.
Nature of Products and Services and Revenue Recognition
The Company’s revenue primarily comes from product sales of lidar sensors to direct customers and distributors and services to integrate Luminar lidar hardware and software for autonomy in vehicle platforms. Revenue from product sales is recognized at a point in time when control of the goods is transferred to the customer, generally occurring upon shipment or delivery dependent upon the terms of the underlying contract.
For custom products that require engineering and development based on customer requirements, the Company recognizes revenue over time using an input method based on contract cost incurred to date compared to total estimated contract cost (cost-to-cost). Amounts billed to customers for shipping and handling are included in revenue. Some of Company’s arrangements provide either software embedded in hardware or occasionally, licenses to certain software products which are typically recognized at the time of transfer of control of either the underlying hardware or at the time when the licensing rights are provided. The obligations associated with any performance obligation to update the Company’s software were immaterial. Taxes collected from customers and remitted to governmental authorities are excluded from revenue on the net basis of accounting.
For service projects, the Company generally contracts with customers based on hourly rates. Revenue is recognized as services are performed and amounts are earned in accordance with the terms of a contract at estimated collectible amounts. Expenses associated with performance of work may be reimbursed with a markup depending on contractual terms and are included in revenues. Reimbursements include billings for travel and other out-of-pocket expenses and third-party costs, such as equipment rentals, materials and subcontractor costs, which are included in cost of sales in the accompanying combined statement of operations.
Arrangements with Multiple Performance Obligations
When a contract involves multiple performance obligations, the Company accounts for individual products and services separately if the customer can benefit from the product or service on its own or with other resources that are readily available to the customer and the product or service is separately identifiable from other promises in the

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
arrangement. The consideration is allocated between separate performance obligations in proportion to their estimated standalone selling price. The transactions to which the Company had to estimate standalone selling prices and allocate the arrangement consideration to multiple performance obligations were immaterial.
The Company provides standard product warranties for a term of typically one year to ensure that its products comply with agreed-upon specifications. Standard warranties are considered to be assurance type warranties and are not accounted for as separate performance obligations. See Product Warranties for accounting policy on standard warranties.
Other Policies, Judgments and Practical Expedients
Contract balances.  Contract assets and liabilities represent the differences in the timing of revenue recognition from the receipt of cash from the Company’s customers and billings. Contract assets reflect revenue recognized and performance obligations satisfied in advance of customer billing. Contract liabilities relates to payments received in advance of the satisfaction of performance under the contract. Receivable represents right to consideration that is unconditional. Such rights are considered unconditional if only the passage of time is required before payment of that consideration is due.
Remaining performance obligations.  Revenue allocated to remaining performance obligations represents the transaction price allocated to the performance obligations that are unsatisfied, or partially unsatisfied. It includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods and does not include contracts where the customer is not committed. The customer is not considered committed where they are able to terminate for convenience without payment of a substantive penalty under the contract. The Company has elected the optional exemption, which allows for the exclusion of the amounts for remaining performance obligations that are part of contracts with an original expected duration of one year or less.
Significant financing component. In certain arrangements, the Company receives payment from a customer either before or after the performance obligation has been satisfied. The expected timing difference between the payment and satisfaction of performance obligations for the vast majority of the Company’s contracts is one year or less; therefore, the Company applies a practical expedient and does not consider the effects of the time value of money. The Company’s contracts with customer prepayment terms do not include a significant financing component because the primary purpose is not to receive financing from the customers.
Contract modifications. The Company may modify contracts to offer customers additional products or services. Each of the additional products and services are generally considered distinct from those products or services transferred to the customer before the modification. The Company evaluates whether the contract price for the additional products and services reflects the standalone selling price as adjusted for facts and circumstances applicable to that contract. In these cases, the Company accounts for the additional products or services as a separate contract. In other cases where the pricing in the modification does not reflect the standalone selling price as adjusted for facts and circumstances applicable to that contract, the Company accounts on a prospective basis where the remaining goods and services are distinct from the original items and on a cumulative catch-up basis when the remaining goods and services are not distinct from the original items.
Judgments and estimates. Accounting for contracts recognized over time under ASC 606 involves the use of various techniques to estimate total contract revenue and costs. Due to uncertainties inherent in the estimation process, it is possible that estimates of costs to complete a performance obligation will be revised in the near-term. The Company reviews and updates its contract-related estimates regularly, and records adjustments as needed. For those performance obligations for which revenue is recognized using a cost-to-cost input method, changes in total estimated costs, and related progress towards complete satisfaction of the performance obligation, are recognized on a cumulative catch-up basis in the period in which the revisions to the estimates are made. The impact of application of catch-up adjustments resulted in recognition of $0.9 million and $0 of contract loss in the years ended December 31, 2020 and 2019, respectively.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Cost of Sales
The Company includes all manufacturing and sourcing costs incurred prior to the receipt of finished goods at its distribution facility in cost of sales. The cost of sales principally includes personnel-related costs (including certain engineering personnel), including stock-based compensation, directly associated with the Company’s manufacturing organization, direct costs, product costs, purchasing costs, allocation of overhead costs associated with manufacturing operations, inbound freight charges, insurance, inventory write-downs, warranty cost and depreciation and amortization expense associated with the manufacturing and sourcing operations. Cost of sales also includes the direct cost and appropriate allocation of overhead costs involved in execution of service contracts.
Research and Development (R&D)
R&D expenses consist primarily of personnel-related expenses, consulting and contractor expenses, tooling and prototype materials to the extent no future benefit is expected and allocated overhead costs. Substantially all of the Company’s R&D expenses are related to developing new products and services and improving existing products and services. To date, R&D expenses have been expensed as incurred and included in the consolidated statements of operations.
Stock-based Compensation
Employees
The Company measures the cost of share-based awards granted to employees and directors based on the grant-date fair value of the awards. The grant-date fair value of the stock options is calculated using a Black-Scholes option pricing model. The grant-date fair value of restricted stock is calculated based on the fair value of the underlying common stock less cash proceeds paid by the recipient to acquire the restricted stock. The fair value of the stock-based compensation is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the award. The Company elected to recognize the effect of forfeitures in the period they occur.
Non-Employees
On January 1, 2019, the Company adopted Accounting Standards Update (ASU) 2018-07, Compensation—Stock Compensation (ASC 718): Improvements to Nonemployee Share-Based Payment Accounting. Under ASU 2018-07, the newly granted equity-classified non-employee awards are measured on the grant date using a fair-value based measure. Any outstanding non-employee awards that have not achieved a performance completion date as of the adoption of ASU 2018-07 are measured at the adoption date and not subsequently remeasured. Consistent with the intent of ASU 2018-07 to better align the accounting for employee and non-employee awards, the Company has recognized the compensation cost for non-employee awards on a straight-line basis after adoption of ASU 2018-07. There was no impact to equity or retained earnings upon adopting ASU 2018-07.
On January 1, 2019, the Company adopted ASU 2019-08, Compensation—Stock Compensation (ASC 718). Following the adoption of ASU 2018-07, the Company measures any share-based payment awards to customers in accordance with ASC 718. Any equity classified awards are measured on the grant dates. The Company had no such outstanding awards as of the date of adoption of ASU 2019-08.
Income Taxes
Income taxes are accounted under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Company recognizes deferred tax assets to the extent that these assets are more likely than not to be realized. In making such a determination, all available positive and negative evidence are considered, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If it is determined that deferred tax assets would be realized in the future, in excess of their net recorded amount, an adjustment would be made to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.
The Company records uncertain tax positions in accordance with ASC 740, Income Taxes, on the basis of a two-step process which includes (1) determining whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position, and (2) for those tax positions that meet the more-likely-than-not recognition threshold. Recognized income tax positions are measured at the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority.
The Company recognizes interest and penalties related to unrecognized tax benefits on the income tax expense line in the accompanying consolidated statement of operations. Accrued interest and penalties are included on the related tax liability line in the consolidated balance sheet.
The Tax Cuts and Jobs Act ("TCJA") subjects a U.S. shareholder to tax on global intangible low-taxed income (“GILTI”) earned by certain foreign subsidiaries. Under GAAP, the Company can make an accounting policy election to either treat taxes due on the GILTI inclusion as a current period expense or factor such amounts into the Company’s measurement of deferred taxes. The Company elected to treat the GILTI inclusion as a period expense.
Recent Accounting Pronouncements Not Yet Effective
In February 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-02, Leases (ASC 842), and since that date has issued subsequent amendments to the initial guidance intended to clarify certain aspects of the guidance and to provide certain practical expedients entities can elect upon adoption. The principle of ASU 2016-02 is that a lessee should recognize assets and liabilities that arise from leases. Lessees will need to recognize a right-of-use asset and a lease liability for all leases (other than leases that meet the definition of a short-term lease). The lease liability will be equal to the present value of lease payments. The right-of-use asset will be based on the liability. ASU 2016-02 requires leases to be classified as either operating or finance. Operating leases will result in a straight-line expense pattern while finance leases will result in a front-loaded expense pattern. ASU 2016-02 is effective for the Company beginning January 1, 2021. The Company will adopt ASC 842 using the modified retrospective approach and as a result will not restate prior periods. Based on the Company’s current lease portfolio, the Company preliminarily expects ASC 842 to have a material impact on its consolidated balance sheets primarily related to the recognition of operating lease assets and liabilities. The Company does not expect the adoption to have a material impact on the Company’s consolidated statement of operations. As the impact of this standard is noncash in nature, the Company does not anticipate its adoption having an impact on the Company’s consolidated statement of cash flows.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (ASC 326): Measurement of Credit Losses of Financial Instruments, which, together with subsequent amendments, amends the requirement on the measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 will be effective for the Company beginning January 1, 2023, with early adoption permitted. The Company is currently in the process of evaluating the effects of this pronouncement on the Company’s financial statements and does not expect it to have a material impact on the consolidated financial statements.
Note 3. Business Combination
On December 2, 2020, Gores consummated the “Business Combination” pursuant to that certain Agreement and Plan of Merger, dated August 24, 2020 (the “Merger Agreement”), by and among Gores, Dawn Merger Sub, Inc. (“First Merger Sub”), a wholly owned subsidiary of Gores, Dawn Merger Sub II, LLC (“Second Merger Sub”), a wholly owned subsidiary of Gores, and Legacy Luminar. In connection with the consummation of the Business

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Combination (the “Closing”), the registrant changed its name from Gores Metropoulos, Inc. to Luminar Technologies, Inc.
Immediately following the business combination, there were 323,936,240 shares of common stock, consisting of 218,818,037 shares of Class A common stock and 105,118,203 shares of Class B common stock with a par value of $0.0001 issued and outstanding, options to purchase an aggregate of 16,224,474 shares of Class A common stock and warrants to purchase, 4,089,280 shares of Class A common stock.
Pursuant to the Merger Agreement, the Company’s stockholders are entitled to receive an aggregate of up to 25,818,744 earn-out shares in the form of common stock (with respect to the Company’s Class A stockholders’ shares of Class A common stock and with respect to the Company’s Class B stockholders’ shares of Class B common stock). There are six different triggering events that affect the number of earn-out shares that will be issued based upon the per share price of Class A common stock ranging from $13.00 to $28.00 per share. The Company accounts for the potential earn-out shares as a component of stockholders’ equity in accordance with the guidance in ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging. On December 2, 2020, the Company estimated the fair value of the potential earn-out shares to be $587.7 million, which was estimated using a Monte Carlo Model and Level 3 fair value inputs including volatility of 58.5% and a contractual term of 5.5 years. This was recorded as an increase in additional paid-in capital with an offsetting amount recorded in the same account, due to the absence of retained earnings.
The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP as Luminar has been determined to be the accounting acquirer, primarily due to the fact that Legacy Luminar stockholders continue to control the Post-Combination Company. Under this method of accounting, while Gores was the legal acquirer, it has been be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Luminar issuing stock for the net assets of Gores, accompanied by a recapitalization. The net assets of Gores were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Legacy Luminar. Reported shares and earnings per share available to holders of the Company’s common stock, prior to the business combination, have been retroactively restated as shares reflecting the exchange ratio established in the Business Combination (approximately 1 Gores shares to 13.63094 Luminar shares).
The most significant change in the post-combination Company’s reported financial position and results was an increase in cash of $380.6 million. The Company incurred $17.2 million in transaction costs relating to the merger with Gores, which has been offset against additional paid-in capital in the Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit). On the date of the Business Combination, the Company recorded a liability related to the Public and Private Warrants of $102.4 million, with an offsetting entry to additional paid-in capital. During the period from December 2, 2020 to December 31, 2020, the fair value of the Public and Private Warrants increased to $343.4 million, resulting in a charge of $241.0 million in the consolidated statement of operations for the year ended December 31, 2020.
Upon closing of the Business Combination, the shareholders’ of Gores were issued 49,981,349 shares of Class A common stock. In connection with the Closing, holders of 18,651 shares of common stock of Gores were redeemed at a price per share of $10.16.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 4. Revenue
Disaggregation of Revenues
The Company disaggregates its revenue from contracts with customers by geographic region based on the primary locations where the customer is situated, type of good or service and timing of transfer of goods or services to customers (point-in-time or over time), as it believes it best depicts how the nature, amount, timing and uncertainty of its revenue and cash flows are affected by economic factors. Total revenue based on the disaggregation criteria described above are as follows (in thousands):

	Year Ended December 31,
	2020		2019
	Revenue	% of Revenue	Revenue	% of Revenue

Revenue by primary geographical market:
North America	$4,010	29%	$10,453	83%
Asia Pacific	906	6%	469	4%
Europe and Middle East	9,035	65%	1,680	13%
Total	13,951	100%	12,602	100%
Revenue by timing of recognition:
Recognized at a point in time	2,639	19%	9,666	77%
Recognized over time	11,312	81%	2,936	23%
Total	13,951	100%	12,602	100%
Revenue by segment:
Autonomy Solutions	11,387	82%	9,666	77%
Component Sales	2,564	18%	2,936	23%
Total	13,951	100%	12,602	100%
Volvo Stock Purchase Warrant
In March 2020, the Company issued a stock purchase warrant to Volvo Car Technology Fund AB (“VCTF”) in connection to the engineering services contract. VCTF is entitled to purchase from the Company up to 4,089,280 shares of Class A common stock, at a price of $3.1769 per share. The warrants vest and become exercisable in two tranches based on satisfaction of certain commercial milestones. The fair value of warrants aggregating $2.9 million represent consideration payable to a customer and would be recognized as reduction in revenue consistent with the revenue recognition pattern when these warrants become probable of vesting. The Company’s management determined that the vesting of these warrants was not probable as of December 31, 2020.
Contract assets and liabilities
Contract assets primarily represent revenues recognized for performance obligations that have been satisfied but for which amounts have not been billed. The Company’s contract assets as of December 31, 2020 were not material. The Company did not have any contract assets as of December 31, 2019. Contract liabilities consist of deferred revenue and customer advanced payments. Deferred revenue includes billings in excess of revenue recognized related to product sales and other services revenue and is recognized as revenue when the Company performs under the contract. Customer advanced payments represent required customer payments in advance of product shipments according to customer’s payment term. Customer advance payments are recognized as revenue when control of the performance obligation is transferred to the customer. The Company’s contract liabilities were $2.3 million and $0.2 million as of December 31, 2020 and 2019, respectively, and were included in accrued and other current liabilities in the consolidated balance sheets.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The significant changes in contract liabilities balances consisted of the following (in thousands):

	December 31,
	2020	2019
Beginning balance	$225	$—
Revenue recognized that was included in the contract liabilities beginning balance	(225)	—
Increase due to cash received and not recognized as revenue and billings in excess of revenue recognized during the period	2,284	225
Ending balance	$2,284	$225
Note 5. Investments
The Company’s investments in debt securities consisted of the following as of December 31, 2020 and 2019 (in thousands):

	December 31, 2020
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury	$155,339	$14	$(6)	$155,347
U.S. agency and government sponsored securities	19,996	—	—	19,996
Commercial paper	182,218	6	(4)	182,220
Corporate bonds	45,431	21	(2)	45,450
Asset-backed securities	7,012	6	—	7,018
Total debt securities	$409,996	$47	$(12)	$410,031
Included in cash and cash equivalents	$133,319	$4	$(2)	$133,321
Included in marketable securities	$276,677	$43	$(10)	$276,710

	December 31, 2019
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury	$749	$—	$—	$749
U.S. agency and government sponsored securities	1,398	—	—	1,398
Commercial paper	20,183	1	(1)	20,183
Corporate bonds	3,474	—	(1)	3,473
Total debt securities	$25,804	$1	$(2)	$25,803
Included in cash and cash equivalents	$19,144	$1	$(1)	$19,144
Included in marketable securities	$6,660	$—	$(1)	$6,659

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table presents the gross unrealized losses and the fair value for those debt securities that were in an unrealized loss position for less than 12 months as of December 31, 2020 and 2019 (in thousands):

	December 31, 2020		December 31, 2019
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
U.S. Treasury	$(6)	$65,298	$—	$—
Commercial paper	(4)	47,629	(1)	13,422
Corporate bonds	(2)	15,575	(1)	2,872
Total	$(12)	$128,502	$(2)	$16,294
Note 6. Financial Statement Components
Cash and Cash Equivalents
Cash and cash equivalents consisted of the following (in thousands):

	December 31,
	2020	2019
Cash	$10,652	$5,676
Money market funds	64,971	2,260
U.S. Treasury	24,999	—
U.S. agency securities	—	1,398
Commercial paper	108,322	16,971
Corporate bonds	—	775
Total cash and cash equivalents	$208,944	$27,080
Inventories
Inventories consisted of the following (in thousands):

	December 31,
	2020	2019
Raw materials	$625	$1,998
Work-in-process	52	1,376
Finished goods	2,936	628
Total inventories, net	$3,613	$4,002
The Company recorded inventory write-downs of $4.4 million and $1.4 million during the years ended December 31, 2020 and 2019, respectively.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following (in thousands):

	December 31,
	2020	2019
Prepaid expenses	$1,073	$817
Advance payments to vendors	961	666
Prepaid rent and other	503	12
Other receivables	2,260	329
Total prepaid expenses and other current assets	$4,797	$1,824
Property and Equipment
Property and equipment consisted of the following (in thousands):

	December 31,
	2020	2019
Computer hardware and software	$2,450	$2,992
Demonstration fleet and demonstration units	1,821	1,603
Machinery and equipment	5,940	5,321
Furniture and fixtures	293	325
Vehicles	835	902
Leasehold improvements	791	821
Construction in progress	1,410	465
Total property and equipment	13,540	12,429
Accumulated depreciation and amortization	(5,851)	(4,562)
Total property and equipment, net	$7,689	$7,867
Depreciation and amortization associated with property and equipment was $2.5 million and $2.3 million for the years ended December 31, 2020 and 2019, respectively.
Property and equipment capitalized under capital lease obligations consisted of the following (in thousands):

	December 31,
	2020	2019
Computer hardware and software	$88	$88
Machinery and equipment	838	491
Total property and equipment capitalized under capital lease obligations	926	579
Less: accumulated depreciation and amortization	(219)	(71)
Total	$707	$508

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Goodwill
The carrying amount of goodwill allocated to the Company’s reportable segments was as follows (in thousands):

	Autonomy Solutions	Other Component Sales	Total
As of December 31, 2020	$687	$14	$701
As of December 31, 2019	$687	$14	$701
Other Non-Current Assets
Other non-current assets consisted of the following (in thousands):

	December 31,
	2020	2019
Security deposits	$1,106	$1,793
Other non-current assets	45	36
Total other non-current assets	$1,151	$1,829
Accrued and Other Current Liabilities
Accrued and other current liabilities consisted of the following (in thousands):

	December 31,
	2020	2019
Accrued expenses	$3,998	$2,049
Warranty liabilities	259	267
Contract liabilities	2,284	225
Accrued compensation and benefits	3,071	823
Contract losses	558	—
Capital lease liabilities and other, current	282	162
Total accrued and other current liabilities	$10,452	$3,526
Other Non-Current Liabilities
Other non-current liabilities consisted of the following (in thousands):

	December 31,
	2020	2019
Deferred rent	$826	$1,106
Capital lease liabilities, non-current	492	295
Total other non-current liabilities	$1,318	$1,401
Note 7. Simple Agreements for Future Equity (SAFE)
Between April 2016 and May 2019, the Company issued SAFEs that allowed the investors to participate in future equity financings through a share-settled redemption of the amount invested (such notional being the “invested amount”). Alternatively, upon the occurrence of a change of control or an initial public offering (other than a qualified financing), the investors had the option to receive either (i) cash payment equal to the invested

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
amount under such SAFE, or (ii) a number of shares of common stock equal to the invested amount divided by the liquidity price set forth in the applicable SAFE.
The Company issued two types of SAFEs, that each contain the change of control and initial public offering settlement alternatives described above, but settled differently upon a next round financing as follows:
(a)SAFEs that allowed the investors to participate in future equity financings through share-settled redemption at a discounted price to the price paid by other investors. That is, upon a future equity financing involving preferred shares, the SAFE settled into a number of preferred shares equal to the invested amount of the SAFE divided by a percentage of the discounted price investors pay to purchase preferred shares in the financing, with such discounted price calculated as a percentage of the price investors pay to purchase preferred shares in the financing or by reference to a valuation ceiling and
(b)SAFEs that, instead of allowing the holder to receive a number of shares at a discounted settlement price, accrued noncash paid-in-kind interest at 18% per annum of the invested amount of the SAFE. Upon a future equity financing, the SAFE settled into a number of preferred shares equal to the invested amount of the SAFE divided by the price for which cash investors paid to purchase the preferred shares in the financing.
The Company determined that the SAFEs were not legal form debt (i.e., no creditors’ rights). The SAFEs included a provision allowing for cash redemption upon the occurrence of a change of control, the occurrence of which is outside the control of the Company. Therefore, the SAFEs are classified as marked-to-market liabilities pursuant to ASC 480, Distinguishing Liability from Equity.
On June 24, 2019 in connection with the sale of the Series A preferred stock, the SAFEs were settled into 68,877,417 shares of Series A preferred stock and 3,612,062 shares of common stock, and there were no SAFEs issued and outstanding as of December 31, 2020 or 2019. The SAFEs were marked to fair value as of the settlement date, resulting in a charge for the increase in fair value of $24.2 million during the year ended December 31, 2019. One SAFE note was settled in cash for $5.6 million, resulting in an immaterial loss on settlement.
Note 8. Debt
Senior Secured Loan
In August 2017, the Company issued a Senior Secured Promissory Note with an aggregate principal of $15.0 million (the “2017 Note”). The 2017 Note bore interest at 12.50% per annum, with an effective interest rate of 15.68% due to upfront fees of $382,000 and allocated proceeds to warrants of $480,000 and had a final maturity date of September 18, 2020. Principal and interest were paid according to a schedule of 28 monthly installments beginning June 18, 2018 until final maturity.
On December 18, 2018, the Company entered into the First Amendment to Senior Secured Promissory Note with the lenders which provided for an incremental advance with an aggregate principal amount of $3.0 million (the “2018 Note” and together with the 2017 Note, the “Notes”). The 2018 Note accrued interest at 12.50% per annum, with an effective interest rate of 15.58% due to upfront fees of $108,000 and allocated proceeds to warrants of $46,000. Principal and interest were paid pursuant to a schedule of 27 monthly installment payments with a final maturity date on December 18, 2021. The Notes permitted prepayment with an interest make-whole premium. The Notes included standard non-financial covenants and were secured by a first priority perfected security interest in substantially all of the Company’s assets. The Company was required to maintain liquidity of at least $2.0 million. As of December 31, 2019, the Company was not in default on any covenants.
In connection with the issuance of the Notes, the Company issued warrants (see Note 9, 2017, 2018 and 2020 Warrants). Proceeds were allocated to the warrants at their full fair value, with the residual allocated to the Notes. From January 1, 2019 through December 31, 2019, $317,000 of non-cash interest was amortized. From January 1,

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2020 until settlement in the debt refinancing described below, $55,000 of non-cash interest was amortized on the Notes.
On March 31, 2020, the Company refinanced the Notes. The $3.6 million principal of the 2017 Note and $2.4 million principal of the 2018 Note were repaid with a portion of the proceeds from the new Senior Secured Promissory Note (“New Notes”), which provided for $20.0 million of initial advance, drawn in an amount of $17.0 million on April 8, 2020 and $3.0 million on May 26, 2020. The remaining $10.0 million of New Notes were issued on June 6, 2020. The New Notes bore interest at 12.5% and were maturing 48 months after the initial funding date, with 32 equal monthly installments commencing on the 16th monthly payment date. The New Notes contained the same covenants as the 2017 Note and 2018 Note and required the Company to maintain liquidity of at least $5.0 million.
Upon issuing the New Notes, the Company paid the lenders a non-refundable fee equal to 1.5% of the amount of each advance and a warrant for a number of shares of Series A convertible preferred stock equal to 10% of the principal amount of each advance divided by the exercise price of $43.3039. The redemption of the 2017 Note and the 2018 Note was an extinguishment, resulting in an extinguishment loss of $866,000, comprised of $86,000 in unamortized financing costs and discount on the 2017 Note and the 2018 Note, $255,000 of lender fee, and $525,000 being the fair value of the newly issued warrants. Third party financing costs of $361,000 and $1.2 million of fair value of newly issued warrants were deferred as discount on the New Notes and $329,000 was amortized as non-cash interest expense through December 2, 2020.
Pursuant to the terms of the merger agreement, the Company was required to repay the full outstanding balance of the senior secured term loan $30.0 million. In connection with the repayment, the Company incurred a prepayment penalty of $1.9 million, legal costs associated with the repayment of $56,000 and wrote off loan origination fees of $1.2 million. This resulted in an aggregate loss of $3.1 million due to early extinguishment of the New Notes during the year ended December 31, 2020.
The table below summarizes the outstanding balances recorded for the Notes (in thousands):

	December 31,
	2020	2019
2017 Notes Principal Outstanding	$—	$5,304
Unamortized discount (2017 Notes)	—	(56)
2018 Notes	—	2,707
Unamortized discount (2018 Notes)	—	(81)
Net carrying amount	—	7,874
Less: current portion	—	6,459
Non-current portion	$—	$1,415
Equipment Loan
On July 31, 2017, the Company entered into an Equipment and Loan Agreement (“the agreement”) for total committed amount of $4.0 million for the purpose of acquiring equipment. On March 29, 2018, the commitment amount was increased by $1.4 million to a total of $5.4 million. Under the agreement, the Company issued three promissory notes totaling $3.2 million in the period starting from July 31, 2017 through December 15, 2017 and three promissory notes totaling $2.2 million in the period starting from March 29, 2018 to October 16, 2018. The promissory notes bore interest at 10.35% per annum with effective rate of interest ranging from 10.37% to 13.96%. The interest only period ended on June 30, 2018 and principal and interest were paid based on the monthly schedule until final maturity on July 1, 2020.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Paycheck Protection Program Loan
On April 22, 2020 (the “Origination Date”), the Company received $7.8 million in aggregate loan proceeds (the “PPP Loan”) from Silicon Valley Bank (the “Lender”) pursuant to the Paycheck Protection Program established under the CARES (the Coronavirus Aid, Relief, and Economic Security) Act of 2020. Payments of principal and interest were deferred for the first six months following the Origination Date, and the PPP Loan was maturing in two years after the Origination Date. Following the deferral period, the Company was required to make payments of principal and interest accrued under the PPP Loan in monthly installments based upon an amortization schedule to be determined by the Lender based on the principal balance of the PPP Loan outstanding following the deferral period and taking into consideration any portion of the PPP Loan that may be forgiven prior to that time. The PPP Loan bore interest at 1%. The Company repaid the loan in full on August 20, 2020 for $7.84 million comprised of $7.82 million of principal and accrued interest of $26,000.
Bridge Note
In August 2015, the Company entered into a Convertible Promissory Note (the “Bridge Note”) with an investor (the “Investor”) with a principal amount of $1.5 million and an interest rate of 3.00% per annum. The Bridge Note had an original maturity date of August 11, 2016, however the Company and Investors agreed to allow the Bridge Note to remain outstanding after maturity. On February 21, 2019, the Company and the Investor entered into an amendment to the Bridge Note (the “Amended Bridge Note”), which revised the Bridge Note’s settlement provisions.
In June 2019, the Company and the Investor agreed to settle the Amended Bridge Note into Series A-11 Preferred Stock at a price equal to (i) $58.0 million divided by (ii) the Company’s fully diluted share count. The settlement of the Amended Bridge Note was accounted for as an extinguishment of debt, wherein the carrying amount of the Bridge Note was derecognized and the fair value of the Series A-11 Preferred Stock issued was recorded in equity. The difference between the carrying amount of the Note and the fair value of the Preferred Stock was recorded as a loss on extinguishment of $6.0 million.
Others
Revolving credit facility
On November 19, 2018, the Company entered into revolving line of credit agreement for total amount of $500,000. The revolving line of credit carried a variable interest rate which changed from time to time based on the wall street journal prime rate (Index). The credit facility matured in 2019 and the then outstanding balance of $0.5 million was repaid in full.
Vehicle loan
In October 2017, the Company entered into a vehicle loan agreement with an aggregate principal of $73,000 (the “Vehicle Loan”). The Vehicle Loan bears interest at 5.99% per annum and has a final maturity date of November 10, 2022. Principal and interest are paid according to a schedule of 60 monthly installments beginning December 10, 2017 until final maturity.
In December 2020, the Company refinanced a leased vehicle and entered into a vehicle loan agreement with an aggregate principal of $21,000 (the “Vehicle Loan”). The Vehicle Loan bears interest at 6.29% per annum and has a final maturity date of November 1, 2025. Principal and interest are paid according to a schedule of 60 monthly installments beginning December 1, 2020 until final maturity.
Additional Equipment Loan
The Company also entered into an equipment loan agreement for its subsidiary with an aggregate principal of $182,000 (the “Additional Equipment Loan”) in December 2018. The Additional Equipment Loan carries an interest

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
of 5.89% per annum maturing on November 14, 2023. Principal and interest are paid according to a schedule of 60 monthly installments beginning November 14, 2018 until final maturity.
The Company additionally entered into three additional equipment loan agreements during September 2020 to December 2020 for the amounts of $60,000, $170,000 and $16,000 respectively. The aggregate principal amount of the loans resulted in $246,000 (the “New Equipment Loan”). The New Equipment Loan carries interest rate varying from 6.29%, 7.64% and 8.91%, respectively. The principal and interest of the loans are to be paid in 60 monthly installments until final maturity at October 2, 2025, October 2, 2025, and October 12, 2025, respectively.
The following table summarizes the outstanding balances recorded for other debt (in thousands):

	December 31,
	2020	2019
Vehicle loan	$52	$45
Additional Equipment Loan	349	146
Total	401	191
Less: current portion	99	51
Non-current portion	$302	$140
Following is the principal maturity schedule for long-term debt outstanding as of December 31, 2020 (in thousands):

Amount
2021	$99
2022	101
2023	91
2024	58
2025	52
Total	401
Less unamortized debt cost	—
Long-term debt	$401
Note 9. 2017, 2018 and 2020 Warrants
In connection with the issuance of the 2017 Note, the Company issued warrants (the “2017 Warrants”). The 2017 Warrants allowed the holder to purchase a number of shares in a future round of preferred stock financing equal to 10% of the principal advances under the 2017 Note, divided by 70% of the price per share paid for the equity securities issued in the financing. In the event that a financing did not occur within two years from issuance, the 2017 Warrants would become exercisable for a SAFE with an invested amount equal to 10% of the advances under the 2017 Note. However, upon the issuance of Series A convertible preferred stock in June 2019, the underlying shares were determined to be Series A convertible preferred stock. Upon issuance of the 2018 Note, the Company amended the 2017 Warrants to provide additional warrant coverage for advances issued under the 2018 Note (the “2018 Warrants”). Upon the issuance of New Notes in April through September of 2020, 10% warrant coverage resulted in the issuance of additional warrants to purchase Series A convertible preferred stock (the “2020 Warrants”).
The Company classified these warrants as liabilities because the holder of the warrants were entitled to settle the warrants for SAFE instruments if the Company did not consummate a qualified financing within two years of the issuance date of the warrants, and following the issuance of Series A convertible preferred stock, the underlying shares were redeemable outside the Company’s control through deemed liquidation provisions. The warrants were

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
recorded at fair value with subsequent changes in fair value reflected in earnings. The change in fair value resulted in a loss of $27.3 million and $256,000 during the years ended December 31, 2020 and 2019, respectively. Upon closing of the Business Combination, the Warrants were exercised for 1,466,155 shares of Class A common stock and there were no warrants outstanding as of December 31, 2020.
The Company determined the following fair values for the outstanding warrants (in thousands):

	December 31,
	2020	2019
2017 Warrants	$—	$1,035
2018 Warrants	—	87
Total	$—	$1,122
Note 10. Fair Value Measurements
The Company carries cash equivalents, marketable investments, Public and Private Warrants, 2017 Warrants and 2018 Warrants at fair value. Fair value is based on the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:
Level 1 — Observable inputs, which include unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2 — Observable inputs other than Level 1 inputs, such as quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 — Unobservable inputs that are supported by little or no market activity and that are based on management’s assumptions, including fair value measurements determined by using pricing models, discounted cash flow methodologies or similar techniques.
The Company determined the fair value of its Level 1 financial instruments, which are traded in active markets, using quoted market prices for identical instruments.
Marketable investments classified within Level 2 of the fair value hierarchy are valued based on other observable inputs, including broker or dealer quotations, alternative pricing sources or U.S. Government Treasury yield of appropriate term. When quoted prices in active markets for identical assets or liabilities are not available, the Company relies on non-binding quotes from its investment managers, which are based on proprietary valuation models of independent pricing services. These models generally use inputs such as observable market data, quoted market prices for similar instruments, historical pricing trends of a security as relative to its peers. To validate the fair value determination provided by its investment managers, the Company reviews the pricing movement in the context of overall market trends and trading information from its investment managers. The Company performs routine procedures such as comparing prices obtained from independent source to ensure that appropriate fair values are recorded. Because the transfer of Private Warrants to anyone outside of a small group of individuals constituting the sponsors of Gores Metropoulos, Inc. would result in the Private Warrants having substantially the same terms as the Public Warrants, management determined that the fair value of each Private Warrant is the same as that of a Public Warrant, with an insignificant adjustment for short-term marketability restrictions. Accordingly, the Private Warrants are classified as Level 2 financial instruments.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Company’s financial assets and liabilities subject to fair value measurements on a recurring basis and the level of inputs used for such measurements were as follows (in thousands):

	Fair Value (in thousands) Measured as of December 31, 2020 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$64,971	$—	$—	$64,971
U.S. Treasury	24,999	—	—	24,999
Commercial paper	—	108,322	—	108,322
Total cash equivalents	$89,970	$108,322	$—	$198,292
Marketable investments:
U.S. Treasury	$130,348	$—	$—	$130,348
U.S. agency and government sponsored securities	—	19,996	—	19,996
Commercial paper	—	73,898	—	73,898
Corporate bonds	—	45,450	—	45,450
Asset-backed securities	—	7,018	—	7,018
Total marketable investments	$130,348	$146,362	$—	$276,710
Liabilities:
Public Warrants	$228,933	$—	$—	$228,933
Private Warrants	—	114,467	—	114,467
Total warrant liabilities	$228,933	$114,467	$—	$343,400

	Fair Value (in thousands) Measured as of December 31, 2019 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$2,260	$—	$—	$2,260
U.S. agency securities	—	1,398	—	1,398
Commercial paper	—	16,971	—	16,971
Corporate bonds	—	775	—	775
Total cash equivalents	$2,260	$19,144	$—	$21,404
Marketable investments:
U.S. Treasury	$749	$—	$—	$749
Commercial paper	—	3,212	—	3,212
Corporate bonds	—	2,698	—	2,698
Total marketable investments	$749	$5,910	$—	$6,659
Liabilities:
2017 Warrants	$—	$—	$1,035	$1,035
2018 Warrants	—	—	87	87
Total warrant liabilities	$—	$—	$1,122	$1,122

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The Company measured the 2017 Warrants and 2018 Warrants liabilities at fair value based on significant inputs not observable in the market, which caused them to be classified as Level 3 measurements within the fair value hierarchy. The valuation of the 2017 Warrants and 2018 Warrants used assumptions and estimates the Company believed would been made by a market participant in making the same valuation. The Company assessed these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates were obtained. Changes in the fair value of the 2017 Warrants and 2018 Warrants related to updated assumptions and estimates were recognized within the consolidated statement of operations.
Level 3 Disclosures
The 2017 and 2018 Warrants outstanding as of December 31, 2019 were valued using an option pricing method (“OPM”), which employed an assumed total equity valuation of $640 million, an option term of three years, volatility of 49.6% and a risk-free rate of 1.62%. Total equity value was estimated using a discounted cash flow analysis employing a long-term income forecast and a discount rate of 35%, giving consideration to additional risk in the Company’s forecast relative to the prior valuation.
The 2017, 2018 and 2020 Warrants outstanding on December 2, 2020, were valued using the closing stock price of $18.00 per share, immediately prior to the consummation of the Business Combination in accordance with the terms of the warrant agreements.
13,647 warrants were exercised on a cashless basis with all previously held warrant shares being converted to closing warrant shares and 130,376 warrants were exercised to the extent such net issue exercise resulted in the issuance of shares based on the strike price and fair value. There were no Warrants outstanding as of December 31, 2020.
The fair value is classified as Level 3 in the fair value hierarchy due to the significant management judgment required for the assumptions underlying the calculation of value.
The following table presents changes in Level 3 liabilities measured at fair value for the years ended December 31, 2019 (in thousands):

	SAFEs	2017 Warrants	2018 Warrants
Balance-beginning of year	$122,588	$808	$58
Additions	37,379	—	—
Exercise or conversion	(184,182)	—	—
Measurement adjustments	24,215	227	29
Balance-end of year	$—	$1,035	$87
The following table presents changes in Level 3 liabilities measured at fair value for the years ended December 31, 2020 (in thousands):

	2017 Warrants	2018 Warrants	2020 Warrants
Balance-beginning of year	$1,035	$87	$—
Additions	—	—	1,728
Exercise or conversion	(13,714)	(1,700)	(14,698)
Measurement adjustments	12,679	1,613	12,970
Balance-end of year	$—	$—	$—
The Company’s other financial instruments’ fair value, including accounts receivable, accounts payable and other current liabilities, approximate its carrying value due to the relatively short maturity of those instruments. The

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
carrying amounts of the Company’s capital leases approximate their fair value, which is the present value of expected future cash payments based on assumptions about current interest rates and the creditworthiness of the Company.
Note 11. Convertible Preferred Stock
Preferred Stock
Series A
On June 24, 2019, the Company amended and restated its Certificate of Incorporation (“Certificate”), which authorized the issuance of up to 102,740,023 shares of Series A Preferred Stock with a par value of $0.00001. On June 24, 2019, the Company entered into a Series A Convertible Preferred Stock Purchase Agreement to issue preferred stock to investors for cash and in settlement of outstanding SAFEs and Amended Bridge Note.
Series X
On August 24, 2020, the Company entered into the Series X Preferred Stock Purchase Agreement to offer shares of the Company’s Series X Preferred Stock. In August 2020 and September of 2020, the Company issued an aggregate of 17,065,536 preferred stock for cash at a purchase price of $9.96 per share of preferred stock, which generated gross proceeds of $170.0 million. In October 2020, the Company issued an additional 1,391,694 shares of preferred stock for gross proceeds of $13.86 million. Accordingly, the Company amended and restated its certificate of incorporation (“Certificate”), which authorized the issuance of up to 20,077,073 shares of Series X Preferred Stock with a par value of $0.00001.
Upon closing of the Business Combination on December 2, 2020, the outstanding shares of Series A and Series X Preferred Stock were automatically converted into 113,275,381 shares of Class A common stock. No shares of convertible preferred stock were authorized, issued or outstanding as of December 31, 2020.
The original issue price and the liquidation value, as of December 2, 2020, of each class of preferred stock were as follows:

	Shares Authorized	Shares Issued and Outstanding	Per Share Liquidation Preference
Series A	30,374,645	22,638,795	$3.18
Series A-1	2,226,013	2,226,013	1.12
Series A-2	18,030,728	18,030,728	1.11
Series A-3	3,047,168	3,047,168	1.31
Series A-4	679,188	679,188	1.47
Series A-5	1,877,184	1,691,162	1.48
Series A-6	3,372,566	3,372,566	2.22
Series A-7	19,896,476	19,896,476	2.54
Series A-8	5,258,501	5,258,501	2.70
Series A-9	10,205,127	10,205,127	2.86
Series A-10	3,445,914	3,445,914	3.02
Series A-11	4,326,513	4,326,513	0.39
Series X	20,077,073	18,457,230	9.96
Dividends
Holders of both Series A and Series X Preferred Stock were entitled to receive non-cumulative dividends at a rate per annum equal to 6% of the applicable original issue price, if and when declared by the Company’s Board of

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Directors. Preferred stockholders were entitled to receive dividends prior to and in preference to any dividends to common stockholders. No dividends were declared or paid during the year ended December 31, 2020 or 2019.
Liquidation
Holders of both Series A and Series X Preferred Stock were entitled to receive a liquidation preference prior to any distribution to holders of common stock. Upon the occurrence of a liquidation transaction, preferred stock was redeemable by the Company for the applicable original issue price. Moreover, if the holders of preferred stock would have received a greater amount of consideration had the preferred stock been converted immediately prior to such transaction, the preferred stock would have been deemed to be converted for purposes of the redemption.
Each of the Series A and Series X Preferred Stock were conditionally puttable by the holders upon “deemed liquidation events,” which included a merger, consolidation, change of control, or a sale of substantially all of the Company’s assets. The Company determined that triggering events that could result in a deemed liquidation were not solely within the control of the Company. Therefore, the preferred stock was classified outside of permanent (i.e., temporary equity). The preferred stock was not accreted to its liquidation preference, as it was not probable for the preferred stock to become redeemable. The Company, until the conversion of the preferred stock into Class A common stock, monitored the circumstances that could have caused the preferred stock to become probable of becoming redeemable.
Conversion
Both Series A and Series X Preferred Stock were convertible at any time, at the option of the holder, into common stock at a conversion rate of 1 to 1 initially, subject to adjustments. The conversion prices of each series of preferred stock were as follows:

Conversion price
Series A	$3.18
Series A-1	1.12
Series A-2	1.11
Series A-3	1.31
Series A-4	1.47
Series A-5	1.48
Series A-6	2.22
Series A-7	2.54
Series A-8	2.70
Series A-9	2.86
Series A-10	3.02
Series A-11	1.78
Series X	9.96
Additionally, all outstanding shares of the preferred stock were automatically convertible into shares of underlying common stock upon the Company’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act, the public offering price of which was not less than $64.96 per share and which resulted in aggregate cash proceeds to the Company of not less than $100.0 million, net of underwriting discounts and commissions (a “Qualified IPO”).
Voting Rights
Holders of preferred stock were entitled to the same voting rights as the common stockholders and to notice of stockholders’ meeting. The holders of common stock and preferred stock voted together as a single class (on an as-

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
converted basis) on all matters. Each holder of preferred stock was entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred stock would have been convertible.
Beneficial Conversion Features (“BCFs”)
The Company assessed whether BCFs existed for the optional conversion rights that did not require bifurcation as derivatives. If the conversion option was in-the-money as of the commitment date, the preferred stock contained a BCF. The BCF was recognized as a deemed dividend against the carrying amount of the preferred stock. The Company monitored for the issuance of additional shares below the conversion price, which could have result in a contingent BCF.
The following table summarizes the calculation of the BCF as of the commitment dates of the Preferred Stock:

Commitment Date	Series	Type of Consideration received (cash or settlement of other instruments)	Effective Conversion Price	Fair value of the Common Stock	Number of Shares Issuable upon Conversion	BCF
6/24/2019	A	Cash	$3.18	$1.36	8,833,786	$—
6/24/2019	A	Settlement of SAFEs	3.18	1.36	1,024,569	—
6/24/2019	A-1	Settlement of SAFEs	1.12	1.36	2,226,013	536,000
6/24/2019	A-2	Settlement of SAFEs	1.11	1.36	18,030,728	4,590,000
6/24/2019	A-3	Settlement of SAFEs	1.31	1.36	3,047,168	156,000
6/24/2019	A-4	Settlement of SAFEs	1.47	1.36	679,188	—
6/24/2019	A-5	Settlement of SAFEs	1.48	1.36	1,691,162	—
6/24/2019	A-6	Settlement of SAFEs	2.22	1.36	3,372,566	—
6/24/2019	A-7	Settlement of SAFEs	2.54	1.36	19,896,477	—
6/24/2019	A-8	Settlement of SAFEs	2.70	1.36	5,258,501	—
6/24/2019	A-9	Settlement of SAFEs	2.86	1.36	10,205,127	—
6/24/2019	A-10	Settlement of SAFEs	3.02	1.36	3,445,914	—
6/24/2019	A-11	Settlement of Note	1.78	1.36	4,326,513	—
6/26/2019	A	Cash	3.18	1.36	9,443,212	—
7/15/2019	A	Cash	3.18	1.36	157,382	—
8/24/2020 to 10/22/2020	X	Cash	9.96	10.33	18,457,230	6,757,000
						$12,039,000
The Company recorded a total BCF of $12.0 million from the issuance of preferred stock prior to the close of the Business Combination. Because the preferred stock is convertible at any time pursuant to the optional conversion feature, the Company recognized a dividend equal to the BCF at the applicable commitment date. As the Company had an accumulated deficit as of the end of all periods presented, the BCF resulted in an increase and decrease in additional paid-in capital by the same amount.
Furthermore, the preferred stock contained a down-round protection provision that reduced the conversion price if the Company issues shares at less than the conversion price or for no consideration. This provision was not triggered upon consummation of the Business Combination and no contingent BCF would was recorded during the year ended December 31, 2020.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 12. Stockholders’ Equity (Deficit)
Class A and Class B Common Stock
The Company’s Board of Directors has authorized two classes of common stock, Class A and Class B. As of December 31, 2020, the Company had authorized 715,000,000 and 121,000,000 shares of Class A and Class B common stock. As of December 31, 2020, the Company had 218,818,037 and 105,118,203 shares of Class A and Class B common stock issued and outstanding, respectively. Holders of the Class A and Class B common stock have identical rights, except that holders of the Class A common stock are entitled to one vote per share and holders of the Class B common stock are entitled to ten votes per share. Shares of Class B common stock can be converted to shares of Class A common stock at any time at the option of the stockholder and automatically convert upon sale or transfer, except for certain transfers specified in our amended and restated certificate of incorporation.
In connection with the merger with Gores, the Company’s Chief Executive Officer exchanged 22,935,412 shares of Founders Preferred Stock and 82,182,791 shares of Class A common stock, which were entitled to one vote per share, into the same number of shares of Class B common stock, which are entitled to ten (10) votes per share. The Company recorded the incremental value of $3.0 million associated with this transaction as stock-based compensation in general and administrative expenses.
Treasury Stock
As of December 31, 2020, and 2019, the Company had 0 and 4,958,471 shares of treasury stock outstanding, respectively.
Founders Preferred Stock
26,206,837 shares of Founders Preferred Stock were issued in 2015. The compensation expense associated with the Founders Preferred Stock was immaterial to the financial statements. The Founders Preferred Stock was substantively the same as common stock, as they share identical rights and features. The Founders Preferred Stock was convertible into common stock on a one-to-one basis at any time. The Founders Preferred Stock is presented as a component of the Company’s permanent equity. Upon closing of the Business Combination, Founders Preferred Stock was converted into shares of Class A and Class B common stock.
Note 13. Earnings (Loss) Per Share
Founders Preferred Stock, Series A and Series X Preferred Stock, and unvested Restricted Stock Awards (“RSA”) are participating securities in periods of income, as the Founders Preferred Stock, Series A and Series X Preferred Stock, and unvested RSAs participate in undistributed earnings on an as-if-converted or as-vested basis. However, the Founders Preferred Stock, Series A and Series X Preferred Stock, and unvested RSAs do not share in losses. The Company computes earnings per share of Common Stock using the two-class method required for participating securities and does not apply the two-class method in periods of net loss. Earnings per share calculations for all periods prior to the Business Combination have been retrospectively restated to the equivalent number of shares reflecting the exchange ratio established in the reverse capitalization. Subsequent to the Business Combination, earnings per share was calculated based on weighted average number of shares of common stock then outstanding.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table sets forth the computation of basic and diluted loss for the years ended December 31, 2020 and 2019 as follows: (in thousands, except for share and per share amounts):

	December 31,
	2020	2019
Numerator:
Net loss	$(362,298)	$(94,718)
Deemed dividend attributable to BCF accretion	(6,757)	(5,282)
Net loss attributable to common shareholders	$(369,055)	$(100,000)
Denominator:
Weighted average Common shares outstanding- Basic	145,096,996	118,835,912
Dilutive effect of potential common shares	—	—
Weighted average Common shares outstanding- Diluted	145,096,996	118,835,912
Net loss per shares attributable to Common shareholders- Basic and Diluted	$(2.54)	$(0.84)
The following table presents the potential shares of Common Stock outstanding that were excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	December 31,
	2020	2019
Warrants	24,089,255	971,626
Stock Options	16,188,071	4,988,077
Restricted Stock	1,815,891	6,273,719
Series A Convertible Preferred Stock	—	94,818,151
Founders Preferred Stock	—	26,206,837
Earn-out Shares	25,818,744	—
Total	67,911,961	133,258,410
Note 14. Stock-based Compensation
The Company maintained the 2015 Stock Plan (the “2015 Plan”) under which incentive stock options, non-qualified stock options, and restricted stock were granted to employees and non-employee consultants. In connection with the Business Combination, the Company assumed the 2015 Plan upon the Closing. The Company terminated the 2015 Plan, provided that the outstanding awards previously granted under the 2015 Plan continue to remain outstanding under the 2015 Plan. In December 2020, the Company’s Board adopted and the Company’s stockholders approved the 2020 Equity Incentive Plan (the “2020 Plan”). The 2020 Plan became effective upon the closing of the Business Combination. Under the 2020 Plan, as of December 31, 2020, the Company was authorized to issue a maximum number of 36,588,278 shares of Class A common stock. No grants were made in 2020 under the 2020 Plan.
Stock Options
Under the terms of the 2015 Plan, incentive stock options must have an exercise price at or above the fair market value of the stock on the date of the grant, while non-qualified stock options are permitted to be granted below fair market value of the stock on the date of grant. Stock options granted have service-based vesting conditions only. The service-based vesting conditions vary, though typically, stock options vest over four years with 25% of stock options vesting on the first anniversary of the grant and the remaining 75% vesting monthly over the remaining 36 months. Option holders have a 10-year period to exercise the options before they expire. Forfeitures are recognized in the period they occur.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The fair value of stock option awards in 2020 and 2019 was determined on the grant date using the Black-Scholes valuation model based on the following assumptions:

	2020	2019
Expected term (years) (1)	5.96 – 6.02	5.27 – 6.02
Current stock value	$1.67 – $5.64	$1.28 – $1.67
Expected volatility (2)	49.3% – 51.9%	44.6% – 49.3%
Risk-free interest rate (3)	0.4% – 1.8%	1.6% – 1.9%
Dividend yield (4)	0%	0%
(1)The expected term is the length of time the grant is expected to be outstanding before it is exercised or terminated. This number is calculated as the midpoint between the vesting term and the original contractual term (contractual period to exercise). If the option contains graded vesting, then the vesting term would be based on the vesting pattern.
(2)Volatility, or the standard deviation of annualized returns, was calculated based on comparable companies’ reported volatilities.
(3)Risk free rate was obtained from US treasury notes for the expected terms noted as of the valuation date.
(4)The Company has assumed a dividend yield of zero as it has no plans to declare dividends in the foreseeable future.
Prior to December 2, 2020, given the absence of a public trading market, the Board considered numerous objective and subjective factors to determine the fair value of the Company’s Common Stock at each meeting at which awards were approved. These factors included, but were not limited to, (i) contemporaneous third-party valuations of Common Stock; (ii) the rights and preferences of Series A and Series X Preferred Stock relative to Common Stock; (iii) the lack of marketability of Common Stock; (iv) developments in the business; and (v) the likelihood of achieving a liquidity event, such as an IPO or sale of the Company, given prevailing market conditions.
A summary of the Company’s stock option activity for the years ended December 31, 2020 and 2019 was as follows:

	Number of Common Stock Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (In Thousands)
Outstanding as of December 31, 2018	—	$—
Granted	5,002,390	1.67
Forfeited	(14,313)	1.67
Outstanding as of December 31, 2019	4,988,077	1.67
Granted	12,904,692	1.67
Forfeited	(1,704,698)	1.67
Outstanding as of December 31, 2020	16,188,071	$1.67	9.35	$523,401
Vested and exercisable as of December 31, 2020	2,524,151	$1.67	8.87	$81,612
Vested and expected to vest as of December 31, 2020	16,188,071	$1.67	9.35	$523,401
The compensation cost recognized for options during the years ended December 31, 2020 and 2019 was $3.2 million and $0.2 million, respectively. The weighted-average grant date fair value per share of options granted during the year ended December 31, 2020 and 2019 was $0.98 and $0.68, respectively. The total fair value of options that vested during the year ended December 31, 2020 and 2019 was $1.4 million and $0.2 million.
As of December 31, 2020, the Company had $11.2 million of unrecognized stock-based compensation expense related to the stock options. This cost is expected to be recognized over a weighted-average period of 2.04 years.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Restricted Stock
Prior to June 30, 2019, the Company granted restricted stock awards to employees. Recipients purchased the restricted stock on the grant date and the Company has the right to repurchase the restricted shares at the same price recipients paid to obtain those shares. The restrictions lapse solely based on continued service, and generally lapse over 4 years —25% on the first anniversary of the date of issuance, and the remaining 75% monthly over the remaining 36 months. At the grant date of the award, recipients of restricted stock are granted voting rights and receive dividends on unvested shares. No restricted stock awards have been granted after June 30, 2019.
Employee restricted stock activity for the years ended December 31, 2020 and 2019 was as follows:

	Shares	Weighted Average Grant Date Fair Value per Share
Outstanding as of December 31, 2018	22,849,169	$0.22
Granted	2,055,545	1.29
Forfeited	(1,324,245)	0.53
Vested	(17,333,998)	0.14
Outstanding as of December 31, 2019	6,246,471	0.80
Granted	—	—
Forfeited	(1,667,349)	0.86
Vested	(2,770,458)	0.74
Outstanding as of December 31, 2020	1,808,664	1.15
The total fair value of restricted stock that vested during the year ended December 31, 2020 and 2019 was $2.2 million and $2.5 million, respectively. The compensation cost for restricted stock recognized for years ended December 31, 2020 and 2019 was $2.4 million and $2.4 million, respectively.
As of December 31, 2020, the Company had $1.9 million of unrecognized stock-based compensation expense related to the restricted stock. This cost is expected to be recognized over a weighted-average period of 1.46 years.
Non-employee awards
The restricted stock disclosures above do not include non-employee awards. Non-employee awards vest over time based on service conditions similar to those of employees. Prior to adoption of ASU 2018-07 on January 1, 2019 the Company accounted for the non-employee awards in accordance with ASC 505, Equity, and remeasured the fair value of restricted stock each reporting period until the performance completion date. Total compensation cost for non-employee restricted stock for years ended December 31, 2020 and 2019 was $124,000 and $44,000, respectively. Unrecognized compensation cost for non-employee restricted stock as of December 31, 2020 is immaterial. This cost is expected to be recognized over a weighted average period of 1.29 years.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Non-employee restricted stock activity for the years ended December 31, 2020 and 2019 was as follows:

	Shares	Weighted Average Grant Date Fair Value per Share
Outstanding as of December 31, 2018	234,697	$0.11
Granted	—	—
Forfeited	—	—
Vested	(207,449)	1.29
Outstanding as of December 31, 2019	27,248	1.29
Granted	—	—
Forfeited	(3,123)	—
Vested	(16,898)	1.29
Outstanding as of December 31, 2020	7,227	1.29
Compensation expense
Stock-based compensation expense by function was as follows (in thousands):

	Year Ended December 31,
	2020	2019
Cost of sales	$309	$92
Research and development	2,098	914
Sales and marketing	414	163
General and administrative	5,890	1,533
Total	$8,711	$2,702
Note 15. Retirement Plan
The Company’s subsidiary, Black Forest Engineering (“BFE”), had a Simplified Employee Pension (SEP) defined-contribution savings plan. This plan covered all full-time employees of BFE that have been employed at least two of the immediately preceding five years and were over 21 years old. The Company provided contributions of up to 15% of each participant’s gross salary, yearly. The Company discontinued the SEP in June 2019. During the year ended December 31, 2019, the Company’s contribution to the SEP was $135,000.
Note 16. Income Taxes
The following table presents components of loss before income taxes for the periods presented (in thousands):

	Year Ended December 31,
	2020	2019
Domestic	$(362,338)	$(94,718)
Foreign	40	—
Loss before income taxes	$(362,298)	$(94,718)
The current and deferred provision for income taxes for 2020, and 2019 is zero due to the Company having a full valuation allowance.
The reconciliation between the U.S. federal statutory income tax rate of 21% to the Company’s effective tax for the periods presented is as follows:

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31,
	2020	2019
U.S. federal provision at statutory rate	21.0%	21.0%
State income taxes, net of federal benefit	0.7	2.9
Tax credits	0.6	1.9
Fair value of financial instruments	(15.6)	(6.8)
Stock-based compensation expense	(0.4)	(0.6)
Uncertain tax benefits	(0.3)	(0.9)
Change in valuation allowance	(6.0)	(17.5)
Effective tax rate	0.0%	0.0%
The Company’s effective tax rates differ from the federal statutory rate primarily due to the change in valuation allowance, non-deductible stock-based compensation expense and the fair value on instruments treated as debt for GAAP and equity for tax purposes, which is not deductible for income tax purposes, for both 2020 and 2019.
The Company’s deferred income tax assets and liabilities as of December 31, 2020 and 2019 were as follows (in thousands):

	Year Ended December 31,
	2020	2019
Deferred tax assets:
Net operating loss carry forward	$62,346	$43,971
Tax credits	3,975	2,397
Accruals and reserves	3,323	1,671
Stock-based compensation expense	267	23
Other	2	2
Total deferred tax assets	69,913	48,064
Valuation allowance	(69,222)	(46,998)
Total deferred tax asset	691	1,066
Deferred tax liabilities:
Depreciation and amortization	691	1,066
Total deferred tax liabilities	691	1,066
Net deferred tax assets (liabilities)	$—	$—
The Company assesses the realizability of deferred tax assets based on the available evidence, including a history of taxable income and estimates of future taxable income. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that all or some portion of deferred tax assets will not be realized. Due to the history of losses incurred by the Company, management believes it is not more likely than not that all of the deferred tax assets can be realized. Accordingly, the Company established and recorded a full valuation allowance on its net deferred tax assets of $69.2 million and $47.0 million as of December 31, 2020 and 2019, respectively.
No deferred tax liabilities for foreign withholding taxes have been recorded relating to the earnings of the Company’s foreign subsidiaries since all such earnings are intended to be indefinitely reinvested. The amount of the unrecognized deferred tax liability associated with these earnings is immaterial.
Utilization of the net operating loss and tax credit carryforwards is subject to a substantial annual limitation due to the “ownership change” limitations provided by Section 382 and 383 of the Internal Revenue Code of 1986, as amended, and other similar state provisions. Any annual limitation may result in the expiration of net operating loss

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
and tax credit carryforwards before utilization. As of December 31, 2020, the Company had $241.6 million of U.S. federal net operating loss carryforwards available to reduce future taxable income, of which $198.9 million will be carried forward indefinitely for U.S. federal tax purposes and $42.7 million will expire beginning in 2035 to 2037. The Company also has $240.0 million of U.S. state net operating loss carryforwards that will expire beginning in 2035 to 2037.
The Company also has federal and state research and development tax credit carryforwards of $8.0 million and $4.7 million as of December 31, 2020 and 2019, respectively. The federal and state research credit carryforwards will begin expiring in 2037.
Unrecognized Tax Benefits
The Company reports income tax related interest and penalties within its provision for income tax in its consolidated statements of operations. Similarly, the Company reports the reversal of income tax-related interest and penalties within its provision for income tax line item to the extent the Company resolves its liabilities for uncertain tax positions in a manner favorable to its accruals therefor. The Company had no interest and penalties accrued as of December 31, 2020 and 2019. The Company does not expect that the total amounts of unrecognized tax benefits will significantly increase or decrease within 12 months of the reporting date.
The following is a tabular reconciliation of the total amounts of unrecognized tax benefits (in thousands):

	Year Ended December 31,
	2020	2019
Unrecognized tax benefits as of the beginning of the year	$2,397	$1,473
Increases related to prior year tax positions	327	—
Increase related to current year tax positions	1,251	924
Unrecognized tax benefits as of the end of the year	$3,975	$2,397
None of the Company’s unrecognized tax benefits, if recognized, would affect the effective tax rate since the tax benefits would increase a deferred tax asset that is currently fully offset by a full valuation allowance. The Company and its subsidiaries file federal, state and foreign income tax returns. In the normal course of business, the Company is subject to examination by taxing authorities, for which the Company’s major tax jurisdictions are the United States and various states. The Company’s federal and state income tax returns from inception to December 31, 2020 remain subject to examination.
Note 17. Commitments and Contingencies
Leases
The Company leases manufacturing equipment under non-cancelable capital leases expiring at various dates through November 2025. Amortization expense for the capital lease assets was immaterial for the years ended December 31, 2020 and 2019, respectively, and was included in depreciation expense.
The Company also leases office and manufacturing facilities under non-cancelable operating leases expiring at various dates through September 2024. Rent expense related to operating leases was $7.6 million and $6.0 million for the years ended December 31, 2020 and 2019, respectively.
As of December 31, 2020, future minimum lease payments under all noncancelable capital and operating leases with an initial lease term in excess of one year were as follows (in thousands):

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Capital Leases	Operating Leases
2021	$331	$5,834
2022	240	6,172
2023	70	4,544
2024	28	746
2025	25	—
Thereafter	—	—
Total minimum lease payments	694	17,296
Less: amount representing interest	80
Capital lease obligations as of December 31, 2020	$614
Purchase Obligations
The Company purchases goods and services from a variety of suppliers in the ordinary course of business. Purchase obligations are defined as agreements that are enforceable and legally binding and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum, or variable price provisions, and the approximate timing of the transaction. The Company had purchase obligations primarily for purchases of inventory, R&D, and general and administrative activities totaling $9.8 million as of December 31, 2020, which is expected to be received within a year.
General litigation
From time to time, the Company is involved in actions, claims, suits and other proceedings in the ordinary course of business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. When it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimate, the Company records a liability for such loss contingencies. The Company’s estimates regarding potential losses and materiality are based on the Company’s judgment and assessment of the claims utilizing currently available information. Although the Company will continue to reassess its reserves and estimates based on future developments, the Company’s objective assessment of the legal merits of such claims may not always be predictive of the outcome and actual results may vary from the Company’s current estimates.
Dispute Settlement
On June 29, 2018, a lawsuit was filed against a Company employee and the Company, alleging trade secret misappropriation, breach of fiduciary duty and breach of certain agreements relating to the employee’s departure from Plaintiff and joining the Company, and sought unspecified monetary damages. On July 13, 2020, the parties agreed to settle all outstanding litigation by entering into a settlement agreement. The terms of the agreement require the Company to pay $1.5 million in tranches to the plaintiff, through October 2021. The Company accrued this amount as settlement liability and recorded the related expense in general and administrative expenses in 2018. The remaining balance of the settlement liability was $1.0 million as of December 31, 2020.
Supplier Contract
On May 2, 2018, in order to manage manufacturer lead times and meet product forecasts, the Company committed to purchase certain components aggregating to $2.6 million. On August 14, 2020, to avoid possible losses due to technological obsolescence, the Company negotiated with the supplier a release from its obligation to purchase its components by agreeing to pay $1.1 million. The Company recognized this amount in cost of sales in the consolidated statement of operations for the year ended December 31, 2020.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 18. Segment and Customer Concentration Information
Reportable segments are (i) Autonomy Solutions and (ii) Component Sales. These segments reflect the way the CODM evaluates the Company’s business performance and manages its operations. Each segment has distinct product offerings, customers, and market penetration. The Chief Executive Officer is the CODM of the Company.
Autonomy Solutions
This segment manufactures and distributes commercial lidar sensors that measures distance using laser light to generate a highly accurate 3D map for automotive mobility applications. This segment is impacted by trends in and the strength of the autonomous vehicles and associated infrastructure/technology sector.
Component Sales
This segment is in the business of development of ultra-sensitive pixel-based sensors. This segment also designs, tests and provides consulting services for non-standard integrated circuits that are essential for systems to meet the requirement of customers. This segment is impacted by trends in and the strength of automobile and aeronautics sector as well as government spending in military and defense activities.
The accounting policies of the operating segments are the same as those described in Note 2. Segment operating results and reconciliations to the Company’s consolidated balances are as follows (in thousands):

Year ended December 31, 2020
	Autonomy Solutions	Component Sales	Total reportable segments	Eliminations (1)	Total Consolidated
Revenue:
Revenues from external customers	$11,387	$2,564	$13,951	$—	$13,951
Revenues from internal customer	1,516	3,248	4,764	(4,764)	—
Total Revenue	$12,903	$5,812	$18,715	$(4,764)	$13,951
Depreciation and amortization	$2,395	$128	$2,523	$(6)	$2,517
Operating gain (loss)	(86,661)	(316)	(86,977)	102	(86,875)
Other significant items:
Segment assets	511,676	2,975	514,651	(4,300)	510,351
Inventories, net	3,604	9	3,613	—	3,613

Year ended December 31, 2019
	Autonomy Solutions	Component Sales	Total reportable segments	Eliminations (1)	Total Consolidated
Revenue:
Revenues from external customers	$9,666	$2,936	$12,602	$—	$12,602
Revenues from internal customer	—	2,949	2,949	(2,949)	—
Total Revenue	$9,666	$5,885	$15,551	$(2,949)	$12,602
Depreciation and amortization	$2,135	$181	$2,316	$—	$2,316
Operating gain (loss)	(62,874)	259	(62,615)	—	(62,615)
Other significant items:
Segment assets	52,171	2,218	54,389	(2,525)	51,864
Inventories, net	4,002	—	4,002	—	4,002
________________
(1) Represent the eliminations of all intercompany balances and transactions during the period presented.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
One customer accounted for 64% of the Company’s revenue for the year ended December 31, 2020. One customer accounted for 43% of the Company’s revenue for the year ended December 31, 2019.
Note 19. Related Party Transactions
Consulting Fees
In May 2017, the Company entered into a short-term lease agreement with a company controlled by the Chief Business Officer. Under the lease agreement, Luminar leases approximately 4,910 square feet of corporate housing. The Company incurred rent expense of $0 and $11,000 for December 2020 and December 31, 2019 respectively.
Related Party Payable
In February 2017, BFE entered into a five-year lease agreement with BFE Leasing LLC, a related party. Under the lease agreement, BFE leases approximately thirteen thousand square feet of office space in Colorado Springs, Colorado. As of December 31, 2020, future minimum lease payments total $0.5 million related to this facility. Rent expense was $0.3 million and $0.3 million for the years ended December 31, 2020 and 2019, respectively.
During the year ended December 31, 2020, the former Chief Financial Officer separated from the Company and as per the terms of the release and separation agreement entered into with him, the unvested restricted stock granted are expected to be repurchased at the original purchase price which is immaterial.
Note 20. Subsequent Events
In preparing the audited consolidated financial statements as of December 31, 2020, the Company has evaluated subsequent events through April 14, 2021.
Resale Prospectus
On February 2, 2021, the Company filed a prospectus relating to the resale by certain Selling Shareholders of up to 181,247,830 shares of Class A common stock, including shares of Class A common stock issuable pursuant to the exercise of 6,666,666 Private Warrants. The Company will not receive any of the proceeds from the sales of Class A common stock by the Selling Shareholders or exercise of Private Warrants (assuming cashless exercise). The Company is bearing all costs, expenses and fees in connection with registration of these securities.
Exercise and Redemption of Public Warrants
On February 3, 2021, the Company announced that holders of its 13,333,309 outstanding public warrants to purchase shares of its Class A common stock (the “Public Warrants”), will have until March 5, 2021 to exercise their Public Warrants. The Public Warrants were exercisable for an aggregate of 13,333,309 shares of Class A common stock at a price of $11.50 per share. On March 10, 2021, the Company changed the previously announced redemption date of March 5, 2021 to a new redemption date of March 16, 2021 for the redemption of its outstanding Public Warrants. As of March 16, 2021, 3,589,645 Private Warrants and 13,128,671 Public Warrants were exercised, and the Company received $153.9 million in cash proceeds from the exercise of these warrants. Pursuant to the terms of the agreements governing the rights of the holders of the Public Warrants, the Company redeemed the remaining unexercised and outstanding 204,638 Public Warrants after March 16, 2021 for a redemption price of $0.01 per Public Warrant. As a result of the exercises of the Public and Private Warrants and the redemption of the remaining Public Warrants, $290.6 million of the $343.4 million recorded as warrant liabilities as of December 31, 2020 has been extinguished subsequent to December 31, 2020. The fair value as of December 31, 2020 of those warrants that have not yet been extinguished was $52.8 million. The Company had 3,077,021 Private Warrants and no Public Warrants, outstanding as of April 14, 2021.

LUMINAR TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Filing of S-8 Registration Statement
On February 26, 2021, the Company filed a registration statement on Form S-8 under the Securities Act of 1933, as amended, with the SEC (the “S-8 Registration Statement”). The S-8 Registration Statement registered a total of 85,949,156 shares of Class A common stock, which includes all shares issued or reserved for issuance under the Company’s 2015 Stock Plan (the “2015 Plan”), 2020 Equity Incentive Plan (the “2020 Plan”), 2020 Employee Stock Purchase Plan (the “ESPP”), and the Management Longer Term Equity Incentive Plan (the “MLTEIP”). Shares registered under the S-8 Registration Statement will generally be available for sale in the open market after the 180-day lock-up period, which began on December 2, 2020, the closing date of Business Combination.

9,000,000 Shares
Luminar Technologies, Inc.
Class A Common Stock
Prospectus Supplement
Morgan Stanley
June          , 2021